Exhibit 10.3

OFFICE LEASE

888 Brannan Street

San Francisco, California 94103

888 BRANNAN LP,

a Delaware limited partnership (as “Landlord”)

and

AIRBNB, INC.,

a Delaware corporation (as “Tenant”)

April 26, 2012

GLOSSARY

Page
Abatement Months	8
Acceptance Notice	46
Action	38
Actual Cost	20
Additional HVAC Equipment	23
Additional Notice	46
Additional Rent	8
Affiliate	32
After Hours HVAC	20
air pollutant	18
Alterations	25
Alterations Request	25
Assignment	31
Bankruptcy Delay	45
Base Rent	7
Base Year	9
Base Year Operating Expenses	13
Base Year Property Taxes	13
Base Year Tax Reduction	13
BOMA	3
Broker	42
Building Standard	15
Building Systems	18
Business Hours	20
Cafeteria	19
Capital Items	10
Casualty	29
chemical mixture or substance	18
Claims, Damages and Costs	27
Commencement Date	5
Common Areas	3
Comparable Buildings	7
Comparable Transactions	7
Comparison Year	13
control	7
Controls	18
Customary Building Improvements	24
Damage Notice	29
Design Problem	25
Effective Date	1
Electrical Capacity	20
Eligibility Period	23
environmental damages	27
Environmental Laws	18
Estimate Statement	21
Event of Default	35
Excess Deductible Amount	9
Excess Security	16
Expansion Option	44
Expansion Space	44
Expansion Space Commencement Date	44
Expense Year	9
Exterior Signage	43

GLOSSARY

Page
Fair Market Rental Rate	7
Favorable Terms	46
First Offer Notice	46
First Offer Space	46
First Offer Space Notice	46
Fixed Expenses	12
Force Majeure	48
Good Faith Estimates	6
Grossed Up	12
Handle	19
Handled	19
Handling	19
Hazardous Materials	18
hazardous substance	18
hazardous waste	18
Holder	38
Holidays	20
HVAC	18
HVAC Specifications	20
infectious waste	18
Initial Premises	1
Initial Reduction	16
Institutional Owner Practices	24
Interest Notice	46
Interest Rate	36
IPDR Space	46
Landlord	1
Landlord Parties	27
Landlord’s Accountant	15
Landlord’s FMV Statement	6
Landlord’s Statement	14
Late Charge	8
Laws	17
LC	15
LC Account	16
LC Expiration Date	15
LC Stated Amount	15
Leakage	19
Lease	1
Lease Year	7
LEED	11
Marketing Date	33
Maximum Amount of Parking Privileges	39
Negotiation Period	6
Non-Standard Tenant Improvement or Alteration	26
Notified Party	39
OFAC	51
Office Portion of the Project	34
Operating Expenses	9
Original Tenant	6
OSHA	20
Other Improvements	50
Outside Completion Date	30

ii

GLOSSARY

Page
Outside Exercise Date	44
Outside Expansion Delivery Date	45
Parking Facilities	39
Parking Privileges	39
Parking Taxes	39
Permitted Capital Item	10
Person	7
Premises Balconies	3
prime rate	36
Profits	34
Property Taxes	9
Reduction Date	16
reference rate	36
Reference Rate	37
Reimbursements	13
Renewal Notice	6
Renewal Option(s)	6
Renewal Term Commencement Date(s)	6
Renewal Term(s)	6
Renovation Work	50
rent	36
Rent	7
Rent Credit	8
Rentable Area	3
rentable square feet	3
Repair Notice	30
Restoration	30
Review Notice	14
Right of First Offer	46
Roof Deck	4
Rules and Regulations	40
Second Request	25
Security Documents	38
Shuttle Service	40
Signage Approvals	43
South of Market	7
Specialized Uses	2
Standard Lease Provisions	2
Sublease	31
Successor	32
Successor Landlord	38
Taking	31
Target Expansion Space Delivery Date	44
Tax Reduction	13
Tenant	1
Tenant Indemnified Parties	27
tenant of substantial size	7
Tenant Party	18
Tenant’s First Casualty Termination Option	30
Tenant’s Percentage Share	12
Tenant’s Review Period	6
Tenant’s Security System	23
Third Party Lease	46

iii

GLOSSARY

Page
Transfer	31
Transfer Notice	32
Transfer Space	32
Transferee	31
trash	22
Untenantable	22
Usable Area	3
usable square feet	3
Variable Expenses	12
Warranty Item	5
Wells Agreement	18
worth at the time of award	36

iv

i

	11.7 Miscellaneous	27
	11.8 Landlord’s Insurance	27

12.	Damage Or Destruction	27
	12.1 Repair of the Premises	27
	12.2 Exceptions to Landlord’s Obligations	28
	12.3 Waiver	28

13.	Condemnation	28
	13.1 Taking	28
	13.2 Restoration of Premises	29
	13.3 Award	29
	13.4 Temporary Taking	29
	13.5 Exclusive Remedy	29

14.	Intentionally Omitted	29

15.	Assignment And Subletting	29
	15.1 Limitation	29
	15.2 Notice	30
	15.3 Landlord’s Options	30
	15.4 Conditions for Landlord’s Consent	30
	15.5 Profits	31
	15.6 No Release of Tenant’s Obligations	32
	15.7 Transfer is Assignment	32
	15.8 Assumption of Obligations	32
	15.9 Costs	32
	15.10 REIT Compliance	32

16.	Default And Remedies	33
	16.1 Events of Default by Tenant	33
	16.2 Remedies Upon Default	34
	16.3 Right of Landlord to Perform	34
	16.4 [Intentionally Omitted	34
	16.5 Default Under Other Leases	34
	16.6 Subleases of Tenant	34
	16.7 Non-Waiver	35
	16.8 Waiver of Trial by Jury	35
	16.9 Cumulative Remedies	35
	16.10 Default by Landlord	35

17.	Attorneys’ Fees; Costs Of Suit	35
	17.1 Attorneys’ Fees	35
	17.2 Indemnification	35

18.	Subordination And Attornment	35
	18.1 Subordination	35
	18.2 Attornment	36
	18.3 Mortgage and Ground Lessor Protection	36

19.	Quiet Enjoyment	36

20.	Parking	36
	20.1 Parking Privileges	36
	20.2 Payments	36
	20.3 General Provisions	36
	20.4 Bicycles	37
	20.5 Shuttle Service	37

TABLE OF CONTENTS

Page
32.27 Building Name and Signage	46
32.28 Confidentiality	46
32.29 LEED	46
32.30 Office of Foreign Asset Control Representation	46
32.31 Antenna	47

EXHIBIT A Premises
EXHIBIT B Notice of Lease Term Dates
EXHIBIT C Work Letter
EXHIBIT D Rules and Regulations
EXHIBIT E Estoppel Certificate
EXHIBIT F Form of Letter of Credit
EXHIBIT G HVAC Specifications
EXHIBIT H Financial Standard
EXHIBIT I Dog Restrictions
EXHIBIT J Form of Rooftop License Agreement (Antenna)
EXHIBIT K Form of Rooftop License Agreement (Supplemental HVAC Equipment)

SCHEDULE 1.6 Approximate Roof Deck Location

OFFICE LEASE

THIS OFFICE LEASE (“Lease”) is made and entered into by and between 888 BRANNAN LP, a Delaware limited partnership (“Landlord”) and Tenant described in paragraph 1 of the Basic Lease Provisions as of April 26, 2012 (the “Effective Date”).

BASIC LEASE PROVISIONS

1. Tenant: AIRBNB, INC., a Delaware corporation (“Tenant”).

2. Description of Premises/Building/Project:

A. Premises: 169,538 square feet of Rentable Area, comprised of (i) 97,507 square feet of Rentable Area on the third (3rd) floor of the Building, (ii) 59,098 square feet of Rentable Area on the fourth (4th) floor of the Building, and (iii) 12,933 square feet of Rentable Area on the fifth (5th) floor of the Building, as shown on Exhibit A attached hereto. The foregoing Premises initially leased hereunder are sometimes referred to in this Lease as the “Initial Premises.” (Section 1.3)

B. Building: The building known as 888 Brannan Street, San Francisco, California, the office portion of which contains 307,718 square feet of Rentable Area.

C. Project: That certain project, with all common areas and parking facilities, commonly known as “888 Brannan” and containing building improvements currently known as 850, 870 and 888 Brannan Street, San Francisco, California, including office, jewelry mart/gift center and retail components.

3. Term:

A. Term: One hundred twenty-nine (129) full calendar months (plus, if the Commencement Date is not the 1st day of a month, the partial month following the Commencement Date, as provided hereinbelow).

B. Commencement Date: The Commencement Date shall occur as set forth in Article 2 of the Lease.

C. Expiration Date: The day that the 129-month anniversary of the Commencement Date occurs, provided that if the Commencement Date is not the first day of a calendar month, then the Expiration Date shall be the last day of the month in which the 129-month anniversary of the Commencement Date occurs.

4. Base Rent (Article 3)*:

Period Following Commencement Date	Annual Rate per Square Foot of Rentable Area	Monthly Base Rent
Months 1 -12	$47.00	$664,023.83	**
Months 13 - 24	$48.41	$683,944.55	**
Months 25 - 36	$49.86	$704,430.39
Months 37 - 48	$51.36	$725,622.64
Months 49 - 60	$52.90	$747,380.02
Months 61 - 72	$54.49	$769,843.80
Months 73 - 84	$56.12	$792,872.71
Months 85 - 96	$57.80	$816,608.03
Months 97 - 108	$59.53	$841,049.76
Months 109 - 120	$61.32	$866,339.18
Months 121 - Expiration Date	$63.16	$892,335.01

*	All Base Rent amounts herein are subject to Section 3.4 of the Lease.
**	The Base Rent amounts herein for Months 1 – 24 are also subject to Section 3.5 of the Lease.

5. Additional Rent (Article 4):

A. Base Year: Calendar year 2013.

B. Tenant’s Percentage Share: 55.10% (Section 4.2); provided that as long as Section 3.5 below is in effect, Tenant’s Percentage Share shall be 53.96% (calculated by excluding the Warehouse Space from the Initial Premises).

6. Security: Letter of Credit in the initial amount of $8,707,471.68, subject to reduction per Article 6.

7. Parking Privileges: Up to seventeen (17) parking passes. (Article 20)

8. Broker(s): Colliers International, representing Landlord, and Creative Spaces Commercial Real Estate, representing Tenant. (Article 27)

9. Permitted Use: General office use and legally permitted uses ancillary thereto, in each case consistent with a first-class office project in the South of Market (as hereinafter defined) area of San Francisco, which may include the following uses, subject to the terms and conditions of the Lease and applicable Laws: a cafeteria, wellness center, specialized conference rooms and game rooms (collectively, the “Specialized Uses”). (Article 7)

10. Addresses for Notices (Article 26):

To:	Tenant

	Prior to Commencement Date:	And with a copy to:

	Airbnb, Inc.	Airbnb, Inc.
	99 Rhode Island Street, Suite 200	99 Rhode Island Street, Suite 200
	San Francisco, California 94103	San Francisco, California 94103
	Attn: Stan Kong	Attn: General Counsel

	With a copy via email to: ***	With a copy via email to: ***

	Following Commencement Date:	And with a copy to:

	Airbnb, Inc.	Airbnb, Inc.
	888 Brannan Street, 3rd Floor	888 Brannan Street, 3rd Floor
	San Francisco, California 94103	San Francisco, California 94103
	Attn: Stan Kong	Attn: General Counsel

	With a copy via email to: ***	With a copy via email to: ***

And at all times, a copy to:

Shartsis Friese LLP
One Maritime Plaza, 18th Floor
San Francisco, California 94111
Attn: Jonathan M. Kennedy

	To: Landlord	And with a copy to:

	888 Brannan LP	Gilchrist & Rutter Professional Corp.
	888 Brannan Street	1299 Ocean Avenue, Suite 900
	San Francisco, California 94103	Santa Monica, California 90401
	Attn: Andrew Fox	Attn: Diane Hvolka, Esq.

	With a copy to:	And with a copy to:

	Vantage Property Investors	SKS Investments
	1212 Highland Avenue	601 California Street, Suite 1310
	Manhattan Beach, California 90266	San Francisco, California 94108
	Attn: Stuart Gulland	Attn: Paul Stein

11. Address for Payments: All payments payable to Landlord under this Lease shall be sent to the following address or to such other address as Landlord may designate by written notice to Tenant from time to time:

888 Brannan LP

Dept. LA 23807

Pasadena, CA 91185

This Lease shall consist of the foregoing Basic Lease Provisions, and the provisions of the Standard Lease Provisions (the “Standard Lease Provisions”) (consisting of Sections and Exhibits which follow) all of which are incorporated herein by this reference as of the Effective Date. In the event of any conflict between the provisions of the Basic Lease Provisions and the provisions of the Standard Lease Provisions, the Standard Lease Provisions shall control. Any initially capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Standard Lease Provisions.

STANDARD LEASE PROVISIONS

1.	Premises; Roof Deck.

1.1 Lease of Premises. Landlord hereby leases the Premises to Tenant, and Tenant hereby leases the Premises from Landlord, upon all of the terms, covenants and conditions contained in this Lease.

1.2 Reserved.

1.3 Rentable Area of Premises and the Building. Landlord represents to Tenant that the “Rentable Area” or “rentable square feet” and “Usable Area” or “usable square feet” of the Building and Premises have been calculated substantially in accordance with Office Buildings: Standard Methods of Measurement (ANSI/BOMA Z65. 1 - 2010) (“BOMA”); provided, however, that the Rentable Area of the Building includes all of, and the Rentable Area of the Premises includes a portion of, the square footage of the Common Areas (defined in Section 1.4 below) located within the Building and on the ground floor of the Project, and the Common Areas of the Building and Project dedicated to the service of the Building. Landlord and Tenant hereby stipulate that the Rentable Area of the Premises is as set forth in paragraph 2.B of the Basic Lease Provisions, and is not subject to remeasurement by either party during the Term. The rentable square footage of the Building is subject to remeasurement from time to time by Landlord’s planner/designer, which remeasurement shall be made in accordance with BOMA; provided, however, that in no event will Tenant’s Percentage Share be adjusted as a result of any such remeasurement which is carried out during the initial Term.

1.4 Common Areas. Tenant shall have the non-exclusive right to use in common with other tenants of the Project, and subject to the Rules and Regulations (as defined in Article 21), those portions of the Project which are provided, from time to time, for use in common by Landlord, Tenant and other tenants of the Project (such areas, together with such other portions of the Project reasonably designated by Landlord, are collectively referred to herein as the “Common Areas”). The Common Areas shall include, without limitation, the lobby, courtyard and sidewalk areas, balconies (subject to the provisions of Section 1.5 below), accessways, Parking Facilities (defined below), and the area on individual floors in the Building devoted to corridors, fire vestibules, elevators, foyers, lobbies, electric and telephone closets, restrooms, mechanical rooms, janitor’s closets, and other similar facilities for the benefit of all tenants and invitees, and those areas of the Project devoted to mechanical and service rooms servicing the Project. Landlord shall maintain and operate the Common Areas in a manner consistent with Institutional Owner Practices (as defined in Section 4.3(b) below). Landlord, in Landlord’s reasonable discretion, reserves the right to close temporarily, make alterations or additions to, or change the location of elements of the Common Areas, provided such alterations, additions or changes do not change the nature of the Project to something other than a first-class office project or materially, adversely affect Tenant’s use of the Premises for the Permitted Use, or Tenant’s ingress to or egress from the Project, Building or Premises or the Parking Facilities. In exercising its rights under this Section 1.4, Landlord shall use commercially reasonable efforts to minimize interference with Tenant’s operations in the Premises, and Landlord will us commercially reasonable efforts to notify Tenant in advance of any closures, alterations, additions or changes that would reasonably be anticipated to affect Tenant.

1.5 Balconies. The balconies within the Project which are not included in tenants’ premises shall be part of the Common Areas. The balconies which are part of the Premises (referred to herein as the “Premises Balconies”) shall be used by Tenant in a manner consistent with a first-class office project containing balconies, on the terms and conditions set forth herein and subject to all limitations and restrictions in this Lease. Tenant acknowledges that Landlord has an interest in maintaining control over the appearance of the Project, including the atrium, in order to preserve the image and reputation of the Project as a first class project. Tenant shall, therefore, seek Landlord’s advance written consent to all proposed furniture, fixtures, plants or other items of any kind whatsoever which Tenant desires to affix or to place on the Premises Balconies. Landlord will not unreasonably withhold its consent to Tenant’s proposed furniture, fixtures, plants or other items, provided that it shall be deemed reasonable for Landlord to withhold its consent to proposed items that would conflict with Landlord’s overall plan for the appearance of the Project, including the atrium. Tenant shall not be permitted to display any graphics, lights, signs, banners or the like on, or hanging from, the Premises Balconies.

1.6 Roof Deck.

(a) Subject to the terms and conditions of the Work Letter (or subject to Article 10 below, in lieu of the Work Letter, if Tenant does not construct the Roof Deck concurrently with construction of its Tenant Improvements) and applicable Laws, Tenant, at Tenant’s option, shall have the right to construct, as either a Tenant Improvement or Alteration, a deck on the roof of the Building in the general location shown on Schedule 1.6 attached hereto (the “Roof Deck”). If Tenant elects to construct the Roof Deck, the Roof Deck and all related improvements (including, without limitation, lighting, sprinkler systems for landscaping, fencing or other barriers (if necessary as reasonably determined by Landlord), utility connections and code required exiting for the Roof Deck) shall be constructed at Tenant’s sole cost and expense and shall be included in Tenant’s plans for Landlord’s approval in Landlord’s sole discretion. Tenant shall protect the roof from damage during the course of the Roof Deck construction, and shall perform all installations, repairs and maintenance and use the roof in a manner so as to keep in full force and effect any warranty concerning the roof.

(b) The Tenant Improvement Allowance shall not be used for the Roof Deck, nor shall any funds expended in connection the Roof Deck count towards Tenant’s Contribution (as defined in Paragraph 3.1(a) of the Work Letter). If and to the extent governmental approvals are required for the Roof Deck, Landlord shall, at no cost to Landlord, reasonably cooperate with Tenant’s efforts to obtain the necessary approvals, but Landlord makes no representations or warranties that Tenant will be able to obtain such approvals. Tenant acknowledges that since the Roof Deck is located on the exterior of the Building, it would be detrimental to Landlord if Tenant were to commence construction of the Roof Deck and then fail to diligently prosecute same to completion. Therefore, if Tenant commences construction of the Roof Deck and does not substantially complete the Roof Deck within one hundred eighty (180) days after commencement, other than to the extent due to Force Majeure (as defined in Section 32.5) or Landlord Delay (as defined in the Work Letter), Landlord shall have the right, at Landlord’s option, upon ten (10) days prior written notice to Tenant and Tenant’s failure to complete or diligently act to complete the Roof Deck, to cause the Roof Deck to be completed and invoice Tenant for Landlord’s costs and expenses incurred in connection therewith, in which case Tenant shall pay such cost and expenses to Landlord within thirty (30) days of invoice by Landlord.

(c) If the Roof Deck is constructed, the following shall apply:

(1) Subject to the rights of Landlord to maintain, operate and repair the Building, Tenant shall have an exclusive license to use the Roof Deck during the Term (which may also be used by Tenant’s subtenants, if any, at Tenant’s election, but in accordance with this Section 1.6). Tenant shall not be obligated to pay monthly base rent for its use of the Roof Deck. Tenant shall, at Tenant’s sole expense, keep the Roof Deck and all furniture, fixtures and equipment located thereon or therein and every part thereof clean and in sightly, good condition and repair and Landlord shall have no obligation to improve, maintain, alter, remodel, repair, decorate or paint the Roof Deck or any part thereof. Without limiting the generality of the foregoing, Tenant shall (i) pay for all utilities pertaining to the Roof Deck in accordance with Section 8.3 below, (ii) cause the janitorial company engaged by Tenant pursuant to Section 8.4 below to clean the Roof Deck as frequently as reasonably necessary to keep same in a clean and neat condition, (iii) be responsible for all maintenance and repair of the Roof Deck and associated equipment (and Tenant shall use vendors approved by Landlord, such approval not to be unreasonably withheld, provided that such vendors must comply with Landlord’s insurance requirements and regulations for contractors), and (iv) cause the Roof Deck, if Tenant has elected to place landscaping thereon, to be landscaped in a manner reasonably acceptable to Landlord. During the Term, if Tenant has elected to place landscaping on the Roof Deck, Tenant shall engage a landscaping/gardening service reasonably approved by Landlord to maintain and replace, as necessary, such landscaping as frequently as reasonably necessary to keep the landscaping in good condition, at Tenant’s sole cost and expense. Tenant shall provide Landlord with a copy of the landscaping service contract. The Roof Deck shall be considered a Tenant Improvement or Alteration, and not a part of the Base Building Improvements, for purposes of this Lease.

(2) Tenant acknowledges that Landlord has an interest in maintaining control over the exterior appearance of the Project in order to preserve the image and reputation of the Project as a first class project. Tenant shall, therefore, seek Landlord’s advance written consent to all proposed furniture, umbrellas, fixtures or other items of any kind whatsoever which Tenant desires to affix or to place on the Roof Deck. Landlord will not unreasonably withhold its consent to Tenant’s proposed furniture, umbrellas, fixtures and other items; provided that it shall be deemed reasonable for Landlord to withhold its consent to items which are inconsistent with entitlements, inconsistent with the overall design of the Building, conflict with Landlord’s overall plan for the appearance of the Project’s exterior, or are reasonably objectionable to neighbors or other tenants. Tenant shall not be permitted to display any graphics, signs, lights, banners or the like on, or hanging from, the Roof Deck, without Landlord’s prior written consent which shall not be unreasonably withheld, provided that Landlord may withhold consent in its sole discretion to any such items which (i) would be visible from street level or from the freeway, (ii) would require any Signage Approvals (as defined in Paragraph 28.3(a)), or (iii) would cause Landlord to be in breach of the Wells Agreement (as defined in Paragraph 7.2(c)).

(3) Use of the Roof Deck shall be on the terms and conditions set forth herein and subject to all limitations and restrictions in this Lease. The Roof Deck shall be used solely by Tenant’s employees, guests and invitees, and Tenant shall not “license out” or otherwise arrange for use of the Roof Deck by parties not affiliated with Tenant. No smoking, open flames, fire or candles shall be permitted on the Roof Deck. The use of portable pressurized fuel cooking and heating equipment (such as propane, butane, white fuel grills or burners) or warming or heating devices must comply with fire codes and all other applicable Laws. Smoke machines, dry ice or other devices that limit visibility shall not be permitted. Tenant and its guests must refrain from tossing or throwing any item over the side of the Building. Tenant shall have the right to play and broadcast music on the Roof Deck, so long as such music does not disturb other tenants’ use of their premises in the Project, does not disturb neighbors, and does not violate any Laws. Tenant shall comply with any and all reasonable conditions with respect to such music as Landlord may reasonably impose including, without limitation, restrictions on the volume of such music and the hours during which such music may be played or broadcast. Tenant shall not permit any live entertainment or professional photography on the Roof Deck without Landlord’s prior written consent, which shall not be unreasonably withheld. Tenant shall within thirty (30) days of demand by Landlord reimburse Landlord for any costs incurred by Landlord due to Tenant’s failure to comply with this Subparagraph 1.6(c)(3), and for any other costs incurred by Landlord in enforcing the provisions of this Subparagraph 1.6(c)(3).

(4) Landlord and its agents and representatives shall have the right, at all reasonable times, to enter the Roof Deck for purposes of inspection, to post notices of non-responsibility, to protect the interest of Landlord in the Roof Deck, and other purposes reasonably deemed necessary by Landlord. Nothing contained herein shall be deemed to prohibit Landlord (or any entity designated by Landlord) from installing, operating, maintaining and repairing any satellite dish, antennae, equipment, or other facility on the roof provided that such installation, operation, maintenance, repair or use does not interfere with Tenant’s use of its Roof Deck.

(5) Upon the expiration or earlier termination of this Lease, if required by Landlord, Tenant shall, at Tenant’s cost and expense, remove the Roof Deck and related improvements and restore the roof and other areas of the Project affected by the Roof Deck (including, without limitation, accessways) to their condition existing prior to Tenant’s construction of the Roof Deck, including repair of any damage to the roof or other areas of the Project caused by the Roof Deck removal; provided, however, that Landlord shall only have the right to require removal of Roof Deck improvements if Landlord informed Tenant of such removal requirement at the time Landlord granted its consent to the applicable improvement. If Landlord elects not to require removal of the Roof Deck, then Tenant shall quit and surrender the Roof Deck to Landlord in as good order and condition as when Tenant initially completed construction thereof, reasonable wear and tear excepted and Tenant shall, without expense to Landlord, remove or cause to be removed from the Roof Deck all furniture, fixtures, equipment, other personal property and debris and rubbish.

(6) It is intended that this Section 1.6 shall govern with respect to Tenant’s license and use of the Roof Deck; however, the following provisions of this Lease shall expressly apply with respect to the Roof Deck (and, as necessary, all references therein to the “Premises” shall be deemed to refer to the Roof Deck): Articles/Sections 5, 7.2, 7.3, 8.3, 8.4, 10, 11, 16, 17, 21, 24, 32 (provided that nothing in such Sections or Articles shall be deemed to require Landlord to make any alterations, additions, improvements or repairs to the Roof Deck).

2.	Term.

2.1 Term.

(a) Generally. The terms and provisions of this Lease shall be effective as of the Effective Date. The Term of this Lease shall be the period shown in paragraph 3.A. of the Basic Lease Provisions. The Term shall commence on April 1, 2013 (the “Commencement Date”), and shall end on the Expiration Date shown in paragraph 3.C. of the Basic Lease Provisions, unless sooner terminated pursuant hereto or extended pursuant to Section 2.4 hereof. Promptly following the Commencement Date, Landlord and Tenant shall confirm the Commencement Date and the Expiration Date by executing and delivering a notice in the form attached hereto as Exhibit B.

(b) Landlord Delay. The Commencement Date is subject to extension as provided in Article 7 of the Work Letter. Without limiting the foregoing, if there are more than twenty-one (21) days of Landlord Delay (as defined in the Work Letter), Tenant shall receive a daily credit of Ten Thousand Five Hundred Two and 92/100 Dollars ($10,502.92) (equivalent to the initial net effective monthly Base Rent for the Premises (less the Warehouse Space, as defined in Section 3.5 below) divided by 30) for each day of Landlord Delay in excess of twenty-one (21) days, which credit shall be applicable immediately following the Commencement Date.

(c) Beneficial Occupancy. Notwithstanding the foregoing Paragraph 2.1(a), if substantial completion of the Tenant Improvements (as defined in the Work Letter) occurs prior to April 1, 2013, Tenant may occupy the Premises upon such substantial completion of the Tenant Improvements, and all of the provisions of this Lease shall be in full force and effect with respect thereto except that no Base Rent shall be payable during such period of early occupancy; provided, however, that Tenant shall pay all Additional Rent otherwise due and payable under this Lease including, without limitation, pursuant to Section 8.3 below.

2.2 Acceptance. Tenant acknowledges that, except as expressly set forth in this Lease, Landlord has not made any representation or warranty with respect to the condition of the Premises, the Building or the Project or the suitability or fitness of any of the same for the conduct of Tenant’s Permitted Use, its business or for any other purpose. By entering into possession of the Premises or any part thereof for purposes of constructing Tenant Improvements therein, and except for such matters as Tenant shall specify to Landlord in writing within thirty (30) days thereafter, Tenant shall be conclusively deemed to have agreed that Landlord has performed all of its obligations hereunder and under the Work Letter with respect to the Premises as of the Delivery Date (as defined in the Work Letter) and that the Premises comply with the requirements of this Lease and the Work Letter as of the Delivery Date (subject to Landlord’s obligations with respect to the MEP Work (as defined in the Work Letter)), except for latent defects (if any) in the Base Building Improvements of which Landlord is notified within one (1) year following Tenant’s occupancy of the Premises, and incorrect, deficient or defective construction of the Base Building Improvements (if any) which are covered by a warranty procured by Landlord which is still in effect as of the date Tenant gives notice to Landlord of such item (each, a “Warranty Item”). In the case of Warranty Items, Landlord agrees to diligently seek to enforce the applicable warranty for the benefit of Tenant and to keep Tenant reasonably apprised of the status of any such effects. With respect to latent defects, Landlord shall have no responsibility to correct, or liability with respect to, any latent defects in any portion of the Tenant Improvements, but shall be responsible for repair of or liable for latent defects in the Base Building Improvements to the extent of the responsibility and liability of Landlord’s contractor to Landlord, and subject to applicable statutes of limitation, and subject to the foregoing Landlord agrees to diligently seek to require Landlord’s contractor to promptly correct any such latent defects following notice of the same to Landlord.

2.3 Reserved.

2.4 Renewal Terms.

(a) Provided no Event of Default on the part of Tenant exists as of the date of exercise or the date of commencement of a renewal term (“Renewal Term Commencement Date(s)”), Tenant shall have the option to renew this Lease (“Renewal Option(s)”) for the entirety of the Initial Premises and the Expansion Space (if Tenant has leased the Expansion Space) for two (2) successive periods of five (5) years each (“Renewal Term(s)”), exercisable by giving written notice thereof (“Renewal Notice”) to Landlord of its exercise of a Renewal Option at least fifteen (15) months, but no more than eighteen (18) months, prior to the expiration of the initial Term of this Lease as to the first Renewal Option, and at least fifteen (15) months, but no more than eighteen (18) months, prior to the expiration of the first Renewal Term as to the second Renewal Option.

(b) The Base Rent payable hereunder for the Premises during each Renewal Term shall be adjusted to the then-prevailing Fair Market Rental Rate (as defined in Section 2.5) as of the applicable Renewal Term Commencement Date; provided, however, in no event shall the annual Base Rent per square foot of Rentable Area for either Renewal Term be less than Fifty-Two and 90/100 Dollars ($52.90) per square foot of Rentable Area. Landlord shall give Tenant written notice of Landlord’s determination of the Fair Market Rental Rate for the applicable Renewal Term (“Landlord’s FMV Statement”) within thirty (30) days after Landlord’s receipt of the Renewal Notice therefor. Within thirty (30) days after Tenant’s receipt of Landlord’s FMV Statement (“Tenant’s Review Period”), Tenant shall give Landlord written notice of its election to either (a) accept the Fair Market Rental Rate set forth in Landlord’s FMV Statement or (b) reject the Fair Market Rental Rate set forth in Landlord’s FMV Statement, in which event the Fair Market Rental Rate be determined by arbitration pursuant to Section 2.4(c). If Tenant fails to give Landlord notice of its acceptance or rejection of Landlord’s FMV Statement by the expiration of Tenant’s Review Period, then such failure shall be deemed to be Tenant’s rejection of the Fair Market Rental Rate set forth in Landlord’s FMV Statement and election to proceed with arbitration. However, prior to submitting the matter to arbitration, the parties shall first attempt in good faith to resolve their differences in the determination of the Fair Market Rental Rate for a period of thirty (30) days following Landlord’s receipt (or deemed receipt) of Tenant’s notice of its rejection of Landlord’s FMV Statement (the “Negotiation Period”).

(c) If Tenant gives Landlord notice (or is deemed to give) that Tenant elects arbitration pursuant to Section 2.4(b), and the parties have failed to resolve their differences as of the expiration of the Negotiation Period, then, in order to determine the Fair Market Rental Rate, on the day that is five (5) business days following the date of expiration of the Negotiation Period, Landlord and Tenant shall each simultaneously submit to the other in writing its good faith estimate of the Fair Market Rental Rate (“Good Faith Estimates”). If the higher of the Good Faith Estimates is not more than one hundred and five percent (105%) of the lower of the Good Faith Estimates, the Fair Market Rental Rate in question shall be deemed to be the average of the submitted rates. If otherwise, then the rate shall be set by arbitration to be held in San Francisco, California in accordance with the Real Estate Valuation Arbitration Rules of the American Arbitration Association, except that the arbitration shall be conducted by a single arbitrator selected as follows. Within five (5) business days after the simultaneous submittal by Landlord and Tenant of their respective Good Faith Estimates, each shall designate a recognized and independent real estate broker who shall have been active over the ten (10) year period prior to such appointment in the leasing of first-class office space in the San Francisco area office market, who is not then currently employed or engaged by either party and shall not have been employed or engaged by either party or its affiliates within the immediately preceding twenty-four (24) month period. Neither Landlord nor Tenant shall consult with such broker as to his or her opinion as to Fair Market Rental Rate prior to the appointment. The two individuals so designated shall, within ten (10) business days after the last of them is designated, appoint a third independent broker possessing the aforesaid qualifications to be the single arbitrator. The single arbitrator so selected shall, alone, pick one of the two Good Faith Estimates, being the Good Faith Estimate that is closer to the Fair Market Rental Rate as determined by the arbitrator using the definition set forth in Section 2.5. The parties agree to be bound by the decision of the arbitrator, which shall be final and non-appealable, and shall share equally the costs of arbitration, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. If the two (2) brokers initially selected fail to appoint the third broker as required hereunder, or if either Landlord or Tenant fails to timely initially appoint a broker as required hereunder, then the appointment of the deciding arbitrator shall be made by JAMS (or, if JAMS no longer exists, by a comparable mediation/arbitration entity).

(d) During each Renewal Term, Tenant shall pay Additional Rent in accordance with the provisions of Article 4, but with a base year determined in connection with the determination of the Fair Market Rental Rate.

(e) The Renewal Options are personal to Airbnb, Inc. (“Original Tenant”) and may not be assigned, transferred or conveyed to any party, except to an entity to which this Lease has been assigned (as permitted pursuant to Article 15) in its entirety which (i) has succeeded to the entire business and assets (by merger, reorganization or otherwise) of Original Tenant, or (ii) controls, is under common control with or is controlled by Original Tenant, and may be exercised only if Original Tenant and/or such permitted assignee is in possession of (i.e., has not subleased) a portion of the Premises equal to the total Rentable Area of the Premises at the time of Tenant’s exercise of the Renewal Option, multiplied by a fraction, the numerator of which is the Rentable Area of the third (3rd) floor of the Building, and the denominator of which is the total Rentable Area of the Premises. For purposes hereof, the word “control,” as used above, means with respect to a Person that is corporation, the right to exercise, directly or indirectly, more than fifty percent (50%) of the voting rights attributable to the shares of the controlled corporation and, with respect to a Person that is not a corporation, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the controlled Person. “Person” means an individual, partnership, trust, corporation, firm or other entity.

2.5 Fair Market Rental Rate. The phrase “Fair Market Rental Rate” shall mean the rental rate that would be agreed upon by a landlord and a “tenant of substantial size” at the Building or at Comparable Buildings (as hereinafter defined), each of whom is willing, but neither of whom is compelled, to enter into a lease transaction (“Comparable Transactions”). The Fair Market Rental Rate shall be projected to the applicable Renewal Term Commencement Date, and shall take into account the level of existing tenant improvements in the Premises and all relevant factors, including but not limited to: (i) the rental for comparable premises in Comparable Transactions (taking into consideration, but not limited to, annual escalations in excess of a comparable Base Year, definition of net rentable area, quality and location of the applicable buildings and location and/or floor level within the applicable buildings); (ii) the length of the pertinent rental term; (iii) construction periods, rent credits and abatement, moving allowances, improvement allowances and other concessions; and (iv) the quality and creditworthiness of Tenant. For purposes hereof, a “tenant of substantial size” means a tenant leasing at least 50,000 rentable square feet. The intent is that Tenant will pay and Landlord will receive a net effective rent equal to the net effective rental rate in Comparable Transactions. As used in this Lease, “Comparable Buildings” means first-class office building projects with similar characteristics to the Building (including, without limitation, amenities, views and construction and design quality) located in the “South of Market” area of San Francisco, California. As used in this Lease, the “South of Market” area means the area of San Francisco, California, bounded by Mission Street to the north, King Street to the south, The Embarcadero to the east, and Eighth Street to the west.

3.	Rent; Late Charges; Abatement, Credit and Warehouse Space.

3.1 Base Rent; Rent.

(a) Subject to Sections 3.4 and 3.5 below, Tenant agrees to pay during each Lease Year of the Term as Base Rent (“Base Rent”) for the Premises the sums shown for such periods in Paragraph 4 of the Basic Lease Provisions. For purposes of this Lease, the term “Lease Year” shall mean each consecutive twelve (12) month period during the Term.

(b) Except as expressly provided to the contrary herein, Base Rent shall be payable in equal, consecutive, monthly installments, in advance, without any abatement, any deduction or any offset, commencing on the Commencement Date and continuing on the first day of each calendar month thereafter. The full monthly installment of Base Rent for the Initial Premises less the Warehouse Space (i.e., $650,315.50) for the first month for which Base Rent is due hereunder shall be payable upon Tenant’s execution of this Lease. The Rent for any partial month during the Term (including the month in which the Commencement Date occurs, if the Commencement Date is not the 1st of the month) shall be calculated on a per diem basis by dividing the Rent for such month as shown in paragraph 4 of the Basic Lease Provisions by either 30 or 31 (as applicable, depending upon the partial month) and multiplying such amount by the number of days of such partial month which fall within the Term. Base Rent, all forms of Additional Rent (defined below) payable hereunder by Tenant and all other amounts, fees, payments or charges payable hereunder by Tenant shall (i) each constitute rent payable hereunder (and shall sometimes collectively be referred to herein as “Rent”), and (ii) be payable to Landlord when due without any prior notice or demand therefor, in lawful money of the United States. Rent shall be payable to Landlord at the address of Landlord set forth in paragraph 11 of the Basic Lease Provisions or to such other person or to such other place as Landlord may from time to time designate in writing to Tenant.

(c) No payment by Tenant or receipt by Landlord of a lesser amount than the correct Rent due hereunder shall be deemed to be other than a payment on account; nor shall any endorsement or statement on any check or any letter accompanying any check or payment be deemed to effect or evidence an accord and satisfaction; and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance or pursue any other remedy in this Lease or at law or in equity provided.

3.2 Late Charge; Interest. Tenant acknowledges that the late payment of Base Rent or Additional Rent will cause Landlord to incur administrative costs and other damages, the exact amount of which would be impracticable or extremely difficult to ascertain. Landlord and Tenant agree that if Landlord does not receive any Rent payment on or before the date five (5) days after the date the payment is due, Tenant shall pay to Landlord, as Additional Rent, (a) a late charge (“Late Charge”) equal to five percent (5%) of the overdue amount to cover such additional administrative costs, and (b) interest on all delinquent amounts at the lesser of (i) the maximum annual interest rate allowed by Law for business loans (not primarily for personal, family or household purposes) not exempt from the usury law, or (ii) an annual rate equal to the Reference Rate (as defined in Paragraph 16.2(a) below) plus four percent (4%), from the date due until the date paid. The parties agree that the amount of the Late Charge represents a reasonable estimate of the cost and expense that would be incurred by Landlord in processing each delinquent payment of Rent by Tenant and that such Late Charge shall be paid to Landlord as liquidated damages for each delinquent payment pursuant to California Civil Code Section 1671, but the payment of such Late Charge shall not excuse or cure any default by Tenant under this Lease. The parties further agree that the payment of Late Charges and the payment of interest provided for herein are distinct and separate from one another in that the payment of interest is to compensate Landlord for the use of Landlord’s money by Tenant, while the payment of a Late Charge is to compensate Landlord for the additional administrative expense incurred by Landlord in handling and processing delinquent payments, but excluding attorneys’ fees and costs incurred with respect to such delinquent payments. Notwithstanding the foregoing, Tenant shall not be obligated to pay the Late Charge for the first late payment in any twelve (12) month period, provided such payment is not outstanding for more than ten (10) days after notice thereof from Landlord.

3.3 Additional Rent. For purposes of this Lease, all amounts (other than Base Rent) payable by Tenant to Landlord pursuant to this Lease, whether or not denominated as such, shall constitute additional rent (“Additional Rent”) hereunder.

3.4 Base Rent Abatement and Credit.

(a) Tenant shall not be obligated to pay one-half (1/2) of the Base Rent for the Initial Premises for months one (1) through twelve (12) of the initial Term, and months nineteen (19) through twenty-four (24) of the initial Term (collectively, the “Abatement Months”). Tenant shall be and remain obligated during the Abatement Months to pay the remaining one-half (1/2) of the Base Rent and all Additional Rent otherwise due under this Lease, including, without limitation, pursuant to Article 4 below. For so long as Section 3.5 below is in effect, the Warehouse Space shall be excluded from the Rentable Area of the Initial Premises (i.e., resulting in a deemed Initial Premises Rentable Area of 166,038 square feet) for purposes of determining the amount of the monthly Base Rent abatement hereunder.

(b) For each full month of the initial Term (i.e., for a total of 129 months), Tenant shall be entitled to a monthly credit (“Rent Credit”) of Twenty Thousand Five Hundred Sixty-Four and 96/100 Dollars

($20,564.96) (equivalent to $0.1213 per rentable square foot of the Initial Premises) against Base Rent (i.e., the monthly Base Rent otherwise payable under Paragraph 4 of the Basic Lease Provisions shall be reduced by the Rent Credit); provided, however, that during the Abatement Months, the Rent Credit shall be reduced by 50% to equal Ten Thousand Two Hundred Eighty-Two and 48/100 Dollars ($10,282.48) per month. Notwithstanding the foregoing, so long as Section 3.5 below is in effect, the Rentable Area of the Initial Premises will be deemed to be 166,038 square feet, and (i) the Rent Credit shall therefore be Twenty Thousand One Hundred Forty and 41/100 Dollars ($20,140.41) per month, and (ii) the aforementioned Ten Thousand Two Hundred Eighty-Two and 48/100 Dollars ($10,282.48) per month shall therefore be reduced to Ten Thousand Seventy and 20/100 Dollars ($10,070.20) per month.

(c) Notwithstanding anything to the contrary set forth herein, if an Event of Default has occurred and is continuing at a time when Tenant would otherwise be entitled to Base Rent abatement or a Rent Credit, Tenant shall not be entitled to such abatement or Rent Credit, and Landlord shall not be obligated to provide such abatement or Rent Credit; it being agreed, however, that if this Lease is not terminated due to the Event of Default and Tenant cures the Event of Default, Landlord shall apply any Base Rent abatement or Rent Credit held in abeyance during the continuance of any such Event of Default to the next monthly Base Rent installment(s) due after the cure of such Event of Default.

3.5 Warehouse Space. Tenant shall not be obligated to pay Base Rent or Additional Rent pursuant to Article 4 for 3,500 square feet of Rentable Area of the Initial Premises (referred to as the “Warehouse Space”) for the first twenty-four (24) months of the Term; provided, however, that if Tenant exercises the Expansion Option or Right of First Offer or occupies (including as a subtenant) additional space in the Building, or sublets any of the Premises, during the first twenty-four (24) months of the Term, this Section 3.5 shall thereafter be null and void and of no further force and effect.

4.	Additional Rent.

4.1 Payment of Excess Operating Expenses and Excess Property Taxes.

(a) Subject to the provisions of this Lease, including without limitation Section 4.4, in addition to paying Base Rent pursuant to Article 3 of this Lease, with respect to each Expense Year (defined below), Tenant shall also pay as Additional Rent Tenant’s Percentage Share (defined below) of the positive excess, if any, of Operating Expenses (defined below) for the Project allocable hereunder to such Expense Year over Operating Expenses for the Project allocable hereunder to the Base Year (defined below).

(b) Subject to the provisions of this Lease, including without limitation Section 4.4, in addition to paying Base Rent pursuant to Article 3 of this Lease, with respect to each Expense Year Tenant shall also pay as Additional Rent Tenant’s Percentage Share of the positive excess, if any, of the Property Taxes (defined below) for the Project allocable hereunder to such Expense Year over the Property Taxes for the Project allocable hereunder to the Base Year.

4.2 Definitions.

(a) “Base Year” shall mean the calendar year specified in paragraph 5.A. of the Basic Lease Provisions. “Expense Year” shall mean each calendar year in which any portion of the Term falls, through and including the calendar year in which the Term expires.

(b) “Property Taxes” shall mean all real property taxes, assessments, fees, charges, or impositions and other similar governmental or quasi-governmental ad valorem or other charges levied on or attributable to the Project or its ownership, operation or transfer of any and every type, kind, category or nature, whether direct or indirect, general or special, ordinary or extraordinary and all taxes, assessments, fees, charges or similar impositions imposed in lieu or substitution (partially or totally) of the same, including, without limitation, all taxes, assessments, levies, charges or impositions (i) on any interest of Landlord or any mortgagee of Landlord in the Project, the Building, the Premises or in this Lease, or on the occupancy or use of space in the Project or the Premises; (ii) on the gross or net rentals or income from the Project, including, without limitation, any gross income tax, excise tax, sales tax or gross receipts tax levied by any federal, state or local governmental entity with respect to the receipt of Rent; (iii) on any transit taxes or charges, business or license fees or taxes, annual or periodic license or use fees, park and school fees, arts charges, parks charges, housing fund charges; (iv) imposed for street, refuse, police, sidewalks, fire protection and similar services and maintenance, whether previously provided without charge or for a different charge, whether provided by governmental agencies or private parties, and whether charged directly or indirectly through a funding mechanism designed to enhance or augment benefits and services provided by governmental or quasi-governmental agencies; (v) on any possessory taxes charged or levied in lieu of real estate taxes; and (vi) any costs or expenses incurred or expended by Landlord (and by any of its consultants) in investigating, calculating, protesting, appealing or otherwise attempting to reduce or minimize such taxes. There shall be excluded from Property Taxes (1) all income taxes, capital stock, inheritance, estate, gift, or any other taxes imposed upon or measured by Landlord’s net income or profits unless the same is specifically included within the definition of Property Taxes above or otherwise shall be imposed in lieu of real estate taxes or other ad valorem taxes, (2) penalties incurred as a result of Landlord’s negligence, inability or unwillingness to timely pay Property Taxes, except to the extent caused by Tenant’s failure to timely pay Rent, and (3) any real estate taxes directly payable by Tenant or any other tenant in the Building under the applicable provisions in their respective leases (for example, provisions similar to Article 5 below).

(c) “Operating Expenses” shall mean any and all costs, fees, amounts, disbursements and expenses of every kind and nature paid or incurred by or on behalf of Landlord with respect to any Expense Year in connection with the operation, ownership, maintenance, insurance, restoration, management, replacement or repair of the Project in a first class manner, including, without limitation, any amounts paid or incurred with respect to:

(1) Premiums for property, casualty, liability, rent interruption, earthquake, flood and any other types of insurance carried by Landlord from time to time, and any deductibles thereunder actually paid by Landlord with respect to the Project; provided that with respect to the portion of any earthquake insurance deductible paid by Landlord in excess of $1.50 per rentable square foot of the Premises (herein, “Excess Deductible Amount”), Operating Expenses (for each Expense Year following the earthquake) will include only the annual amount required to fully amortize the Excess Deductible Amount over a ten year period (or shorter period if consistent with standard depreciation tables) commencing with the year in which the earthquake occurs.

(2) Salaries, wages, bonuses and other amounts paid or payable for personnel (including, without limitation, the property manager, superintendent, Parking Facilities manager, operation and maintenance staff, security staff, administrative staff, accounting personnel and other employees of Landlord) involved in the maintenance and operation of the Building or the Project, including uniforms and training, contributions and premiums towards fringe benefits, union dues, unemployment taxes and insurance, social security taxes, disability and worker’s compensation insurance, pension plan contributions and similar premiums and contributions which may be levied on such salaries, wages, compensation and benefits and the total charges of any independent contractors or property managers engaged in the operation, repair, care, maintenance and cleaning of any portion of the Building or the Project.

(3) Subject to Section 4.2(d) and 8.4, cleaning expenses attributable to areas not within any tenants’ premises, including, without limitation, janitorial services (including supplies and related equipment), window cleaning, and garbage and refuse removal.

(4) Landscaping and hardscape expenses, including, without limitation, irrigating, trimming, mowing, fertilizing, seeding, and replacing plants, trees, irrigation and hardscape, relamping, and all supplies, tools, equipment and materials used in the operation, repair and maintenance of the Project.

(5) Subject to Section 4.2(d) and 8.3, the cost of providing fuel, gas, electricity, water, sewer, telephone, steam and any other utility services to areas not within any tenants’ premises.

(6) Subject to Section 4.2(c)(10), the cost of maintaining, operating, restoring, renovating, managing, repairing and replacing equipment or machinery which serves the Project in whole or in part, including, without limitation, heating, refrigeration, ventilation, electrical, plumbing, mechanical, sanitary and storm drain, elevator, escalator, sprinklers, water treatment, fire/life safety, security and energy management systems, including service contracts, maintenance contracts, supplies and parts with respect thereto and the cost of complying with conservation measures in connection therewith.

(7) The costs of security for, and supervision of, the Project, including but not limited to personnel, equipment, cameras, roving vehicles and security systems.

(8) Rental, supplies and other costs with respect to the management office for the Project and space utilized to house janitorial, maintenance, security and engineers’ offices (but not any leasing office, and provided that no rental shall be included hereunder for any of the foregoing spaces which are included in the Rentable Area of the Building). If the personnel in the management office provide managerial services for properties other than the Project, then the rental for the management office will be equitably allocated among the properties served.

(9) All costs and fees for licenses, certificates, permits and inspections, and the cost incurred in connection with the implementation and operation of a transportation system management program or a shuttle service or parking program, and the cost of contesting the validity or applicability of any governmental enactments which may affect Operating Expenses.

(10) The cost of replacement, repair, acquisition, installation and modification of (A) carpeting and wallcoverings, ceiling systems, lighting and fixtures in the Common Areas, and other furnishings in the Common Areas, (B) materials, tools, supplies and equipment purchased by Landlord which are used in the maintenance, operation and repair of the Project, and (C) any other form of improvements, additions, repairs, or replacements to the Project or the systems, equipment or machinery operated or used in connection with the Project (including, without limitation, to comply with applicable Laws and to implement governmentally mandated changes); provided, however, that with respect to the items described in clauses (A), (B), and (C) above which constitute a capital item, addition, repair, replacement or improvement (collectively “Capital Items”) under sound accounting and property management principles consistently applied, such Capital Item may be included in Operating Expenses only if (x) such Capital Item is necessary to comply with any Laws first enacted or enforced against the Building or Project following the Effective Date, (y) such Capital Item is reasonably anticipated to achieve economies in the operation (including, without limitation, through energy conservation), maintenance or repair of the Project or portion thereof (provided such reasonably anticipated economies are reasonably evident before the capital cost is incurred in a comparison of the savings reasonably anticipated to be achieved from the capital item to the amortization of the expected cost of such capital items as set forth hereinbelow), or (z) such Capital Item is performed to enhance the safety of the Project (each of the foregoing, a “Permitted Capital Item”). The cost of any Permitted Capital Item (unless the cost is less than $10,000) shall be amortized (with interest at the Interest Rate) over the useful life of such Capital Item, as reasonably determined by Landlord in accordance with Institutional Owner Practices (as hereinafter defined).

(11) Attorneys’, accountants’ and consultants’ fees and expenses in connection with the management, operation, administration, maintenance and repair of the Project, including, but not limited to, such expenses that relate to seeking or obtaining reductions in or refunds of Property Taxes, or components thereof, or the costs of achieving Project efficiencies and contesting the validity or applicability of any governmental enactments which may affect Operating Expenses.

(12) Fees for the administration and management of the Project in an amount equal to three percent (3%) of the gross revenues of the Project (including, without limitation, base rent and additional rent including parking and sundries charges and interest, grossed up by Landlord to reflect one hundred percent (100%) occupancy of the Project with all tenants paying rent), without regard to whether actual fees so paid are greater or less than such amount. For purposes hereof, “gross revenues” shall exclude (a) percentage rent from retail tenants; and (b) accrued but unpaid rent from tenants that have vacated or abandoned their premises; further, if Landlord agrees to permit any tenant to “buy out” its lease obligation in exchange for either a lump sum or some other accelerated payment to Landlord, for purposes of calculating the management fee hereunder, any such payment shall be spread proportionately over the number of years which the terminated lease would otherwise have continued and tenant shall only be obligated to pay its usual proportionate share of the regular management fee due hereunder.

(13) Sales, use and excise taxes on goods and services purchased by Landlord for the management, maintenance, administration or operation of the Building or the Project.

(14) Payments under any covenants, conditions and restrictions pertaining to the Project or any easement, license or operating agreement or similar instrument which affects the Project.

(15) The cost of alarm and security service, exterior window cleaning and trash removal, and maintenance and repair of roofs, curbs and walkways.

(16) Maintaining, managing, reporting, commissioning, and recommissioning the Building or Project so as to conform with the Leadership in Energy and Environmental Design (“LEED”) rating system, or any other applicable sustainability rating, or the cost of such applying, reporting, and commissioning to seek certification (but excluding any costs incurred to advance from LEED “Silver” status to any higher status).

(17) Subject to Section 4.2(c)(10), costs of operating, repairing, restoring and maintaining the Parking Facilities, including, without limitation, the resurfacing, restriping and cleaning of such facilities, and all direct and indirect costs associated with the Parking Facilities such as, without limitation, the cost of lighting and insurance for the Parking Facilities.

(d) The following costs and expenses shall be excluded from Operating Expenses:

(1) Costs, including marketing costs, legal fees (except for legal fees related directly to Project operations and maintenance or tenant slip and falls), space planners’ fees, advertising and promotional expenses for the leasing or sale of the Building, and real estate brokerage fees incurred in connection with the original construction or development, or original or future leasing of the Project, and costs, including permit, license and inspection costs, incurred with respect to the installation of tenant improvements made for new tenants initially occupying space in the Project after the Commencement Date or incurred in renovating or otherwise improving, decorating, painting or redecorating vacant or occupied space for tenants or other occupants of the Project (excluding, however, such costs relating to the Common Areas of Parking Facilities and the property manager’s office);

(2) Except as set forth in Section 4.2(c), depreciation, interest and principal payments on mortgages and other debt costs, if any;

(3) Costs for which any tenant or occupant of the Project is contractually bound to reimburse Landlord, and costs for which Landlord is reimbursed by its insurance carrier or any tenant’s insurance carrier or by anyone else, other than Operating Expenses, Property Taxes and Parking Facilities;

(4) Any bad debt loss, rent loss, or reserves of any kind;

(5) Costs associated with the operation of the business of the partnership or entity which constitutes the Landlord, as the same are distinguished from the costs of operation of the Project (which costs of operation of the Project shall specifically include, but not be limited to, accounting costs associated with the operation of the Project). Costs associated with the operation of the business of the partnership or entity which constitutes the Landlord include costs of partnership accounting and legal matters, costs of defending any lawsuits with any mortgagee (except as the actions of the Tenant may be in issue), costs of selling, syndicating, financing, mortgaging or hypothecating any of the Landlord’s interest in the Project, and costs incurred in connection with Landlord’s general corporate overhead and general and administrative expenses, except overhead costs for insurance centrally purchased benefiting the tenants of the Project through economic procurement and technology and accounting costs incurred at Landlord’s corporate offices that would otherwise normally be incurred at the Project but for economies of scale that are supportably less expensive costs than if incurred on site;

(6) The wages and benefits of any employee who does not devote substantially all of his or her employed time to the Project unless such wages and benefits are prorated to reflect time spent on operating and managing the Project vis-a-vis time spent on matters unrelated to operating and managing the Project; provided, that in no event shall Operating Expenses for purposes of this Lease include wages and/or benefits attributable to personnel above the level of property manager;

(7) Except for the Project management fee allowed by Section 4.2(c)(12), overhead and profit increment paid to Landlord or to subsidiaries or affiliates of Landlord for services in the Project to the extent the same exceeds the costs of such services rendered by qualified, first-class unaffiliated third parties on a competitive basis;

(8) Rentals and other related expenses incurred in leasing air conditioning systems, elevators or other equipment which if purchased the cost of which would be excluded from Operating Expenses as a capital cost, except that equipment not affixed to the Project which is used in providing janitorial or similar services to the Common Areas shall not be excluded, and further excepting from this exclusion such equipment rented or leased to remedy or ameliorate an emergency condition in the Project regardless of duration;

(9) Costs of purchasing or otherwise procuring sculpture, paintings or other objects of art;

(10) Any costs expressly excluded from Operating Expenses elsewhere in this Lease;

(11) Rent for any office space occupied by Project management personnel to the extent the size or rental rate of such office space exceeds the size or fair market rental value of office space occupied by management personnel of the Comparable Buildings, with adjustment where appropriate for the size of the applicable project;

(12) Costs arising from the gross negligence or willful misconduct of Landlord or its agents, employees, vendors, contractors, or providers of materials or services;

(13) Costs incurred to comply with Laws relating to the removal of Hazardous Material (as defined in Section 7.3) which was in existence in the Building or on the Project prior to the Commencement Date, and was of such a nature that a federal, State or municipal governmental authority, if it had then had knowledge of the presence of such Hazardous Material, in the state, and under the conditions that it then existed in the Building or on the Project, would have then required the removal of such Hazardous Material or other remedial or containment action with respect thereto; and costs incurred to remove, remedy, contain, or treat Hazardous Material, which Hazardous Material is brought into the Building or onto the Project after the Effective Date by Landlord or its agents or contractors or any other tenant of the Project (or Tenant) and is of such a nature, at that time, that a federal, State or municipal governmental authority, if it had then had knowledge of the presence of such Hazardous Material, in the state, and under the conditions, that it then exists in the Building or on the Project, would have then required the removal of such Hazardous Material or other remedial or containment action with respect thereto;

(14) Costs of Landlord’s charitable or political contributions, excluding those that provide benefits to tenants of the Building (for example, Committee on Jobs);

(15) Advertising and promotional expenditures to attract new tenants, and costs of acquisition and maintenance of signs in or on the Building to identify the owner of the Building or other tenants (excluding normal elevator lobby signage, suite numbers and way-finding/directional signage) on each floor that is multi-tenanted;

(16) [intentionally omitted];

(17) Property Taxes;

(18) The costs of: gas, steam or other fuel; operation of elevators and security systems; heating, cooling, air conditioning and ventilating; chilled water, hot and cold domestic water, sewer and other utilities or any other service work or facility, or level or amount thereof, provided to any other tenant or occupant in the Project which either (A) is not required to be supplied or furnished by Landlord to Tenant under the provisions of this Lease or (B) is supplied or furnished to Tenant pursuant to the terms of this Lease with separate or additional charge including, without limitation, the utilities and janitorial services required to be paid separately by Tenant pursuant to Sections 8.3 and 8.4 below;

(19) Expenses (without regard to Landlord profit or administrative fees) in connection with services or other benefits for which Tenant is charged directly;

(20) Costs incurred by Landlord to remedy violations by Landlord or any tenant of the terms and conditions of any lease of space in the Project or any other agreement;

(21) Costs arising from latent defects in the shell and core of the Building or Project (including Building Systems) not to exceed four (4) years past the applicable warranty period, or to cure violations of Laws (other than violations by Tenant or any Tenant Party) first enacted or enforced against the Building or Project prior to the Effective Date;

(22) The cost of any Capital Item which is not a Permitted Capital Item;

(23) Cost of repairs to the Building or the Project, including the Premises, to the extent the cost of the repairs is actually reimbursed by insurance or would have been actually reimbursed by insurance if Landlord maintained the insurance that Landlord is required to maintain hereunder and used commercially reasonable efforts to obtain the maximum insurance recovery; and

(24) The cost of any increased insurance premium arising out of any other occupant’s use of its premises (or any portion) for a use which would constitute a Specialized Use hereunder.

(e) “Tenant’s Percentage Share” shall mean the percentage set forth in paragraph 5.B. of the Basic Lease Provisions.

4.3 Calculation Methods and Adjustments.

(a) The variable components of Operating Expenses, i.e., those costs that vary specifically with changes in tenant occupancy (“Variable Expenses”) for all or any portion of any Expense Year (including the Base Year) during which actual tenant occupancy of the Project is less than one hundred percent (100%) of the Rentable Area of the Project shall be adjusted (“Grossed Up”) by Landlord, as determined in good faith by Landlord in accordance with Institutional Owner Practices (and the provisions of this Lease) to reflect costs as if the Project was one hundred percent (100%) occupied with the Rentable Area of the Project during the applicable Expense Year. Those Operating Expenses that do not vary with tenant occupancy are fixed expenses (“Fixed Expenses”), which may be stand-alone components of Operating Expenses, such as security costs, or a portion of Operating Expense cost categories such as, but not limited to, electricity, gas, water, night cleaning, trash, cleaning supplies, and elevator service. In any event, Fixed Expenses shall include, without limitation, (i) all costs related to the Common Areas or portions thereof, (ii) premiums incurred by Landlord for liability insurance and property damage insurance relating to Landlord’s ownership and/or operation of the Building or Project, (iii) overhead and administrative fees and expenses (excluding the management fees referred to in Paragraph 4.2(c)(12) above), (vi) Building management office rent, and (vii) exterior window washing costs; all as determined in accordance with Institutional Owner Practices. For the avoidance of doubt, it is the intent of the parties that if the Building or Project is not one hundred percent (100%) completed and occupied during all or any portion of the Base Year or any subsequent Expense Year, Landlord shall make an appropriate adjustment in accordance with industry standards and generally accepted accounting and management principles, consistently applied, to Variable Expenses for such year to determine what Variable Expenses would have been for such year if the Building and the Project had been one hundred percent (100%) completed and occupied.

If during all or any part of any Expense Year, including the Base Year, Landlord does not provide any particular item of benefit, work or service (the cost of which is reasonably determined by Landlord to be a Variable Expense) to portions of the Project due to the fact that such item of benefit, work or service is not required or desired by the tenant of such space, or such tenant is itself obtaining and providing such item of benefit, work or service, or for any other reason, then for purposes of computing Variable Expenses for such Expense Year, Operating Expenses shall be increased or Grossed Up by an amount equal to the additional Variable Expenses which would have been paid or incurred by Landlord during such period if it had furnished such item of benefit, work or service to such portions of the Project.

(b) Subject to the provisions of this Section 4.3, all calculations, determinations, allocations and decisions to be made hereunder with respect to Operating Expenses or Property Taxes shall be made in accordance with the good faith determination of Landlord applying sound accounting and property management principles and practices consistently applied which are consistent with Institutional Owner Practices (as defined in Section 9.1 below). Landlord shall have the right to allocate equitably some or all of Operating Expenses among particular classes or groups of tenants in the Project, such as office, jewelry mart/gift center, restaurant, retail or other appropriate portions, of the Project to reflect Landlord’s good faith determination that measurably different amounts or types of services, work or benefits associated with Operating Expenses are being provided to or conferred upon such classes or groups and will endeavor to do so whenever Landlord determines that such a differential in services, work or benefits exists. Subject to the provisions of this Section 4.3, from time to time Landlord shall have the right to expand or contract the amount, scope, level or types of services, work, items or benefits, the cost of which is included within Operating Expenses, so long as Landlord’s treatment of the same for purposes of the calculation of Operating Expenses is generally consistent with Institutional Owner Practices (and Landlord is operating, maintaining and repairing the Project in a manner commensurate with Institutional Owner Practices). Whenever services, benefits or work are provided to the Project and to additional projects (where allocation of the cost thereof among such projects is required for calculation of Operating Expenses hereunder), in allocating the overall cost thereof (for all such projects) to Operating Expenses hereunder, there shall be excluded from Operating Expenses Landlord’s good faith determination of the additional overall cost comparison allocable to the provision of such services, benefits or work to the additional projects. If deregulation of electricity suppliers occurs, Landlord shall have the right to adjust the Operating Expenses for the Base Year (“Base Year Operating Expenses”) to reflect the difference in (1) expenses allocable to electricity and electrical consumption for the Common Areas (Grossed Up to reflect one hundred percent (100%) occupancy of the Project) for the Base Year and (2) the expenses allocable to electricity and electrical consumption for the Common Areas (Grossed Up to reflect one hundred percent (100%) occupancy of the Project) for the first full calendar year after the Base Year with respect to which Landlord determines both that electricity deregulation has been fully implemented and that market forces have fully adjusted to account for such deregulation. All discounts, reimbursements, rebates, refunds, or credits (collectively, “Reimbursements”) attributable to Landlord’s out-of-pocket costs included in Operating Expenses or Property Taxes received by Landlord in a particular year shall be deducted from Operating Expenses or Property Taxes in the year the same are received; provided, however, if such practice is consistent with Institutional Owner Practices, Landlord may treat Reimbursements generally (or under particular circumstances) on a different basis. Landlord shall have the right to exclude from Base Year Operating Expenses the cost of items of service, work or benefits (i) not provided following the Base Year, and (ii) incurred due to circumstances not applicable following the Base Year or due to market-wide labor-rate increases in Operating Expenses, which increases do not materially extend beyond the Base Year, due to extraordinary circumstances, including, without limitation, boycotts, embargoes and strikes, utility rate increases due to extraordinary circumstances, and temporary increases in insurance premiums due to extraordinary circumstances, such as short term spikes in the premiums for earthquake or terrorism insurance following the occurrence of an earthquake or terrorism event. All assessments and premiums of Operating Expenses or Property Taxes which can be paid by Landlord in periodic installments shall be paid by Landlord in the maximum number of periodic installments permitted by Law; provided, however, that if the then prevailing Institutional Owner Practice is to pay such assessments or premiums on a different basis, Landlord may utilize such different basis of payment. Landlord covenants and agrees that Base Year Operating Expenses will include earthquake insurance premiums.

(c) If in any one or more Expense Years following the Base Year (a “Comparison Year”), Property Taxes decrease below the amount of Property Taxes for the Base Year (“Base Year Property Taxes”) (a “Tax Reduction”), then for purposes of calculation of excess Property Taxes for such Comparison Year and all subsequent Comparison Years, Base Year Property Taxes shall be reduced to the amount of Property Taxes allocable to such Comparison Year (a “Base Year Tax Reduction”); provided, however, that if in any subsequent Comparison Year the amount of such Tax Reduction is decreased (other than to the extent provided by statute (or any substitute therefor hereafter adopted)), then for purposes of calculation of excess Property Taxes for such subsequent Comparison Year, the Base Year Tax Reduction shall be correspondingly decreased. Property Taxes for the Base Year shall not include any Property Taxes not assessed or applicable after the Base Year. Landlord and Tenant acknowledge that the Project is currently undergoing a significant renovation, the completion of which may not be reflected in the real property taxes assessed for the Base Year. Therefore, notwithstanding anything to the contrary set forth in this Lease, Base Year Property Taxes shall be calculated on the basis of a fully-completed Project (i.e., if the Project is reassessed after the Base Year due to the completion of the current renovation, Base Year Property Taxes shall be increased accordingly to reflect such reassessment for a fully completed Project).

4.4 Payment Procedure; Estimates. For each Comparison Year, Landlord shall give Tenant written notice of its estimate of any increased amounts payable under Section 4.1 for that Comparison Year as soon as reasonably practicable. On or before the first day of each calendar month during such Comparison Year, Tenant shall pay to Landlord one-twelfth (1/12th) of such estimated amounts; provided, however, that, not more often than quarterly, Landlord may, by written notice to Tenant, revise its estimate for such Comparison Year, and all subsequent payments under this Section 4.4 by Tenant for such Comparison Year which commence at least thirty (30) days after Landlord has given Tenant notice of such revision, shall be based upon such revised estimate. Landlord shall endeavor to deliver to Tenant within one hundred fifty (150) days after the close of each Comparison Year or as soon thereafter as is practicable, a statement of that year’s Property Taxes and Operating Expenses, and Tenant’s Percentage Share of actual excess Property Taxes over Base Year Property Taxes and actual excess Operating Expenses over Base Year Operating Expenses (collectively, the “Excess”) payable for such Comparison Year pursuant to Section 4.1, as determined by Landlord (the “Landlord’s Statement”) and such Landlord’s Statement shall be binding upon Landlord and Tenant, except as provided in Section 4.5. Notwithstanding the foregoing, Landlord shall have the right to provide separate Landlord’s Statements for Operating Expenses and Property Taxes. If the amount of Tenant’s Percentage Share of the actual Excess for any Comparison Year is more than the estimated payments with respect thereto made by Tenant, Tenant shall pay the deficiency to Landlord within thirty (30) days following receipt of Landlord’s Statement. If the amount of Tenant’s Percentage Share of actual Excess for any Comparison Year is less than the estimated payments for such Comparison Year made by Tenant, such excess payments shall be credited against Rent next payable by Tenant under this Lease or, if the Term has expired, such excess shall be paid to Tenant. No delay in providing any Landlord’s Statement described in this Section 4.4 shall act as a waiver of Landlord’s right to receive payment from Tenant under Section 4.1 above with respect to Tenant’s Percentage Share of the Excess for the period covered thereby. If this Lease shall terminate on a day other than the end of a calendar year, the amount of Tenant’s Percentage Share of the actual Excess payable under Section 4.1 that is applicable to the calendar year in which such termination occurs shall be prorated on the basis that the number of days from January 1 of such calendar year to the termination date bears to 365. The expiration or early termination of this Lease shall not affect the obligations of Landlord and Tenant pursuant to this Section 4.4 to be performed after such expiration or early termination. In no event shall Tenant be entitled to refunds or credits if Property Taxes or Operating Expenses for any Comparison Year are less than Base Property Taxes or Base Operating Expenses, respectively.

4.5 Review of Landlord’s Statement. Landlord shall maintain in a safe and orderly manner all of its records pertaining to the Additional Rent payable pursuant to this Article 4 for a period of three (3) years after the completion of each Expense Year. Landlord shall maintain such records at the Project or at Landlord’s corporate offices or at the office of the third party property manager providing services to the Project, on a current basis and in sufficient detail as reasonably necessary to properly audit Operating Expenses and Property Taxes. Provided that no Event of Default then exists and provided further that Tenant strictly complies with the provisions of this Section 4.5, Tenant shall have the right to conduct a reasonable review of Landlord’s supporting books and records for any portion of the Property Taxes or Operating Expenses for a particular Comparison Year covered by Landlord’s Statement, in accordance with the following procedure:

(a) If Tenant desires to review Landlord’s books and records, Tenant shall, within one hundred twenty (120) days after any such Landlord’s Statement is delivered to Tenant, deliver a written notice (a “Review Notice”) to Landlord; Tenant shall have no right to conduct any review unless Tenant has paid all amounts due from Tenant to Landlord as specified in the Landlord’s Statement (provided, however, that if Tenant notifies Landlord of Tenant’s intent to exercise the rights set forth in this Section 4.5, any amount is then due and unpaid by Tenant which would preclude Tenant’s exercise of the right set forth herein, Landlord shall provide Tenant notice of such amounts and Tenant shall have ten (10) days in which to pay such outstanding amounts and reinstate Tenant’s right pursuant to the provisions of this Section 4.5 , subject to the time limits described in this Section 4.5). The right of Tenant under this Section 4.5 may only be exercised once for each Comparison Year covered by any Landlord’s Statement, and if Tenant fails to deliver a Review Notice within the one hundred twenty (120) day period described above or fails to meet any of the other above conditions of exercise of such right, the right of Tenant to review a particular Landlord’s Statement (and all of Tenant’s rights to make any claim relating thereto) under this Section 4.5 shall automatically be deemed waived by Tenant. Notwithstanding anything to the contrary set forth herein, Tenant may review Landlord’s books and records pertaining to the Base Year at any time during the first two (2) years of the Term upon at least thirty (30) days prior notice to Landlord, provided no Event of Default exists and subject to the other terms and conditions of this Section 4.5 with respect to such review. After commencement of a review, Tenant shall, within ninety (90) days after the date on which Landlord makes Landlord’s books and records available for review by Tenant, provide Landlord with a final written report setting forth any disputed items in reasonable detail, and if Tenant fails to provide such report within such ninety (90) day period, Tenant’s right to refunds, if any, shall automatically be deemed waived by Tenant.

(b) Tenant agrees that any review of records under this Section 4.5 shall, except as set forth below, be at the sole expense of Tenant and shall be conducted by independent certified public accountants of national or regional standing selected by Tenant, which are not compensated on a contingency fee or similar basis relating to the results of such review. Tenant acknowledges and agrees that any records of Landlord reviewed under this Section 4.5 (and the information contained therein) constitute confidential information of Landlord, which Tenant shall not disclose, nor permit to be disclosed by Tenant’s accountant, to anyone other than Tenant’s accountants performing the review, Tenant’s attorneys and real estate advisors and the principals of Tenant (or any parent of Tenant) who receive the results of the review or as may otherwise be required by applicable Law or judicial mandate. The disclosure of such information by Tenant or any of Tenant’s employees or contractors (including, without limitation, Tenant’s accountant) to any other person, whether or not caused by the conduct of Tenant, shall constitute an Event of Default. Prior to a review of records hereunder by any party representing Tenant, such party shall sign Landlord’s reasonable form of confidentiality agreement.

(c) If, following Tenant’s review of Landlord’s books and records, Tenant contends that the Landlord’s Statement which was the subject of the review was in error and Landlord disagrees with Tenant’s contention that an error exists, Landlord shall have the right to cause another review of that portion of Landlord’s Statement (and the Operating Expenses and Real Property Taxes stated therein) to be made by a firm of independent certified public accountants of national or regional standing selected by Landlord (“Landlord’s Accountant”). In the event of a disagreement between the two accounting firms, either Landlord or Tenant shall have the right to submit the dispute to binding arbitration to be conducted in San Francisco, California by JAMS (or, if JAMS no longer exists, by a comparable mediation/arbitration entity) using their Commercial Arbitration Rules, using a single arbitrator selected by the parties pursuant to such rules, or by such other dispute resolution mechanism to which the parties may mutually agree in writing. In the event that the results of Landlord’s Accountant’s review of a particular Landlord’s Statement indicates, or if it is decided by binding arbitration or other agreed upon dispute resolution mechanism or otherwise mutually agreed upon in writing by Landlord and Tenant, that Tenant’s Percentage Share of Excess for the Expense Year covered by the Landlord’s Statement in question has been overstated, then the amount of any overpayment by Tenant of estimated excess Operating Expenses and Property Taxes, or either of them, for the period in question shall be credited against Tenant’s obligations to pay Additional Rent next coming due; if the overstatement is by more than five percent (5%), then Landlord shall reimburse Tenant for the actual reasonable cost of Tenant’s accountant and in all other cases, Tenant shall be liable for Landlord’s Accountant’s actual fees and expenses, and the amount of any underpayment shall be paid by Tenant to Landlord with the next succeeding installment of estimated excess Property Taxes and Operating Expenses.

5.	Additional Taxes.

In addition to the Base Rent and all other forms of Additional Rent payable by Tenant hereunder, Tenant shall reimburse Landlord upon demand as Additional Rent for any and all taxes, impositions or similar fees or charges (other than any of the same actually included by Landlord in Property Taxes with respect to the Expense Year in question) payable by or imposed or assessed upon Landlord or with respect to (or measured by or otherwise attributable to the cost or value of): (a) any fixtures, equipment or other personal property located in or about the Premises; (b) any leasehold improvements made in or to the Premises by or for Tenant (without regard to ownership of such improvements) if and to the extent the original cost, replacement cost or value thereof exceeds the cost of Landlord’s then effective “Building standard” tenant improvements, as determined in good faith by Landlord; (c) the Rent payable hereunder, including, without limitation, any gross receipts tax, license fee or excise tax levied by any governmental authority; (d) the possession, leasing, operation, management, maintenance, alteration, repair, use or occupancy of any portion of the Premises; or (e) this transaction or any document to which Tenant is a party creating or transferring an interest or an estate in the Premises.

6.	Security.

(a) Letter of Credit. Upon the mutual execution and delivery of this Lease, Tenant shall deliver to Landlord an unconditional, irrevocable letter of credit (“LC”) in the original amount of Eight Million Seven Hundred Seven Thousand Four Hundred Seventy-One and 68/100 Dollars ($8,707,471.68) (the “LC Stated Amount”); provided that Tenant shall have the right to provide Landlord with a cashier’s check (or wire transfer) in the amount of the LC Stated Amount upon the mutual execution and delivery of this Lease, in lieu of the LC, in which event (i) Tenant must provide Landlord with the LC (in the LC Stated Amount and otherwise satisfying the requirements of this Paragraph 6(a)) no later than thirty (30) days after the mutual execution and delivery of this Lease, and Tenant’s failure to do so shall constitute an Event of Default under this Lease (ii) such cash deposit shall be governed by Paragraph 6(d) below, and (ii) Landlord will return such cash deposit to Tenant within one (1) business day of receipt of the LC. The LC shall be issued by a national money center bank reasonably acceptable to Landlord, which is rated at least “A” by Standard and Poors Rating Service or Fitch Ratings, with an office in San Francisco that will accept draws on the LC (or an office in New York City or Los Angeles which will accept electronic draws or draws via facsimile without the requirement that the original LC be presented in order for the draw request to be honored), and shall be in substantially the form attached hereto as Exhibit F. Notwithstanding the foregoing, Landlord agrees that Silicon Valley Bank, Wells Fargo Bank and Bank of America are acceptable issuing banks for as long as such banks are rated at least Investment Grade by Standard and Poors Rating Service or Fitch Ratings. Tenant shall pay all expenses, points and/or fees incurred in obtaining and renewing the LC. The LC shall be effective from the date of delivery thereof through the date which is one hundred (100) days after the expiration of the Term (the “LC Expiration Date”), except that notwithstanding the foregoing, the LC may be re-issued, renewed or replaced for annual periods, provided that the LC Stated Amount is not reduced except as expressly provided below. Each reissue, renewal or replacement LC shall be in the form attached hereto as Exhibit F, or such other substantially similar form as Landlord may reasonably approve.

(b) Reductions.

(1) Subject to satisfaction of the conditions in Paragraph 6(b)(2), the LC Stated Amount shall be reduced (the “Initial Reduction”) on the date which is fifty-four (54) months after the Commencement Date, and on each annual anniversary of the date of the Initial Reduction thereafter, by $1,243,924.53 (i.e., $8,707,471.68 divided by the number of years remaining in the Term after the 4th anniversary of the Commencement Date, plus 3 months (which 3 month period is approximately equal to the number of days between the expiration of the Term and the LC Expiration Date)); provided, however, that the Initial Reduction (and subsequent annual reductions) may occur earlier if Tenant has Satisfied the Financial Standard (as defined in Exhibit H attached hereto) prior to the fourth (4th) anniversary of the Commencement Date, in which case (i) the Initial Reduction will occur six (6) months after the date Tenant has Satisfied the Financial Standard, (ii) the amount of such Initial Reduction shall be equal to $8,707,471.68 divided by the number of years remaining in the Term after the date Tenant has Satisfied the Financial Standard, plus 3 months (which 3 month period is approximately equal to the number of days between the expiration of the Term and the LC Expiration Date), and (iii) the LC Stated Amount shall thereafter reduce by the same amount as the Initial Reduction on each annual anniversary of the date of the Initial Reduction. Notwithstanding the foregoing provisions of this Paragraph 6.1(b)(1) or anything else to the contrary set forth herein, in no event shall the LC Stated Amount be less than $1,243,924.53 during the period from the 117-month anniversary of the Commencement Date through the LC Expiration Date, it being the intent of the parties that the LC remain in effect, at the amount of $1,243,924.53, during such period.

(2) If an Event of Default has occurred and is continuing on any date that the amount of the LC is scheduled to be reduced hereunder (for purposes hereof, each a “Reduction Date”), or if an Event of Default would exist and be continuing on a Reduction Date but Landlord is barred by applicable Law from sending a notice of default to Tenant with respect thereto, then the LC Stated Amount shall not be reduced on such Reduction Date (but shall be reduced upon the curing of such default, subject, however, to Landlord’s draw on the LC as permitted hereunder in connection with an Event of Default). Notwithstanding any contrary provision hereof, Tenant’s right to reductions of the LC Stated Amount shall terminate if Tenant has, on more than two (2) occasions, failed to pay Base Rent or monthly installments of Additional Rent pursuant to Article 4 within five (5) days after the date such Rent is due; provided, however, that if the LC reductions hereunder were triggered by Tenant’s having Satisfied the Financial Condition, then the LC reductions may be reinstated if Tenant can go for twelve (12) months without failing to pay Base Rent or monthly installments of Additional Rent pursuant to Article 4 within five (5) days after the date such Rent is due.

(c) Failure to Reissue, Renew or Replace. If the bank that issues the LC fails to extend the expiration date thereof through the LC Expiration Date, and/or if Landlord receives a notice of non-renewal from such bank (as described in the LC), then Tenant shall provide Landlord with a substitute LC. If Tenant fails to provide Landlord with a substitute LC in a form reasonably acceptable to Landlord at least thirty (30) days prior to the expiration of the then existing LC, then (i) such failure shall be deemed an Event of Default hereunder, and (ii) Landlord shall be entitled to draw down the full amount of the LC then available and apply, use and retain the proceeds thereof in accordance with Paragraph 6(d).

(d) Application of LC and LC Account. Any amount of the LC which is drawn upon by Landlord, but not used or applied by Landlord shall be held by Landlord in an account (the “LC Account”) as security for the full and faithful performance of each of the terms hereof by Tenant, subject to use and application as set forth below. If an Event of Default shall occur and be continuing with respect to any provision of this Lease, including, but not limited to, the provisions relating to the payment of Rent, or an Event of Default would exist under the Lease but Landlord is barred by applicable Law from sending a notice of default to Tenant with respect thereto, or in the event the LC is not renewed or reissued at least thirty (30) days prior to the expiration of the then existing LC, Landlord may, but shall not be required to, draw upon all or any part of the LC and/or LC Account or use, retain or apply all or any part of the proceeds thereof for the payment of any rent or any other sum in default, to repair damages caused by Tenant, to clean the Premises (if necessary given the circumstances as determined by Landlord), or for the payment of any other amount which Landlord may spend or become obligated to spend by reason of the Event of Default or to compensate Landlord for loss or damage which Landlord may suffer by reason of the Event of Default, including without limitation the amounts to which Landlord may become entitled pursuant to Section 16.2 below (whether or not such amounts have been awarded) and any other loss, liability, expense and damages that may be incurred by Landlord as a result of the Event of Default, and costs and attorneys’ fees incurred by Landlord to recover possession of the Premises upon an Event of Default. The use, application, retention or draw of the LC and/or LC Account, or any portion thereof, by Landlord shall not (i) constitute the cure of any Event of Default by Tenant or the waiver of such Event of Default, (ii) prevent Landlord from exercising any other remedies provided for under this Lease or by Law, it being intended that Landlord shall not first be required to proceed against the LC and/or LC Account, or (iii) operate as a limitation on the amount of any recovery to which Landlord may otherwise be entitled. If any portion of the LC and/or LC Account is so drawn upon, or any part of the proceeds thereof is used or applied, Tenant shall, within ten (10) days after written demand therefor, deposit cash with Landlord in an amount equal to the draw upon the LC and/or the amount of the LC Account that was used or applied (so that the combined amount of the remaining sums available to be drawn upon the LC and the LC Account balance equals the LC Stated Amount), and Tenant’s failure to do so shall be an Event of Default under this Lease. The LC Account may be commingled with other funds of Landlord, shall be held in Landlord’s name, and Tenant shall not be entitled to any interest or earnings thereon. Notwithstanding any contrary provision herein, in the event that the total amount of the LC outstanding plus any amount remaining in the LC Account exceeds the LC Stated Amount (“Excess Security”), then Landlord shall return the amount of the Excess Security to Tenant upon Tenant’s request to the extent that such amount is available in the LC Account. Landlord and Tenant hereby acknowledge that their entire agreement with respect to the LC and the LC Account is set forth herein.

(e) Expiration of LC. Unless an Event of Default has occurred and is continuing under this Lease or an Event of Default would exist under this Lease but Landlord is barred by applicable Law from sending a notice of default to Tenant with respect thereto, within thirty (30) days following the LC Expiration Date, Landlord shall return any LC previously delivered by Tenant and any balance remaining in the LC Account after use and application in accordance with this Article 6, to Tenant (or, at Landlord’s option, to the last assignee, if any, of Tenant’s interest hereunder), and Tenant shall have no further obligation to provide the LC.

(f) Landlord’s Transfer. Tenant acknowledges that Landlord has the right to transfer or mortgage its interest in the Building or Project and in this Lease, and Tenant agrees that in the event of any such transfer or mortgage, Landlord shall have the right to transfer or assign the LC and/or the LC Account to the transferee or mortgagee. Upon such transfer or assignment of the LC and/or LC Account, Landlord shall be deemed released by Tenant from all liability or obligation for the return of the LC and LC Account, as applicable, and Tenant shall look solely to such transferee or mortgagee for the return thereof. If Landlord transfers or assigns the LC and Tenant fails to pay the issuing bank’s transfer fees or otherwise fails to cause the bank that issued the LC to accept such transfer or assignment, such failure shall be an Event of Default hereunder.

(g) Bank Obligation. Tenant acknowledges and agrees that the LC is a separate and independent obligation of the issuing bank to Landlord and that Tenant is not a third party beneficiary of such obligation, and that Landlord’s right to draw upon the LC for the full amount due and owing thereunder shall not be, in any way, restricted, impaired, altered or limited by virtue of any provision of the United States Bankruptcy Code, including without limitation, Section 502(b)(6) thereof.

(h) Lender as Beneficiary. Notwithstanding anything to the contrary set forth herein, the initial LC shall be issued with Landlord’s lender, HSBC Bank USA, National Association, as the Beneficiary. Landlord shall be and remain liable to Tenant in the event such lender makes any draw upon the LC which is not permitted by this Lease, and Tenant shall have all of its remedies against Landlord as if it were Landlord that made a wrongful draw.

7.	Use Of Premises.

7.1 Tenant’s Permitted Use. Tenant shall use the Premises only for Tenant’s Permitted Use as set forth in paragraph 9 of the Basic Lease Provisions and shall not use or permit the Premises to be used for any other purpose. Tenant shall, at its sole cost and expense, obtain and maintain in full force and effect all governmental licenses, approvals and permits required to allow Tenant to conduct Tenant’s Permitted Use. In the event any of the Specialized Uses (as defined in the Basic Lease Provisions) necessitates any additional approvals from governmental authority having jurisdiction, Landlord shall not be responsible to obtain same but shall cooperate (without obligation to incur any expense) with Tenant’s efforts to obtain the same; provided that no such change shall create a Design Problem (defined in Section 10.1 below). Tenant shall within thirty (30) days of demand by Landlord reimburse Landlord for any additional incremental premium charged for any insurance policy by reason of Tenant’s use of the Premises for the Specialized Uses, and such amount for which Tenant separately reimburses Landlord shall be excluded from Operating Expenses. Landlord disclaims any warranty that the Premises are suitable for Tenant’s use and Tenant acknowledges that it has had a full opportunity to make its own determination in this regard. In no case shall Tenant use any portion of the Premises for (a) offices of any division, agency or bureau of the United States or any state or local government or any foreign government or subdivision thereof, (b) offices of any health care professionals or for the provision of any health care services (it being acknowledged that, if permitted by Law, Tenant may elect to have a visiting general physician at the Premises for the purpose of serving Tenant’s employees, provided that in no event shall any medical waste be disposed of anywhere within the Project), (c) any schools or other training facility (other than a facility to train Tenant’s employees and clients), (d) any retail or restaurant uses (other than the operation of the Cafeteria in accordance with Section 7.4 below), (e) any residential use, or (f) any communications uses such as broadcasting or radio or television stations. Tenant shall not permit the population density within the Premises as a whole to exceed one (1) person for each 150 square feet of Rentable Area in the Premises. Tenant shall have the right to bring dogs into the Premises provided that Tenant complies with the provisions of Exhibit I attached hereto. Without limiting Landlord’s rights or remedies under this Lease, Tenant’s receipt of notice from Landlord that Tenant has violated the provisions of Exhibit I attached hereto on more than three (3) separate occasions in any twenty-four (24) month period shall, at Landlord’s option, result in termination of Tenant’s right to bring dogs into the Premises immediately upon the occurrence of the third (3rd) such violation.

7.2 Compliance With Laws and Other Requirements.

(a) Tenant shall not do anything or suffer anything to be done in the Premises which will in any way conflict with any federal, state, and local laws, ordinances, rules and regulations, court orders, governmental directives, governmental orders and interpretations of the foregoing (“Laws”) now in force or which may hereafter be enacted or promulgated. At its sole cost and expense, Tenant shall promptly comply with all such Laws relating to Tenant’s use, occupancy, improvement, repair or Alteration of the Premises, including with regard to the Specialized Uses; provided that Tenant shall not be required to make structural changes to the Building, or changes to the Base Building Improvements or Building Systems in order to comply with Laws, unless required due to Tenant’s particular use of the Premises (including, without limitation, Tenant’s particular use of the Premises for the Specialized Uses) as opposed to office use in general. Should any standard or regulation now or hereafter be imposed on Landlord or Tenant by a state, federal or local governmental body charged with the establishment, regulation and enforcement of occupational, health or safety standards for employers, employees, landlords or tenants, then Tenant agrees, at its sole cost and expense, to comply promptly with such standards or regulations to the extent such standards or regulations affect Tenant’s use or occupancy of the Premises. Notwithstanding anything to the contrary contained in this Lease, Landlord, and not Tenant, shall be responsible for making changes to the Base Building Improvements, Building structure and the Building Systems, including any structural changes, in order to comply with Laws, unless such changes are required due to Tenant’s particular use (including, without limitation, Tenant’s particular use of the Premises for the Specialized Uses), occupancy, repair or alteration of the Premises (as opposed to use, occupancy, repair or alteration for normal and customary office purposes by tenants generally), in which case Tenant shall be responsible for such changes.

(b) Tenant shall not use the Premises, or permit the Premises to be used, in any manner, or do or suffer any act in or about the Premises which: (i) violates or conflicts with any applicable Law; (ii) causes or is reasonably likely to cause damage to the Project, the Premises or the Building systems, including, without limitation, the life safety, electrical, heating, ventilation and air conditioning (“HVAC”), plumbing or sprinkler systems (collectively, the “Building Systems”) for the Building or the Project; (iii) violates a requirement or condition of any policy of insurance covering the Project or the Premises, or increases the cost of such policy (unless Tenant pays the increased portion of such policy cost); (iv) constitutes or is reasonably likely to constitute a nuisance, annoyance or inconvenience to, or interference with, other tenants or occupants of the Project or its equipment, facilities or systems; (v) interferes with, or is reasonably likely to interfere with, the transmission or reception of microwave, television, radio, telephone, or other communication signals by antennae or other facilities located in the Project; or (vi) violates the Rules and Regulations. Should any federal, state or local governmental agency having jurisdiction with respect to the establishment, regulation or enforcement of occupational, health or safety standards for employers, employees or tenants impose on Landlord or on Tenant at any time now or in the future any requirement or Law relating in any manner to the Premises or occupancy thereof, Tenant shall, at its sole cost and expense, comply promptly (or at Landlord’s election, bear the cost of such compliance as effected by Landlord) with such requirement or Law.

(c) Tenant acknowledges that this Lease is subject to all existing liens, encumbrances, deeds of trust, reciprocal easement agreements, development agreements, covenants, conditional use permits, master plans, reservations, restrictions and other matters of record, affecting the Premises. Without limiting the generality of the forgoing, this Lease is expressly subject to that certain Rooftop Easement Agreement dated as of May 4, 2011 and recorded May 6, 2011 as Series No. 2011- J177293 (herein, the “Wells Agreement”).

(d) In the event any governmental authority having jurisdiction over the Project or the Building promulgates or revises any law, ordinance or regulation or building, fire or other code or imposes mandatory or voluntary controls or guidelines on Landlord or the Building or Project relating to the use or conservation of energy or utilities or the reduction of automobile or other emissions (collectively “Controls”) or in the event Landlord is required or elects to make alterations to the Project or the Building in order to comply with such mandatory or voluntary Controls, Landlord may, in its sole discretion, comply with such Controls or make such alterations to the Project or the Building related thereto, and the cost thereof shall be included in Operating Expenses to the extent permitted by Article 4. Such compliance and the making of such alterations shall not constitute an eviction of Tenant, constructive or otherwise, or impose upon Landlord any liability whatsoever, including, but not limited to, liability for consequential damages or loss of business by Tenant.

7.3 Hazardous Materials. No Hazardous Materials (defined below) shall be Handled (defined below) upon, about, in, above or beneath the Premises or any portion of the Project by or on behalf of Tenant, its subtenants or its assignees, or their respective contractors, clients, officers, directors, employees, agents, or invitees of whose status as invitees Tenant has initiated (collectively, a “Tenant Party”). Notwithstanding the foregoing, normal quantities of those Hazardous Materials customarily used in the conduct of general administrative and office activities and/or the activities associated with the Specialized Uses (e.g., copier fluids and cleaning supplies) may be used and stored at the Premises without Landlord’s prior written consent, but only in compliance with all applicable Environmental Laws (defined below), and with the highest prevailing industry standards. Tenant shall, at its sole cost and expense, promptly take all actions (or at Landlord’s election, reimburse Landlord for taking all actions) required by any Law or necessary for Landlord to make full economic use of the Premises or any portion of the Project which arises in connection with the Handling (defined below) of Tenant’s Hazardous Materials upon, about, above or beneath the Premises or any portion of the Project. Such actions shall include, but not be limited to, the investigation of the environmental condition of the Premises or any portion of the Building, the preparation of any feasibility studies or reports and the performance of any cleanup, remedial, removal or restoration work. Tenant shall take all actions (or, at Landlord’s election, reimburse Landlord for taking all actions) necessary to restore the Premises or any portion of the Building to the condition existing prior to the introduction of Tenant’s Hazardous Materials, notwithstanding any less stringent standards or remediation allowable under applicable Environmental Laws. “Environmental Laws” means and includes all now and hereafter existing statutes, laws, ordinances, codes, regulations, rules, rulings, orders, decrees, directives, policies and requirements by any federal, state or local governmental authority regulating, relating to, or imposing liability or standards of conduct concerning public health and safety or the environment. “Hazardous Materials” means: (a) any material or substance: (i) which is defined or becomes defined as a “hazardous substance,” “hazardous waste,” “infectious waste,” “chemical mixture or substance,” or “air pollutant” under Environmental Laws; (ii) containing petroleum, crude oil or any fraction thereof; (iii) containing polychlorinated biphenyls (PCB’s); (iv) which constitutes asbestos or asbestos-containing material; (v) which is radioactive; (vi) which is infectious; or (b) any other material or substance displaying toxic, reactive, ignitable or corrosive characteristics, as all such terms are used in their broadest sense. “Handle,” “Handled,” or “Handling” shall mean any installation, handling, generation, storage, treatment, use, disposal, discharge, release, manufacture, refinement, presence, migration, emission, abatement, removal, transportation, or any other activity of any type in connection with or involving Hazardous Materials. As a condition precedent to the Delivery Date, Landlord shall, at Landlord’s cost and expense, have abated any and all currently present asbestos and lead paint in the Premises, and any and all other Hazardous Materials known to be currently present in the Premises (expressly excluding lead paint on the exterior of the Building). Landlord shall not use Hazardous Materials in connection with the construction of the Base Building Improvements.

7.4 Cafeteria.

(a) In accordance with the Work Letter and subject to all applicable Laws, at Tenant’s sole cost and expense (subject to the Tenant Improvement Allowance), Tenant shall have the right to construct a full-service kitchen with seating area in the Premises to serve Tenant’s employees, consultants, clients, subtenants and guests (but not the general public or other tenants of the Project without Landlord’s consent, which may be withheld in Landlord’s sole discretion) (“Cafeteria”). In connection therewith, Tenant shall, in accordance with the provisions of Exhibit C, install and maintain, at Tenant’s cost, (i) a kitchen hood, kitchen exhaust duct work and a fire suppression system adequate to comply with applicable Laws and to suppress fires in all cooking equipment within the Premises, and (ii) a grease trap and related equipment. All costs associated with the Cafeteria (including, without limitation, operation, maintenance and repair costs) shall be borne solely by Tenant (for the avoidance of doubt, Tenant may apply the Tenant Improvement Allowance towards the cost of construction of the Cafeteria, subject to the limitations set forth in the Work Letter). Without limiting the foregoing or the provisions of Sections 8.3 and 8.7 below, Tenant shall be solely responsible for any increased depreciation of HVAC equipment or other Building Systems resulting from Tenant’s operation of the Cafeteria or any of the other Specialized Uses, provided that Landlord can reasonably demonstrate that Tenant’s operation of the Cafeteria and such other Specialized Uses resulted in such increased depreciation.

(b) Tenant shall hire a maintenance contractor or comparable service workers to maintain and inspect the fire suppression system and equipment as frequently as necessary, but not less than quarterly, to comply with all applicable Laws and keep the fire suppression system operating properly. Tenant shall hire a maintenance contractor or comparable service workers to thoroughly clean and maintain all kitchen hoods, kitchen equipment, kitchen exhaust duct work, grease traps and waste lines as frequently as necessary, but no less frequently than quarterly, to prevent grease from accumulating. Tenant shall hire a maintenance contractor or comparable service workers to thoroughly clean waste lines and grease traps using the hydro-jet process (or such other process as may be industry standard at the time) as frequently as necessary, but no less frequently than quarterly. All grease trap cleaning shall be performed outside of Business Hours. Tenant shall hire a pest control contractor to service the Premises including, without limitation, Tenant’s trash storage areas, to eliminate insects, rodents, vermin and other pests as frequently as necessary. Tenant shall provide Landlord with a copy of such pest control contract which contract shall list all chemicals being used and indicate what the chemicals are intended to treat. Such pest control contract shall be subject to Landlord’s reasonable approval. If Landlord reasonably determines that areas adjacent to the Premises are being affected by insects, rodents, vermin or other pests as a result of Tenant’s failure to exterminate such pests, Tenant shall , upon Landlord’s request, cause its pest control contractor to treat such adjacent areas to eliminate such pests. Tenant shall provide Landlord with copies of the contracts/service agreements for all services required under this Paragraph 7.4(b). Tenant shall also provide Landlord with copies of the written inspection and service reports of the contractors/vendors within twenty (20) days after Landlord’s request therefor.

(c) In connection with the initial improvement of the Premises, Landlord will require Tenant to install an odor filtration system or other ventilation system for treatment of fumes and exhaust from Tenant’s operations. If Landlord reasonably determines that other areas of the Project or Project occupants are being affected by odors emanating from Tenant’s cafeteria operations in the Premises, Tenant shall, upon Landlord’s request, take reasonable measures in order to eliminate such odors. Tenant shall be solely responsible for all costs and expenses of any modifications or upgrades to the Building or the utilities serving the Building which are necessary in order to accommodate the Cafeteria or required by applicable Laws in connection with the Cafeteria.

(d) Tenant shall maintain all food preparation and/or kitchen areas pertaining to the Cafeteria in a manner that is intended to prevent water in such food preparation and kitchen areas including, without limitation, water used for cooking and cleaning from escaping the Cafeteria/kitchen areas to damage any other portion of the Project. Notwithstanding the waiver of subrogation contained in Section 11.5, Tenant shall be responsible, at Tenant’s sole cost and expense, for any and all water leakage caused by or arising from Tenant’s operations or activities with respect to the Cafeteria and all of the systems serving the Cafeteria including, without limitation, the occurrence of any leakage of the floor drain lines below the slab underlying the Premises which causes any damage whatsoever (including, without limitation, warping, fading, discoloration, de-lamination, deterioration and/or destruction) to the Premises or any other portion of the Project (including, without limitation, the ceiling, floor and/or walls of the floor(s) located below the Premises) (collectively, “Leakage”). As an obligation which shall expressly survive the termination of this Lease, Tenant shall indemnify, protect, defend and hold harmless Landlord and the Landlord Parties in the manner described in Section 11.1 of this Lease from and against any and all Claims, Damages and Costs arising from or in connection with any Leakage.

(e) The contractors/vendors hired by Tenant to provide the maintenance and other services required by this Section 7.4 shall be subject to Landlord’s reasonable approval and shall maintain insurance coverage reasonably acceptable to Landlord, which insurance shall name Tenant, Landlord and Landlord’s property manager as additional insureds.

(f) Tenant shall, at Tenant’s sole expense, keep the Cafeteria and all systems and equipment serving the Cafeteria and every part thereof clean and in good condition and repair and Landlord shall have no obligation to improve, alter, remodel or repair the Cafeteria or any systems or equipment exclusively serving the Cafeteria. Without limiting the generality of the foregoing, Tenant shall be solely responsible for storage and removal of Tenant’s trash. Tenant shall comply with Landlord’s policies and procedures regarding storing, handling and removing of Tenant’s trash. Tenant’s trash storage area shall be thoroughly swept clean daily and washed down as frequently as necessary. Tenant shall cause such trash storage area to be kept well ventilated and/or refrigerated and shall cause its pest control service to provide pest control services as frequently as necessary for such area. Tenant shall keep the path of travel from the Cafeteria to the trash area clean and free of trash, rubbish and debris, and if Tenant fails to do so Landlord may perform such cleaning and Tenant shall reimburse Landlord for the cost of same. If any governmental license or permit is required for the lawful operation of the Cafeteria and/or the conduct of the Cafeteria operations at the Premises, Tenant shall procure and maintain such license or permit for so long as the Cafeteria is located in the Premises, and Tenant shall comply at all times with all terms and conditions thereof. The Cafeteria and the furnishings and equipment therein, shall comply with applicable building, sanitation, safety and health Laws, ordinances, rules and regulations, including the Occupational Safety and Health Act of 1970 (“OSHA”), or applicable state OSHA Act and the standards promulgated thereunder.

7.5 Access. Tenant shall have access to the Building, the Parking Facilities, and the Premises 24 hours per day/7 days per week/365 days per year, subject to the terms of this Lease and subject to such security procedures as Landlord may reasonably impose for the Project.

8.	Utilities And Services.

8.1 Building Services. Landlord shall furnish or cause to be furnished, subject to the provisions of this Lease, as part of Operating Expenses (except as set forth below) to the Premises, the following utilities and services, subject to the conditions and standards set forth herein:

(a) Non-attended automatic passenger elevator service, with at least two (2) cabs in operation at all times (subject to Article 12 below, Force Majeure and reasonably necessary repairs and maintenance).

(b) Subject to all applicable governmental Laws, rules, regulations and guidelines applicable, HVAC to the Premises in amounts required for the use and occupancy of the Premises for normal general office use with normal occupancy density in accordance with the specifications set forth in Exhibit G attached hereto (the “HVAC Specifications”), during the hours of 8:00 A.M. to 6:00 P.M. Monday through Friday, and 7:00 A.M. to 12:00 noon, Saturdays (collectively, the “Business Hours”), except for the date of observation of New Year’s Day, President’s Day, Independence Day, Labor Day, Memorial Day, Thanksgiving Day, and Christmas Day, and at Landlord’s discretion, other state and nationally recognized holidays selected by Landlord which are consistent with Institutional Owner Practices (collectively, the “Holidays”). If Tenant desires to use HVAC during hours other than Business Hours (“After Hours HVAC”), Tenant shall order such after-hours service through Landlord’s automated system, and Landlord will provide the After Hours HVAC at the “Actual Cost,” which is defined as the actual costs incurred by Landlord (including a reasonable allocation of depreciation incurred with respect to Landlord’s supplying such After Hours HVAC and Landlord’s reasonable administrative and engineering expenses not already included in Operating Expenses, but without any mark-up for profit) in providing the After Hours HVAC. The Actual Cost of the After Hours HVAC shall constitute Additional Rent and shall be paid by Tenant to Landlord within thirty (30) days of Tenant’s receipt of invoice therefor.

(c) City water for restrooms on multi-tenant floors.

(d) Electrical service load capacity per useable square foot of 7.0 watts shall be provided to the Premises, in separate risers for portions of each floor. There are five (5) electrical closets on the third (3rd) floor, three (3) electrical closets on the fourth (4th) floor, and one (1) electrical closet on the fifth (5th) floor. The electrical capacity is provided first at 277/480 volts (3 phase) buss duct to a high voltage panel (for tenant lighting and supplemental A/C) in each electrical closet. Each high voltage panel is connected to a 75 KV transformer (except the fifth floor which contains a 30 KV transformer), which will step the power down to a 120/208 volt, 42 circuit panel. The 42 circuit panel will provide a minimum of 3.0 watts per usable square foot connected load (for tenant’s equipment, convenience outlets, furniture, and other office loads). HVAC (except Tenant’s supplemental A/C) is powered via separate Landlord panels. The foregoing electrical specifications are referred to herein as the “Electrical Capacity.” Tenant shall pay directly for electricity as provided in Section 8.3 below.

Any amounts which Tenant is required to pay to Landlord pursuant to this Section 8.1 shall be payable within thirty (30) days of demand by Landlord and shall constitute Additional Rent.

8.2 Interruption of Services. Except as provided in Section 8.8 below, Landlord shall not be liable for any failure to furnish, stoppage of, or interruption in furnishing any of the services described in Section 8.1 when such failure is caused by accident, breakage, repairs, required maintenance, strikes, lockouts, labor disputes, labor disturbances, governmental regulation, civil disturbances, acts of war, moratorium or other governmental action, or any other cause beyond Landlord’s reasonable control, and, in such event, Tenant shall not be entitled to any damages nor shall any failure or interruption abate or suspend Tenant’s obligation to pay Base Rent and Additional Rent required under this Lease or constitute or be construed as a constructive or other eviction of Tenant (the foregoing provision is not intended to supercede the provisions of Article 12 (regarding abatement in the event of Casualty)). In the event any governmental or quasi-governmental authority or public utility promulgates or revises any Law or issues mandatory controls or voluntary controls relating to the use or conservation of energy, water, gas, light or electricity, the reduction of automobile or other emissions, or the provision of any other utility or service, Landlord may take any reasonably appropriate action to comply with such Law, mandatory control or voluntary guideline without affecting Tenant’s obligations hereunder. Tenant recognizes that any security services provided by Landlord at the Project are for the protection of Landlord’s property and under no circumstances shall Landlord be responsible for, and Tenant waives any rights with respect to, providing security or other protection for Tenant or its employees, invitees or property in or about the Premises or the Project. Without limiting the requirements of Exhibit G the HVAC Specifications, Landlord makes no representation with respect to the adequacy or fitness of the HVAC equipment in the Building to maintain temperatures which may be required for, or because of, the

Specialized Uses or any atypical equipment of Tenant (i.e., other than a normal allocation and distribution of office equipment) (other than equipment or lighting of a type and in the amount customarily found in general or professional offices), and Landlord shall have no liability for loss or damage in connection therewith.

8.3 Payment for Electricity, Gas and Water.

(a) At Landlord’s option, Tenant shall either be (i) separately metered for electric, gas and/or water service to the Premises at Tenant’s sole cost and expense (to include, without limitation, the cost of the meters), in which case Tenant shall pay the utility company(ies) directly for all electricity, gas and water, or (ii) separately sub-metered and billed directly by Landlord for electric, gas and/or water service to the Premises, in which case Tenant shall pay to Landlord, as Additional Rent, the cost of all electric, gas and/or water service to the Premises which is sub-metered and such costs shall be included as an Operating Expense as provided in the following Subparagraph 8.3(b).

(b) If electric, gas and/or water services are separately sub-metered, Landlord’s statements of estimated Operating Expenses (“Estimate Statement”) shall contain an estimate of Tenant’s annual charge for all electric, gas and/or water service to the Premises, along with Landlord’s estimate of Operating Expenses incurred or expected to be incurred during such Expense Year and showing the amount of Additional Rent, if any, payable by Tenant in accordance with Subparagraph 4.1(a) hereof on the basis of such estimate. Landlord shall have the right, in Landlord’s discretion, to revise Landlord’s estimates from time to time during any Expense Year to reflect the then current or estimated cost of electric, gas and/or water service to the Premises, and Tenant’s monthly rent payment shall be further adjusted in accordance with any such revised estimate commencing on the first monthly rent payment date following Tenant’s receipt from Landlord of an Estimate Statement of such revised estimate. Commencing as of the first (1st) day of each Expense Year, Tenant shall pay Landlord one-twelfth (1/12) of the amount of said estimated Additional Rent on each monthly rent payment date until further adjustment pursuant to this Subparagraph 8.3(b); provided, that if any Expense Year is a partial year, during said year Tenant shall pay to Landlord only the amount of said Additional Rent attributable solely to such partial year divided by the number of months in said partial year on each of the monthly payment dates during said year. If the Estimate Statement is furnished after the first (1st) day of an Expense Year, Tenant shall pay the entire portion of the estimated Additional Rent attributable to the portion of the Expense Year as applicable, prior to Tenant’s receipt of the Estimate Statement on the first (1st) monthly rent payment date which is at least thirty (30) days after Tenant’s receipt of the Estimate Statement. With reasonable promptness after the expiration of each Expense Year, Landlord shall furnish to Tenant a statement showing: (i) the actual cost of sub-metered electric, gas and/or water service to the Premises during the previous Expense Year; (ii) the difference, if any, between Landlord’s estimated amounts thereof and the actual amounts; and (iii) the aggregate amount of any charge or credit to Tenant necessary to adjust rent previously paid by Tenant to the actual cost of sub-metered electric, gas and/or water service to the Premises. Promptly after the receipt of said statement by Tenant, Tenant shall, in case of an underpayment, pay to Landlord an amount equal to such underpayment, or Landlord shall, in case of an overpayment, credit the next monthly rental payment of Tenant with an amount equal to such overpayment. Tenant agrees to pay any costs incurred by Landlord to the public utility company as a result of the failure by Tenant to pay its estimated charges for electric, gas and/or water service when due. The costs incurred by Landlord in keeping account of electric, gas and/or water service usage by Tenant and the other office tenants in the Project shall be included as part of Operating Expenses. Any depreciation of HVAC equipment due to wear and tear from consumption in excess of 55 hours per week shall be part of the charges payable by Tenant under this Section 8.3 and shall be payable as Additional Rent within thirty (30) days of invoice therefor (and such costs shall not be included in Operating Expenses). Landlord shall use commercially reasonable efforts to require that other tenants of the Project pay directly, either to Landlord or the utility company, for excessive utility usage (inclusive of depreciation costs for excess HVAC usage as described in the immediately preceding sentence), and to exclude such excessive use charges from Operating Expenses.

8.4 Cleaning of Premises; Tenant’s Trash.

(a) Landlord shall not be required to clean or provide any janitorial service to the Premises. Tenant shall, at Tenant’s sole cost and expense, provide janitorial service to the Premises using the same janitorial contractor that provides janitorial service in the balance of the Building, in order to clean the Premises as frequently as reasonably necessary to keep the Premises in clean and sanitary condition, but in no event less frequently than five (5) times per week. Tenant shall pay to Landlord the actual cost (without mark-up for profit) of removal of Tenant’s refuse and rubbish, to the extent that the same exceeds the refuse and rubbish attendant to normal office usage (including, without limitation, due to use of the Premises for the Specialized Uses).

(b) Tenant covenants and agrees, at its sole cost and expense, to (1) comply with Landlord’s recycling and composting policy and practices (so long as all other tenants or occupants of the Office Portion of the Project are similarly obligated to comply) and all present and future Laws, orders and regulations of the Federal, state, county municipal or other governing authorities, departments, commissions, agencies and boards regarding the collection, sorting, separation, and recycling of garbage, trash, rubbish and other refuse (collectively, “trash”); and (2) comply with Landlord’s recycling and composting policy as part of Landlord’s sustainability practices where it may be more stringent than applicable Laws (so long as all other tenants or occupants of the Office Portion of the Project are similarly obligated to comply). Tenant shall pay all costs, expenses, fines, penalties or damages that may be imposed on Landlord or Tenant by reason of Tenant’s failure to comply with the provisions of this Paragraph 8.4(b) and any such fines, penalties or damages payable as a result of any other tenant’s failure to comply will not be included in Operating Expenses.

8.5 Risers. Subject to Landlord’s approval and provided that no Design Problem is created, Tenant, at no additional cost to Tenant for occupying such spaces, shall have the right to non-exclusive space, in an amount approximately equal to Tenant’s Percentage Share, in the Building’s risers, ducts, shafts and conduits for Tenant’s telecommunication and electrical systems cabling and/or wiring from the point of entry of such telecommunications and electrical service into the Building to the Premises. Tenant’s rights hereunder may not be transferred to or used by any Transferee or other Person in the business of providing satellite, voice, data or other telecommunications services to third parties, except to the extent such Transferee or other Person will use the rights hereunder only to service its own satellite, voice, data and other telecommunications requirements at the Premises.

8.6 Showers. Landlord will install showers on the ground floor of the Building for the use in common by tenants of the Building, and Tenant’s employees shall have the non-exclusive right to use such showers. Any such showers will be part of the Common Area and the costs associated with their maintenance and operation will be included in Operating Expenses pursuant to Article 4. If Tenant’s employees choose to use the showers, they shall do so at their own risk, it being the sole responsibility of the individual users of the showers to conduct any and all investigations of the showers that they may deem necessary or desirable prior to making use thereof.

8.7 Overstandard Use. Tenant shall not, without Landlord’s prior written consent, use any equipment or lighting of a type or in amounts in excess of that customarily found in general office space in Comparable Buildings, or occupy the Premises with personnel, so that heat generated by such use or occupancy exceeds the HVAC Specifications. In the event such use or occupancy exceeds the HVAC Specifications, or in the event Tenant’s use of the Premises for any of the Specialized Uses results in the exceeding of the HVAC capacity standards set forth in the HVAC Specifications, Landlord shall have the right (subject to advance notice to Tenant and Tenant’s right to cure within a reasonable period of time) to install any machinery or equipment which Landlord reasonably deems necessary to restore temperature balance, including without limitation, modifications to the standard air conditioning equipment, and Landlord’s actual cost thereof including Landlord’s actual cost of installation and any additional cost of operation and maintenance incurred thereby, shall be paid by Tenant, separate from Operating Expenses, to Landlord upon demand by Landlord; provided that Tenant shall have no responsibility for such cost unless Tenant shall have received at least thirty (30) days advance written notice of the installations and/or modifications Landlord intends to make, and within such period Tenant has not rectified the condition or circumstance which has exceeded the HVAC capacity set forth in the HVAC Specifications or provided reasonably satisfactory evidence that such excess is not caused by Tenant. Tenant’s use of electric current shall not exceed the Electrical Capacity unless Tenant has obtained Landlord’s consent, which may be withheld in Landlord’s sole discretion. Landlord may condition its consent upon Tenant’s payment in advance of Landlord’s total direct and indirect costs (including, without limitation, Landlord’s actual cost and a commercially reasonable supervision fee commensurate with the supervision fees charged by owners of Comparable Buildings) of designing, installing, maintaining and providing any additional facilities determined by Landlord to be required to satisfy such electrical requirements which are not supported by the Electrical Capacity, and Tenant’s payment of costs associated with additional wear on Building Systems. If Tenant’s increased electrical requirements will materially affect the temperature level in the Premises or in the Building, Landlord’s consent may be conditioned upon Tenant’s payment of all direct and indirect costs of installation and operation of any machinery or equipment necessary to restore the temperature level to that otherwise required to be provided by Landlord pursuant to Exhibit G, including, but not limited to, the cost of modifications to the Building Systems and increased wear and tear on existing HVAC equipment. Landlord shall provide light bulb and tube replacement for all light fixtures in the Premises which are Customary Building Improvements (as defined in Section 9.1) as part of Operating Expenses. Tenant shall reimburse Landlord, within thirty (30) days of billing therefor, for the cost of replacement of all bulbs and tubes pertaining to light fixtures in the Premises which are not Customary Building Improvements (including, without limitation, in connection with the Specialized Uses), to the extent Tenant requests that Landlord supply the same.

8.8 Abatement for Untenantability. If the Premises or any portion thereof is rendered untenantable for general office use (“Untenantable”) and is not used by Tenant for a period of at least five (5) consecutive business days or twelve (12) business days in any twelve (12) month period (each five (5) consecutive day or twelve (12) days in twelve (12) months, as applicable, the “Eligibility Period”) as a result of (a) failure in the water, sewage, life/safety, vertical transportation, air conditioning, heating, ventilating or electrical systems of the Building, or (b) failure of Landlord to provide access to the Premises, or (c) failure of Landlord to otherwise perform its obligations under this Lease, Tenant’s rent shall be reduced and abated after the expiration of the Eligibility Period for such time as the Premises or such portion thereof remain Untenantable and are not used by Tenant, in the proportion that the Rentable Area of the portion of the Premises rendered Untenantable and not used by Tenant bears to the total Rentable Area of the Premises. However, if due to the causes referred to in the first sentence of this Section 8.8, any portion of the Premises is rendered Untenantable for a period of time in excess of the Eligibility Period, and the remaining portion of the Premises is not sufficient to allow Tenant to effectively conduct its business therein, and if Tenant does not conduct its business from such remaining portion, then for such time after expiration of the Eligibility Period during which Tenant is so prevented from effectively conducting its business therein, the rent for the entire Premises shall be abated; provided, however, if Tenant reoccupies and conducts its business from any portion of the Premises during such period, the rent allocable to such reoccupied portion, based on the proportion that the Rentable Area of such reoccupied portion of the Premises bears to the total Rentable Area of the Premises, shall be payable by Tenant from the date such business operations commence. During any period of rent abatement hereunder, Tenant shall pay Landlord Additional Rent for all services and utilities provided to and used by Tenant during the period of the rent abatement. To the extent rental loss insurance carried by Landlord, the premiums for which are included in Operating Expenses, covers rent loss for any portion of the Eligibility Period, the Eligibility Period shall be reduced to the extent of such coverage. If the untenantability of the Premises described in this Section 8.8 continues for thirty (30) consecutive days, the same shall be considered a Casualty under Article 12, and Landlord shall be obligated to give the Repair Notice specified in Paragraph 12.2(b) within thirty (30) days after the expiration of said thirty (30) day period.

8.9 Additional HVAC Equipment. Subject to availability of rooftop space as reasonably determined by Landlord, Tenant shall have the right, subject to compliance with Article 10 and subject to Landlord’s reasonable approval with respect to size, capacity and specifications, to install and use, at Tenant’s sole cost and expense, up to two (2) supplemental or independent cooling systems to serve the Premises (“Additional HVAC Equipment”) in available locations reasonably determined by Landlord on the rooftop of the Building. In connection therewith, Tenant and Landlord shall enter into a rooftop license agreement in the form attached hereto as Exhibit K”. The Additional HVAC Equipment shall comply with applicable insurance regulations and applicable Laws, shall not cause permanent damage or injury to the Building, Building Systems, Building structure or the Premises, shall not create a dangerous or hazardous condition, nor interfere with or disturb other tenants in the Building. Tenant shall be responsible for all costs related to the Additional HVAC Equipment and installation thereof, including without limitation, costs of any Landlord-approved modification to the Base Building Improvements, Building Systems and Building structure and costs of subsequent maintenance in connection therewith and any other increases in Operating Expenses related thereto; provided that Tenant shall not be obligated to pay a monthly base rent for use of the rooftop area. Landlord may separately meter the utilities supplied to such Additional HVAC Equipment and in such event Tenant shall pay the cost thereof directly to Landlord, within thirty (30) days of billing therefor, including the cost of such additional metering devices. Amounts payable by Tenant to Landlord pursuant to this Section 8.9 shall be Additional Rent hereunder and shall be payable on a monthly basis. At Landlord’s option, to be exercised by notice to Tenant delivered at least thirty (30) days prior to the expiration or earlier termination of this Lease, Landlord may require Tenant, at Tenant’s sole cost and expense, to remove the Additional HVAC Equipment upon the expiration or earlier termination of this Lease and repair any damage to the rooftop and the Project caused by such removal, and if Tenant fails to perform any such required removal or restoration, Landlord shall have the right, but not the obligation, to do so itself in which case Tenant shall be responsible for Landlord’s cost thereof, as an obligation which shall expressly survive termination of this Lease.

8.10 Energy Efficiency. Tenant shall not waste electricity, water, heat or air conditioning, or other utilities or services, and agrees to cooperate fully with Landlord and to comply with any applicable Laws to assure the most effective and energy efficient operation of the Building. Tenant will reasonably cooperate with Landlord in connection with satisfying Landlord’s reasonable compliance requirements with respect to any sustainability measures implemented by Landlord, including, but not limited to, providing Landlord with monitoring data and reporting duties related to the Premises. Tenant shall use proven energy and carbon reduction measures, which may include energy efficient bulbs in task lighting; use of lighting controls; daylighting measures to avoid overlighting interior spaces; closing shades in the Premises to avoid overheating the space; turning off lights and equipment at the end of the work day; purchasing ENERGY STAR® qualified equipment, including, but not limited to, lighting, office equipment, commercial and residential quality kitchen equipment, vending and ice machines; and purchasing products certified by the U.S. EPA’s Water Sense® program.

8.11 Security. As part of Operating Expenses, Landlord shall provide Building security equipment, procedures and personnel which are consistent with Institutional Owner Practices and, in any event, shall include a 24-hour security guard, and will include, as part of the Building’s access control system, sufficient capacity to allow Tenant to tie-in Tenant’s Security System (as hereinafter defined) with respect to access of the 3rd, 4th and 5th floors, including elevators, elevator lobbies and stairwell doors thereon. Landlord does not warrant the effectiveness of Landlord’s security equipment, procedures and personnel and Tenant may, at its sole cost and expense, install its own security system (“Tenant’s Security System”) governing access to the Premises, including limiting access from the elevators to the 3rd, 4th and 5th floors (via card-key fob, or similar mechanism), and limiting access to the elevator lobbies and stairwell doors on the 3rd, 4th and 5th floors (via card-key fob, or similar mechanism); provided that Tenant’s Security System shall (i) permit Landlord and the fire department to access the Premises, (ii) comply with all applicable Laws, (iii) not create any security risk to the Project or materially adversely affect the rights of other tenants of the Project; and (iv) be compatible with any base Building security systems. Tenant shall be solely responsible for ensuring compliance with the foregoing criteria in items (i) through (iv), and acknowledges and agrees that Tenant shall not install, nor shall Tenant have any right to operate, any Tenant’s Security System that does not comply with the foregoing criteria in items (i) through (iv). By way of example, and without limiting the generality of the foregoing, Tenant’s Security System shall be considered incompatible with the base Building security systems if Tenant’s Security System is not completely independent of all other security systems at the Building or if the installation, monitoring, use, operation, maintenance or removal thereof could reasonably be expected to adversely affect any base Building systems (including any other security systems). Tenant shall, at Tenant’s sole cost and expense, cause Tenant’s Security System to be properly installed, monitored, maintained and operated. Landlord shall not be responsible for failure of access to the Premises to the extent any such failure would not have occurred but for Tenant’s Security System.

9.	Maintenance And Repairs.

9.1 Landlord’s Obligations. Landlord shall keep the Common Areas of the Building and the Project in a clean and neat condition, in a manner reasonably consistent with the practices of owners of Comparable Buildings (“Institutional Owner Practices”). Subject to Section 9.2 below, Landlord shall make all necessary repairs, within a reasonable period following receipt of notice of the need therefor from Tenant, to the exterior doors and windows of the Building, the Base Building Improvements and to public corridors and other public areas of the Project not constituting a portion of any tenant’s premises and shall keep all Building Systems used by Tenant in good order, condition and repair, reasonable wear and tear excepted; provided that Landlord will not be responsible for the maintenance or repair of systems (such as Supplemental HVAC Systems) which exclusively serve the Premises and are not part of the Building Systems. Notwithstanding the foregoing, Tenant shall be solely responsible for all repairs and maintenance to the Building or Project required due to the design and operation of, the Specialized Uses and all improvements which are not Customary Building Improvements (as hereinafter defined) in or serving the Premises installed at the request of Tenant (regardless of whether installed by Landlord, its agents or contractors or third party contractors). Except as provided in Section 8.8 and Article 12, there shall be no abatement of Rent, nor shall there be any liability of Landlord, by reason of any injury to or damage suffered by Tenant arising from the making of, or failure to make, any maintenance or repairs, alterations or improvements in or to any portion of the Building or Project. Tenant waives and releases its right to make repairs at Landlord’s expense under Section 1942 of the California Civil Code or under any other law, statute or ordinance now or hereafter in effect, and

Tenant waives and releases the right to terminate this Lease under Section 1932(1) of the California Civil Code or any similar or successor statute. No provision of this Lease shall be construed as obligating Landlord to perform any repairs, Alterations or decorations to the Premises or the Project except as otherwise expressly agreed to be performed by Landlord pursuant to the provisions of this Lease. As used in this Lease, “Customary Building Improvements” means the component elements generally utilized in the design and construction of the Building that have been pre-selected by Landlord to ensure uniformity of quality, function, and appearance throughout the Building, which elements include, but are not limited to, ceiling systems, doors, hardware, walls, floor coverings, finishes, window coverings, light fixtures, and HVAC components, as the same may be changed or modified by Landlord from time to time.

9.2 Tenant’s Obligations. During the Term, Tenant shall, at its sole cost and expense, maintain the Premises in good order and repair and in a safe, clean and neat condition. Tenant shall make all repairs to the Premises not required to be made by Landlord under Section 9.1 above (including, without limitation, all repairs associated with the Specialized Uses and damaged and broken fixtures and appurtenances) with replacements of any materials to be made by use of materials of equal or better quality. Further, subject to Section 11.5 below, Tenant shall be responsible for, and upon demand by Landlord shall promptly reimburse Landlord for, any damage to any portion of the Project or the Premises caused by (a) activities of Tenant or any Tenant Party in the Building or the Premises; (b) the performance or existence of any alterations, additions or improvements made by Tenant or any Tenant Party in or to the Premises; (c) the installation, use, operation or movement of Tenant’s property in or about the Building or the Premises; or (d) any act or omission by Tenant or any Tenant Party or any other person permitted in or invited to the Premises or the Project by Tenant or any Tenant Party.

9.3 Landlord’s Rights. Upon reasonable prior notice to Tenant (except in the case of an emergency), and subject to the provisions of Article 23, Landlord and its contractors shall have the right, at all reasonable times, to enter upon the Premises to make any repairs to the Premises or the Building or the Project reasonably required or deemed reasonably necessary by Landlord and to erect such equipment, including scaffolding, as is reasonably necessary to effect such repairs. In the event of any failure of Tenant to perform any of its obligations under this Article 9, or under Articles 7, 10, or 11, where such failure remains uncured for ten (10) days after delivery by Landlord to Tenant of written notice of such failure (or in the case of an emergency, after such oral or written notice, if any, as may be practical under the circumstances), Landlord may (but shall not be obligated to) elect to perform such obligation of Tenant at Tenant’s sole cost and expense, and in the event of such performance by Landlord, Tenant shall pay to Landlord within thirty (30) days after written demand therefor one hundred ten percent (110%) of Landlord’s actual direct and indirect costs (including interest, overhead, general conditions and administration) in performing such obligations of Tenant.

10. Additions and Alterations.

10.1 Alterations. Except as hereinafter provided in this Section 10.1, Tenant shall not make any improvements, alterations, additions or changes to the Premises (collectively, “Alterations”) without first procuring the prior written consent of Landlord to such Alterations, which consent shall be requested by Tenant not less than twenty (20) business days prior to the desired date of commencement thereof and which consent will not be unreasonably withheld, conditioned or delayed except as hereinafter provided; provided however, that Landlord’s consent shall not be required for Alterations which are strictly cosmetic in nature, such as paint and carpet, so long as Tenant provides Landlord with at least two (2) business days’ prior written notice of such cosmetic Alterations. Landlord may withhold its consent in its sole discretion with respect to any proposed Alteration which would create a Design Problem. As used herein and in Exhibit C, a “Design Problem” means that the proposed Alteration or Tenant Improvement, as applicable (a) would adversely affect the Base Building Improvements; (b) would have an adverse effect on the structural integrity of the Building; (c) is not in compliance with Laws; (d) would have an adverse effect on the Building Systems; (e) would affect the exterior appearance of the Building or would be visible from the atrium of the Building; (f) would cause unreasonable interference with the normal and customary office operations of any other tenant in the Building, (g) creates the potential for unusual expenses to be incurred upon the removal of the Alteration or Tenant Improvement and the restoration of the Premises upon the termination of this Lease unless Tenant agrees to pay for the incremental increased removal cost, or (h) is presented to Landlord with incomplete or inaccurate information. Landlord’s consent shall not be required for Alterations which do not create a Design Problem and cost less than $150,000 per project, so long as Tenant provides Landlord with at least ten (10) business days’ prior written notice of such desired Alterations ( cosmetic Alterations require only two (2) business day’s prior notice, as set forth above). With respect to Alterations for which Landlord’s consent is required, (i) Landlord agrees to provide its consent or a written explanation of its withholding of consent within twenty (20) business days of Landlord’s receipt of Tenant’s notice of proposed Alterations, together with such other materials as are reasonably necessary for Landlord’s analysis of the proposed Alterations, including plans therefor (collectively, the “Alterations Request”), and (ii) Tenant shall not submit its plans for permitting until Landlord’s consent has been obtained. Landlord agrees to respond to any request by Tenant for approval of Alterations which approval is required hereunder within ten (10) business days after receipt of the Alterations Request; Landlord’s response shall be in writing and, if Landlord withholds its consent to any Alterations, Landlord shall specify in reasonable detail in Landlord’s notice of disapproval, the basis for such disapproval. If Landlord fails to notify Tenant of Landlord’s approval or disapproval of any such Alterations Request within such ten (10) business day period, Tenant shall have the right to provide Landlord with a second written request for approval (a “Second Request”) that specifically identifies the applicable Alterations Request and contains the following statement in bold and capital letters: “THIS IS A SECOND REQUEST FOR APPROVAL OF AN ALTERATIONS REQUEST PURSUANT TO THE PROVISIONS OF SECTION 10.1 OF THE LEASE. IF LANDLORD FAILS TO RESPOND WITHIN TEN (10) BUSINESS DAYS AFTER RECEIPT OF THIS NOTICE, THEN LANDLORD SHALL BE DEEMED TO HAVE APPROVED THE WORK DESCRIBED HEREIN.” If Landlord fails to respond to such Second Request within ten (10) business days after receipt by Landlord, the Alterations Request in question shall be deemed approved by Landlord; provided, however, that there shall be no deemed approval hereunder unless both the first notice described hereinabove and the Second Request were delivered to Landlord in accordance with Article 26 below. If Landlord timely delivers to Tenant notice of Landlord’s disapproval of any Alterations Request, Tenant may revise Tenant’s plans to incorporate the changes (if any) suggested by Landlord in Landlord’s notice of disapproval, and resubmit such plans to Landlord; in such event, the scope of Landlord’s review of such plans shall be limited to Tenant’s correction of the items in which Landlord had previously objected in writing (provided that nothing herein shall be deemed to obligate Landlord to suggest changes to, or consent to, proposed Alterations if such Alterations would create a Design Problem). Landlord’s review and approval (or deemed approval) of revised Alterations Requests shall be governed by the provisions set forth above in this Section 10.1. The procedure set out above for approval of Tenant’s Alterations Requests will also apply to any change, addition or amendment to Tenant’s Alterations Requests. Tenant shall pay to Landlord Landlord’s out-of pocket costs to third party consultants for reviewing and inspecting all Alterations to assure full compliance with all of Landlord’s requirements. The construction of the initial Tenant Improvements in the Premises shall be governed by the terms of Exhibit C and not the terms of this Article 10.

10.2 Manner of Construction. Landlord may impose, as a condition of its consent to any and all Alterations or repairs of the Premises or about the Premises, such requirements as Landlord, in its reasonable discretion, may deem desirable, including, but not limited to, the requirement that Tenant utilize for such purposes only contractors, mechanics and materialmen (collectively, “contractors”), materials, space planners, architects and engineers reasonably approved by Landlord. All contractors working on the Alterations must be union contractors unless approved otherwise by Landlord in its discretion. Tenant shall immediately cease using any contractor that Landlord reasonably and in good faith determines is not suitable for the Project because of quality of the work or because of any potential or actual adverse impact of such contractor on the Project or on the labor relations between Landlord and any trade unions (including picketing or otherwise disrupting tenants or operations at the Project). Tenant shall be solely responsible for all costs incurred by Landlord (including, without limitation, attorneys’ fees and court costs) due to picketing or other labor disharmony or disruption caused by Tenant’s contractors. Tenant shall construct its Alterations and perform all repairs in conformance with any and all applicable Laws, rules and regulations and pursuant to a valid building permit, issued by the City of San Francisco, and in conformance with Landlord’s construction rules and regulations in effect from time to time. All work with respect to any Alterations must be done in a good and workmanlike manner and diligently prosecuted to completion to the end that the Premises shall at all times be a complete unit except during the period of work. In performing any such Alterations, Tenant shall have the work performed in such manner so as not to unreasonably obstruct access to the Project or any portion thereof, by any other tenant of the Project, and so as not to obstruct the business of Landlord or other tenants in the Project, or unreasonably interfere with the labor force working in the Project. All Alterations shall be at Tenant’s sole cost and expense. In addition to Tenant’s obligations under Section 10.4, upon completion of any Alterations, Tenant agrees to cause a Notice of Completion to be recorded in the office of the Recorder of the County of San Francisco in accordance with Section 3093 of the Civil Code of the State of California or any successor statute. All direct and indirect costs relating to any modifications, alterations or improvements of the Project or the Building, whether outside or inside of the Premises, required by any governmental agency or by Law as a condition or as the result of any Alteration requested or effected by Tenant shall be borne by Tenant, and in connection therewith, Landlord may elect to perform such modifications, alterations or improvements (at Tenant’s sole cost and expense) or require such performance directly by Tenant. If requested by Landlord, Tenant shall provide Landlord with copies of all contracts, receipts, paid vouchers, and any other documentation (including, without limitation, “as-built” drawings, air/water balancing reports, permits and inspection certificates) in connection with the construction of the Alterations. Upon completion of any Alterations for which a construction permit is required, Tenant shall deliver to the Building management office, within thirty (30) days following completion of the Alterations, a reproducible copy of the “as built” drawings of the Alterations in such form (such as a CAD system) or medium as Landlord may reasonably require.

10.3 Insurance During Construction. In the event Tenant makes any Alterations, Tenant shall cause all contractors and subcontractors to procure and maintain insurance coverage naming Landlord, Landlord’s property manager and Landlord’s lender as additional insureds against such risks, in such amounts, and with such companies as Landlord may reasonably require. Without limiting the generality of the foregoing, Tenant shall carry, or require its general contractor to carry, “Builder’s All Risk” insurance in an amount at least equal to the total hard costs of the Alterations, covering the construction of such Alterations, it being understood and agreed that all of such Alterations shall be insured by Tenant pursuant to Article 11 immediately upon completion thereof.

10.4 Liens. Tenant shall pay when due all costs for work performed and materials supplied to the Premises. Tenant shall keep Landlord, the Premises and the Project free from all liens, stop notices and violation notices relating to the Alterations or any other work performed for, materials furnished to or obligations incurred by Tenant and Tenant shall indemnify, defend and hold harmless Landlord, the Premises and the Project of and from any and all loss, cost, damage, liability and expense, including attorneys’ fees, arising out of or related to any such liens or notices. Tenant shall give Landlord not less than seven (7) business days prior written notice before commencing any Alterations in or about the Premises to permit Landlord to post appropriate notices of non-responsibility. If required by Landlord, in connection with Alterations which are reasonably budgeted to cost in excess of $250,000.00, Tenant shall also secure, prior to commencing any Alterations, at Tenant’s sole expense, a completion and lien indemnity bond satisfactory to Landlord for such work; provided that Landlord shall not have the right to require any such bonds after Tenant has Satisfied the Financial Standard. During the progress of such work, Tenant shall, upon Landlord’s request, furnish Landlord with sworn contractor’s statements and lien waivers covering all work theretofore performed. Tenant shall satisfy, bond over or otherwise discharge all liens, stop notices or other claims or encumbrances within ten (10) business days after Landlord notifies Tenant in writing that any such lien, stop notice, claim or encumbrance has been filed. If Tenant fails to pay and remove such lien, claim or encumbrance within such ten (10) business day period, Landlord, at its election, may pay and satisfy the same and in such event the sums so paid by Landlord, with interest from the date of payment at the Interest Rate, shall be deemed to be Additional Rent due and payable by Tenant within thirty (30) days of invoice therefor.

10.5 Surrender. Except as provided in Section 7.3 and in this Section 10.5, upon expiration or earlier termination of this Lease, Tenant shall surrender the Premises to Landlord in as good order and condition as when Tenant took possession and as thereafter improved by Landlord and/or Tenant, reasonable wear and tear, damage from casualty (subject to Tenant’s insurance obligations and the provisions of Article 12) and repairs which are specifically made the responsibility of Landlord hereunder excepted. All Tenant Improvements, and all Alterations which are attached to, or built into, the Premises, shall become the property of Landlord upon installation thereof, and shall be surrendered to Landlord with the Premises. However, if and to the extent Landlord specifically and in writing conditions its approval of a Non-Standard Tenant Improvement or Alteration (as hereinafter defined) upon Tenant’s removal of such item upon Lease termination, Tenant shall, at Tenant’s expense, remove such Non-Standard Tenant Improvement or Alteration and repair any damage to the Premises and Building caused by such removal upon expiration or early termination of this Lease. If Tenant fails to complete such removal and/or to repair any damage caused by the removal, Landlord may do so and may charge the cost thereof to Tenant and Tenant shall, as an obligation which shall expressly survive termination of this Lease, pay such cost to Landlord within thirty (30) days of invoice therefor. As used in this Lease, a “Non-Standard Tenant Improvement or Alteration” is an improvement or Alteration that Landlord reasonably determines will likely not be usable by a subsequent third party general office user tenant including, without limitation, the improvements associated with the Specialized Uses. Failure by Tenant to comply strictly with the provisions of this Section 10.5 shall constitute a failure of Tenant to surrender the Premises validly. All business and trade fixtures, machinery and equipment, furniture, movable partitions, signage, internal cabling, wires or cabling in the risers, access control system components, Iocksets that are not Customary Building Improvements, and items of personal property owned by Tenant or installed by Tenant at its expense in the Premises shall be and remain the property of Tenant; upon the expiration or earlier termination of this Lease, Tenant shall, at its sole expense, remove all such items and repair any damage to the Premises or the Project caused by such removal. If Tenant fails to remove any such items or repair such damage promptly after the expiration or earlier termination of this Lease, Tenant shall be deemed to have abandoned the same, in which case Landlord may remove and store the same at Tenant’s expense (and Tenant shall pay Landlord the cost thereof upon demand), or appropriate the same for itself, or sell the same in its discretion, with no liability to Tenant.

11. Indemnification And Insurance.

11.1 Waiver of Liability and Indemnification.

(a) By Tenant. Except to the extent expressly provided to the contrary herein, Tenant hereby waives all claims and causes of action against Landlord, its partners, advisors, mortgagees and ground lessors and each of their respective officers, managers, directors, employees, contractors, agents, successors and assigns (collectively, “Landlord Parties”) for any damage to persons or property (including, without limitation, loss of profits and intangible property) in any way relating to Tenant’s use and occupancy of the Premises. Subject to Section 11.5 below, Tenant shall indemnify, defend, protect and hold harmless Landlord and each of the Landlord Parties (except to the extent the losses described below are caused by the negligence or willful misconduct of Landlord, its agents, contractors or employees (acting within the scope of their relationship with Landlord)), from and against:

(1) any and all claims, losses, damages, obligations, liabilities, costs and expenses (including, but not limited to, reasonable attorneys’ fees and legal costs) (collectively, “Claims, Damages and Costs”) which arise out of, are occasioned by or are in any way attributable to (i) the use or occupancy of the Premises or any portion of the Project by Tenant, or (ii) the acts or omissions of Tenant or any Tenant Party, or (iii) any Event of Default by Tenant hereunder; and

(2) any and all environmental damages which arise from: (i) the Handling of any Tenant’s Hazardous Materials, or (ii) the breach of any of the provisions of this Lease. For the purpose of this Lease, “environmental damages” shall mean (X) all claims, judgments, damages, penalties, fines, costs, liabilities, and losses (including, without limitation, diminution in the value of the Premises or any portion of the Project, damages for the loss of or restriction on use of rentable space, and from any adverse impact of Landlord’s marketing of space); (Y) all sums paid for settlement of claims, reasonable attorneys’ fees, consultants’ fees and experts’ fees; and (Z) all costs incurred by Landlord in connection with investigation or remediation relating to the Handling of Tenant’s Hazardous Materials necessary for Landlord to make full economic use of the Premises.

(b) By Landlord. Notwithstanding the waiver set forth in Paragraph 11.1(a). but subject to Section 11.5 below and the limitation on Landlord’s liability set forth in Section 24.1, Landlord shall indemnify, protect, defend and hold harmless Tenant and Tenant’s agents, employees, officers, directors, shareholders and partners (collectively, “Tenant Indemnified Parties”), from and against any Claims, Damages and Costs with respect to or arising out of any injury to persons or damage to property (but not for injury to, or interference with, Tenant’s or any Tenant Indemnified Parties’ business or for consequential damages), to the extent such damage or injury arises or results from (i) the negligence or willful misconduct of Landlord, its agents or employees (acting within the scope of their relationship with Landlord), and/or (ii) the default by Landlord (beyond expiration of applicable notice and cure periods) of any obligations on Landlord’s part to be performed under the terms of this Lease; provided, however, that Landlord’s indemnity shall not apply or extend to any such damage or injury which is covered by any insurance maintained by Tenant or any Tenant Indemnified Parties (or which would have been covered had Tenant obtained the insurance required under the provisions of this Lease).

11.2 Property Insurance. At all times during the Term of this Lease, Tenant shall procure and maintain, at its sole expense:

(a) “special form” (and at Landlord’s option sprinkler leakage) property insurance, in an amount not less than one hundred percent (100%) of replacement cost covering (i) all leasehold and tenant improvements in and to the Premises (including the initial Tenant Improvements and subsequent Alterations), (ii) all floor and wall coverings in the Premises, and (iii) Tenant’s office furniture, business and personal trade fixtures, equipment, furniture system, inventory and other personal property from time to time situated in the Premises. The proceeds of such insurance shall be used for the repair and replacement of the property so insured, except that if not so applied or if this Lease is terminated following a casualty, the proceeds pertaining to the items described in clauses (i) and (ii) hereof shall be paid to Landlord and the proceeds applicable to the items described in clause (iii) shall be paid to Tenant; and

(b) business interruption insurance in such amount as will reimburse Tenant for actual direct or indirect sustained loss of earnings attributable to all perils insured against in Section 11.2(a) for a period of not less than twelve (12) months.

11.3 Liability Insurance.

(a) At all times during the Term of this Lease (and prior to the Commencement Date with respect to any use or activity of Tenant hereunder at the Project), Tenant shall procure and maintain, at its sole expense for the protection of Landlord and Tenant, commercial general liability insurance applying to the use and occupancy of the Premises and the business operated by Tenant. Such insurance shall have a minimum combined single limit of liability of at least $1,000,000 per occurrence and a general aggregate limit of at least $3,000,000, and Tenant shall provide in addition excess liability insurance on a following form basis, with overall limits of at least $10,000,000. All such policies shall be written to apply to all bodily injury (including death), property damage and personal injury losses, shall include blanket contractual liability, broad form property damage, independent contractor’s coverage, completed operations, products liability, cross liability and severance of interest clauses, and shall be endorsed to include Landlord and its agents, beneficiaries, partners, employees, and any Holder (defined in Section 18.1) of any Security Document (defined in Section 18.1) designated by Landlord in writing as additional insureds.

(b) At all times during the Term of this Lease (and prior to the Commencement Date with respect to any use or activity of Tenant hereunder at the Project), Tenant shall procure and maintain, at its sole expense for the protection of Landlord and Tenant, primary automobile liability insurance with limits of not less than $1,000,000 per occurrence covering owned, hired and non-owned vehicles used by Tenant.

(c) Prior to the storage, use or giving away of alcoholic beverages on or from the Premises by Tenant or another person, Tenant, at its own expense, shall obtain a policy or policies of insurance issued by a responsible insurance company and in a form acceptable to Landlord saving harmless and protecting Landlord and the Premises against any and all damages, claims, liens, judgments, expenses and costs, including actual attorneys’ fees, arising under any present or future law, statute, or ordinance of the State of California or other governmental authority having jurisdiction of the Premises, by reason of any storage, use or giving away of alcoholic beverages on or from the Premises. Such policy or policies of insurance shall have a minimum combined single limit of $3,000,000 per occurrence and shall apply to bodily injury, fatal or nonfatal; injury to means of support; and injury to property of any person. Notwithstanding the foregoing, if Tenant constructs the Roof Deck, the aforementioned limit of $3,000,000 must be increased to $5,000,000. Such policy or policies of insurance shall name the Landlord and its agents, beneficiaries, partners, employees and any Holder of any Security Document designated by Landlord as additional insureds.

(d) At all times during the Term of this Lease (and prior to the Commencement Date with respect to any use or activity of Tenant hereunder at the Project), Tenant shall procure and maintain Workers’ Compensation Insurance in accordance with the laws of the State of California, and employer’s liability insurance with a limit not less than $1,000,000 bodily injury each accident; $1,000,000 bodily injury by disease—each person; and $1,000,000 bodily injury by disease policy limit.

(e) Not more frequently than once each two (2) years and not during the initial two (2) years of the Term, if in the opinion of Landlord’s lender or of the insurance broker retained by Landlord, the amount of employer’s liability insurance or commercial general liability insurance or excess liability insurance coverage set forth above in Subparagraphs (d) and (a), respectively, is not adequate, Tenant shall increase the insurance coverage as required by either Landlord’s lender or Landlord’s insurance broker, provided that such increased coverage is reasonably commensurate with the levels of coverage required by owners of Comparable Buildings.

11.4 Policy Requirements. All insurance required to be maintained by Tenant shall be issued by insurance companies authorized to do insurance business in the State of California and rated not less than A-VII in Best’s Insurance Guide. All such insurance policies shall be written as primary policies, not excess or contributing with or secondary to any other insurance as may be available to Landlord or to the additional insureds. A certificate of insurance evidencing the insurance required under this Article 11 shall be delivered to Landlord concurrently with Tenant’s execution of this Lease; provided that Tenant shall have until thirty (30) days after execution of this Lease to obtain the completed operations and products liability coverage required by Paragraph 11.3(a) above and provide a certificate evidencing such coverage to Landlord. Copies of the relevant portions of Tenant’s insurance policies and endorsements thereto (or reasonably appropriate abstracts thereof certified to be accurate by an authorized officer of Tenant) shall be delivered to Landlord within fifteen (15) days after Landlord’s reasonable request in connection with claims or losses related to such policies. All polices shall contain an agreement on the part of the insurers that in the event of cancellation of the policy, the insurer shall endeavor to give not less than thirty (30) days advance written notice to Landlord and to any Holder of any Security Document designated by Landlord. Tenant shall furnish Landlord with a replacement certificate with respect to any insurance not less than ten (10) days prior to the expiration of the current policy. Tenant shall have the right to provide the insurance required by this Article 11 pursuant to blanket policies, but only if such blanket policies expressly provide coverage to the Premises and the Landlord as required by this Lease without regard to claims made under such policies with respect to other persons.

11.5 Waiver of Subrogation. Notwithstanding any provision of this Lease to the contrary (except with respect to Leakage as described in Paragraph 7.4(d)), Landlord and Tenant each hereby releases the other, and waives its entire right of recovery against the other for any direct or consequential loss or damage arising out of or incident to the perils covered by the property insurance policy or policies carried by, or required to be carried by, the waiving party pursuant to this Lease (including deductible amounts thereunder), whether or not such damage or loss may be attributable to the negligence of either party or their agents, invitees, contractors, or employees. Each insurance policy carried by either Landlord or Tenant in accordance with this Lease shall include a waiver of the insurer’s rights of subrogation to the extent necessary.

11.6 Failure to Insure. If Tenant fails to maintain any insurance which Tenant is required to maintain pursuant to this Article 11, Tenant shall be liable to Landlord for any loss or cost resulting from such failure to maintain. Landlord shall have the right, in its sole discretion upon notice to Tenant, to procure and maintain such insurance which Tenant is required to maintain hereunder and the cost thereof shall be deemed Additional Rent due and payable by Tenant. Tenant may not self-insure against any risks required to be covered by insurance provided by Tenant hereunder without Landlord’s prior written consent.

11.7 Miscellaneous. Landlord makes no representation that the insurance coverage specified to be carried by Tenant pursuant to this Article 11 is adequate to protect Tenant against Tenant’s undertaking under the terms of this Lease or otherwise, and in the event Tenant believes that any such insurance coverage called for under this Lease is insufficient, Tenant shall provide, at its own expense, such additional insurance as Tenant deems adequate. Tenant shall not keep, use, sell or offer for sale in or upon the Premises any article which may be prohibited by any insurance policy periodically in force covering the Premises, the Building or the Project. If any of Landlord’s insurance policies shall be cancelled or cancellation shall be threatened or the coverage thereunder reduced or threatened to be reduced in any way because of the use of the Premises or any part thereof by Tenant or any assignee, subtenant, licensee or invitee of Tenant and, if Tenant fails to remedy the condition giving rise to such cancellation, threatened cancellation, reduction of coverage, or threatened reduction of coverage, within forty-eight (48) hours after notice thereof, Landlord may, at its option, enter upon the Premises and attempt to remedy such condition, and Tenant shall promptly pay the cost thereof to Landlord as Additional Rent. Landlord shall not be liable for any damage or injury caused to any property of Tenant or of others located on the Premises resulting from such entry. If Landlord is unable, or elects not to remedy such condition, then Landlord shall have all of the remedies provided for in this Lease upon the occurrence of an Event of Default. Tenant shall not do or permit to be done any act or things upon or about the Premises or the Project, which will (a) result in the assertion of any defense by the insurer to any claim, (b) invalidate, or (c) be in conflict with, the insurance policies of Landlord or Tenant covering the Building, the Premises or fixtures and property therein, or which would increase the rate of fire insurance applicable to the Building or the Project to an amount higher than it otherwise would be; and Tenant shall neither do, nor permit to be done, any act or thing upon or about the Premises or the Building which shall or might subject Landlord to any liability or responsibility for injury to any person or persons or to property. If, as a result of any act or omission by or on the part of Tenant or violation of this Lease by Tenant, whether or not Landlord has consented to the same, the rate of “special form” or other type of insurance maintained by Landlord on or with respect to the Building and fixtures and property therein, shall be increased to an amount higher than it otherwise would be, Tenant shall reimburse Landlord for all increases of Landlord’s insurance premiums so caused within thirty (30) days after delivery of written demand therefor by Landlord. In any action or proceeding wherein Landlord and Tenant are parties, a schedule or “make-up” of rates for the Project or the Premises issued by the body making fire insurance rates or established by insurance carrier providing coverage for the Building or demised Premises shall be presumptive evidence of the facts stated therein including the items and charges taken into consideration in fixing the “special form” insurance rate then applicable to the Building or the Premises.

11.8 Landlord’s Insurance. Landlord shall, at all times during the Term hereof (subject to reimbursement in accordance with Article 4), procure and maintain in force insurance in accordance with Institutional Owner Practices, including, without limitation, insurance of the type commonly referred to as an “all risk of physical loss” policy, including commercial general liability insurance insuring the Building and the Project against all risks and all other hazards as determined by Landlord in Landlord’s discretion.

12. Damage Or Destruction.

12.1 Repair of the Premises. Tenant shall promptly notify Landlord in writing (a “Damage Notice”) of any casualty event, damage or condition to which this Article 12 is or may be applicable and of which Tenant is aware. Landlord shall, within a reasonable time after the discovery by Landlord of any damage to the Project resulting from any casualty event which adversely affects the Premises or Tenant’s ability to have access to or use of the Premises for the Permitted Use (“Casualty”), subject to reasonable delays for insurance adjustment or other matters beyond Landlord’s reasonable control, and subject to all other terms of this Article 12, begin to repair the damage to the Project and the Premises resulting from such Casualty and shall proceed with reasonable diligence to restore the Project and Premises to substantially the same condition as existed immediately before such Casualty, except for modifications required by applicable Laws or covenants, conditions and restrictions, and modifications to the Building or the Project (outside of the Premises) deemed desirable in good faith by Landlord; provided, however, that Landlord shall not be required to repair or replace any furniture, equipment, fixtures, and other personal property which may have been placed by, or at the request of, Tenant or other occupants in the Project or the Premises. Landlord shall have no liability for any inconvenience or annoyance to Tenant or injury to Tenant’s business as a result of any Casualty, or Landlord’s Restoration (defined in Section 12.2) activities hereunder, regardless of the cause therefor. Base Rent and Additional Rent, payable under Article 4, shall abate if and to the extent a Casualty damages the Premises or otherwise impairs Tenant’s ability to have access to or use of the

Premises for the Permitted Use and as a result thereof all or any material portion of the Premises are rendered Untenantable, and are not occupied by Tenant, which abatement shall commence on the date Tenant vacates the portion of the Premises affected on account thereof; Tenant’s abatement period shall continue until Tenant has been given reasonably sufficient time, and reasonably sufficient access to the Premises, to rebuild the portion of the Premises (if any) that Tenant is required to rebuild, to install Tenant’s furniture, fixtures, equipment and other personal property in the Premises to the extent the same shall have been removed and/or damaged as a result of the Casualty and to move in to the Premises over the course of one (1) full weekend (during which weekend Tenant shall be provided with the exclusive use of the Building’s designated freight elevator). Tenant shall assign to Landlord (or to any party designated by Landlord) all insurance proceeds payable to Tenant under Tenant’s insurance required under this Lease with respect to the leasehold improvements in the Premises, provided that, if the cost of Restoration of the leasehold improvements in the Premises by Landlord exceeds the amount of insurance proceeds received by Landlord from Tenant’s insurance carrier, as assigned by Tenant, such shortfall shall be paid by Tenant to Landlord prior to Landlord’s Restoration of the damage, or at Landlord’s election, at any later time following Landlord’s discovery of any insufficiency of such insurance proceeds, it being expressly acknowledged and agreed that all of Landlord’s obligations hereunder with respect to Restoration of the leasehold improvements in the Premises are subject to receipt of Tenant’s insurance proceeds therefor and payment by Tenant of any shortfall amount.

12.2 Exceptions to Landlord’s Obligations.

(a) Notwithstanding anything to the contrary contained in this Article 12, Landlord shall have no obligation to repair the Premises and shall have the right to terminate this Lease in any case where (a) any portion of the Premises or any material portion of the Project is damaged and (b) (i) Landlord estimates in good faith that the repair and restoration of such damage under Section 12.1 (“Restoration”) cannot reasonably be completed (without the payment of overtime) within two hundred seventy (270) days after Landlord’s actual discovery of such damage, (ii) the Holder of any Security Document requires the application of any insurance proceeds with respect to such Casualty to be applied to the outstanding balance of the obligation secured by such Security Document, (iii) the cost of such Restoration is not fully covered by insurance proceeds available to Landlord and payments received by Landlord from tenants, or (iv) such Casualty occurs (or Landlord discovers the damage relating thereto) at any time within the last twelve (12) months of the Term. Landlord’s right of termination hereunder shall be exercisable by Landlord by delivery of written notice to Tenant at any time following the Casualty until forty-five (45) days following the later of (x) delivery of the Damage Notice or (y) Landlord’s discovery or determination of any of the events described in clauses (i) through (iv) of the preceding sentence and shall be effective upon delivery of such notice of termination (or if Tenant has not vacated the Premises, upon the expiration of thirty (30) days thereafter). In any circumstance under this Article 12 where Landlord has the right to terminate this Lease due to an event that does not involve damage to the Premises, Landlord shall not terminate this Lease in an arbitrary or discriminatory manner.

(b) Landlord shall give Tenant written notice (the “Repair Notice”) stating the estimated length of time that will be required to repair the damage caused by the Casualty as soon as reasonably possible after such Casualty, but in no event later than thirty (30) days following the date Landlord is informed of the Casualty. If the Premises, access thereto within the Project or Building Systems serving the Premises suffer Casualty so that more than 95,000 square feet of Rentable Area of the Premises is rendered Untenantable and the repair thereof cannot, in the reasonable opinion of Landlord, be completed within two hundred seventy (270) days after the date Landlord is informed of the Casualty (without payment of overtime or other premium), Tenant shall have the option to terminate this Lease (“Tenant’s First Casualty Termination Option”). Tenant shall have thirty (30) days from Tenant’s receipt of the Repair Notice to exercise Tenant’s First Casualty Termination Option by written notice to Landlord. If Tenant exercises Tenant’s First Casualty Termination Option, this Lease shall terminate as of a date not less than thirty (30) days nor more than sixty (60) days after Tenant’s notice to Landlord of the exercise of Tenant’s First Casualty Termination Option.

(c) If the Premises, access thereto within the Project or Building Systems serving the Premises suffer Casualty so that the Premises are rendered Untenantable, and if the Lease does not terminate pursuant to Paragraph 12.2(a) or Paragraph 12.2(b), then if Landlord fails to substantially complete the repair of such Casualty on or before the date (the “Outside Completion Date”) which is the later of (i) two hundred seventy (270) days after the date Landlord is informed of the Casualty and (ii) the date which is six (6) months after the date estimated for completion of such repair set forth in the Repair Notice required under Paragraph 12.2(b) above, and if the Casualty not repaired on the Outside Completion Date renders a substantial part of the Premises Untenantable, Tenant shall have the option, exercisable by written notice to Landlord within thirty (30) days after the Outside Completion Date, to terminate this Lease effective thirty (30) days after the date of such notice.

12.3 Waiver. The provisions of this Lease, including this Article 12, constitute an express agreement between Landlord and Tenant with respect to any and all damage to, or destruction of, all or any part of the Premises, the Building or any other portion of the Project by Casualty and no statute or regulation which is inconsistent with this Article 12, now or hereafter in effect, including without limitation, Sections 1932(2) and 1933(4) of the California Civil Code, shall have any application to this Lease with respect to any damage or destruction to all or any part of the Premises, the Building or any other portion of the Project.

13. Condemnation.

13.1 Taking. In the event the whole or a material portion of the Premises, the Building or the Project shall be taken under the power of eminent domain, or sold to prevent the exercise thereof (collectively, a “Taking”), this Lease shall automatically terminate as of the day before the date of such Taking. In the event of a Taking of such portion of the Project, the Building or the Premises as shall, in the reasonable opinion of Landlord, substantially prevent Landlord’s operation thereof, Landlord may terminate this Lease upon thirty (30) days’ written notice to Tenant given at any time within sixty (60) days following the date of such Taking. For purposes of this Lease, the date of Taking shall be the earlier of the date of transfer of title resulting from such Taking or the date of transfer of possession resulting from such Taking. In the event of any Taking of in excess of forty five percent (45%) or more of the Rentable Area of the Premises, Tenant shall similarly have the right to terminate this Lease upon thirty (30) days’ written notice given at any time within sixty (60) days following the date the parties are notified of the Taking.

13.2 Restoration of Premises. In the event that a portion of the Premises is so taken and this Lease is not terminated, Landlord shall, with reasonable diligence, proceed to restore (to the extent permitted by Law and covenants, conditions and restrictions then applicable to the Project) the Premises (other than Tenant’s personal property and fixtures, and tenant improvements not constituting Customary Building Improvements) to a complete, functioning unit, to the extent of the condemnation award received by Landlord. In such case, the Base Rent shall be reduced proportionately based on the portion of the Premises so taken.

13.3 Award. In the event of any Taking, the entire award for such Taking shall belong to Landlord, except that Tenant shall be entitled to pursue independently a separate award relating to the loss of, or damage to, Tenant’s personal property and trade fixtures and Tenant’s relocation costs directly associated with the Taking, and for the unamortized cost of Tenant Improvements or Alterations paid for by Tenant (and not paid from the Tenant Improvement Allowance), with such amortization computed over the initial Term on a “straight-line” basis. Except as provided herein, Tenant shall not assert any claim against Landlord or the condemning authority for, and hereby assigns to Landlord, any compensation in connection with any such Taking, and Landlord shall be entitled to receive the entire amount of any award therefor, without deduction for any estate or interest of Tenant.

13.4 Temporary Taking. No temporary Taking of the Premises (i.e., a taking for one (1) year or less) shall terminate this Lease or entitle Tenant to any abatement of the Rent payable to Landlord under this Lease; provided, further, that any award for such temporary Taking shall belong to Tenant to the extent that the award applies to any time period during the Term of this Lease and to Landlord to the extent that the award applies to any time period outside the Term.

13.5 Exclusive Remedy. This Article 13 shall be Tenant’s sole and exclusive remedy in the event of a Taking. Each party hereby waives the provisions of any Laws, whether now or hereafter in effect, or common law rule, to the contrary.

14. Intentionally Omitted.

15. Assignment And Subletting.

15.1 Limitation.

(a) Without the prior written consent of Landlord, which, subject to this Paragraph 15.1(a) and Sections 15.3 and 15.4, shall not be unreasonably withheld, conditioned or delayed, Tenant shall not, either involuntarily or voluntarily or by operation of law or otherwise, assign, mortgage, pledge, hypothecate, encumber or permit any lien to attach to, or transfer this Lease or any interest herein (collectively, “Assignment”), or sublet the Premises or any part thereof, or permit the Premises to be occupied by anyone other than Tenant or Tenant’s employees (collectively, “Sublease”) (each a “Transfer” and any person or entity to whom a Transfer is made or sought to be made is referred to herein as a “Transferee”). In no event shall Tenant grant a security interest, lien or pledge in or to this Lease or any interest herein. Any Transfer in violation of the provisions of this Article 15 shall be void and, at Landlord’s option, shall constitute an Event of Default.

(b) Notwithstanding the foregoing Paragraph 15.1(a), Tenant shall have the right, after notice thereof to Landlord, in accordance with Section 15.2, to Transfer all or a portion of the Premises, or the leasehold hereunder, to an Affiliate (or a combination of Affiliates) or Successor of Tenant, provided that in the case of a Transfer to a Successor, such Successor of Tenant has a tangible net worth and unrestricted available cash or cash equivalents equal to or greater than the tangible net worth and cash of Tenant immediately prior to such Transfer, as evidenced by current (meaning dated no less than 180 days of the date of such Transfer), audited financial statements prepared in accordance with generally accepted accounting principles consistently applied. Notwithstanding the foregoing, if, as part of such Transfer, a parent company of such Successor becomes a guarantor of payment and performance of this Lease for the then remaining portion of the Term, by execution of a guaranty satisfactory to Landlord in Landlord’s reasonable discretion, then the foregoing reference to the tangible net worth and cash of such Successor shall be deemed to refer to the tangible net worth and cash of such parent guarantor and such Successor taken together; provided that in no event shall the foregoing be deemed to release Tenant of its obligations under this Lease. For purposes hereof, an “Affiliate” of Tenant is an entity controlling, under common control with or controlled by Tenant, and a “Successor” of Tenant is an entity resulting from a merger or consolidation by Tenant or any entity acquiring substantially all of the assets or outstanding stock of Tenant, but excluding, in each case, any entity formed for the purpose of intentionally avoiding the restrictions on Transfer by Tenant hereunder and excluding any agency or department of the United States Government. For purposes of this definition, the word “control,” as used above, means with respect to a Person (as defined in Paragraph 2.4(e)) that is a corporation, the right to exercise, directly or indirectly, more than fifty percent (50%) of the voting rights attributable to the shares of the controlled corporation and, with respect to a Person that is not a corporation, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the controlled Person. Any such Affiliate or Successor of Tenant must expressly assume in writing a pro rata share of Tenant’s obligations hereunder in the proportion that the number of square feet of Rentable Area of the Premises subleased or assigned to such Affiliate or Successor of Tenant bears to the total number of square feet of Rentable Area in the Premises, without relieving Tenant of any liability hereunder (except that with respect to a Sublease to an Affiliate, the Affiliate subtenant shall not be obligated to assume rental payments in excess of the rental payments payable under such Sublease).

15.2 Notice. If Tenant desires to consummate a Transfer, then at least twenty (20) business days (but no more than one hundred eighty (180) days) prior to the effective date of the proposed Transfer, Tenant shall first give a written notice (the “Transfer Notice”) to Landlord with respect to such Transfer, which notice shall contain (a) the name and address of the proposed Transferee; (b) current financial statements of the proposed Transferee certified by an officer, partner or owner thereof, and any other information and materials (including, without limitation, credit reports, business plans, operating history, bank and character references) required by Landlord to assist Landlord in reviewing the financial responsibility, character, and reputation of the proposed Transferee; (c) the nature of such Transferee’s business and proposed use of the Premises; (d) the proposed effective date of the Transfer; (e) a description of the portion of the Premises subject to the proposed Transfer (the “Transfer Space”); (f) all of the principal terms of the proposed Transfer (including a calculation of Profits (defined below)); and (g) such other information or materials as Landlord may, within ten (10) days following Tenant’s delivery of the items described in clauses (a) through (f) above, reasonably request (provided, that if Landlord reasonably requests such additional information or materials, the Transfer Notice shall not be deemed to have been received until Landlord receives such additional materials). Landlord will respond to any Transfer Notice with notice setting forth Landlord’s election of options pursuant to Sections 15.3 or 15.4 below within twenty (20) days following Landlord’s receipt of all of the information required in the Transfer Notice. If Landlord fails to deliver notice of Landlord’s election of options pursuant to Sections 15.3 or 15.4 below within such twenty (20) day period, Tenant may send a second (2nd) notice to Landlord, which notice must contain the following inscription, in bold faced lettering: “SECOND NOTICE DELIVERED PURSUANT TO ARTICLE 15 OF LEASE — FAILURE TO RESPOND WITHIN FIVE (5) BUSINESS DAYS AFTER RECEIPT OF THIS NOTICE SHALL RESULT IN DEEMED APPROVAL OF ASSIGNMENT OR SUBLEASE.” If Landlord fails to deliver notice of Landlord’s election of options pursuant to Sections 15.3 or 15.4 below within five (5) business days after receipt of such second notice, Landlord shall be deemed to have approved the assignment or sublease in question; provided, however, that there shall be no deemed approval hereunder unless both the Transfer Notice and the second (2nd) notice hereunder were delivered to Landlord in accordance with Article 26 below.

15.3 Landlord’s Options. With respect to any Transfer to other than an Affiliate or Successor of Tenant of Transfer Space (i) consisting of at least ten thousand (10,000) rentable square feet that is intended, pursuant to the terms and conditions outlined in the Transfer Notice, to be separately demised, or consists of a full floor or floors of the Building, (ii) for all or substantially all of the remaining Term, including any Renewal Term if exercised, within twenty (20) days after Landlord’s receipt of all of the information required in the Transfer Notice, Landlord may by written notice to Tenant elect to:

(a) terminate this Lease in the case of a proposed Assignment, or

(b) in the case of a proposed Sublease, terminate this Lease as to the Transfer Space specified in the Transfer Notice, with a proportionate abatement in the Rent payable hereunder.

In the event Landlord elects to terminate this Lease as to the Transfer Space, this Lease shall terminate as to the entire Transfer Space on the proposed date that the Transfer would be effective as specified in the Transfer Notice. After any such election by Landlord, Landlord shall be entitled to re-lease the Transfer Space in Landlord’s discretion. In the event Landlord elects the option set forth in Paragraph (b) above with respect to a portion of the Premises, (i) Tenant shall at all times provide reasonable and appropriate access to the Transfer Space and use of any common facilities in the Premises, (ii) Landlord shall have the right to use the Transfer Space subject to Landlord’s election without the consent of Tenant, and (iii) Tenant shall reimburse Landlord for the reasonable cost of any demising wall necessary to separate the Transfer Space from the remainder of the Premises. If Tenant does not within one hundred eighty (180) days after the Transfer Notice consummate a Transfer for the Transfer Space or is not in active negotiations concerning the Transfer Space and, if Tenant continues to contemplate a Transfer, Tenant shall deliver a new Transfer Notice and Landlord shall again have the options set forth in this Section 15.3.

15.4 Conditions for Landlord’s Consent.

(a) If Landlord does not elect or is not entitled to elect either of the options set forth in Section 15.3, Landlord shall not unreasonably withhold, condition or delay its consent to the Transfer specified in the Transfer Notice. Without limitation as to other reasonable grounds for withholding consent, Landlord and Tenant hereby agree that it shall be reasonable under this Lease and under any applicable Law for Landlord to withhold consent to any proposed Transfer to other than an Affiliate or Successor of Tenant where one or more of the following apply:

(1) The Transferee is of a character or reputation or engaged in a business which is not consistent with the quality of the Building or the Project;

(2) The Transferee intends to use the Transfer Space for purposes which are not permitted under this Lease;

(3) The Transferee intends to use the Transfer Space for purposes in violation of the terms of any other lease in the Project, it being understood that the purpose for which any Transferee intends to use the Transfer Space may not be in violation of this Lease;

(4) The date (the “Marketing Date”) on which Tenant first engages a broker or otherwise begins advertising or marketing the Transfer Space occurs on or before the date which is eighteen (18) months after the Commencement Date and (i) the Transfer Space is larger than twenty five thousand (25,000) rentable square feet, or (ii) the term of the proposed Transfer is longer than three (3) years; provided that this Subparagraph (4) shall not apply if Landlord has leased at least ninety percent (90%) of the Rentable Area in the Office Portion of the Project (as hereinafter defined);

(5) The Marketing Date occurs between the date which is eighteen (18) months after the Commencement Date and the date which is twenty-four (24) months after the Commencement Date, and the term of the proposed Transfer is longer than three (3) years; provided that this Subparagraph (5) shall not apply if Landlord has leased at least ninety percent (90%) of the Rentable Area in the Office Portion of the Project;

(6) The Marketing Date occurs on or after the date which is twenty-four (24) months after the Commencement Date, and the term of the proposed Transfer is longer than five (5) years; provided that this Subparagraph (6) shall not apply if Landlord has leased at least ninety percent (90%) of the Rentable Area in the Office Portion of the Project;

(7) The Transferee has been involved in bona fide active negotiations with Landlord for space in the Project within the preceding four (4) months, as evidenced by at least a written lease proposal and a written response thereto (other than an outright rejection) or proposed lease documents issued to the proposed Transferee, with at least one of said writings occurring in said four (4) month period;

(8) The Transfer Space is not suitable for normal renting purposes in conformity with all applicable building and safety codes;

(9) The Transferee is a government (or subdivision or agency thereof);

(10) The Transferee is an occupant of the Project and there is space available in the Building containing at least as much Rentable Area as the Transfer Space;

(11) Consent to the Transfer is required from any Holder (defined in Section 18.1) and such consent has not been obtained (Landlord shall reasonably cooperate with Tenant to endeavor to obtain any such required consent, without obligation to incur any expense in connection therewith); or

(12) The Transferee is, in the judgment of Landlord, insolvent or does not have the financial capacity to perform the obligations to be assumed for the term of the Transfer, or in the case of a proposed Assignment, the assignee does not have a tangible net worth and unrestricted available cash or cash equivalents sufficient, in Landlord’s reasonable determination, to support the obligations of the Transferee as “tenant” hereunder to maintain this Lease in effect, as evidenced by current, audited financial statements prepared in accordance with generally accepted accounting principles consistently applied.

(b) If Landlord consents to any Transfer under this Section 15.4, Tenant may thereafter within one hundred eighty (180) days after Landlord’s consent, but not later than the expiration of said one hundred eighty (180) days, enter into such Transfer of the Transfer Space, upon the same terms and conditions as are set forth in the Transfer Notice furnished by Tenant to Landlord pursuant to Section 15.2.

(c) As a condition to Landlord’s consent to any Sublease, such Sublease shall provide that it is subject and subordinate to this Lease and to all Security Documents; that Landlord may enforce the provisions of the Sublease, including collection of rent; that the cost of any modification to the Premises, Building and/or Project arising from or as a result of the Sublease shall, as between Landlord and Tenant, be the sole responsibility of Tenant (which obligation may, as between Tenant and the subtenant, be allocated between Tenant and the subtenant as such parties may provide in the Sublease); that in the event of termination of this Lease for any reason, including without limitation a voluntary surrender by Tenant, or in the event of any reentry or repossession of the Premises by Landlord, Landlord may, at its option, either (i) terminate the Sublease or (ii) take over all of the right, title and interest of Tenant, as sublessor, under such Sublease, in which case the Transferee shall attorn to Landlord, but that nevertheless Landlord shall not (1) be liable for any previous act or omission of Tenant under such Sublease, (2) be subject to any defense or offset previously accrued in favor of the Transferee against Tenant, or (3) be bound by any previous modification of any Sublease made without Landlord’s written consent, or by any previous prepayment by the Transferee of more than one month’s rent. Notwithstanding anything to the contrary in this Lease, if Tenant or any proposed Transferee claims that Landlord has unreasonably withheld or delayed its consent under this Section or otherwise has breached or acted unreasonably under this Article 15, their sole remedies shall be declaratory judgment and an injunction for the relief sought without any monetary damages, and Tenant hereby waives all other remedies on its own behalf and, to the extent permitted under all applicable Laws, on behalf of the proposed Transferee.

As used in this Lease, the “Office Portion of the Project” means the entirety of 2nd, 3rd, 4th and 5th floors of the Building, together with all Rentable Area on the 1st floor of the Building, excluding retail space and the GiftCenter and JewelryMart space.

15.5 Profits.

(a) If there are any Profits (as defined in Paragraph (b) below) from any Transfer (other than from a permitted Transfer to an Affiliate or Successor of Tenant), Tenant shall pay fifty percent (50%) of such Profits to Landlord as Additional Rent. Landlord’s share of Profits shall be paid to Landlord on a monthly basis as Additional Rent with respect to each Transfer separately, subject to an annual reconciliation on each anniversary date of the Transfer. If the payments to Landlord under this Section during the twelve (12) months preceding each annual reconciliation exceed the amount of Profits determined on an annual basis, then Landlord shall refund to Tenant the amount of such overpayment or credit the overpayment against Tenant’s future obligations under this Section, at Tenant’s option. If Tenant has underpaid its obligations hereunder during the preceding twelve (12) months, Tenant shall immediately pay to Landlord the amount owing after the annual reconciliation.

(b) For purposes of this Article 15, “Profits” are defined as all cash or cash equivalent amounts and sums which Tenant (including any Affiliate or Successor of Tenant or other entity related to Tenant) is entitled to receive (as hereinafter defined) on an annual basis from any Transferee (excluding any Affiliate or Successor of Tenant), directly or indirectly, attributable to the Premises or any portion thereof, less the sum of (1) the amortized amount for each such annual period of (i) any additional tenant improvement costs paid to Tenant’s Transferee by Tenant or by Tenant to improve the Premises as an inducement to the Transferee to enter into the Transfer; (ii) reasonable leasing commissions and marketing costs paid by Tenant in connection with the Transfer; and (iii) Tenant’s reasonable attorneys’ fees paid by Tenant in connection with the Transfer (such amounts to be amortized over the term of the Transfer), and (2) the Basic Rent and Additional Rent pursuant to Article 4 of this Lease paid during each such annual period by Tenant attributable pro rata based on Rentable Area to the Transfer Space. For purposes of the foregoing sentence, amounts which Tenant is “entitled to receive” shall exclude amounts attributable to any period that Tenant’s Transferee is in default (beyond expiration of applicable notice and cure periods) of its obligation to pay rent to Tenant. Any lump sum payment receivable by Tenant from a Transferee shall be treated like any other amount receivable by Tenant for the applicable annual period and shall be utilized in computing Profits in accordance with the foregoing. All Profits and the components thereof shall be subject to audit by Landlord or its representatives at reasonable times and upon reasonable notice. Tenant shall deliver to Landlord, upon request, any information reasonably required by Landlord to calculate and/or substantiate the amount of Profits hereunder.

15.6 No Release of Tenant’s Obligations. No Transfer shall relieve Tenant of its obligation to pay the Rent and to perform all of the other obligations to be performed by Tenant hereunder. The acceptance of rent by Landlord from any other person shall not be deemed to be a waiver by Landlord of any provision of this Lease or to be a consent to any Transfer. Consent to one Transfer shall not be deemed to constitute consent to any subsequent Transfer. If an Event of Default by any Transferee exists, Landlord may proceed directly against Tenant without the necessity of exhausting its remedies against such Transferee. Landlord may consent to subsequent Transfers of this Lease with Transferees of Tenant, upon notice to Tenant, but without obtaining its or their consent thereto, and such action shall not relieve Tenant of its liability under this Lease, provided that if and to the extent that any such subsequent Transfer increases the obligations of Tenant hereunder, Tenant shall not be responsible for such increased obligations unless Tenant consents to the same in writing.

15.7 Transfer is Assignment. Paragraph 15.1(b) above shall govern with respect to Transfers to Affiliates and Successors. Subject thereto, for purposes of this Lease, the term “Transfer” shall also include (a) if Tenant is a partnership or limited liability company, the withdrawal or change, voluntary, involuntary or by operation of law, of fifty percent (50%) or more of the partners, members or managers thereof, or transfer of twenty-five percent (25%) or more of partnership or membership interests therein within a twelve (12) month period, or the dissolution of the partnership or the limited liability company without immediate reconstitution thereof, and (b) if Tenant is a corporation whose stock is not publicly held and not traded through an exchange or over the counter or any other form of entity, (i) the sale or other transfer of more than an aggregate of fifty percent (50%) of the voting shares or other interests of or in Tenant within a twelve (12) month period (other than to immediate family members by reason of gift, divorce or death of a shareholder, and other than in connection with (A) the issuance of additional shares of Tenant’s stock which does not result in a change in the power to direct or cause the direction of the management or policies of Tenant, or (B) the sale of existing shares of Tenant in one or more transactions which does not result in a change in the power to direct or cause the direction of the management or policies of Tenant), or (ii) the sale, mortgage, hypothecation or pledge of more than an aggregate of fifty percent (50%) of the value of the unencumbered assets of Tenant within a twelve (12) month period; provided that the issuance of shares of Tenant on any national securities exchange (as defined in the Securities Exchange Act of 1934, as amended) or the sale or transfer of any shares of Tenant by a shareholder on any national securities exchange shall not constitute a Transfer under this Lease.

15.8 Assumption of Obligations. Each Transferee, other than Landlord, shall assume, as provided in this Section 15.8, all obligations of Tenant under this Lease and shall be and remain liable jointly and severally with Tenant for the payment of the Rent, and for the performance of all of the terms, covenants, conditions and agreements herein contained on Tenant’s part to be performed for the term of this Lease; provided, however, that the Transferee shall be liable to Landlord for Rent only in the amount set forth in the Transfer. No Assignment shall be binding on Landlord unless the Transferee or Tenant shall deliver to Landlord a counterpart of the Assignment and an instrument which contains a covenant of assumption by the Transferee satisfactory in substance and form to Landlord consistent with the requirements of this Section 15.8, but the failure or refusal of the Transferee to execute such instrument of assumption shall not release or discharge the Transferee from its liability as set forth above.

15.9 Costs. With respect to each Transfer proposed to be consummated by Tenant, whether or not Landlord shall grant consent, Tenant shall pay all of Landlord’s review and processing fees, and costs, as well as any reasonable, actual out-of-pocket professional, attorneys’, accountants’, engineers’ or other consultants’ fees incurred by Landlord relating to such proposed Transfer within thirty (30) days after written request by Landlord.

15.10 REIT Compliance. Notwithstanding anything contained in this Article 15 to the contrary, Tenant expressly covenants and agrees not to enter into any lease, sublease, license, concession or other agreement for use, occupancy or utilization of the Premises which provides for rental or other payment for such use, occupancy or utilization based in whole or in part on the net income or profits derived by any person from the property leased, used, occupied or utilized (other than an amount based on a fixed percentage or percentages of receipts or sales), and that any such purported lease, sublease, license, concession or other agreement shall be absolutely void.

16.	Default And Remedies.

16.1 Events of Default by Tenant. The occurrence of any of the following shall constitute a material default and breach of this Lease by Tenant (an “Event of Default”):

(a) Any failure by Tenant to pay any Rent or any other charge required to be paid under this Lease, or any part thereof, within five (5) business days after notice that the same is due, which notice shall be in lieu of any notice required under any Law now or hereafter in effect requiring that notice of default be given prior to commencement of an unlawful detainer or other legal proceeding; or

(b) The abandonment of the Premises by Tenant as defined in accordance with Section 1951.3 of the California Civil Code; or

(c) Any failure by Tenant to execute and deliver any statement or document described in Articles 18 and 22 requested by Landlord within the time periods specified therein, where such failure continues for three (3) business days after delivery of written notice of such failure by Landlord to Tenant which notice shall be in lieu of, and not in addition to, any notice required under any Law now or hereafter in effect requiring that notice of default be given prior to commencement of an unlawful detainer or other legal proceeding; or

(d) The failure by Tenant to observe or perform any other provision of this Lease to be observed or performed by Tenant, other than those described in Sections 16.1(a), 16.1 (b) and 16.1 (c) above, if such failure continues for thirty (30) days (except where a different period of time is specified in this Lease, in which case such different time period shall apply) after written notice thereof by Landlord to Tenant; provided, however, that if the nature of the default is such that it cannot be cured within the thirty (30) day period, no default shall exist if Tenant commences the curing of the default within the thirty (30) day period and thereafter diligently prosecutes the same to completion. The thirty (30) day notice described herein shall be in lieu of, and not in addition to, any notice required under any Law now or hereafter in effect requiring that notice of default be given prior to the commencement of an unlawful detainer or other legal proceeding; or

(e) The making or furnishing by Tenant of any warranty, representation or statement to Landlord in connection with this Lease, or any other agreement to which Tenant and Landlord are parties, which is false or misleading in any material respect when made or furnished; or

(f) The assignment, subletting or other Transfer, or any attempted assignment, subletting or other Transfer, of this Lease in violation of Article 15; or

(g) Any instance whereby Tenant or any general partner of Tenant shall cease doing business as a going concern, make an assignment for the benefit of creditors, generally not pay its debts as they become due or admit in writing its inability to pay its debts as they become due, file a petition commencing a voluntary case under any chapter of the Bankruptcy Code, be adjudicated an insolvent, file a petition seeking for itself any reorganization, composition, readjustment, liquidation, dissolution or similar arrangement under the Bankruptcy Code or any other present or future similar statute, law, rule or regulation, or file an answer admitting the material allegations of a petition filed against it in any such proceeding, consent to the filing of such a petition or acquiesce in the appointment of a trustee, receiver, custodian or other similar official for it or of all or any substantial part of its assets or properties, or take any action looking to its dissolution or liquidation; or

(h) Any instance whereby a case, proceeding or other action shall be instituted against Tenant or any general partner of Tenant seeking the entry of an order for relief against Tenant or any general partner thereof as debtor, to adjudicate Tenant or any general partner thereof as a bankrupt or insolvent, or seeking reorganization, arrangement, readjustment, liquidation, dissolution or similar relief against Tenant or any general partner thereof under the Bankruptcy Code or any other present or future similar statute, law, rule or regulation, which case, proceeding or other action either results in such entry, adjudication or issuance or entry of any other order or judgment having a similar effect, or remains undismissed for sixty (60) days, or within sixty (60) days after the appointment (without Tenant’s or such general partner’s consent) of any trustee, receiver, custodian or other similar official for it or such general partner, or of all or any substantial part of its or such general partner’s assets and properties, such appointment shall not be vacated; or

(i) The appointment of a receiver, trustee or custodian to take possession of all or any substantial portion of the assets of Tenant, or the formation of any committee of Tenant’s creditors, or any class thereof, for the purpose of monitoring or investigating the financial affairs of Tenant or enforcing such creditors’ rights; or

(j) Any rent paid by Tenant is recovered by the debtor or bankruptcy trustee as a preference payment in the event of the filing by or against Tenant of any proceeding under bankruptcy law; or

(k) Any failure by Tenant to provide Landlord with a renewed LC or a substitute LC in form reasonably acceptable to Landlord at least thirty (30) days prior to the expiration of the then existing LC.

16.2 Remedies Upon Default. Upon the occurrence of any Event of Default, Landlord shall have, in addition to any other remedies available to Landlord at law or in equity, the option to pursue any one or more of the following remedies, each and all of which shall be cumulative and nonexclusive, without any notice or demand whatsoever.

(a) Terminate this Lease, in which event Tenant shall immediately surrender the Premises to Landlord, and if Tenant fails to do so, Landlord may, without prejudice to any other remedy which it may have for possession or arrearages in rent, enter upon and take possession of the Premises and expel or remove Tenant and any other person who may be occupying the Premises or any part thereof, without being liable for prosecution or any claim or damages therefor; and Landlord may recover from Tenant the following:

(1) The worth at the time of award of any unpaid rent which has been earned at the time of such termination; plus

(2) The worth at the time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

(3) The worth at the time of award of the amount by which the unpaid rent for the balance of the Term after the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

(4) Any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom, specifically including but not limited to, brokerage commissions and advertising expenses incurred, expenses of remodeling the Premises or any portion thereof for a new tenant, whether for the same or a different use, and any special concessions made to obtain a new tenant; and

(5) At Landlord’s election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable law.

The term “rent” as used in this Section 16.2 shall be deemed to be and to mean all sums of every nature required to be paid by Tenant pursuant to the terms of this Lease, whether to Landlord or to others. As used in Paragraphs 16.2(a)(1) and (2), the “worth at the time of award” shall be computed by allowing interest at the then highest lawful contract rate of interest. As used in Paragraph 16.2(a)(3), the “worth at the time of award” shall be computed by discounting such amount at the Interest Rate. As used herein, the term “Interest Rate” means the lesser of (i) the “prime rate” or “reference rate” announced from time to time by Bank of America, N.A. (or such reasonable comparable national banking institution as is selected by Landlord in the event Bank of America, N.A. ceases to publish a prime rate or reference rate) (the “Reference Rate”), plus one percent (1%), or (ii) the maximum rate permitted by Law.

(b) Landlord shall have the remedy described in California Civil Code Section 1951.4 (lessor may continue lease in effect after lessee’s breach and abandonment and recover rent as it becomes due, if lessee has the right to sublet or assign, subject only to reasonable limitations). Accordingly, if Landlord does not elect to terminate this Lease on account of any Event of Default by Tenant, Landlord may, from time to time, without terminating this Lease, enforce all of its rights and remedies under this Lease, including the right to recover all Rent as it becomes due.

16.3 Right of Landlord to Perform. All covenants and agreements to be performed by Tenant under this Lease shall be performed by Tenant at Tenant’s sole cost and expense. If Tenant shall fail to pay any sum of money, other than Base Rent, required to be paid by it hereunder or shall fail to perform any other act on its part to be performed hereunder, then, in addition to and without prejudice to any other right or remedy of Landlord (including, without limitation, any right or remedy provided under Article 9), Landlord may cure the same at the expense of Tenant (a) immediately and without notice in the case (i) of emergency, (ii) where such default unreasonably interferes with any other tenant in the Project, or (iii) where such default will result in the violation of Law or the cancellation of any insurance policy maintained by Landlord, and (b) in any other case if such default continues for ten (10) days from the receipt by Tenant of notice of such default from Landlord. Any sums so paid by Landlord and all incidental costs, together with interest thereon at the maximum rate permitted by law from the date of such payment, shall be payable to Landlord as Additional Rent on demand, and Landlord shall have the same rights and remedies in the event of nonpayment as in the case of default by Tenant in the payment of Rent.

16.4 [Intentionally Omitted.

16.5 Default Under Other Leases. If the term of any lease, other than this Lease, heretofore or hereafter made by Tenant for any space in the Building shall be terminated or terminable after the making of this Lease because of any default by Tenant under such other lease, such fact shall empower Landlord, at Landlord’s sole option, to terminate this Lease by notice to Tenant or to exercise any of the rights or remedies set forth in Section 16.2.

16.6 Subleases of Tenant. Whether or not Landlord elects to terminate this Lease on account of any Event of Default by Tenant, as set forth in this Article 16, Landlord shall have the right to terminate any and all subleases, licenses, concessions, or other consensual arrangements for possession entered into by Tenant and affecting the Premises or may, in Landlord’s sole discretion, succeed to Tenant’s interest in such subleases, licenses, concessions or arrangements. In the event of Landlord’s election to succeed to Tenant’s interest in any such subleases, licenses, concessions or arrangements, Tenant shall, as of the date of notice by Landlord of such election, have no further right to or interest in the Rent or other consideration receivable thereunder.

16.7 Non-Waiver. Nothing in this Article 16 shall be deemed to affect Landlord’s rights to indemnification for liability or liabilities arising prior to termination of this Lease for personal injury or property damages under the indemnification clause or clauses contained in this Lease. No acceptance by Landlord of a lesser sum than the Rent then due shall be deemed to be other than on account of the earliest installment of such Rent due, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as Rent be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such installment or pursue any other remedy provided in this Lease. The delivery of keys to any employee of Landlord or to Landlord’s agent or any employee thereof shall not operate as a termination of this Lease or a surrender of the Premises.

16.8 Waiver of Trial by Jury. To the extent permitted by law, Landlord and Tenant each expressly waive their right to trial by jury in any trial held as a result of a claim arising out of or in connection with this Lease in which Landlord and Tenant are adverse parties. The filing of a cross-complaint by one against the other is sufficient to make the parties “adverse.”

16.9 Cumulative Remedies. The specific remedies to which Landlord may resort under the terms of this Lease are cumulative and are not intended to be exclusive of any other remedies or means of redress to which it may be lawfully entitled in case of any breach or threatened breach by Tenant of any provisions of this Lease. In addition to the other remedies provided in this Lease, Landlord shall be entitled to a restraint by injunction of the violation or attempted or threatened violation of any of the covenants, conditions or provisions of this Lease or to a decree compelling specific performance of any such covenants, conditions or provisions.

16.10 Default by Landlord. Landlord’s failure to perform or observe any of its obligations under this Lease shall constitute a default by Landlord under this Lease only if such failure shall continue for a period of thirty (30) days (or the additional time, if any, that is reasonably necessary promptly and diligently to cure the failure) after Landlord receives written notice from Tenant specifying the default, which notice shall describe in reasonable detail the nature and extent of the failure and shall identify the Lease provision(s) containing the obligation(s) in question. Subject to the remaining provisions of this Lease, following the occurrence of any such default, Tenant shall have the right to pursue any remedy available under Law for such default by Landlord; provided, however, that in no case shall Tenant have any right to terminate this Lease or, before entry of a non-appealable final judgment in Tenant’s favor against Landlord, to setoff, abate or reduce Rent in connection with such default.

17.	Attorneys’ Fees; Costs Of Suit.

17.1 Attorneys’ Fees. If any action or proceeding (including any appeal thereof) is brought by Landlord or Tenant (whether or not such action is prosecuted to judgment) to enforce its respective rights under this Lease or to enforce a judgment (“Action”), (1) the unsuccessful party therein shall pay all costs incurred by the prevailing party therein, including reasonable attorneys’ fees and costs to be fixed by the court, and (2) as a separate right, severable from any other rights set forth in this Lease, the prevailing party therein shall be entitled to recover its reasonable attorneys’ fees and costs incurred in enforcing any judgment against the unsuccessful party therein, which right to recover post-judgment attorneys’ fees and costs shall be included in any such judgment. The right to recover post-judgment attorneys’ fees and costs shall (i) not be deemed waived if not included in any judgment, (ii) survive the final judgment in any Action, and (iii) not be deemed merged into such judgment. Tenant shall reimburse Landlord, upon demand, for all reasonable attorneys’ fees incurred in collecting any past-due. The rights and obligations of the parties under this Section 17.1 shall survive the termination of this Lease.

17.2 Indemnification. Should Landlord be made a party to any litigation instituted by Tenant against a party other than Landlord, or by a third party against Tenant, then subject to Section 11.1(a), Tenant shall indemnify, hold harmless and defend Landlord from any and all loss, cost, liability, damage or expense incurred by Landlord, including attorneys’ fees, in connection with the litigation.

18.	Subordination And Attornment.

18.1 Subordination. This Lease, and the rights of Tenant hereunder, are and shall be subordinate to the interests of (a) all present and, subject to the final sentence of this Section 18.1, future ground leases and master leases of all or any part of the Building, (b) present and, subject to the final sentence of this Section 18.1, future mortgages and deeds of trust encumbering all or any part of the Building, (c) all past and future advances made under any such mortgages or deeds of trust, and (d) all renewals, modifications, replacements and extensions of any such ground leases, master leases, mortgages and deeds of trust (collectively, “Security Documents”) which now or hereafter constitute a lien upon or affect the Project, the Building or the Premises. Except as hereinafter provided, such subordination shall be effective without the necessity of the execution by Tenant of any additional document for the purpose of evidencing or effecting such subordination. In addition, Landlord shall have the right to subordinate or cause to be subordinated any such Security Documents to this Lease and in such case, in the event of the termination or transfer of Landlord’s estate or interest in the Project by reason of any termination or foreclosure of any such Security Documents, Tenant shall, notwithstanding such subordination, attorn to and become Tenant of the successor in interest to Landlord at the option of such successor in interest. Furthermore, Tenant shall within ten (10) business days after demand therefor execute any instruments or other documents which may reasonably be required by Landlord or the holder (“Holder”) of any Security Document and specifically shall execute, acknowledge and deliver within ten (10) business days after demand therefor a subordination of lease or subordination of deed of trust, in the form required by the Holder of the Security Document requesting the document, subject to the final sentence of this Section 18.1, the failure to do so by Tenant within such time period shall be a material default hereunder. Such instruments may contain, among other things, provisions to the effect that such lessor, mortgagee or beneficiary (hereafter, for the purposes of this Section 18.1, a “Successor Landlord”) shall (w) not be liable for any act or omission of Landlord or its predecessors, if any, prior to the date of such

Successor Landlord’s succession to Landlord’s interest under this Lease, (x) not be subject to any offsets or defenses which Tenant might have been able to assert against Landlord or its predecessors, if any, prior to the date of such Successor Landlord’s succession to Landlord’s interest under this Lease, (y) not be liable for the return of any Security Deposit under this Lease unless the same shall have actually been deposited with such Successor Landlord, and (z) be entitled to receive notice of any Landlord default under this Lease plus a reasonable opportunity to cure such default prior to Tenant having any right or ability to terminate this Lease as a result of such Landlord default. Notwithstanding anything to the contrary in this Article 18, Landlord shall use commercially reasonable efforts to provide Tenant with a subordination, non-disturbance and attornment agreement from the current Holder with respect to the Project, on such Holder’s standard form; provided, however, that Tenant acknowledges that if Landlord is unable to obtain such subordination, non-disturbance and attornment agreement despite its commercially reasonable efforts to do so, Landlord shall not be deemed to be in default of this Lease. With respect to any future Security Document, the subordination of this Lease to such future Holder of any Security Document is expressly conditioned upon Landlord obtaining and providing to Tenant a non-disturbance agreement on such Holder’s standard form which shall afford Tenant customary non-disturbance protection.

18.2 Attornment. If requested to do so, Tenant shall attorn to and recognize as Tenant’s landlord under this Lease any superior lessor, superior mortgagee or other purchaser or person taking title to the Building by reason of the termination of any superior lease or the foreclosure of any superior mortgage or deed of trust, and Tenant shall, within ten (10) business days after demand therefor execute any instruments or other documents which may be required by Landlord or the Holder of any such Security Document to evidence the attornment described in this Section 18.2.

18.3 Mortgage and Ground Lessor Protection. Tenant agrees to give each Holder of any Security Document, via the same delivery method required for notices to Landlord under Article 26 below, a copy of any notice of default served upon the Landlord by Tenant, provided that prior to such notice Tenant has been notified in writing of the address of such Holder (hereafter the “Notified Party”). Tenant further agrees that if Landlord shall have failed to cure such default within thirty (30) days after such notice to Landlord (or if such default cannot be cured or corrected within that time, then such additional time as may be necessary if Landlord has commenced within such thirty (30) days and is diligently pursuing the remedies or steps necessary to cure or correct such default), then prior to Tenant pursuing any remedy for such default provided hereunder, at law or in equity, the Notified Party shall have an additional thirty (30) days within which to cure or correct such default (or if such default cannot be cured or corrected within that time, then such additional time as may be necessary if the Notified Party has commenced within such thirty (30) days and is diligently pursuing the remedies or steps necessary to cure or correct such default).

19.	Quiet Enjoyment.

Provided that Tenant performs all of its obligations hereunder, Tenant shall have and peaceably enjoy the Premises during the Term of this Lease, subject to all of the terms and conditions contained in this Lease, from and against all persons holding an interest in the Project from and through Landlord.

20.	Parking.

20.1 Parking Privileges. Subject to the terms and conditions of this Article 20, Tenant shall have the right, but not the obligation, to rent up to the number of parking passes (“Parking Privileges”) set forth in paragraph 7 of the Basic Lease Provisions (the “Maximum Amount of Parking Privileges”). Tenant shall notify Landlord at least thirty (30) days prior to the Commencement Date of the exact number of Parking Privileges (not to exceed the Maximum Amount of Parking Privileges) that Tenant elects to rent hereunder for the Term. If Tenant fails to so notify Landlord, Tenant shall be deemed to have elected to rent the Maximum Amount of Parking Privileges. Tenant shall have the right during the Term, upon at least thirty (30) days prior notice to Landlord, but no more frequently than quarterly, to increase or decrease the amount of Parking Privileges rented by Tenant, provided that (i) any such increase shall not exceed the Maximum Amount of Parking Privileges, and (ii) at any time that Tenant elects to rent fewer than the Maximum Amount of Parking Privileges, Tenant’s right to subsequently increase the amount of Parking Privileges shall be subject to availability.

20.2 Payments. Tenant shall pay for the Parking Privileges, as Additional Rent, on the first day of each calendar month during the Term, $225.00 per Parking Privilege rented by Tenant per month, increasing annually by 3% on each anniversary of the Commencement Date during the Term, which parking charges shall be in addition to all taxes, assessments or other impositions imposed by any governmental entity (“Parking Taxes”) in connection with Tenant’s use of such Parking Privileges. Tenant’s payments for Parking Privileges and Parking Taxes shall not be offset against Operating Expenses. Such Parking Taxes shall be paid by Tenant, or if required to be paid by Landlord, shall be reimbursed to Landlord by Tenant (in either case as Additional Rent) concurrently with the payment of the parking charges described above. The charges for the Parking Privileges and related Parking Taxes shall be Tenant’s responsibility even if Tenant requires its employees or occupants to pay those charges and Parking Taxes, or reimburse Tenant for them.

20.3 General Provisions.

(a) The Parking Privileges are with respect to, subject to the provisions of this Article 20, use of unreserved, first-come, first-serve parking in the Project’s parking facilities (the “Parking Facilities”). Landlord shall have the right to modify, change, add to or delete the design, configuration, layout, size, ingress, egress, areas, method of operation, and other characteristics of or relating to the Parking Facilities at any time, and to provide for nonuse, partial use or restricted use of portions thereof. Landlord shall also have the right to provide parking for the Project at off-site locations, and in such event, said off-site parking areas shall be deemed part of the Project for purposes of this Lease; provided, however, that Tenant shall in any event be entitled to its Maximum Amount of Parking Privileges which shall pertain to parking at the Project (or within two (2) blocks of the Project, if sufficient space in the Parking Facilities located at the Project is no longer available).

(b) Tenant shall cause each of its employees and occupants utilizing Tenant’s Parking Privileges to abide by all rules and regulations for the use of the Parking Facilities prescribed from time to time by Landlord. If any employee, contractor or other individual using one of Tenant’s Parking Privileges violates any of the terms and conditions of this Article or such parking rules and regulations, then Landlord may revoke the license granted hereunder with respect to the particular violating party’s use of the Parking Facilities, but the number of Parking Privileges available to Tenant will not be reduced. Landlord may delegate its responsibilities hereunder to a parking operator in which case such parking operator shall have all the rights of control attributed hereby to Landlord. The Parking Privileges provided to Tenant pursuant to this Article 20 are provided to Tenant solely for use by the employees of Tenant, its Affiliates, sublessees and assignees, and such passes may not otherwise be transferred, assigned, subleased or otherwise alienated by Tenant to any other type of transferee without Landlord’s prior approval, which may be withheld in Landlord’s sole discretion. Furthermore, each Parking Privilege shall be personal and exclusive to one (1) person only.

20.4 Bicycles. In addition to the foregoing vehicle parking rights granted to Tenant, Landlord agrees to provide free of charge (except for expenses which are includable in Operating Expenses pursuant to the terms of Article 4 above), to Tenant and its employees, Tenant’s pro rata share of bicycle parking in a bicycle storage area on the ground floor of the Building. Subject to Tenant’s compliance with applicable Laws, Tenant shall have the right to permit its employees to store their bicycles, which are used to commute to and from work, in the Premises.

20.5 Shuttle Service. At Tenant’s request, Landlord will provide a shuttle service (“Shuttle Service”) between the Project and public transport facilities, or such other locations as are reasonably designated by Tenant, for exclusive use by Tenants’ employees. The hours of operation and shuttle stops shall be determined by mutual agreement of Landlord and Tenant. Landlord will not charge Tenant’s employees a fee for use of the Shuttle Service. Tenant shall pay Landlord directly, as Additional Rent on a monthly basis, for all costs associated with the Shuttle Service including, without limitation, the following: all costs under the contract with the shuttle provider service, if Landlord elects to contract with a third party provider for the Shuttle Service; or, if Landlord elects to lease shuttle(s), all costs under such lease and all wages, compensation, benefits and other associated employment-related costs for the shuttle operator (provided that such costs will be prorated to the extent the operator is engaged in other functions besides operating the shuttle); fuel costs; licenses, registration and other governmental charges in connection with the shuttle; and shuttle cleaning, service, maintenance, repairs and part replacements.

21.	Rules And Regulations.

The “Rules and Regulations” attached hereto as Exhibit D are hereby incorporated by reference herein and made a part hereof. Tenant shall abide by, and faithfully observe and comply with the Rules and Regulations and any reasonable and non-discriminatory amendments, modifications and additions thereto as may hereafter be adopted and published by written notice to tenants by Landlord for the safety, care, security, good order and cleanliness of the Premises and the Project. Landlord shall not be liable to Tenant for any violation of such rules and regulations by any other tenant or occupant of the Project. In the event of any conflict between the provisions of this Lease and the provisions of any such rules and regulations, the terms and conditions of this Lease shall control.

22.	Estoppel Certificates.

Tenant agrees at any time and from time to time upon not less than ten (10) days’ prior written notice from Landlord, to execute and deliver to Landlord (and, if requested, to cause Tenant’s subtenants to execute and deliver) a statement in writing certifying to those facts for which certification has been reasonably requested by Landlord or any current or prospective purchaser, holder of any Security Document, ground lessor or master lessor, including, but without limitation, that (a) this Lease is unmodified and in full force and effect (or if there have been modifications, that the same is in full force and effect as modified and stating the modifications), (b) the dates to which the Base Rent, Additional Rent and other charges hereunder have been paid, if any, and (c) whether or not to the best knowledge of Tenant, Landlord is in default in the performance of any covenant, agreement or condition contained in this Lease and, if so, specifying each such default of which Tenant may have knowledge (with the foregoing adjusted as reasonably necessary for subtenant estoppels to pertain to the applicable sublease). The form of the statement attached hereto as Exhibit E is hereby approved by Tenant for use pursuant to this Article 22; however, at Landlord’s option, Landlord shall have the right to use other forms for such purpose. Tenant’s failure to execute and deliver such statement, or to cause its subtenants to execute and delivery such statement, within such time shall, at the option of Landlord, constitute a material default under this Lease and, in any event, shall be conclusive upon Tenant that this Lease is in full force and effect without modification except as may be represented by Landlord in any such certificate prepared by Landlord and delivered to Tenant for execution. In the event that such certificate is being given to any Holder or ground lessor, such statement may contain any other provisions customarily required by such Holder or ground lessor, including, without limitation, an agreement on the part of Tenant to furnish to such Holder or ground lessor, as applicable, written notice of any Landlord default and a reasonable opportunity for such Holder or ground lessor to cure such default prior to Tenant being able to terminate this Lease. Any statement delivered pursuant to this Article 22 may be relied upon by any prospective purchaser of the fee of the Building or the Project or any mortgagee, ground lessor or other like encumbrancer thereof or any assignee of any such encumbrance upon the Building or the Project.

23.	Entry By Landlord.

Landlord may enter the Premises at all reasonable times, upon reasonable prior notice to Tenant (except in the case of an emergency and to perform routine minor maintenance, for which no notice shall be required) to: (a) inspect the same; (b) exhibit the same to prospective purchasers, lenders or (during the final fifteen (15) months of the Term) tenants; (c) determine whether Tenant is complying with all of its obligations under this Lease; (d) supply services to be provided by Landlord to Tenant under this Lease; (e) post notices of non-responsibility; and (f) make repairs or improvements in or to the Project, Building or Building Systems; provided, however, that all such work shall be done as promptly as reasonably possible. Except in the case of an emergency for which no notice shall be required, Landlord will provide Tenant with at least five (5) business days prior notice of any of the actions set forth in clause (f) to be taken by Landlord if such action under clause (f) will substantially interfere with Tenant’s ability to (i) conduct business in the Premises, (ii) gain access to and from the Premises, or (iii) use or have access to and egress from the on-site parking area. Landlord shall use commercially reasonable efforts to ensure that the performance of any such work of repairs or alterations involving entry to the Premises under clause (f) shall not interfere with Tenant’s use of the Premises (or any portion thereof) for Tenant’s business purposes (such efforts to include limiting the performance of any such work which might be disruptive to weekends or the evening and the cleaning of any work area prior to the commencement of the next business day; provided that no such limitations shall be required if the repairs are necessitated by the negligence of willful misconduct of Tenant or any Tenant Party). To the extent that, after the Delivery Date, Landlord installs, maintains, uses, repairs or replaces pipes, cables, ductwork, conduits, utility lines, and/or wires through hung ceiling space, exterior perimeter walls and column space, adjacent to and in demising partitions and columns, in or beneath the floor slab or above, below, or through the Premises, then in the course of making any such installation or repair: (x) Landlord shall not reduce Tenant’s usable space, except to a de minimus extent, if the same are not installed behind existing walls or ceilings; (y) Landlord shall box in any of the same installed adjacent to existing walls with construction materials substantially similar to those existing in the affected area(s) of the Premises; and (z) Landlord shall repair all damage caused by the same and restore such area(s) of the Premises to substantially the condition existing immediately prior to such work. Landlord will use diligent efforts to complete any such work as soon as reasonably possible after commencement thereof so as to further minimize any disruption to Tenant’s business operations, provided that no such limitations shall be required if the work is necessitated by the negligence of willful misconduct of Tenant or any Tenant Party. Tenant hereby waives any claim for damages for any injury or inconvenience to, or interference with, Tenant’s business, any loss of occupancy or quiet enjoyment of the Premises or any other loss occasioned by any entry under this Article 23. Landlord shall at all times have and retain a key with which to unlock all of the doors in, on or about the Premises (excluding Tenant’s vaults, safes and similar secured areas designated by Tenant in writing in advance), and Landlord shall have the right to use any and all means by which Landlord may deem proper to open such doors to obtain entry to the Premises, and any entry to the Premises obtained by Landlord by any such means, or otherwise, shall not under any circumstances be deemed or construed to be a forcible or unlawful entry into or a detainer of the Premises or an eviction, actual or constructive, of Tenant from any part of the Premises. Such entry by Landlord shall not act as a termination of Tenant’s duties under this Lease. If Landlord shall be required to obtain entry by means other than a key provided by Tenant, the cost of such entry shall be payable by Tenant to Landlord as Additional Rent. Tenant acknowledges that the fire department will also have a key with which to unlock the Premises at any time. Provided Tenant uses reasonable efforts to make a representative available during commercially reasonable times, except in the case of emergency and to perform routine minor maintenance, Tenant may have the right to require that Landlord or any representative of Landlord entering the Premises pursuant to the provisions of this Article 23, be accompanied at all times by a representative of Tenant. Any access by Landlord or its agents to the Premises (other than in the case of an emergency) must be conducted in such a manner as to reasonably ensure the confidentiality and security of Tenant’s operations and information. Landlord and its agents shall hold all information, data, and materials they view or access while on the Premises in strict confidence and shall not disclose such materials to any third person without Tenant’s prior written consent.

24. Landlord’s Lease Undertakings; Exculpation From Personal Liability; Transfer Of Landlord’s Interest; Waiver of Consequential Damages.

24.1 Landlord’s Lease Undertakings. It is expressly understood and agreed that notwithstanding anything in this Lease to the contrary, and notwithstanding any applicable Law to the contrary, the liability of Landlord hereunder (including any successor landlord hereunder) and any recourse by Tenant against Landlord shall be limited solely and exclusively to the interest of Landlord in and to the Project, including any proceeds from the sale or transfer thereof or insurance and condemnation proceeds in connection therewith. Neither Landlord, nor any of the Landlord Parties shall have any personal liability therefor, and Tenant hereby expressly waives and releases such personal liability on behalf of itself and all persons claiming by, through or under Tenant. The limitations of liability contained in this Section 24.1 shall inure to the benefit of Landlord’s and the Landlord Parties’ present and future partners, beneficiaries, officers, directors, trustees, shareholders, agents and employees, and their respective partners, heirs, successors and assigns. Under no circumstances shall any present or future partner or member of Landlord (if Landlord is a partnership or a limited liability company), or trustee or beneficiary (if Landlord or any partner of Landlord is a trust), have any liability for the performance of Landlord’s obligations under this Lease.

24.2 Intentionally Omitted.

24.3 Waiver of Consequential Damages. Notwithstanding any contrary provision hereof but subject to Landlord’s rights under Article 25 in the event of a holdover, neither Landlord nor the Landlord Parties, or Tenant or any of its agents, employees, contractors, representatives, parents or affiliates shall be liable under any circumstances for injury or damage to, or interference with, Tenant’s or Landlord’s business, including but not limited to, loss of profits, loss of rents or other revenues, loss of business opportunity, loss of goodwill or loss of use, in each case, however occurring.

25.	Holdover Tenancy.

If Tenant holds possession of the Premises after the expiration or termination of the Term of this Lease, by lapse of time or otherwise, with or without the express or implied consent of Landlord, Tenant shall become a tenant at sufferance upon all of the terms contained herein, except as to Term and Base Rent and any other provision reasonably determined by Landlord to be inapplicable. During such holdover period, Tenant shall pay to Landlord a monthly Base Rent equivalent to two hundred percent (200%) of the greater of (a) Base Rent payable by Tenant to Landlord during the last month of the Term of this Lease, or (b) what a landlord under no compulsion to lease the Premises and a tenant under no compulsion to lease the Premises would determine as base rent, taking into consideration the uses permitted under this Lease, the quality, size, design, and location of the Premises, and the rent for Comparable Buildings; provided that during the first month of any such holdover, the aforementioned two hundred percent (200%) shall instead be one hundred fifty percent (150%). The monthly rent payable for such holdover period shall in no event be construed as a penalty or as liquidated damages for such retention of possession. Neither any provision hereof nor any acceptance by Landlord of any rent after any such expiration or earlier termination shall be deemed a consent to any holdover hereunder or result in a renewal of this Lease or an extension of the Term, or any waiver of any of Landlord’s rights or remedies with respect to such holdover. Notwithstanding any provision to the contrary contained herein, (a) Landlord expressly reserves the right to require Tenant to surrender possession of the Premises upon the expiration of the Term of this Lease or upon the earlier termination hereof or at any time during any holdover and the right to assert any remedy at law or in equity to evict Tenant and collect damages in connection with any such holdover, and (b) Tenant shall indemnify, defend and hold Landlord harmless from and against any and all claims, demands, actions, proceedings, losses, damages, liabilities, obligations, penalties, costs and expenses, including, without limitation, all lost profits and other consequential damages, attorneys’ fees, consultants’ fees and court costs incurred or suffered by or asserted against Landlord by reason of Tenant’s failure to surrender the Premises on the expiration or earlier termination of this Lease in accordance with the provisions of this Lease; provided that Tenant shall not be liable for consequential damages hereunder unless Landlord has given Tenant at least thirty (30) days prior written notice stating that Landlord is negotiating or has executed a new lease for the Premises or a portion thereof and/or that a new tenant for the Premises or a portion thereof requires access to or is prepared to move into the Premises or portion thereof, or Landlord needs to prepare the Premises or portion thereof for occupancy by a new tenant.

26.	Notices.

All notices which Landlord or Tenant may be required, or may desire, to serve on the other may be served, as an alternative to personal service, by mailing the same by registered or certified mail, postage prepaid, by personal delivery, or by a reputable overnight courier service, which provides evidence of delivery, addressed to the Landlord at the address for Landlord set forth in paragraph 10 of the Basic Lease Provisions and identifying the provision of the Lease to which the notice relates and to Tenant at the address for Tenant set forth in paragraph 10 of the Basic Lease Provisions, or addressed to such other address or addresses as either Landlord or Tenant may from time to time designate to the other in writing. Any notice shall be deemed to have been served (i) in the case of mailed notice, three (3) business days after the date of mailing, (ii) in the case of notice delivered by personal delivery, the date of delivery (unless such date is a weekend or holiday, in which event said notice will be deemed given on the next-succeeding business day and (iii) in the case of notice sent by courier, on the business day succeeding the date of delivery to the courier.

27.	Brokers.

Landlord and Tenant recognize as the broker(s) who procured this Lease the firm(s) specified in paragraph 8 of the Basic Lease Provisions (herein, “Broker”). Landlord and Tenant each warrant to the other that it has not had any contact or dealings with any person or real estate broker other than Broker which would give rise to the payment of any fee or brokerage commission in connection with this Lease, and Landlord and Tenant shall each indemnify, hold harmless and defend the other from and against any liability with respect to any fee or brokerage commission (except one owing to Broker) arising out of any act or omission of the indemnifying party. Landlord covenants and agrees to pay all real estate commissions due in connection with this Lease to Broker in accordance with the commission agreement executed by Landlord.

28.	Signage Rights.

28.1 Prohibited Signage. Except to the extent expressly provided in this Article 28, Tenant shall not place or install (or permit to be placed or installed by any Tenant Party) any signs, advertisements, logos, identifying materials, pictures or names of any type on the roof, exterior areas or Common Areas of the Building or the Project. Tenant shall not install or place (or permit to be installed or placed by any Tenant Party) any type of window film in the windows of the Premises. Furthermore, Tenant shall not install or place (or permit to be installed or placed by any Tenant Party) anything other than Building Standard (as defined in the Work Letter) window coverings in the windows of the Premises (even if located behind Building Standard window coverings).

28.2 Tenant’s Signage. Subject to Tenant’s compliance with applicable Laws, (a) in the case where Tenant occupies an entire floor in the Building, Tenant may place in any portion of such floor such identification signage as Tenant shall desire, subject to obtaining Landlord’s prior written consent with respect to signage visible from outside of the Premises, and (b) in the case where Tenant occupies less than an entire floor in the Building, subject to the receipt of Landlord’s prior written consent, Tenant may place in any portion of the inside of the Premises such identification signage as Tenant shall desire. Landlord shall not unreasonably withhold its consent to Tenant’s proposed signage; provided, however, that Tenant acknowledges that Landlord has an interest in maintaining control over the exterior appearance of the Project in order to preserve the image and reputation of the Project as a first class project, and it shall therefore be deemed reasonable for Landlord to withhold consent to proposed signage visible from outside of the Premises if such signage: is lighted with other than standard, customary office signage lighting; is inconsistent with overall Project aesthetic design; is clearly intended to serve as an advertisement for Tenant’s business for viewing by others through the windows or atrium; or conflicts with such Building signage criteria as Landlord shall reasonably apply from time to time. Landlord shall provide Tenant with Building Standard signage in the electronic directory in the lobby of the Building. In addition, upon the Commencement Date at Tenant’s cost, Tenant shall be provided with Building Standard suite identity signage at the entrance to the Premises. The cost of any changes, additions or upgrades to such directory and suite signage shall be borne by Tenant and, with respect to suite identity signage, shall comply with Landlord’s Building Standard signage program and be subject to Landlord’s prior approval. All signage described in this Section 28.2 shall be treated as Tenant’s personal property under the provisions of Section 10.5 with respect to Tenant’s obligation at the expiration or early termination of this Lease.

28.3 Exterior Signage Rights and Restrictions.

(a) Subject to the terms and conditions of this Section 28.3, Tenant shall be entitled, to the extent permitted by applicable Laws (including, without limitation, zoning ordinances) and subject to Tenant’s obtaining any and all required approvals from the City of San Francisco, the San Francisco Planning Commission and Board of Supervisors and any other required governmental approvals (herein, collectively, “Signage Approvals”), to two (2) non-exclusive exterior signs displaying Tenant’s name in locations reasonably approved by Landlord (collectively, the “Exterior Signage”). Landlord makes no representation or warranty that Tenant will be able to obtain Signage Approvals that would permit Tenant’s signage to be located on the water tower facing the freeway (however, Landlord will not object to Tenant’s placement of Exterior Signage on such water tower if the necessary Signage Approvals are obtained). Tenant’s right to the Exterior Signage is non-exclusive. The exact location, appearance, design, size, font size, materials, coloring and lighting (if any) of the Exterior Signage shall be subject to Landlord’s reasonable approval and shall be consistent and compatible with all applicable rules and regulations of the governmental agencies having jurisdiction. The design, installation, maintenance, permitting, repair, restoration and removal of the Exterior Signage shall be at Tenant’s sole cost and expense. Landlord shall, at no cost to Landlord, reasonably cooperate with Tenant’s efforts to obtain the necessary Signage Approvals, but Landlord makes no representations or warranties that Tenant will be able to obtain the Signage Approvals. In no event shall Tenant or its agents, contractors or representatives contact or otherwise communicate with the City of San Francisco, the San Francisco Planning Commission, Board of Supervisors or other governmental entities regarding Signage Approvals, signage in general or any regulatory aspect of the Project without a representative of Landlord present at all times, or without having first obtained Landlord’s prior written consent, which may be withheld in Landlord’s sole discretion (and if Landlord consents to a particular communication, discussions shall be limited solely to the topic(s) to which Landlord consented. Tenant’s breach of the foregoing sentence shall constitute an Event of Default and, without limiting Landlord’s rights and remedies may, at Landlord’s election, result in forfeiture of Tenant’s right to the Exterior Signage.

(b) Landlord shall not grant signage rights on the parapet of the Building to any tenant leasing less than 75,000 rentable square feet within the Building. In the event that Tenant leases and occupies for the conduct of business, without Sublease or Assignment to any Person other than an Affiliate or Successor of Tenant, more than 75% of the Office Portion of the Project, then thereafter Landlord shall not grant signage rights on the parapet of the Building to any future tenant (provided that the foregoing shall not restrict or prohibit any parapet signage rights previously granted to other tenants leasing in excess of 75,000 rentable square feet).

(c) Tenant acknowledges that the Project is subject to the Wells Agreement, and Landlord is obligated to comply with the terms and conditions thereof. In no event shall the installation or location of the Exterior Signage violate the Wells Agreement including, without limitation, the provisions of Section l(c) thereof regarding the “Visibility Corridor.” Tenant acknowledges that, notwithstanding anything to the contrary in this Article 28, Landlord shall have the right to withhold its consent to the Exterior Signage in Landlord’s sole discretion if Landlord determines, in good faith, that the Exterior Signage will cause Landlord to be in violation of the Wells Agreement.

(d) Termination of Rights.

(1) Tenant’s right to the Exterior Signage shall terminate upon the expiration or any earlier termination of this Lease. Upon such Lease expiration or termination and Tenant’s failure to remove the Exterior Signage and restore the area where such signage was located to substantially its previous condition (reasonable wear and tear and casualty and condemnation damage excepted) within ten (10) business days after notice from Landlord, Landlord shall be entitled to remove the Exterior Sign and perform such restoration at Tenant’s sole expense, in which case Tenant shall reimburse Landlord for the reasonable cost of such removal and restoration within twenty (20) days of invoice therefor. The obligations of Tenant under this Section 28.3(c)(i) shall survive the expiration or earlier termination of the Lease.

(2) Tenant’s right to the Exterior Signage is personal to Original Tenant, and such right shall not be assigned to any other entity or person, other than an Affiliate or Successor of Original Tenant to whom Original Tenant has assigned this Lease, without Landlord’s consent, which Landlord may withhold in its sole good faith discretion. Notwithstanding the foregoing, Tenant shall retain its rights to the Exterior Signage only so long as (i) this Lease has not been terminated, and (ii) Tenant occupies for the conduct of business at least 75,000 rentable square feet of the Premises; if Tenant fails to occupy for the conduct of business at least 75,000 rentable square feet of the Premises, then Landlord may require Tenant to remove its Exterior Signage by giving Tenant at least thirty (30) days notice, and if Tenant fails to complete such removal within such thirty (30) day period, Landlord may remove the Exterior Signage on behalf of Tenant and Tenant shall reimburse Landlord for the actual cost thereof within thirty (30) days after Landlord’s invoice therefor is submitted to Tenant.

29.	Financial Statements.

Prior to execution of this Lease, Tenant has provided Landlord with Tenant’s most current, audited financial statements prepared in accordance with generally accepted accounting principles consistently applied for each of the two (2) calendar (or fiscal) years immediately prior to the execution date of this Lease. At any time during the Term, if required by Landlord in connection with a proposed sale or financing of the Building or Project or transfer of an ownership interest therein and if Tenant’s financial information is not publically available (whether through access to filings with the Securities Exchange Commission or otherwise), Tenant shall, upon ten (10) business days’ prior notice from Landlord, provide Landlord with Tenant’s most current, audited financial statements prepared in accordance with generally accepted accounting principles consistently applied and Tenant shall, at Landlord’s request, meet with Landlord to review and discuss such financial statements.

30.	Option to Expand.

30.1 Expansion Option. Provided an Event of Default does not exist on either the date of Tenant’s exercise of the Expansion Option or the Expansion Space Commencement Date (as said terms are defined below), Tenant shall have the option (the “Expansion Option”), subject to the terms and conditions of this Article 30, to lease approximately 25,000 contiguous square feet of Rentable Area on the second (2nd) floor of the Building, the exact location on the second (2nd) floor to be determined by Landlord (the “Expansion Space”), provided that, in no event will the Expansion Space contain less than 24,500 rentable square feet or more than 25,500 rentable square feet unless Tenant, in Tenant’s sole discretion, consents to such variation.

30.2 Exercise. Subject to Section 30.4, the Expansion Option shall be exercised by Tenant by delivery of prior written notice to Landlord, which notice shall be irrevocable when received by Landlord, and shall be delivered no later than the 39-month anniversary of the Commencement Date (the “Outside Exercise Date”). If Tenant timely exercises the Expansion Option, Landlord shall deliver possession of the Expansion Space to Tenant on the date (the “Target Expansion Space Delivery Date”) which is either (i) upon the expiration of the then-existing lease(s) to third party tenants if all or a portion of the Expansion Space has been previously leased, or (ii) if there are no such third party leases, when Tenant has Satisfied the Expansion Space Financial Standard (as defined in Exhibit H attached hereto), but in no event shall the Target Expansion Space Delivery Date be later than the 48-month anniversary of the Commencement Date. The commencement of the lease term with respect to the Expansion Space shall be the date on which Landlord actually delivers possession thereof to Tenant (the “Expansion Space Commencement Date”), and the lease term with respect to Expansion Space shall end concurrently with the expiration of the Term of this Lease as to the Initial Premises, as the Term may be renewed pursuant to Section 2.4 hereof, unless sooner terminated pursuant hereto.

30.3 Lease of Expansion Space. If Tenant timely exercises the Expansion Option as set forth herein, Tenant shall lease the Expansion Space upon the terms and conditions of this Article 30 and otherwise upon the terms and conditions of this Lease. Landlord and Tenant shall promptly thereafter execute an amendment to this Lease setting forth such terms and provisions for the Expansion Space so leased by Tenant. The fundamental economic terms and conditions for the lease of the Expansion Space shall be as follows with respect to Rent and improvement allowances:

(1) the Base Rent rate for the Expansion Space shall be the same amount per square foot of Rentable Area as the Base Rent payable for the Initial Premises, as the same is adjusted from time to time, as provided in the Base Rent table rate set forth in Paragraph 4 of the Basic Lease Provisions;

(2) subject to Paragraph 3.4(c), Tenant shall be entitled to a monthly Rent Credit with respect to the Expansion Space in the amount $0.1213 per rentable square foot of the Expansion Space, for each full calendar month during the Term of the lease of the Expansion Space;

(3) the Base Year with respect to the Expansion Space shall be the same as the Base Year for the Initial Premises, as provided in Paragraph 5.A of the Basic Lease Provisions;

(4) if the Expansion Space will be delivered to Tenant in substantially the same condition as the Initial Premises (i.e., if the Expansion Space has not been previously improved for tenant occupancy), Landlord shall provide an improvement allowance equivalent, on a dollar-for-dollar basis, to Tenant’s Contribution (as defined in Paragraph 3.1(a) of the Work Letter) with respect to the Expansion Space, for each square foot of Rentable Area of the Expansion Space actually built-out by Tenant to at least the Building Standard, paid in the same manner, and subject to the same conditions of payment, as the Tenant Improvement Allowance for the Initial Premises, except that the maximum amount of the improvement allowance provided by Landlord with respect to the Expansion Space shall be equal to the Tenant Improvement Allowance for the Initial Premises per square foot of Rentable Area multiplied by a fraction, the numerator of which is the number of months (including partial months) from the Expansion Space Commencement Date until the expiration of the initial Term, and the denominator of which is 129; and

(5) if the Expansion Space has been improved for occupancy prior to the Expansion Commencement Date, such space shall be delivered to Tenant in its then as-is condition (but with all Base Building Improvements serving the Expansion Space and Building Systems serving the Expansion Space in good working order and repair) and Landlord shall provide an improvement allowance for such space equal to Fifteen Dollars ($15.00) per square foot of Rentable Area of the Expansion Space actually improved by Tenant, which shall be paid in the same manner, and subject to the same conditions of payment, as the Tenant Improvement Allowance for the Initial Premises.

30.4 Conditions; Limitations. Notwithstanding anything to the contrary set forth herein, Tenant shall have no right to exercise the Expansion Option unless and until Tenant has Satisfied the Expansion Space Financial Standard. If Tenant has not Satisfied the Expansion Space Financial Standard by the Outside Exercise Date, the Expansion Option shall automatically terminate and be of no further force and effect. The Expansion Option shall automatically terminate and be of no further force and effect in the event of a Transfer of all or a portion of the Premises or Tenant’s interest under this Lease to any Person other than an Affiliate or Successor of Original Tenant.

30.5 Late Delivery. Landlord shall have no liability to Tenant for any failure to deliver possession of the Expansion Space to Tenant by the Target Expansion Space Delivery Date; provided that in the event of the holding over of a previous tenant of the Expansion Space, Landlord shall take all action reasonably necessary, including required legal proceedings, to secure possession of the Expansion Space prior to the Target Expansion Space Delivery Date. However, if Landlord does not deliver the Expansion Space to Tenant on or prior to the date that is sixty (60) (or, in the case of a delay in delivery attributable to a tenant holdover, ninety (90)) days after the applicable Target Expansion Space Delivery Date (the “Outside Expansion Delivery Date”) for any reason other than delays caused by Tenant or Force Majeure (provided that for the purposes of this Section 30.5, Force Majeure shall not include any holdover of the existing occupant(s) of the Expansion Space, except as set forth below with respect to Bankruptcy Delay), then Tenant shall be entitled to a per diem credit against the Base Rent payable for the Expansion Space, to be applied following the Expansion Space Commencement Date, in an amount equal to the monthly Base Rent for the Expansion Space divided by thirty (30), from the Outside Expansion Delivery Date through the day immediately preceding the actual Expansion Space Commencement Date. However, if and to the extent any delay in Landlord’s delivery of the Expansion Space is attributable to an existing holdover tenant having petitioned for bankruptcy protection and Landlord, despite diligent efforts, failing to obtain relief from the automatic stay so as to be able to evict such tenant (a “Bankruptcy Delay”), then the ninety (90) day period described above shall be extended to the extent such delivery delay is caused by such Bankruptcy Delay. The foregoing to the contrary notwithstanding, in the event Landlord does not deliver the Expansion Space by the date that is one hundred fifty (150) days after the Target Expansion Space Delivery Date, then Tenant shall have the right, by written notice to Landlord delivered on or before the date that is one hundred seventy (170) days after the Target Expansion Space Delivery Date, to revoke its exercise of the Expansion Option. Upon delivery of such notice, Landlord’s and Tenant’s rights and obligations with respect to the Expansion Space shall terminate.

31.	Right of First Offer.

31.1 Right. Subject to the provisions of Section 31.2 below, and provided an Event of Default is not continuing at the time of Tenant’s exercise of the Right of First Offer set forth herein, Tenant shall have a right of first offer to lease additional office space in the Building (and Integrated Production Distribution and Repair space in the Building (“IPDR Space”) only if Tenant is qualified to lease such IPDR Space under applicable Laws) that may be available for lease to third parties (“First Offer Space”) in accordance with this Article 31 (the “Right of First Offer”). Subject to Section 31.2, Tenant shall be entitled, from time to time (but not more frequently than every six (6) months), to give Landlord notice of Tenant’s interest in leasing First Offer Space (an “Interest Notice”), and Landlord, within twenty (20) days after receipt of such notice, shall provide Tenant with a notice in writing (the “First Offer Space Notice”) describing the approximate size, location, and anticipated date of availability of the First Offer Space, if any, which is or is expected to come available for lease to third parties within the one hundred eighty (180) day period immediately following Tenant’s Interest Notice.

(a) Procedure for Offer. Following Tenant’s delivery of an Interest Notice and Landlord’s subsequent delivery of a First Offer Space Notice, prior to leasing all or any portion of the First Offer Space identified in the First Offer Space Notice to a third party, Landlord shall first give Tenant a notice (the “First Offer Notice”) specifying the portion of such First Offer Space Landlord intends to lease to a third party, and the term, rent and other fundamental economic terms and conditions, upon which Landlord proposes to lease such First Offer Space.

(b) Procedure for Acceptance. If Tenant wishes to exercise the Right of First Offer with respect to the First Offer Space described in the First Offer Notice, then within ten (10) business days of delivery of the First Offer Notice to Tenant, Tenant shall deliver notice (the “Acceptance Notice”) to Landlord of Tenant’s exercise of its Right of First Offer with respect to all of the First Offer Space described in the First Offer Notice at the rent, for the term and upon the other fundamental economic terms and conditions contained in such First Offer Notice (subject to Paragraph 31.1(c) below). If Tenant does not give an Acceptance Notice to Landlord within such ten (10) business day period, then Landlord shall, subject to the remaining provisions of this Section 31.1(b), be free to negotiate and enter into a lease for the space described in the First Offer Notice to anyone to whom Landlord desires, within a period of one hundred eighty (180) days commencing upon the expiration of the ten (10) business day period, after which time, Tenant’s rights to such space under this Article 31 may renew. If, however, following Tenant’s failure to timely deliver an Acceptance Notice, Landlord desires to offer to lease to any third party all or any portion of the First Offer Space described in the applicable First Offer Notice for a lease term which is twenty percent (20%) longer or shorter than that set forth in the First Offer Notice, or desires to lease the First Offer Space at a rent and other fundamental economic terms and conditions which together, on a present value net effective basis, are more than ten percent (10%) more favorable to the tenant than set forth in the First Offer Notice (“Favorable Terms”), then Landlord must first make such an offer of such space to Tenant by notice (the “Additional Notice”) setting forth the relevant First Offer Space, length of lease term, and such Favorable Terms, and Tenant shall have five (5) business days from the Tenant’s receipt of the Additional Notice to give Landlord an Acceptance Notice to lease such portion of the First Offer Space on the terms set forth in the Additional Notice (subject to Paragraph 31.1(c) below). If Tenant does not timely accept the terms of the Additional Notice to lease the First Offer Space, Landlord shall be free to negotiate and enter into a lease for such First Offer Space to anyone whom it desires on the terms set forth in the Additional Notice (or terms more favorable to Landlord), within a period of one hundred eighty (180) days commencing upon the expiration of the five (5) business day period, after which time, Tenant’s rights to such space under this Article 31 may renew. After Landlord enters into any lease of First Offer Space to any third party in accordance with the foregoing (“Third Party Lease”), Tenant’s rights under this Article 31 shall be subordinate to the rights of the tenant under the Third Party Lease with respect to the space leased and encumbered pursuant to the provisions of the Third Party Lease, all extensions and renewals thereof, all expansion options contained therein which are stated as Landlord delivery obligations within a certain time frame for a certain amount of space, and all right of first offer expansions contained therein, provided that no such right of first offer expansions shall be for space in excess of twenty five percent (25%) of the size of such Third Party Lease’s initial premises.

(c) Lease of First Offer Space. If Tenant timely exercises Tenant’s Right of First Offer to lease First Offer Space as set forth herein, Tenant shall lease such First Offer Space for the term (but not the Renewal Terms or any other renewal term unless specified in the First Offer Notice or Additional Notice, as applicable), rent and other fundamental economic terms and conditions set forth in the First Offer Notice or Additional Notice, as applicable, and otherwise upon the terms and conditions of this Lease. Landlord and Tenant shall promptly thereafter execute an amendment to this Lease setting forth such terms and provisions for the First Offer Space so leased by Tenant. Notwithstanding anything to the contrary contained in the foregoing, with respect to the first twenty thousand (20,000) rentable square feet of First Offer Space for which Tenant gives Landlord an Acceptance Notice during the first 36 months following the Commencement Date, the fundamental economic terms and conditions for the lease of such First Offer Space shall be as follows with respect to Rent and improvement allowances:

(1) the Base Rent rate for the First Offer Space shall be the same amount per square foot of Rentable Area as the Base Rent payable for the Initial Premises, as the same is adjusted from time to time, as provided in the Base Rent table rate set forth in Paragraph 4 of the Basic Lease Provisions;

(2) the Base Year with respect to the First Offer Space shall be the same as the Base Year for the Initial Premises, as provided in Paragraph 5.A of the Basic Lease Provisions;

(3) if the First Offer Space will be delivered to Tenant in substantially the same condition as the Initial Premises (i.e., if the First Offer Space has not been previously improved for tenant occupancy), Landlord shall provide an improvement allowance equivalent, on a dollar-for-dollar basis, to Tenant’s Contribution with respect to the First Offer Space, for each square foot of Rentable Area of the First Offer Space actually built-out by Tenant to at least the Building Standard, paid in the same manner, and subject to the same conditions of payment, as the Tenant Improvement Allowance for the Initial Premises, except that the maximum amount of the improvement allowance provided by Landlord with respect to the First Offer Space shall be equal to the Tenant Improvement Allowance for the Initial Premises per square foot of Rentable Area multiplied by a fraction, the numerator of which is the number of months (including partial months) from the commencement of Rent for the First Offer Space until the expiration of the initial Term, and the denominator of which is 129; and

(4) if the First Offer Space has been improved for occupancy prior to delivery to Tenant, such space shall be delivered to Tenant in its then as-is condition (but with all Base Building Improvements serving the First Offer Space and Building Systems serving the First Offer Space in good working order and repair), and Landlord shall provide an improvement allowance equal to Fifteen Dollars ($15.00) per rentable square foot of the First Offer Space in which Tenant Improvements are being constructed, which shall be paid in the same manner as the Tenant Improvement Allowance for the Initial Premises and shall be subject to the same restrictions applicable thereto under Article 3 of the Work Letter.

31.2 Conditions; Limitations.

(a) Tenant’s Right of First Offer is conditioned upon Tenant’s having Satisfied the Financial Standard, and no Interest Notice or Acceptance Notice shall be effective for any purpose hereunder unless Tenant has Satisfied the Financial Standard prior to delivery thereof; provided, however, that Tenant shall be permitted to lease up to a total of 25,000 rentable square feet of First Offer Space without having Satisfied the Financial Standard, if Tenant has Satisfied the ROFO Financial Standard (as defined in Exhibit H attached hereto).

(b) The Right of First Offer shall be without any further force or effect upon the occurrence of the following:

(1) Tenant’s Transfer of all or a portion of the Premises if the result of such Transfer is that more than fifty percent (50%) of the Premises will then be subject to a Transfer to other than an Affiliate or Successor and, if at the time of such Transfer, Tenant has not Satisfied the Financial Standard; or

(2) Tenant’s Transfer of all or a portion of the Premises, if the result of such Transfer is that Rentable Area of the Premises will then be subject to a Transfer to other than an Affiliate or Successor in an amount more than the total Rentable Area of the Premises at the time of the Transfer, multiplied by a fraction the numerator of which is the Rentable Area of the third floor of the Building, and the denominator of which is the total Rentable Area of the Premises.

(c) For purposes of this Article 31, First Offer Space shall not include space for which existing leases are being renewed or extended, space leased to other tenants which have the right to sublease or from which Landlord has the right to sublease or accept an assignment back, space for which Landlord is in active negotiation with a third party at the time Tenant gives its Interest Notice, and space on the second floor of the Building, which if leased to Tenant, would result in less than thirty-five thousand (35,000) rentable square feet on the second floor of the Building which is not IPDR Space (defined in Section 31.1) remaining available for lease to third parties as of the date of Tenant’s Interest Notice or Acceptance Notice, as applicable. In addition, First Offer Space shall not include space subject of an option to expand granted to any other person or tenant and existing on the date hereof or which is hereafter granted prior to the date Tenant exercises its Right of First Offer with respect to such space without violation of Tenant’s rights under this Article.

31.3 Personal Right. Tenant’s Right of First Offer is personal to Original Tenant and may not be assigned, transferred or conveyed to any party, except to an Affiliate or a Successor of Original Tenant.

32.	Miscellaneous.

32.1 Entire Agreement. This Lease, along with all exhibits and attachments affixed hereto and the letter agreement of even date herewith Re: 888 Brannan – Atrium and Initial Announcement of Lease, constitutes the entire and exclusive agreement and understanding between Landlord and Tenant relating to the leasing of the Premises and the obligations of Landlord and Tenant in connection with such leasing. Landlord has not made, and Tenant is not relying upon, any warranties, or representations, promises or statements made by Landlord or any agent of Landlord, except as expressly set forth herein. This Lease, along with all exhibits and attachments affixed hereto and the letter agreement of even date herewith Re: 888 Brannan - Atrium and Initial Announcement of Lease, supersedes any and all prior agreements and understandings between Landlord and Tenant and alone expresses the agreement of the parties.

32.2 Amendments. This Lease shall not be amended, changed, or modified in any way unless in writing executed by Landlord and Tenant. Landlord shall not have waived or released any of its rights hereunder unless in writing and executed by the Landlord.

32.3 Successors. Except as expressly provided herein, this Lease and the obligations of Landlord and Tenant contained herein shall bind or inure to the benefit of Landlord and Tenant and their respective successors and assigns, provided this clause shall not permit any Transfer by Tenant contrary to the provisions of Article 15.

32.4 Sale by Landlord. An arm’s length sale or conveyance by Landlord of the Project shall operate to release Landlord from any future liability upon any of the agreements, obligations, covenants or conditions, express or implied, herein contained in favor of Tenant upon the assumption by the transference of the obligations of Landlord hereunder arising from and after the effective date of Landlord’s transfer, and Tenant agrees to look solely to the responsibility of the successor in interest of Landlord in and to this Lease except for obligations and liabilities incurred by Landlord prior to such sale or conveyance. This Lease shall not be affected by any such sale, however, and Tenant agrees to attorn to the purchaser or assignee, such attornment to be effective and self-operative without the execution of any further instruments by any of the parties to this Lease.

32.5 Force Majeure. Any prevention, delay or stoppage due to strikes, lockouts, labor disputes, acts of God, inability to obtain services, labor, or materials or reasonable substitutes therefor, governmental actions, civil commotions, acts of terrorism, fire or other casualty, and other causes beyond the reasonable control of the party obligated to perform (but specifically excluding any delay caused by such party’s negligence), except with respect to the obligations imposed with regard to Rent and other charges to be paid by Tenant or amounts to be paid by Landlord pursuant to this Lease (collectively, “Force Majeure”), notwithstanding anything to the contrary contained in this Lease, shall excuse the performance of such party for a period equal to any such prevention, delay or stoppage and, therefore, if this Lease specifies a time period for performance of an obligation of either party, that time period shall be extended by the period of any delay in such party’s performance caused by Force Majeure. However, Tenant’s right to abatement of rent pursuant to Sections 8.8 and 12.1 of this Lease, as well as Tenant’s right to terminate this Lease pursuant to Section 12.2(c), shall not be delayed due to Force Majeure.

32.6 Survival of Obligations. Any obligations of Tenant accruing prior to the expiration of this Lease shall survive the termination of this Lease, and Tenant shall promptly perform all such obligations whether or not this Lease has expired.

32.7 Light and Air. No diminution or shutting off of any light, air or view by any structure now or hereafter erected shall in any manner affect this Lease or the obligations of Tenant hereunder, or increase any of the obligations of Landlord hereunder.

32.8 Governing Law. This Lease shall be governed by, and construed in accordance with, the laws of the State of California.

32.9 Prohibition Against Recording. Neither this Lease nor any memorandum, affidavit or other writing with respect thereto shall be recorded by Tenant or by anyone acting through, under or on behalf of Tenant.

32.10 Severability. In the event any provision of this Lease is found to be unenforceable, the remainder of this Lease shall not be affected, and any provision found to be invalid shall be enforceable to the extent permitted by law. The parties agree that in the event two different interpretations may be given to any provision hereunder, one of which will render the provision unenforceable, and one of which will render the provision enforceable, the interpretation rendering the provision enforceable shall be adopted.

32.11 Captions. All captions, headings, titles, numerical references and computer highlighting are for convenience only and shall have no effect on the interpretation of this Lease.

32.12 Interpretation. Tenant acknowledges that it has read and reviewed this Lease and that it has had the opportunity to confer with counsel in the negotiation of this Lease. Accordingly, this Lease shall be construed neither for nor against Landlord or Tenant, but shall be given a fair and reasonable interpretation in accordance with the meaning of its terms and the intent of the parties.

32.13 Independent Covenants. Each covenant, agreement, obligation or other provision of this Lease to be performed by Tenant are separate and independent covenants of Tenant, and not dependent on any other provision of this Lease.

32.14 Number and Gender. All terms and words used in this Lease, regardless of the number or gender in which they are used, shall be deemed to include the appropriate number and gender, as the context may require.

32.15 Time is of the Essence. Time is of the essence of this Lease and the performance of all obligations hereunder.

32.16 Joint and Several Liability. If Tenant comprises more than one person or entity, or if this Lease is guaranteed by any party, all such persons shall be jointly and severally liable for payment of rents and the performance of Tenant’s obligations hereunder.

32.17 No Offer to Lease. The submission of this Lease to Tenant or its Broker or other agent, does not constitute an offer to Tenant to lease the Premises. This Lease shall have no force and effect until (a) it is executed and delivered by Tenant to Landlord and (b) it is fully reviewed and executed and delivered by Landlord.

32.18 No Counterclaim; Choice of Laws. It is mutually agreed that in the event Landlord commences any summary proceeding for non-payment of Rent, Tenant will not interpose any counterclaim of whatever nature or description in any such proceeding. In addition, Tenant hereby submits to local jurisdiction in the State of California and agrees that any action by Tenant against Landlord shall be instituted in the State of California and that Landlord shall have personal jurisdiction over Tenant for any action brought by Landlord against Tenant in the State of California.

32.19 Rights Reserved by Landlord. Landlord reserves the following rights exercisable without notice (except as otherwise expressly provided to the contrary in this Lease) and without being deemed an eviction or disturbance of Tenant’s use or possession of the Premises or giving rise to any claim for set-off or abatement of Rent except as expressly set forth in Section 8.8: (a) to change the name or street address of the Building or the Project; (b) subject to Paragraph 28.3(b), to install, affix and maintain all signs on the exterior and interior of the Building and the Project; (c) subject to the provisions of Article 28, to designate and approve prior to installation all types of signs, window shades, blinds, drapes, awnings or other similar items, and all internal lighting that may be visible from the exterior of the Premises; (d) to change the arrangement of entrances, doors, corridors, elevators and stairs in the Building and the Project, provided no such change shall materially adversely affect access to the Premises; (e) to grant any party the exclusive right to conduct any business or render any service in the Building or in the Project, provided such exclusive right shall not operate to prohibit Tenant from using the Premises for the purposes permitted under this Lease; (f) to prohibit the placement of vending or dispensing machines of any kind in or about the Premises other than for use by Tenant’s employees; (g) to have access for Landlord and other tenants of the Building to any mail chutes and boxes located in or on the Project according to the rules of the United States Post Office and to discontinue any mail chute business in the Building and the Project; (h) to close the Building outside of Business Hours, except that Tenant and its employees and invitees shall be entitled to admission at all times under such reasonable rules and regulations as Landlord prescribes for security purposes; (i) to install, operate and maintain security systems which monitor, by closed circuit television or otherwise, all persons entering or leaving the Building or the Project; (j) subject to the terms of this Lease, to install and maintain pipes, ducts, conduits, wires and structural elements located in the Premises which serve other parts or other tenants of the Building or the Project; and (k) to retain at all times master keys or pass keys to the Premises.

32.20 Modification of Lease. Should any current or prospective mortgagee or ground lessor for the Building require a modification or modifications of the Lease, which modification or modifications will not cause an increased cost or expense to Tenant or in any other way materially and adversely change the rights and obligations of Tenant hereunder, then and in such event, Tenant agrees that this Lease may be so modified and agrees to execute whatever documents are required therefor and deliver the same to Landlord within thirty (30) days following the request therefor.

32.21 Authority. If Tenant signs as a corporation or a partnership, each of the persons executing this Lease on behalf of Tenant does hereby covenant and warrant that Tenant is a duly authorized and existing entity, that Tenant has and is qualified to do business in California, that Tenant has full right and authority to enter into this Lease, and that each of both of the persons signing on behalf of Tenant are authorized to do so. Upon Landlord’s request, Tenant shall provide Landlord with evidence reasonably satisfactory to Landlord confirming the foregoing covenants and warranties. The person executing this Lease on behalf of Landlord hereby covenants and warrants that Landlord is a duly authorized and existing entity, that Landlord has and is qualified to do business in California, that Landlord has full right and authority to enter into this Lease, and that the person signing on behalf of Landlord is authorized to do so.

32.22 Transportation Management. Tenant shall fully comply with all present or future programs intended to manage parking, transportation or traffic in and around the Building, and in connection therewith, Tenant shall take responsible action for the transportation planning and management of all employees located at the Premises by working directly with Landlord, any governmental transportation management organization or any other transportation-related committees or entities.

32.23 The Other Improvements. If portions of the Project or property adjacent to the Project (collectively, the “Other Improvements”) are owned by an entity other than Landlord, Landlord, at its option, in its sole and absolute discretion, may enter into an agreement with the owner or owners of any or all of the Other Improvements to provide (a) for reciprocal rights of access or use of the Project and the Other Improvements, (b) for the common management, operation, maintenance, improvement or repair of all or any portion of the Project and the Other Improvements, (c) for the allocation of a portion of the Operating Expenses to the Other Improvements and the Operating Expenses and Taxes for the Other Improvements to the Project, and (d) for the use or improvement of the Other Improvements and the Project in connection with the improvement, construction, or excavation of the Other Improvements and the Project. Nothing contained herein shall be deemed or construed to limit or otherwise affect Landlord’s right to convey all or any portion of the Project or any other of Landlord’s rights described in this Lease.

32.24 Renovation of the Project and Other Improvements. Tenant acknowledges that portions of the Project and the Other Improvements may be under construction following Tenant’s occupancy of the Premises, and that such construction may result in levels of noise, dust, obstruction of access, or interference which are in excess of that present in a fully constructed project. It is expressly understood and agreed that Landlord has made no representation or warranty to Tenant and has no obligation to alter, remodel, improve, renovate, repair or decorate the Premises, the Building, or the Project or any portion thereof, except as expressly set forth herein. It is further agreed and acknowledged that no representations respecting the condition of the Premises, the Building or the Project have been made by Landlord to Tenant except as specifically set forth in this Lease. Tenant acknowledges and agrees that Landlord may alter, remodel, improve or renovate (collectively, the “Renovation Work”) the Building, Premises, or the Project, and in connection with any Renovation Work, Landlord may, among other things, erect scaffolding or other necessary structures in the Building, or the Project, restrict access to portions of the Project, including portions of the Common Areas, or perform work in the Building and the Project. Tenant hereby agrees that such Renovation Work and Landlord’s actions in connection with such Renovation Work shall in no way constitute a constructive eviction of Tenant nor, except as expressly set forth in Section 8.8, entitle Tenant to any abatement of Rent. Landlord shall have no responsibility or liability to Tenant for any injury to or interference with Tenant’s business arising from any such Renovation Work, and Tenant shall not be entitled to any damages from Landlord for loss of use of the Premises, in whole or in part, or for loss of Tenant’s personal property or improvements, resulting from the Renovation Work or Landlord’s actions in connection therewith or for any inconvenience occasioned by such Renovation Work or Landlord’s actions in connection therewith.

32.25 No Partnership or Joint Venture. Nothing contained in this Lease shall be deemed or construed to create the relationship of principal and agent, or partnership, or joint venturer, or any other relationship between Landlord and Tenant other than landlord and tenant.

32.26 Right to Lease. Landlord reserves the absolute right to lease space in the Project and to create such other tenancies in the Project as Landlord, in its sole business judgment, shall determine is in the best interests of the Project. Landlord does not represent and Tenant does not rely upon any specific type or number of tenants occupying any space in the Building or the Project during the Term of this Lease.

32.27 Building Name and Signage. Landlord shall have the right at any time to change the name of the Building or the Project, or both, and, subject to Paragraph 28.3(b), to install, affix and maintain any and all signs on the exterior and on the interior of the Building or the Project, or both, as Landlord may so desire, in its sole discretion. Tenant shall not, without the prior written consent of Landlord, use the name of the Building or the Project, or any pictures or illustrations of the Building or the Project, in Tenant’s advertising or in any other publicity.

32.28 Confidentiality. Tenant agrees that (a) the terms and provisions of this Lease are confidential and constitute proprietary information of Landlord and (b) it shall not disclose, and it shall cause its partners, officers, directors, shareholders, employees, brokers and attorneys to not disclose any term or provision of this Lease to any other person without first obtaining the prior written consent of Landlord; provided that Tenant will be entitled to disclose the terms of this Lease to its accountants and counsel, to any prospective Transferee, as may be required under the regulations of the Securities Exchange Commission or as may be required by judicial authority.

32.29 LEED. The Building and the Project are or may become in the future certified under the LEED or other applicable rating system. Landlord’s sustainability practices include chemical use; indoor air quality; energy efficiency; water efficiency; recycling programs; exterior maintenance programs; and systems upgrades to meet green building energy, water, indoor air quality, and lighting performance standards. All construction and maintenance methods and procedures, material purchases, and disposal of waste with respect to the Project shall be in compliance with minimum standards and specifications in furtherance thereof, in addition to any requirements under applicable Laws with respect thereto.

32.30 Office of Foreign Asset Control Representation. Neither Tenant nor any of its affiliates, nor any of their respective partners, members, shareholders or other equity owners, and none of their respective employees, officers, directors, representatives or agents, is or during the Term will be a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action. Landlord acknowledges that the foregoing representation is inapplicable to shareholders or equity owners who, directly or indirectly, own shares or equity in Tenant by purchase on a nationally recognized securities exchange.

32.31 Antenna. Tenant shall have the right to install and use up to two (2) satellite dish antennae of up to twenty-four (24) inches in diameter each on the Building’s roof, provided that the area of the roof used by Tenant shall not exceed Tenant’s pro rata share of available rooftop space, and shall be in a location on the roof reasonably designated by Landlord. If Landlord approves the installation of any such antennae by Tenant and if Tenant elects to install such antennae, Landlord and Tenant shall first execute and deliver a Rooftop License Agreement in the form attached hereto as Exhibit J.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease as of the Effective Date.

LANDLORD:

888 BRANNAN LP,
a Delaware limited partnership

By:	888 GP, LLC,
a Delaware limited liability company,
its General Partner

By:	/s/ Stuart J.S. Gulland
Stuart J.S. Gulland
President

TENANT:

AIRBNB, INC.,
a Delaware corporation

By:	/s/ Brian Chesky
Brian Chesky
Chief Executive Officer

EXHIBIT A

EXHIBIT A

EXHIBIT A

EXHIBIT B

Notice of Lease Term Dates

To:

Re: Office Lease dated                     , 20     , between 888 BRANNAN LP, a Delaware limited partnership (“Landlord”), and                     , a                  (“Tenant”) concerning Suite              of the office building located at 888 Brannan Street, San Francisco, California.

Ladies and Gentlemen:

In accordance with the Office Lease (the “Lease”), we wish to advise you and confirm as follows:

1. The Premises are substantially completed, and the Term shall commence on or has commenced on                                  for a term of                  (        ) months ending on                         .

2. Rent commenced to accrue on                         , in the amount of $                .

3. If the Commencement Date is other than the first day of the month, the first billing will contain a pro rata adjustment. Each billing thereafter, with the exception of the final billing, shall be for the full amount of the monthly installment as provided for in the Lease.

4. Your rent checks should be made payable to                     .

5. The number of rentable square feet within the Premises is                          (                ) square feet.

6. Tenant’s Percentage Share is                      %.

7. The Outside Exercise Date is                     .

8. The last day on which Tenant may exercise the first Renewal Option is                     .

LANDLORD:

888 BRANNAN LP, a Delaware limited partnership

By:	888 GP, LLC,
a Delaware limited liability company, its General Partner

By:
Stuart S.J. Gulland
President

TENANT:

AIRBNB, INC., a Delaware corporation

By:
Name:
Its:

EXHIBIT B

EXHIBIT C

Work Letter

Attached.

EXHIBIT C

EXHIBIT C

Work Letter

This Work Letter supplements the Office Lease (the “Lease”) dated as of April 26, 2012, executed concurrently herewith, by and between 888 BRANNAN LP, a Delaware limited partnership (“Landlord”), and AIRBNB, INC., a Delaware corporation (“Tenant”) pertaining to certain Premises described in the Lease. Terms capitalized, but not otherwise defined herein, shall have the meanings ascribed to them in the Lease.

The parties hereby agree as follows:

1.	Construction of the Building.

1.1 Base Building Improvements.

(a) Landlord, at Landlord’s sole cost and expense (and without application of the Tenant Improvement Allowance, as defined below), shall construct the Base Building Improvements (as defined in Schedule 1 attached hereto). The Base Building Improvements will be constructed in a good and workmanlike manner, in compliance with the Base Building Plans (as defined below, and as the same may be modified as provided below) and in compliance with all applicable Laws, including the ADA. The foregoing shall not obligate Landlord to modify pre-existing Building systems or structure which local officials have accepted as compliant, unless and to the extent that any such systems do not meet the specifications set forth in Schedule 1 attached hereto; provided that Landlord shall be responsible for any actual, incremental increased Tenant Improvement Costs incurred by Tenant as a result of the existence of such “grandfathered” items. Landlord shall not use Hazardous Materials in connection with the construction of the Base Building Improvements. If Tenant discovers any defects in the Base Building Improvements, or any Hazardous Materials (not brought to or introduced upon the Project or Premises by Tenant or any of its agents, employees or contractors) in the Premises, during the course of construction of the Tenant Improvements, Tenant shall have the right to notify Landlord thereof and Landlord shall correct or abate the same, as applicable, soon as reasonably practicable.

(b) Tenant shall contract with Landlord’s general contractor, Richlen Construction (herein, “General Contractor”), to construct the following portions of the Tenant Improvements on behalf of Tenant (herein, the “MEP Infrastructure”): main HVAC duct loop on all floors of the Premises; main hot water loop on all floors of the Premises; and all sub-meters for the Premises. Tenant shall have the right to request General Contractor to competitively bid the MEP Infrastructure work to subcontractors. Landlord shall cause the Base Building Improvements to be in a condition reasonably sufficient to permit, and deliver non-exclusive access to the Premises to Tenant in order to allow, General Contractor to commence construction of the MEP Infrastructure no later than October 1, 2012, but it shall be Tenant’s responsibility to complete its Final Plans and otherwise satisfy the conditions precedent necessary to permit General Contractor to commence the MEP Infrastructure on October 1, 2012 and diligently prosecute same to completion. Unless (i) Landlord has failed to cause the Base Building Improvements to be in a condition reasonably sufficient to permit General Contractor to commence construction of the MEP Infrastructure by October 1, 2012, or (ii) a Landlord Delay occurs under Clauses 7.1(2) or (4) below, no delays associated with failure of General Contractor to commence construction of the MEP Infrastructure by October 1, 2012 shall constitute Landlord Delay.

(c) Landlord will deliver the Premises to Tenant for Tenant’s construction of its remaining (i.e., other than the MEP Infrastructure) Tenant Improvements therein with the Base Building Improvements (excluding the Site Improvements and MEP Work, as such terms are defined in Schedule 1 attached hereto) Substantially Completed and with any and all currently present asbestos and/or lead paint in the Premises, and any and all other Hazardous Materials known or discovered during Landlord’s construction activities prior to the Delivery Date to be currently present in the Premises (expressly excluding lead paint on the exterior of the Building), abated (herein, collectively, the “Delivery Condition”). For purposes of the foregoing, the Base Building Improvements (excluding the Site Improvements and MEP Work) shall be deemed “Substantially Completed” as of the date that Landlord’s architect certifies to Landlord that the Base Building Improvements are substantially complete pursuant to the permitted working drawings relating thereto, excluding punch-list items. When Landlord’s General Contractor has notified Landlord that it believes such portion of the Base Building Improvements are Substantially Complete, Landlord shall cause its General Contractor to inspect such portion of the Base Building Improvements with representatives of both Tenant and Landlord (including Landlord’s architect) and Landlord and Tenant shall reasonably agree upon a list of punch list items with respect thereto. Landlord shall cause such punch list items to be completed within thirty (30) days following agreement upon the punch list, or as soon thereafter as reasonably practicable. Completion of the Site Improvements, MEP Work and Tenant Driven Base Building Changes (as hereinafter defined) shall not be a requirement for the satisfaction of the Delivery Condition. Landlord shall complete the Site Improvements in accordance with Landlord’s reasonable schedule therefor, and Landlord shall use commercially reasonable efforts to minimize interference with Tenant’s construction of the Tenant Improvements and Tenant’s business operations in the Premises during completion of the Site Improvements. Landlord shall cause the MEP Work to be completed on or before December 31, 2012.

(d) The MEP Work and Site Improvements will be performed by the General Contractor concurrently with Tenant’s construction of the Tenant Improvements, including Tenant’s MEP Infrastructure. Subject to the express provisions set forth below and in Schedule 4, neither party shall unreasonably interfere with or delay the work of the other party and/or such other party’s contractors or consultants, and both parties shall mutually reasonably coordinate and cooperate with each other, and shall cause their respective contractors and consultants to mutually reasonably coordinate and cooperate with the other’s contractors and consultants, respectively, to minimize any interference or delay by either party with respect to the other party’s work. The coordination and cooperation obligations set forth in this paragraph shall be subject to the following: As Tenant proceeds with the design and planning of the Tenant Improvements pursuant to this Work Letter and as Landlord proceeds with its planning and construction of the MEP Work, the parties agree to cooperate diligently, reasonably and in good faith to develop a mutually agreeable construction schedule for the MEP Work and for the Tenant Improvements (any such construction schedule mutually approved by the parties, and as may be modified from time to time by mutual agreement of the parties, being referred to herein as the “Approved Construction Schedule”). If the parties fail or are unable to agree upon an Approved Construction Schedule, such failure or inability shall not affect or impair the respective obligations of the parties hereunder.

(e) To the extent that the design or construction of the Base Building Improvements must be changed or added to in order to accommodate the special needs of Tenant in the Premises for other than general office use, including the Specialized Uses, such changes or additions (herein referred to as the “Tenant Driven Base Building Changes”) must be included in the Construction Drawings for Landlord’s approval in accordance with Article 2, shall be performed by Landlord’s contractors, and Tenant shall be responsible for the actual cost thereof. The construction pricing from General Contractor and its subcontractors with respect to Tenant Driven Base Building Changes will be “open book,” illustrating all actual costs of such work, and shall be reviewed by Landlord’s and Tenant’s respective construction representatives. Such pricing for the Tenant Driven Base Building Changes shall be subject to Tenant’s reasonable approval, provided that all costs associated with such review and approval process shall be borne by Tenant, and in no event shall the foregoing review and approval process, or pricing changes resulting therefrom, constitute Landlord Delay. The Tenant Improvement Allowance shall not be used for Tenant Driven Base Building Changes, nor shall the cost of Tenant Driven Base Building Changes be counted towards Tenant’s Contribution (as defined in Paragraph 3.1(a) below). In no event shall performance of Tenant Driven Base Building Changes constitute a Landlord Delay. Notwithstanding anything to the contrary herein or in the Lease, Tenant shall be responsible for the actual cost of compliance with Laws with respect to areas located outside of the Premises to the extent required as a result of the Tenant Improvements that are not typical general office improvements (including, without limitation, the Specialized Uses); the Tenant Improvement Allowance shall not be used for any such legal compliance costs, nor such costs be counted towards Tenant’s Contribution. With respect to any of the foregoing items with respect to which Tenant is responsible for Landlord’s actual costs, Landlord shall deliver reasonable supporting documentation to Tenant evidencing any such costs in detail reasonably satisfactory to Tenant. Any items provided by Landlord in the Premises, which items are provided by Landlord at Tenant’s written request (including, without limitation, items required by the Construction Drawings) and are in addition to the Base Building Improvements, shall be paid for by Tenant, subject to application of the Tenant Improvement Allowance.

1.2 Exclusions From Base Building Improvements. Base Building Improvements shall include all of the items described in Schedule 1 and shall not include any Tenant Improvements; without limiting the generality of the foregoing, Base Building Improvements shall exclude the following items, except to the extent such items are set forth in Section 13 of Schedule 1 with respect to the restrooms within the Premises:

(a) Tenant ceilings and lighting;

(b) Floor finishes in the Premises, including elevator lobbies, balconies and corridors;

(c) Interior finishes of any kind within the Premises, including elevator lobbies, balconies and corridors;

(d) Interior partitions, doors, and hardware within the Premises, including elevator lobbies and corridors;

(e) Terminal boxes and reheat coils or other HVAC or air distribution devices, including distribution duct work and controls, beyond the mechanical, electrical and plumbing rooms located on each floor of the Premises (“MEP Rooms”);

(f) Telecommunication risers and conduits beyond the MEP Rooms;

(g) Distribution of electrical services, plumbing services and sprinklers beyond the MEP Rooms;

(h) Domestic hot water heater and associated hot water piping;

(i) Any and all signs for Tenant and the power therefor;

(j) Any and all improvements, modifications, equipment, systems or other items required (either by the Construction Drawings or by applicable Laws) in connection with the Specialized Uses;

(k) Security, fire and life-safety systems throughout the Premises, including exit signs, intercoms and extinguishers;

(l) Tenant’s furniture, fixtures and equipment, including telephones, computers and cabling therefor; and

(m) Window coverings.

1.3 Base Building Plans. Landlord has provided Tenant with the following plans: Gensler, Core Upgrades 1-26-12; Randall Lamb, Electrical Design Build 3-1-12; Acco, Mechanical Design Build 2-17-12; Ayoob & Perry, Plumbing Design Build 2-2-12 (collectively, the “Base Building Plans”). Landlord shall have no obligation to deliver copies of “as built” plans for the Base Building Improvements. Tenant acknowledges that the Base Building Plans may be changed or modified, due to change orders or otherwise, during the course of Landlord’s construction of the Base Building Improvements. Landlord will keep Tenant fully informed of such changes or modifications. Tenant further acknowledges that, as a result of the timing of work on the Base Building Improvements and Tenant Improvements, changes and modifications to the Base Building Plans may occur that require Tenant to make modifications to its Construction Drawings. Landlord shall not be responsible for any increased costs to Tenant resulting from such modifications or from timing changes or delays, except for increased costs resulting from a Landlord Delay or from material design changes following approval of the Final Plans which require Tenant to substantially revise its plans.

1.4 Shear Wall Penetrations. Landlord has no obligation whatsoever to add, or to agree to add, any penetrations to the existing shear walls of the Building. In the event Tenant would like to explore the potential addition of penetrations to the existing shear walls, Tenant shall, at Tenant’s sole cost and expense (without deduction from the Tenant Improvement Allowance and without such costs counting towards Tenant’s Contribution), engage Landlord’s structural engineer (and, if required by Landlord, Landlord’s permit consultant and/or the General Contractor), no later than May 15, 2012, to analyze the existing shear walls of the Building and determine the feasibility of proposed additional penetrations. Landlord shall have the right to withhold its consent to any shear wall penetrations in Landlord’s sole and absolute discretion. In the event Landlord consents to any additional penetrations in the shear walls (“Shear Wall Penetrations”), (i) the Shear Wall Penetrations work will be performed by Landlord’s contractors at Tenant’s sole cost and expense, and all costs and expenses (including, without limitation, design, engineering, permitting and construction costs) that would not have been incurred by Landlord but for the Shear Wall Penetrations, as reasonably determined by Landlord, shall be borne by Tenant, (ii) all costs incurred by Landlord due to delays in completing the Base Building Improvements, which delays are reasonably determined by Landlord to be due to the Shear Wall Penetrations (including, without limitation, due to Tenant’s requests for modifications to the proposed cost of the Shear Wall Penetrations), shall be borne by Tenant, (iii) in no event shall the Commencement Date be delayed or postponed due to incorporation of the Shear Wall Penetrations, and (iv) in no event will the incorporation of the Shear Wall Penetrations (including design, engineering, permitting and/or construction of any improvements associated therewith) constitute Landlord Delay. The construction pricing from General Contractor and its subcontractors with respect to the Shear Wall Penetrations will be “open book,” illustrating all actual costs of such work, and shall be reviewed by Landlord’s and Tenant’s respective construction representatives. Such pricing for the Shear Wall Penetrations shall be subject to Tenant’s reasonable approval, provided that all costs associated with such review and approval process shall be borne by Tenant. All amounts required to be paid by Tenant to Landlord hereunder shall be paid within thirty (30) days of receipt of invoice therefor (accompanied by reasonably detailed supporting documentation), shall not be paid for from the Tenant Improvement Allowance and shall not count towards Tenant’s Contribution.

2. Tenant’s Plans and Specifications.

2.1 Submission of Plans and Specifications.

(a) Preliminary TI Plan. Tenant shall submit to Landlord for approval, in Auto CAD R 14.dwg (or later version) format, a conceptual construction plan (“Preliminary TI Plan”) for construction of the Tenant Improvements prepared by a reputable architect reasonably approved by Landlord (“Tenant’s Architect”) which shall include, without limitation, the general location of doors, corridors, entrances, exits, partitions, heavy floor loads and other special requirements, and the location of all offices and the Specialized Uses. Without limiting Tenant’s right to request approval of a different architect, Landlord hereby acknowledges its approval of M. Arthur Gensler Jr. & Associates, Inc., as Tenant’s Architect. Landlord agrees to cooperate with Tenant and its design representatives in connection with the preparation of the Preliminary TI Plan. Within ten (10) business days after receipt by Landlord of the Preliminary TI Plan, Landlord shall (i) give its written approval with respect thereto, or (ii) notify Tenant in writing of its disapproval and state with specificity the Design Problem(s) (as defined in Section 10.1 of the Lease and modified by Section 2.2 below) that is/are the basis for such disapproval and the reasonable revisions or modifications necessary in order for Landlord to give its approval. In the event of a disapproval by Landlord, Tenant shall submit to Landlord for approval the revisions or modifications requested by Landlord to correct any Design Problem(s), with no other changes to the Preliminary TI Plan. Within five (5) business days following receipt by Landlord of such revisions or modifications, Landlord shall give its written approval with respect thereto (and the scope of Landlord’s review shall be limited to Tenant’s correction of the Design Problem(s) to which Landlord had previously objected in writing), or shall request other revisions or modifications therein (but relating only to the extent Tenant has failed to comply with Landlord’s earlier requests). The preceding sentence shall be implemented repeatedly until Landlord gives its approval to the Preliminary TI Plan. Landlord acknowledges that Tenant may perform its mechanical, electrical and plumbing work on a design-build basis, but any delays in completion of the Tenant Improvements as a result thereof shall not constitute Landlord Delay.

(b) Final TI Plan. After approval by Landlord of the Preliminary TI Plan, Tenant shall submit to Landlord for approval, in Auto CAD R 14.dwg (or later version format), fully completed and engineered working drawings and specifications suitable for plancheck review and permitting by local agencies having jurisdiction, for the layout, improvement and finish of the entire Premises (including, without limitation, all areas pertaining to the Specialized Uses) consistent with the design and construction of the Base Building Improvements, including electrical and mechanical drawings, capacity reports, dimensioned partition plans, floor and wall finish plans, reflected ceiling plans, power, telephone communications and data plans, life safety devices, construction detail sheets including millwork detail plans, showing the location of partitions, light fixtures, electrical outlets, telephone outlets, sprinklers, doors, window coverings, equipment specifications (including weight specifications and cooling requirements) and power requirements (including voltage, amps, phase, and special plugs and connections) and Title 24 energy calculations, wall finishes, floor coverings, millwork and other Tenant Improvements required by Tenant (collectively, “Final Tl Plan”). Without limiting the generality of the foregoing, the Tenant Improvements shall include Building Standard window coverings, the cost of which may be paid for with the Tenant Improvement Allowance and counted towards Tenant’s Contribution. Within ten (10) business days after receipt by Landlord of the Final TI Plan, Landlord shall (i) give its written approval with respect thereto, or (ii) notify Tenant in writing of its disapproval and state with specificity the Design Problem(s) that is/are the basis for such disapproval and the reasonable revisions or modifications necessary in order for Landlord to give its approval. In the event of a disapproval by Landlord, Tenant shall submit to Landlord for approval the revisions or modifications requested by Landlord to correct any Design Problem, with no other changes to the Final TI Plan. Within five (5) business days following receipt by Landlord of such revisions or modifications, Landlord shall give its written approval with respect thereto (and the scope of Landlord’s review shall be limited to Tenant’s correction of the Design Problem(s) to which Landlord had previously objected in writing) or shall request other revisions or modifications therein (but relating only to the extent Tenant has failed to comply with Landlord’s earlier requests). The preceding sentence shall be implemented repeatedly until Landlord gives its approval of the Final TI Plan. The Final TI Plan as approved by Landlord shall be referred to as the “Final Plans.”

(c) Engineering of Plans. The plans and specifications prepared by Tenant hereunder are referred to herein collectively as the “Construction Drawings.” Landlord shall have no responsibility for any of the engineering of the Construction Drawings, which shall be at Tenant’s expense, subject to Article 3 below. The Construction Drawings shall be prepared and/or coordinated by Tenant’s Architect, shall comply with all applicable Laws, shall be sufficient for Tenant to secure the approval of governmental authorities with jurisdiction over the approval thereof and shall be in a form meeting Landlord’s reasonable requirements. Without limiting the generality of the foregoing, the Construction Drawings shall provide for the build-out of the entire Premises to at least the Building Standard (as defined in Section 3.2 below). All information on the Construction Drawings shall be clearly and neatly specified, dimensioned and detailed per industry standards.

2.2 Landlord’s Standard of Approval. Whenever Landlord has the right to approve Tenant’s Construction Drawings under this Article 2, Landlord shall not withhold its approval unless and to the extent that improvements shown on the plans create a Design Problem, as defined in Section 10.1 of the Lease; provided that for purposes of this Work Letter, a “Design Problem” shall also exist if the Construction Drawings do not provide for the entire Rentable Area of the Premises to be built-out to at least the Building Standard. Landlord shall not be obligated to modify the Base Building Improvements to accommodate improvements shown on the Construction Drawings to avoid the existence of a Design Problem, except for Tenant Driven Base Building changes, which shall be governed by Section 1.1 above. Tenant and Tenant’s Architect shall verify, in the field, the dimensions of the Premises and the conditions at the Premises. Landlord’s review of the Construction Drawings is for Landlord’s sole benefit and Landlord shall have no liability to Tenant arising out of or based on Landlord’s review. Accordingly, notwithstanding that any Construction Drawings are reviewed by Landlord or its contractor, architect, engineers and consultants, and notwithstanding any advice or assistance which may be rendered to Tenant by Landlord or Landlord’s contractor, architect, engineers and consultants, Landlord shall have no liability whatsoever in connection therewith and shall not be responsible for any omissions or errors arising therefrom.

2.3 Permits. Promptly upon Landlord’s approval of the Final Plans, Tenant shall cause the Final Plans to be submitted to the appropriate governmental authorities in order to obtain all approvals and permits required by the governmental authorities having jurisdiction over the Tenant Improvements. Neither Landlord nor Landlord’s consultants shall be responsible for obtaining any permits with respect to the Tenant Improvements or a temporary certificate of occupancy (or its equivalent) for the Premises, and obtaining the same shall be Tenant’s sole responsibility; provided, however, that Landlord shall reasonably cooperate with Tenant in executing permit applications and performing other ministerial acts reasonably necessary to enable Tenant to obtain any such permits or temporary certificate of occupancy (or its equivalent) and shall use commercially reasonable efforts to assist Tenant in obtaining such permits and temporary certificate of occupancy (or its equivalent), as requested from time to time. In no event shall Tenant or its representatives submit any Construction Drawings to governmental authorities for permitting until the Final Plans have been approved by Landlord. Nothing in this Section 2.3 shall limit Landlord’s obligation to obtain permits for the Base Building Improvements.

2.4 Space Planning. All design and programming, space planning and interior decorating services such as selection of wall paint colors and/or wall coverings, furniture, fixtures, carpeting and any or all other decorator selection efforts required by Tenant shall be provided by Tenant at Tenant’s expense, subject to Article 3 hereof.

3. Tenant Improvement Allowance.

3.1 Allowance.

(a) All improvements described on the Final Plans shall be called “Tenant Improvements” and, subject to the improvement allowance provisions of this Article 3 and any other provisions of this Work Letter to the contrary, shall be at Tenant’s sole cost and expense. Landlord shall provide Tenant an allowance (the “Tenant Improvement Allowance”) equivalent, on a dollar-for-dollar basis, to the amount of Tenant’s own funds expended by Tenant for the cost of design (subject to the limitations set forth in this Section 3.1), permitting and construction of the Tenant Improvements (“Tenant’s Contribution”); provided that (i) in no event shall the total Tenant Improvement Allowance provided by Landlord exceed $42.00 per square foot of Rentable Area of the Premises, and (ii) Landlord shall not be obligated to provide any Tenant Improvement Allowance with respect to Rentable Area of the Premises that is not built-out by Tenant to at least the Building Standard. The Tenant Improvement Allowance and Tenant’s Contribution shall be used for the design, including architectural and engineering plans and specifications, purchase, installation and construction of the Tenant Improvements which constitute permanent improvements to the Premises and the cost of all permits associated therewith (collectively, the “Tenant Improvement Costs”), provided that a maximum of $4.00 per rentable square foot of the Tenant Improvement Allowance may be used for “soft costs” (i.e., design, engineering, consultant and project management fees and signage costs). In the event that Tenant utilizes funds from Tenant’s Contribution in excess of $6.00 per rentable square foot for soft costs, all amounts in excess of $6.00 per rentable square foot shall be disregarded for purposes of calculating the amount of the Tenant Improvement Allowance hereunder. Landlord hereby acknowledges and agrees that costs of governmental permits and the Alteration Operations Fee (as defined below) shall not be considered “soft costs” for purposes hereof. In no event shall the Tenant Improvement Allowance or Tenant’s Contribution be used for furniture, fixtures, equipment, phones or other personal property.

(b) Subject to the foregoing Paragraph 3.1(a), portions of the Tenant Improvement Allowance shall be advanced to Tenant periodically on a monthly basis after commencement of construction of the Tenant Improvements by Tenant and after Tenant has delivered to Landlord (i) a request for payment of the Contractor (as defined below), approved by Tenant, on AIA forms G702 and G703 (or comparable forms reasonably approved by Landlord), showing the schedule, by trade, of percentage of completion of the Tenant Improvements in the Premises, detailing the portion of the work completed and the portion not completed, and demonstrating that the relationship between the cost of the work completed and the cost of the work to be completed complies with the terms of the “Construction Budget,” as that term is defined in Article 4 of this Work Letter (as the same may be modified from time to time by Change Order); (ii) invoices or similar documentation from all of “Tenant’s Agents”, as that term is defined in Section 5.1(a) of this Work Letter, for labor rendered and materials delivered to the Premises; (iii) executed lien releases from all of Tenant’s Agents which shall comply with the appropriate provisions, as reasonably determined by Landlord, of California Civil Code Section 3262(d) (or any successor statute); and (iv) all other information reasonably requested by Landlord (including, without limitation, in connection with standard construction loan disbursement conditions). Tenant may require Landlord to make one or more of such payments directly to those who are entitled to such payment because they provided materials or products or performed services in connection with the Tenant Improvements and references “to Tenant” shall also include those designated by Tenant, and any such payment shall be treated as the disbursement by Landlord of the Tenant Improvement Allowance and have the effect of reducing Landlord’s obligation with respect to the Tenant Improvement Allowance. Disbursements of the Tenant Improvement Allowance shall be made by Landlord on or before the 25th day of each month with respect to complete payment requests made by Tenant on or before the 25th day of the prior month. Ten percent (10%) of the Tenant Improvement Allowance (the “Retention Amount”) may be withheld by Landlord until Tenant provides (X) unconditional lien releases with respect to all work performed on the Tenant Improvements, (Y) copies of job cards for all building permits obtained to complete the Tenant Improvements signed off by all inspectors for the lawful occupancy of the Tenant Improvements, and (Z) a certificate in the form of AIA Form G-704, or another format approved by Landlord in its reasonable discretion, executed by Tenant’s Architect and Contractor. Notwithstanding anything to the contrary contained in this Work Letter, Landlord shall not be obligated to make any disbursement of the Tenant Improvement Allowance during the pendency of any of the following: (A) Landlord has received written notice of any unpaid claims relating to any portion of the Tenant Improvements or materials in connection therewith, other than claims which will be paid in full from such disbursement, (B) there is an unbonded lien outstanding against the Building or the Premises or Tenant’s interest therein by reason of work done, or claimed to have been done, or materials supplied or specifically fabricated, claimed to have been supplied or specifically fabricated, to or for Tenant or the Premises, or (C) an Event of Default by Tenant exists. If Landlord disputes any item in a request for payment, Landlord shall deliver a written objection to such item within ten (10) business days following Tenant’s submission of such request for payment, setting forth with reasonable specificity Landlord’s reasons for its dispute (a “Draw Dispute Notice”), and Landlord may deduct the amount of such disputed item from the payment. Landlord and Tenant shall, in good faith, endeavor to diligently and promptly resolve any such dispute. If and to the extent that Landlord timely delivers any Draw Dispute Notice, Landlord shall nevertheless be obligated to fund the portion of the disbursement requested by Tenant, if any, which Landlord is required to fund pursuant to this Section 3.1 and Landlord has not duly disputed. The monthly amount funded from the Tenant Improvement Allowance by Landlord to Tenant shall equal Landlord’s proportionate share of the then-current Tenant Improvement Costs, with such proportionate share based upon the ratio of the Tenant Improvement Allowance to the estimated Tenant Improvement Costs as set forth in the Construction Budget, less the Retention Amount. Tenant shall be responsible for the remaining portion of any payment required, and Landlord shall not be required to pay more than the Tenant Improvement Allowance toward all costs, expenses and charges related to the Tenant Improvement Costs. Landlord shall have no obligation to disburse any Tenant Improvement Allowance after December 31, 2013, and in no event shall any unused Tenant Improvement Allowance be credited towards rent.

(c) If and to the extent Landlord fails to fund any disbursement of the Tenant Improvement Allowance which is required to be funded by Landlord pursuant to Section 3.1 above, within thirty (30) days following Tenant’s submission to Landlord of a request for payment conforming to the provisions of Section 3.1, and provided Tenant is obligated to and does pay to third parties such amount which was required to be paid by the Tenant Improvement Allowance, then Tenant shall have the right to offset any such amount paid by Tenant to such third parties against the Rent next due and payable by Tenant under the Lease, provided that Tenant will concurrently deliver notice to Landlord of the amount offset by Tenant. Any such offset made by Tenant shall be credited against Landlord’s obligations with respect to the Tenant Improvement Allowance.

(d) Landlord shall receive a fee of Two Dollars ($2.00) per square foot of Rentable Area of the Premises, plus Landlord’s actual out-of-pocket costs incurred in connection with Landlord’s review of the Construction Drawings (collectively, the “Alteration Operations Fee”). Notwithstanding anything to the contrary above, at the time Landlord makes any disbursement of the Tenant Improvement Allowance for application to the Tenant Improvements, Landlord shall retain from the Tenant Improvement Allowance, as a partial payment of the Alteration Operations Fee, a proportionate amount of the Alteration Operations Fee based upon Landlord’s reasonable estimation of the amount required to be withheld from each disbursement in order to amortize the entire Alteration Operations Fee over the course of construction of the Tenant Improvements. At such time as the Tenant Improvement Allowance has been entirely disbursed, Tenant shall, within fifteen (15) days of written demand, pay to Landlord the remainder, if any, of the Alteration Operations Fee not yet paid to Landlord.

3.2 Building Standard . As used in this Work Letter, “Building Standard” means Tenant Improvements designed and constructed in compliance with all applicable Laws including, without limitation, applicable San Francisco building, electrical, mechanical and plumbing codes, and (i) with respect to the Premises Balconies, Building Standard shall also mean that Tenant shall improve the Premises Balconies to be at least equal in quality to Landlord’s required specifications, provided that in no event shall Tenant be obligated to expend more than Forty-Two Dollars ($42.00) per square foot of Rentable Area of the Premises Balconies for the improvement thereof; (ii) with respect to the elevator lobbies within the Premises, Building Standard shall also mean that Tenant shall improve such elevator lobbies with ceilings, hardware, floor finish, paint and lighting which are at least equal in quality to Landlord’s required specifications, provided that in no event shall Tenant be obligated to expend more than Forty-Two Dollars ($42.00) per square foot of Rentable Area of such elevator lobbies for the improvement thereof; (iii) with respect to the communicating stairs within the Premises, Building Standard shall also mean that Tenant shall improve such communicating stairs with paint and floor finish; and (iv) Premises’ window coverings, doors, door levers for all Premises’ access doors, exit signs and HVAC shall also comply with the specifications therefor set forth in Schedule 3 attached hereto. Landlord agrees not to change the specifications set forth in Schedule 3 attached hereto (as the same pertain to Tenant) during the course of construction of the Tenant Improvements. All items described herein shall be included in the Construction Drawings. Tenant shall not be required to construct guardrails on the Premises Balconies; Landlord shall construct such guardrails at Landlord’s cost as part of the Base Building Improvements.

3.3 Expansion Space and First Offer Space. If Tenant leases the Expansion Space or First Offer Space as provided in the Lease, the maximum amount of the tenant improvement allowance provided by Landlord therefor shall be as set forth in Sections 30.3 and 31.1(c) of the Lease, respectively; provided that Landlord shall not be obligated to provide any tenant improvement allowance with respect to Rentable Area of the Expansion Space or First Offer Space that is not built-out to at least the Building Standard.

4. Cost of and Payment of Tenant Improvements. Tenant shall retain a licensed, reputable general contractor reasonably approved by Landlord to construct the Tenant Improvements (the “Contractor”). Except where the context clearly indicates otherwise, the term “Contractor” as used in this Work Letter includes the General Contractor in its capacity as general contractor with respect to the MEP Infrastructure, and the general contractor engaged by Tenant for the remainder of the Tenant Improvements. Tenant acknowledges and agrees that construction of the Tenant Improvements by its Contractor is subject to the terms and conditions set forth in Schedule 4 attached hereto, and Tenant shall comply with, and cause its Contractor to comply with, the terms and conditions thereof. Promptly following Tenant’s execution of the construction contract(s) with Contractor (individually and collectively referred to herein as the “Contract”) and in any event before the disbursement of any of the Tenant Improvement Allowance for items other than soft costs, Tenant shall submit the Contract to Landlord for its records. The Contract must provide that the Contract is assignable to Landlord and Landlord’s lender following an Event of Default by Tenant under the Lease. Prior to the commencement of the construction of the Tenant Improvements, and after Tenant has accepted all bids for the Tenant Improvements, Tenant shall provide Landlord with (i) a detailed breakdown, by trade, for all of Tenant’s Agents, of the final costs to be incurred or which have been incurred in connection with the design and construction of the Tenant Improvements to be performed by or at the direction of Tenant or the Contractor (which costs form a basis for the amount of the Contract) (the “Final Costs”) and (ii) a construction budget (the “Construction Budget”), the amount of which Construction Budget shall be equal to (1) the Final Costs plus (2) the other costs of design and construction of the Premises (to the extent not already included in the Final Costs), which costs shall include, but not be limited to, the costs of the Architect, engineering fees, consultant fees and other soft costs. Tenant shall promptly pay when due all costs incurred in connection with the Tenant Improvements and shall not permit the filing of any mechanic’s lien or other lien in connection with any Tenant Improvements. If a mechanic’s lien or other lien is filed against the Building or Project arising out of the construction of the Tenant Improvements, Tenant shall post a statutory release bond or discharge or cause to be discharged such lien within ten (10) business days after Tenant receives notice of the filing thereof.

5. Construction of Tenant Improvements.

5.1 Performance. Construction of the Tenant Improvements shall be subject to the following terms and conditions:

(a) The Tenant Improvements shall be constructed by Contractor. All subcontractors, laborers, materialmen, and suppliers (“Tenant’s Agents”) used by Tenant shall be union and shall be properly licensed in the State of California (to the extent the foregoing requirements are applicable to the specific type of Tenant’s Agent) and shall be experienced in performing the work they have agreed to perform, in buildings similar to the Building. Tenant shall submit a written list of Tenant’s mechanical, electrical, fire protection and plumbing subcontractors to Landlord for Landlord’s approval prior to commencing construction of the Tenant Improvements, which approval shall not be unreasonably withheld or delayed and shall be given or withheld within five (5) business days following written request by Tenant; provided that it shall be deemed reasonable for Landlord to disapprove any of such proposed subcontractors which are non-union. Tenant shall submit a written list of all of Tenant’s Agents to Landlord’s property manager prior to commencing construction of the Tenant Improvements. Tenant shall immediately cease using any of Tenant’s Agents that Landlord reasonably and in good faith determines are not suitable for the Project, whether because of quality of the work or because of any potential or actual adverse impact of such contractor on the Project or on the labor relations between Landlord and any trade unions (including picketing or otherwise disrupting tenants or operations at the Project);

(b) All work shall be performed in conformity with a valid building permit when required, a copy of which shall be furnished to Landlord prior to the commencement of the work;

(c) All work shall be performed in accordance with the reasonable, non-discriminatory rules and regulations of Landlord. Tenant acknowledges receipt of such rules and regulations;

(d) The Contractor’s and Tenants Agents’ construction material, tools, equipment, and debris shall be stored on or within the Premises, or in areas of the Project designated for that purpose by Landlord. Tenant will be responsible for all clean up with respect to the Tenant Improvements, whether in the Premises themselves or in other areas utilized by Tenant or its contractors, and agrees to reimburse Landlord for any and all actual expenses incurred by Landlord by reason of substandard Tenant Improvement work performed by the Contractor or Tenant’s Agents (as reasonably determined by Landlord) or as a result of inadequate clean up in the Staging Area (as hereinafter defined) or in other areas outside the Premises; and

(e) Construction of the Tenant Improvements shall comply with the Final Plans and all applicable Laws, and shall be subject to the general inspection of Landlord pursuant to the terms of Section 5.5 below.

5.2 Indemnity; Warranty. Tenant’s indemnification set forth in the Lease shall also apply with respect to any and all damages, cost, loss or expense (including reasonable attorneys’ fees) resulting from any act or omission of Tenant or the Contractor, or anyone directly or indirectly employed by any of them, or in connection with Tenant’s non-payment of any amount arising out of the Tenant Improvements (except to the extent relating to nonpayment or any delay in payment by Landlord of amounts required to be paid or contributed by Landlord pursuant to the terms hereof). Contractor (on behalf of itself and the Tenant’s Agents) shall warrant to Tenant and for the benefit of Landlord that the Tenant Improvements shall be free from any defects in workmanship and materials for a period of not less than one (1) year from the date the Tenant Improvements are substantially completed. The correction of any defective work shall include, without additional charge, all additional expenses and damages incurred in connection with the removal or replacement of all or any part of the Tenant Improvements, and/or any other building improvements that may be damaged or disturbed thereby. Such warranty shall be contained in the Contract and shall inure to the benefit of both Landlord and Tenant. Tenant covenants to give to Landlord any assignment or other assurances as may be requested by Landlord to effect such right of direct enforcement.

5.3 Insurance Requirements. Tenant shall cause the Contractor to comply with the provisions of Schedule 2 attached hereto. Tenant shall carry “Builder’s All Risk” insurance in an amount reasonably approved by Landlord (but in no event greater than 100% of the completed insurable value of the Tenant Improvements) covering the construction of the Tenant Improvements (or Tenant shall cause the Contractor to carry such Builder’s All Risk insurance), and such other insurance as required to be carried by Tenant under the Lease and Schedule 2 attached hereto, it being understood and agreed that the Tenant Improvements shall be insured by Tenant pursuant to Article 11 of the Lease immediately upon completion thereof.

5.4 Services During Construction. Landlord shall provide to Tenant and the Contractor the non-exclusive use of Landlord’s personnel and freight elevator, loading dock and related facilities as may be reasonably required to enable the Architect, Contractor and Tenant’s Agents to perform the Tenant Improvements during normal construction hours in accordance with the Building’s reasonable, non-discriminatory rules and regulations for construction and as reasonably required for Tenant’s move-in to the Premises (collectively, the “Services”), all of which shall be provided without charge to Tenant or the Contractor and without deduction from the Tenant Improvement Allowance. Tenant shall be responsible for the actual cost incurred by Landlord (including, without limitation, staffing costs) to provide Services utilized in the prosecution of the Tenant Improvements outside of normal construction hours, or which, at the request of Tenant, are provided to Tenant or Contractor on an exclusive basis. Tenant shall be responsible for the cost of the utilities provided to the Premises during the Build-Out Period which are reasonably allocable to Tenant’s performance of the Tenant Improvements (i.e., as opposed to Landlord’s performance of MEP Work), as reasonable determined by Landlord. Other than the Alteration Operations Fee, Landlord shall receive no fee for supervision, profit, overhead or general conditions in connection with the Tenant Improvements.

5.5 Inspection by Landlord. Landlord shall have the right to inspect the Tenant Improvements at all reasonable times, provided however, that Landlord shall not unreasonably interfere with the construction of the Tenant Improvements and Landlord’s inspection of the Tenant Improvements shall not constitute Landlord’s approval of the Tenant Improvements. Should Landlord reasonably disapprove any portion of the Tenant Improvements because they are not in compliance with the Final Plans, Landlord shall notify Tenant in writing of such disapproval and shall specify the items disapproved and the reasons for its disapproval. Any defects in the Tenant Improvements shall be rectified by Tenant at no expense to Landlord.

5.6 Notice of Non-Responsibility. Not less than five (5) days prior to the date Tenant intends to first commence construction of the Tenant Improvements, Tenant shall provide Landlord with written notice of its intention to commence construction. Landlord shall have the right from time to time to post notices of non-responsiblity at the Premises .

5.7 Notice of Completion; Copy of Record Set of Plans. Within ten (10) days after completion of construction of the Tenant Improvements, as a condition to Landlord’s disbursement of the Retention Amount, Tenant shall cause a Notice of Completion to be recorded in the county in which the Premises are located or such other instrument(s) as may be required by applicable Laws, and shall furnish a copy thereof to Landlord upon such recordation . If Tenant fails to do so, Landlord may execute and file the same on behalf of Tenant as Tenant’s agent for such purpose, at Tenant’s sole cost and expense. At the conclusion of construction, and, at the election of Landlord, as a condition to Landlord’s final disbursement of the Tenant Improvement Allowance, Tenant shall cause Tenant’s Architect and/or Contractor (i) to update the Final Plans as necessary to reflect all changes made to the Final Plans during the course of construction, (ii) to certify to the best of their knowledge that the “record-set” of as-built drawings are true and correct and (iii) to deliver to Landlord two (2) sets of copies of such record set of drawings and one (1) set in electronic format (on DVD). At Landlord’s request, Tenant shall deliver to Landlord a copy of all warranties, guaranties, and operating manuals and information relating to the Tenant Improvements.

6. Changes, Additions or Alterations. If Tenant shall require or desire any change, addition, deletion or alteration in the Final Plans (each a “Change Order”), Tenant shall prepare and submit to Landlord reasonably detailed plans and specifications with respect to each Change Order which is reasonably budgeted to cost less than a total of $50,000, and Landlord will either approve such Change Order, or disapprove such Change Order due to a Design Problem, within five (5) business days. With respect to Change Orders which are reasonably budgeted to cost $50,000 or more, Tenant shall prepare and submit to Landlord Construction Drawings for Landlord approval in accordance with the provisions of Article 2 above.

7. Delay. It is anticipated that Landlord will deliver the Premises to Tenant for commencement of the Tenant Improvements (other than the MEP Infrastructure), with the Premises in the Delivery Condition, on November 1 , 2012, but in no event shall the Lease be void, voidable or subject to termination, nor, except as set forth in Section 2.1(b) of the Lease, shall Landlord be liable to Tenant for any loss or damage, resulting from Landlord’s inability to deliver the Premises to Tenant in the Delivery Condition by such date; provided that the Commencement Date is subject to postponement in connection therewith as set forth in this Article 7.

7.1 Landlord Delay. Except as expressly set forth in this Article 7, no delay in the completion of construction of the Tenant Improvements shall affect the Commencement Date under the Lease, and, except as set forth herein, under no circumstance shall Landlord be charged with any delay whatsoever as a result of Tenant Improvements. Subject to Section 7.2 below, the Commencement Date shall be postponed one (1) day for each day that substantial completion (as hereinafter defined) of the Tenant Improvements is actually delayed by:

(1) Landlord’s failure to (i) complete the Base Building Improvements to the extent reasonably necessary to allow General Contractor to commence the MEP Infrastructure work as described in Section 1.1(b) above by October l, 2012, (ii) deliver the Premises to Tenant in the Delivery Condition by November 1, 2012, or (iii) subject to Schedule 4 attached hereto, to permit Tenant, its agents and contractors to access the Premises after the date that Landlord delivers the Premises to Tenant (the “Delivery Date”), or to use the Services reasonably required for the orderly and efficient performance of the work necessary to complete the Tenant Improvements after the Delivery Date;

(2) Any unreasonable acts of Landlord, its agents, employees or contractors (including, without limitation, the General Contractor), or any act or omission of Landlord, its agents, employees or contractors which is in breach of Landlord’s obligations set forth in this Exhibit C (but in each case only to the extent the General Contractor and such other contractors are acting within the scope of their relationship with Landlord, as opposed to acting within the scope of their relationship with Tenant in the event Tenant has hired the General Contractor or any of such contractors itself);

(3) Tenant encountering the presence of Hazardous Materials in the Building which adversely affects Tenant’s ability to proceed with the construction of the Tenant Improvements; or

(4) Landlord’s failure or refusal to (x) meet any deadline in connection with the exercise of approval rights in connection with the design or construction of the Tenant Improvements; or (y) timely fund the Tenant Improvement Allowance in accordance with Article 3.

Each of the delays described in Clauses (1), (2), (3) and (4) above are collectively referred to herein as “Landlord Delay(s)”.

7.2 Limitations; Definition.

(a) No Landlord Delay shall be deemed to have occurred unless Tenant has provided notice, in compliance with Article 26 of the Lease (a “Delay Notice”), to Landlord specifying that a delay shall be deemed to have occurred because of actions, inaction or circumstances specified in the Delay Notice in reasonable detail. If such actions, inaction or circumstances are not cured by Landlord within two (2) business days after Landlord’s receipt of the Delay Notice, and if such actions, inaction or circumstances otherwise qualify as a Landlord Delay, then a Landlord Delay shall be deemed to have occurred commencing as of the date Landlord received the Delay Notice.

(b) Landlord’s failure to deliver the Premises to Tenant in the Delivery Condition by November 1, 2012 shall constitute Landlord Delay only if and to the extent that (i) such failure actually results in Tenant’s inability to achieve substantial completion of the Tenant Improvements by the Commencement Date set forth in the Lease, despite Tenant’s commercially reasonable efforts to do so (without the obligation on the part of Tenant to incur overtime costs or penalties), and (ii) Tenant can reasonably demonstrate that Tenant would have been able to achieve substantial completion of the Tenant Improvements by the Commencement Date but for Landlord’s failure to deliver the Premises to Tenant in the Delivery Condition by November 1, 2012 (i.e., if the timing of completion of Tenant’s plans, budgets, contracts, funding, etc. is such that it would not have been reasonably possible for substantial completion of the Tenant Improvements to have occurred by the Commencement Date, regardless of the actions of Landlord, there shall be no Landlord Delay).

(c) As used in this Article 7, the term “substantial completion of the Tenant Improvements” shall mean completion of the Tenant Improvements pursuant to the Final Plans, with the exception of any punch list items, so as to permit Tenant’s use and occupancy of the Premises for the conduct of Tenant’s business, and Tenant’s receipt of a temporary certificate of occupancy (or its equivalent) with respect to the Premises.

8. Default. Any default by Tenant under the terms of this Work Letter shall constitute an Event of Default, after notice has been given and lapse of any applicable cure period under the Lease, and shall entitle Landlord to exercise all remedies set forth in the Lease and, in addition to all other rights and remedies granted to Landlord pursuant to the Lease, Landlord shall have the right to withhold payment of all or any portion of the Tenant Improvement Allowance, and all other obligations of Landlord under the terms of this Work Letter shall be suspended until such time as such Event of Default is cured pursuant to the terms of the Lease.

9. Reasonable Diligence. Both Landlord and Tenant agree to reasonably cooperate and use reasonable diligence in performing all of their respective obligations and duties under this Work Letter for the construction and completion of the Base Building Improvements and the Tenant Improvements.

10. Limited Liability. The provisions of Section 24.1 of the Lease are incorporated herein as if set forth in their entirety.

11. Access Prior to Delivery Date. Notwithstanding anything in the Lease or this Work Letter to the contrary, Tenant shall have the right to access the Premises for planning purposes upon mutual execution of the Lease, as allowed by the building and fire departments, provided neither Tenant nor its employees, contractors, agents or representatives shall delay or interfere in any way with Landlord’s or its contractors’ or subcontractors’ completion of the Base Building Improvements, and further provided that any such entry by Tenant or its employees, contractors, agents or representatives shall not result in any additional costs to Landlord, unless Tenant pays for the same. All such activities by Tenant shall be scheduled and coordinated through Landlord and General Contractor, Tenant shall be responsible for all damage to the Premises caused by its entry. Tenant’s employees, contractors, agents and representatives shall comply with the reasonable on-site sign-in procedures established from time to time by the General Contractor. Landlord shall have no liability for any injury to Tenant’s employees, contractors, agents or representatives, or for damage to any property of Tenant, its employees, contractors, agents or representatives occurring in connection with the access of the Premises hereunder prior to the Delivery Date, except to the extent caused by negligence or willful misconduct of Landlord, its employees, contractors or agents.

12. Tenant’s Representative. Tenant has designated Guy Trerotola as its sole representative with respect to the matters set forth in this Work Letter, who, until further notice to Landlord, shall have full authority and responsibility to act on behalf of the Tenant as required in this Work Letter.

13. Landlord’s Representative. Landlord has designated David Tech as its sole representative with respect to the matters set forth in this Work Letter, who, until further notice to Tenant, shall have full authority and responsibility to act on behalf of the Landlord as required in this Work Letter.

14. Building Pre-Stocked Materials. Tenant and Contractor will not be required to purchase, either from Landlord or from third parties, or to use any pre-stocked “Building standard” materials. If Tenant elects to use materials in its construction which Landlord has pre-stocked, Landlord shall charge Tenant for any pre-stocked items utilized by Contractor in constructing the Tenant Improvements at Landlord’s actual cost (purchase price plus tax and shipping charges to the Building only, and no other charges, fees or costs), without profit or overhead to Landlord.

15. Staging Area. During the period prior to the Commencement Date, Tenant shall have the right, without the obligation to pay rent, to use a reasonable amount of empty unleased space in the Building designated by Landlord (the “Staging Area”) for the purposes of storing and staging its furniture and equipment only. The insurance required to be carried by Tenant pursuant to Article 11 of the Lease shall also cover the Staging Area. With respect to the Staging Area, Tenant shall be responsible for providing any necessary fencing or other protective facilities. Tenant shall hold Landlord harmless and shall indemnify Landlord from and against any and all loss, liability or cost arising out of or in connection with use of the Staging Area by Tenant, Contractor and Tenant’s Agents. Tenant shall be obligated to remove all of its fencing, furniture and equipment from the Staging Area, at Tenant’s cost and expense, within ten (10) business days after Tenant’s receipt of written notice from Landlord that the Staging Area is needed by Landlord, in which event, Tenant will be provided with an alternate Staging Area to the extent space is available for same. No later than ten (10) business days after the Commencement Date, Tenant shall remove all of its fencing, furniture and equipment from the Staging Area and surrender the Staging Area to Landlord free of all debris, trash and rubbish and in substantially the same condition as when delivered by Landlord, reasonable wear and tear excepted.

16. Move-In Priority. Provided that Tenant has provided Landlord at least two (2) weeks’ prior written notice of Tenant’s move into the Building, Tenant shall have the exclusive right to use the freight elevator during the weekend that it moves into the Building.

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SCHEDULE 1 TO

TENANT WORK LETTER

BASE BUILDING IMPROVEMENTS

1.

General The Base Building shall consist of the following: (a) the Building shell and exterior, (b) the core areas, including necessary mechanical, electrical, sprinkler, plumbing, life safety, heating, air conditioning, ventilation and structural systems, stubbed out to the MEP Rooms, (c) ADA compliant Path-of-Travel to the Premises, including to the restrooms serving the Premises, (d) public stairways, (e) passenger and freight elevators, (f) parking facility, (g) ground floor lobby and atrium, (h) exterior courtyard and landscaping, (i) loading dock, and (j) the items described in Sections 2 through 13 below (collectively referred to as the “Base Building Improvements”).

2.	Mechanical

2.1.

Mechanical, heating, ventilating and air conditioning systems shall operate in conformance with the current edition ASHRAE standard 62 (-2001) and shall maintain temperatures which do not exceed 74 degrees in summer, or fall below 70 degrees in winter; and provide a cooling load of 1 ton per 435 square feet in 870 Brannan and 1 ton per 375 square feet in 850 Brannan.

2.2.

Three (3) supply and return air duct stub-outs on the 3rd floor, two (2) on the 4th floor, and one (1) on the 5th floor for 870 Brannan. 850 Brannan is served via 6 dedicated rooftop packaged heat pumps per floor.

2.3.	Tenant shall be provided access to condenser water supply and return lines at the core. Heating water will be stubbed-out in the 870 Brannan building for Tenant’s connection and use.

2.4.	MEP Rooms on each floor of the Premises.

2.5.	Landlord will provide Tenant with the specifications of the DDC HVAC to be installed by Landlord.

3.	Electrical

3.1.

Electrical service load capacity per useable square foot of 7.0 watts shall be provided to the Premises, in separate risers for portions of each floor. There are five (5) electrical closets on the third (3rd) floor, three (3) electrical closets on the fourth (4th) floor, and one (1) electrical closet on the fifth (5th) floor. The electrical capacity is provided first at 277/480 volts (3 phase) buss duct to a high voltage panel (for tenant lighting and supplemental A/C) in each electrical closet. Each high voltage panel is connected to a 75 KV transformer (except the fifth floor which contains a 30 KV transformer), which will step the power down to a 120/208 volt, 42 circuit panel. The 42 circuit panel will provide a minimum of 3.0 watts per usable square foot connected load (for tenant’s equipment, convenience outlets, furniture, and other office loads). HVAC (except Tenant’s supplemental A/C) is powered via separate Landlord panels. Additional transformers and/or panels may be added by Tenant, at Tenant’s cost, to utilize a larger portion of the overall watts/sf allowance for 120 volt loads.

3.2.	All of the foregoing electrical equipment currently fits in the base building electrical closets for each floor as described in Section 3.1 above.

3.3.	Penetrations between the floors of the Premises with sleeves to accommodate Tenant’s installation of two 4” conduits.

3.4.

Fire exit stairwells, restrooms on multi-tenant floors and service lobbies will be fed from the electrical equipment in the electrical closets on each floor. The intent is to have these metered separately than from the tenant power.

3.5.	Condenser water is available on each floor for Tenant’s use, at Tenant’s cost. Water-source heat pumps may be added, at Tenant’s cost, to cool Tenant electrical, IT and telephone rooms.

4.	Life Safety

4.1.

A new addressable fire alarm system and devices (speakers, horns, strobes, etc.) compliant with all applicable codes as of the Delivery Date in building core and shell spaces including base Building electrical rooms, mechanical equipment spaces, janitorial closets, toilet rooms, elevator lobbies, and stairwells. The fire alarm system shall include fire alarm panels sized appropriately to accommodate typical office occupancy and the density permitted by Section 7.1 of the Lease, for the individual floor sizes.

4.2.

Building alarm system panels shall be available on each floor of the Premises, and shall have the capacity for connecting Tenant’s system components. Should Tenant’s connectivity to the Building’s alarm system traverse Building risers, there will be no monthly fee for the use of such risers, nor for any connectivity.

4.3.

All required alarm and communication systems outside of the Premises, including janitor’s closets, telephone and electrical rooms, service elevator lobby area, the stairwells, the passenger elevator lobby area and toilet rooms, complete with horns, speakers and strobes.

4.4	A building emergency generator designed to include Tenant emergency egress lighting and Life Safety Loads.

Schedule 1-1

5.	Finishes

5.1.

Concrete floors as is, stripped of previous flooring material, with holes, cracks and deficiencies in the surface to be patched and filled in with concrete and trowelled smooth in a continuous, uniform surface. For purposes of the foregoing, upon completion of interior demolition, Tenant’s representative and Landlord’s representative shall review the condition of the floors and reasonably and in good faith mutually agree upon the areas that require patching/filling.

5.2.

Perimeter walls and columns shall be as is, with holes, cracks and deficiencies in the surface to be patched and filled in with concrete and trowelled smooth in a continuous, uniform surface; interior walls shall be delivered in their condition existing after performance of demolition pursuant to the demolition plan and permits, with significant demolition damage patched and finished smooth. For purposes of the foregoing, upon completion of interior demolition, Tenant’s representative and Landlord’s representative shall review the condition of the walls and columns and reasonably and in good faith mutually agree upon the areas that require patching/filling.

5.3.	Curtain wall, exterior windows and insulation, where applicable (from slab-to-slab), installed and sealed.

5.4.

Balance of Core. All exposed core doors shall be completed with painted hollow metal frames, finished solid core wood doors or finished hollow metal doors, and hardware. The balance of the core shall also include exit signs and fire extinguishers as required by Laws for unoccupied space.

5.5.	On multi-tenant floors, Building Standard multi-tenant corridors and demising partitions.

5.6.

The janitor’s closet shall be complete with painted walls, floor coverings and resilient base. The telephone and electrical rooms will include a telephone backboard and electrical distribution panels, respectively.

5.7.

The passenger elevator lobby on each multi-tenant floor of the Premises shall be complete with (i) finished ceiling, finished lighting, and floor coverings, (ii) walls, completed with wall finish and base, (iii) elevator doors and frames, which will be stainless steel, and call button and hall lantern face plates, which will be stainless steel, and (iv) an evacuation plan. For purposes of clarification, the foregoing applies to multi-tenant floors only. The Base Building Improvements with respect to the Initial Premises (i.e., all full floors) exclude, and the Tenant Improvements with respect to the Initial Premises shall include, all floor and interior finishes and hardware in the elevator lobbies on each floor of the Initial Premises.

5.8.	[omitted]

5.9.

Completed building core areas including dual passenger and freight elevators, multi-tenant elevator lobbies, fire stairs, restrooms with women’s and men’s stalls, drinking fountains, mechanical, telephone and electrical equipment closets, elevator and building lobbies and corridors in compliance with current codes, janitorial closets, mechanical shafts, and telephone riser pathways from telephone company’s base building vaults.

6.	[Omitted]

7.	Security

7.1.	Lobby security desk.

7.2.	Base Building alarm and access control system (AACS) including card readers at main lobby entry, on-site parking entry, elevator lobbies, and door contacts at all perimeter doors.

7.3.	Base Building closed circuit television (CCTV) system including cameras covering the exterior of the Building perimeter, on-site parking entry and main lobby.

8.	[Omitted]

9.

MPOE Space: Primary service conduits shall exist from the street to the MPOE and empty 4” sleeves shall be provided from the MPOE to the floors of the Premises for future extension of fiber service. Landlord shall use commercially reasonable efforts to accommodate Tenant’s proposed service provider.

10.	Plumbing

10.l.	Cold water service stubbed to each floor of the Premises .

10.2.	Sanitary and Waste Vent risers with stub outs to each floor of the Premises.

10.3.	Plumbing risers to the restrooms.

11.	Fire Sprinklers: Main risers and stand pipes, plus main loops and branch piping with heads in an open pattern, sufficient for an unoccupied floor. To be connected to base Building fire alarm system.

12.	[Omitted]

13.	Restrooms:

13.l.

Finished Building Standard, ADA-compliant restrooms on each floor of the Premises, including ceramic tile or higher quality materials on floors and wet walls at least up to the height of the wainscot, countertops, walls and floors, lavatory mirrors, lighting, ceilings, toilet partitions, toilet accessories, plumbing fixtures and all mechanical, plumbing and lighting services completed , using Building Standard materials and finishes, consist of:

Schedule 1-2

On Floor 3 – three (3) men’s toiletrooms and three (3) women’s toiletrooms, with a total of twenty-one (21) fixtures for men and nineteen (19) for women

On Floor 4 – two (2) men’s toiletrooms and two (2) women’s restrooms, with a total of fifteen (15) fixtures for men and fourteen (14) for women

On Floor 5 – one (1) men’s toiletroom with four (4) fixtures; one (1) women’s toiletroom with five (5) fixtures.

13.2	Domestic hot water heater (either rooftop boiler and/or local hot water tank) to serve the restrooms, and associated hot water piping to serve the restrooms.

“Site Improvements” means the Base Building Improvements that will not require access to the Premises in order to be completed (other than to a de minimus extent) and will not have to be completed in order for Tenant to obtain (a) its building permits for construction of the Tenant Improvements, or (b) any certificates, approvals or other documentation (including, without limitation, fully signed off job cards) necessary for the lawful occupancy of the Premises.

“MEP Work” means the installation of a new HVAC system with supply & return shafts as described in Sections 2.1 and 2.2 of this Schedule 1, plumbing as described in Section 10 of this Schedule 1, and the construction of the MEP Rooms on each floor of the Premises as set forth in Section 2.4 of this Schedule 1.

Schedule 1-3

SCHEDULE 2 TO

TENANT WORK LETTER

CONTRACTOR’S INSURANCE

(a) The Contractor shall at its sole cost and expense, carry and maintain insurance with a company or companies acceptable to Landlord and licensed to do business in the state in which the Project is located with a rating of not less than A-VII, as rated in the most currently available “Best’s Insurance Guide,” providing the Contractor with the following insurance coverage: (i) Commercial General Liability Insurance on an “occurrence” basis with contractual liability assumed by the Contractor under the Contract included in such coverage, with a limit of not less than One Million Dollars ($1,000,000) for bodily injury, death and property damage, with cost(s) of defense in addition to limits of liability. Such Commercial General Liability Insurance shall include products/completed operations liability coverage with a separate aggregate limit of not less than $1,000,000 and coverage for owner’s and contractor’s protective liability to cover Landlord’s liability arising out of work performed by the Contractor and its subcontractors pursuant to the Contract; (ii) Worker’s Compensation Insurance to provide statutory worker’s compensation benefits as required by the laws of any and all states in which the Contractor’s employees are located or perform services for the Contractor provided under the Contract and Employer’s Liability Insurance with a limit of not less than $1,000,000; and (iii) Commercial Automobile Liability Insurance with a limit of not less than $1,000,000 per occurrence providing coverage against bodily injury liability and property damage liability arising out of the use by or on behalf of the Contractor, its agents and employees, while performing the work pursuant to the Contract, of any owned, non-owned or hired motor vehicle or automotive equipment, with cost(s) of defense in addition to limits of liability; and (iv) “ Umbrella” Excess Liability Insurance on an “occurrence” basis with a limit of not less than Ten Million Dollars ($10,000,000) per occurrence and in the aggregate with aggregates where applicable as outlined in the underlying primary coverages.

(b) The Contractor shall require any and all subcontractors engaged or employed by the Contractor in connection with the performance of the Tenant Improvements to carry and maintain, at all times while engaged in the performance of such services, insurance with limits and coverages that are customary for subcontractors performing similar work, and to furnish Landlord such evidence thereof as Landlord may reasonably request. All insurance required hereunder shall be carried and maintained with a responsible company or companies licensed to do business in the state in which the Project is located with a rating of not less than A-VII, as rated in the most currently available “Best’s Insurance Guide.”

(c) All architects, engineers and other design professionals providing services in connection with the Tenant Improvements (including pursuant to design /build contracts) shall carry Professional Liability Insurance covering errors, omissions, negligent or wrongful acts. The limits of coverage required shall be (i) Two Million Dollars ($2,000,000) with respect to Tenant’s Architect, and (ii) One Million Dollars ($1,000,000) with respect to each other architect, engineer or other licensed professional rendering services in connection with design or construction of the Tenant Improvements (including pursuant to design/build contracts). Such insurance shall include contractual liability and coverage for prior acts and shall be maintained for a period of at least five (5) years following completion of the Tenant Improvements.

(c) With the exception of the Worker’s Compensation Insurance referred to in Paragraph (a)(ii) above and the professional liability insurance referred to in Paragraph (b) above, all policies of insurance required under the terms of this Schedule 2 shall name Tenant, Landlord, Landlord’s lender, Landlord’s property manager, Richlen Construction and their respective partners, members, managers, officers, agents, employees, successors and assignees as additional insureds and shall contain a waiver of subrogation in favor of such additional insureds. All policies of insurance required under the terms of this Schedule 2 shall have reasonable and customary deductible amounts, provided that in no event shall such deductible amounts exceed $10,000 per occurrence. Cost(s) of defense shall not be included in any of the limits of liability required by this Schedule 2. In addition, all policies shall be primary and non-contributing, and shall contain an agreement on the part of the insurers that in the event of cancellation of the policy, the insurer shall endeavor to give not less than thirty (30) days advance written notice to Landlord. Tenant shall cause the Contractor to maintain Completed Operations Coverage, if available, until the expiration of any applicable statute of limitations, but in any event for a period of not less than five (5) years following completion by the Contractor of all its Tenant Improvement services.

(d) Certificates for all insurance required to be carried pursuant to Section 5.3 of the Work Letter and this Schedule 2 for Tenant, the Contractor, the professionals and each of Tenant’s vendors shall be delivered to Landlord before such parties commence work or any of their equipment is moved onto the Project. Upon renewal of any such insurance that expires before the completion of the Contractor’s Tenant Improvement services or before the expiration of the Contractor’s obligation to carry insurance hereunder, Landlord shall be provided with renewal certificates or binders not less than fifteen (15) days prior to such expiration together with evidence of the payment of premiums thereon.

(e) Should the Contractor at any time neglect or refuse to provide the insurance required herein, or should such insurance be canceled, Landlord shall have the right, but not the duty, following notice to Tenant and Tenant’s failure, within two (2) business days after such notice, to cure the same (whether by causing the Contractor to procure the coverage in question or by obtaining the required coverage itself) to procure the same and the cost thereof shall be deducted from the Tenant Improvement Allowance.

(f) It shall be the responsibility of the Contractor not to violate nor knowingly permit to be violated any condition of the policies required by this Schedule 2, and it shall be the Contractor’s duty and responsibility to impose upon each subcontractor and have each subcontractor impose upon each sub-subcontractor the same responsibilities and obligations imposed upon the Contractor under this Schedule 2.

Schedule 2-1

(g) All insurance maintained by the Contractor and any subcontractor or sub-subcontractor pursuant to this Schedule 2 shall include a prior release clause and clauses providing that each underwriter shall waive its rights of subrogation against Tenant, Landlord and Landlord’s lender, partners, officers, agents and employees.

Schedule 2-2

SCHEDULE 3 TO

TENANT WORK LETTER

I.	WINDOW TREATMENT:

Thermoveil by Mechoshade

Color: to be selected by Landlord

Weave and Density: to be selected by Landlord

II.	DOORS:

Full Height Wood Veneer Solid Core

9’-0” X 3’-0”

RACO or EQ aluminum frames

Paint Grade finish of core doors and frames

III.	DOOR LEVERS:

Schlage Mortise

L03 with Rose, US 26D (Satin Chrome finish)

Finish of exposed door hardware, building standard US 26D (Satin Chrome)

IV.	EXIT SIGNS:

Thinline Edgelite LED (Lithonia or Equal)

V.	HVAC:

PART 1 - GENERAL

1.1	DESCRIPTION

A.	The following is a summary of the scope of work for the Mechanical Design/Build Subcontractor, from hereon referred to as the Subcontractor.

B.	Wherever possible all items of equipment shall be Energy Star labeled. If items are not Energy Star labeled provide evidence that such items are not available.

1.2	SUMMARY

A.

Provide engineering, labor, materials, and accessories required to install, test and place into operation the heating, ventilating, air conditioning systems. Labor, materials, or accessories not specifically called for in the Contract Documents, but required to provide complete, operating mechanical systems shall be provided without additional cost to the Owner.

B.

Scope of HVAC work for tenant shall include necessary demolition and alteration or the existing base building systems and equipment as required and additions and improvements to comply with the scope of the Design/Build Tenant Improvements. However, minimum scope of work shall include functions outlined below and on the associated HVAC sketch plans.

1.	Design and Drawings: Calculate HVAC loads and prepare new design drawings based upon proposed tenant layout.

2.	Use available air and water flow quantities as indicated on the base building system drawings.

3.	Provide copy of professional engineer licensed in California. Stamped plans to Landlord for review and approval.

4.	Obtain building permit for construction for same approved scope of work.

5.	Coordinate demolition or alteration of existing base building systems with Landlord and/or Chief Engineer (or designee) to maintain integrity of building systems.

a.	Costs for repair of damage to building systems and unauthorized interruption of building services shall be charged to Tenant/Contractor as applicable.

b.	Contact Chief Engineer or designee to examine parts before disposal.

c.	Demolish and remove from premises items not to be reused in new design.

d.	Prior to the demolition of any wall, which contains an existing thermostat, contact the Chief Engineer for the procedure to safe-off thermostat and associated wiring.

6.	Reroute existing and provide new duct runs as required for Project.

7.

Provide acoustically lined transfer air duct boot with ends turned up to create proper return air path in areas enclosed by full height (slab to slab) walls . Transfer air boot shall be sized at no more than 500 FPM air velocity.

8.	Add new duct mains as needed to serve Tenant space.

Schedule 3-1

9.	Add new heating water as needed to serve Tenant space.

10.

Extend existing condenser water piping as needed to serve Tenant space. Extend new condenser water piping and install isolation valves in manner that allows dedicated shutdown without the interruption of existing tenants.

11.	Provide new thermostats and controls as required to meet current building shell and core standards.

12.	Provide new VAV boxes as necessary to server Tenant space. HVAC zones are not to be split between two suites.

13.	Adjust and balance air and water system to obtain designed performance and provide independent written report.

14.

Odor producing activities including but not limited to photo processing, printing, copying, or food preparation (other than coffee stations and microwave ovens) shall have adequate ventilation and exhaust to prohibit odors or elevated levels of contaminants from entering other tenant spaces, public spaces, non-public spaces, and adjacent properties. Exhaust from tenant space terminating to outside of building shall be approved by Landlord. Plans showing complete exhaust duct routing and termination point shall be submitted to Landlord office for approval.

1.3	QUALITY ASSURANCE

A.

Comply with the current applicable codes, ordinances, and regulations of the authority or authorities having jurisdiction, the rules, regulations and requirements of the utility companies serving the project and the Owner’s insurance underwriter.

B.	All equipment and installations shall meet or exceed minimum requirements of AGA, ANSI, ARI, ASA, ASHRAE, ASTM, AWWA, CTI, FM, NEBB, NEMA, NFPA, OSHA, SMACNA, UL, and the State Fire Marshal.

C.	Equipment shall be certified for use in the State of the project and shall meet or exceed the requirements of the State energy code.

1.4	SUBMITTALS

A.	Proposal Submittal:

1.	Pricing breakdown in accordance with the Invitation to Bid.

2.	Written technical description of the proposed systems broken down into the following categories:

a.	Heat Pumps.

b.	Exhaust and supply fans.

c.	Ductwork and VAV boxes.

d.	Air inlets and outlets.

e.	Pipe systems.

f.	Water treatment system for HVAC piping systems

g.	HVAC test and balancing work.

h.	BEMS and controls additions.

Schedule 3-2

3

Voluntary alternates to the base proposal may be presented, at the Subcontractor’s option . All such alternates shall include a description of the item benefits obtained by the Tenant and associated add or deduct cost. Creativity and ingenuity are encouraged in this regard; however. the impact imposed on the building’s architecture and structure systems should be considered.

B.	Design Phase:

1.	Coordinate with the Architect, Tenant and Building Owner to develop the final design concepts.

2.	Prepare 100% Design Development documents and preliminary specification for review and approval clearly identifying the equipment and systems proposed for the final design.

3.	Respond in writing to review of engineering documents made by Architect.

C.	Construction Documents:

1. Prepare and submit 100% CD engineering plans, specifications, and calculations for the project for review.

2.

Upon acceptance of the 100% CD documents, provide Permit documents signed, and sealed by a Professional Engineer registered in the State of the project complete with all Regulatory forms and documentation for filing of the plans with the Building Department. Engineering work shall be in accordance with all laws and regulations applying thereto.

3.	Construction Drawings shall include but not be limited to:

a.	Legend and Abbreviations.

b.	Energy Code Compliance Forms.

c.	Equipment Schedules.

d.	Air and Water Riser Diagrams.

e.	Ductwork and Piping Plans.

f.	Details and Diagrams.

g.	Specifications.

1.5	DESIGN REQUIREMENTS

A.

The design criteria and performance requirements reflect the Tenants development requirements. The ideas presented have been integrated with the building’s architecture and structure to form a total design concept. The Design/Build proposals shall conform to the mechanical criteria and the architectural and structural drawings. These documents are not intended to inhibit the participating teams from submitting alternate concepts or designs, which could be at variance with the information provided.

B.

The mechanical system design and installation shall conform to the building architecture and structural systems. Any proposed deviations from these documents due to the design or installation of the mechanical system shall be in the form of a written request to the Contractor. Requests for deviations shall be documented with reasons for the request, benefits obtained by the Tenant, impact on other associated design or construction trades, and estimated additive or deductive cost impact on all construction trades. The Subcontractor shall install the work within the initial space accommodations or make other provisions at no additional cost to the Tenant or Contractor and maintain the initial architectural and structural integrity.

Schedule 3-3

C.

If conflict arises between the specifications or codes or ordinances, immediately notify the Contractor. Do not deviate from the Drawings and Specifications or install work which may be in conflict with codes and ordinances until the conflict is resolved and the solution is reviewed by the Architect.

D.

The Subcontractor shall accept direction through the Contractor with respect to performance of its contractual obligations. A schedule of meetings will be developed which will require representation from all team members. The Subcontractor shall have a designated project representative and a back-up representative, either or both of whom shall attend all meetings.

E.

The Subcontractor or their professional consultants shall be required to carry, as Engineer of Record, professional liability insurance (errors and omissions), of policy value of $2,000,000 minimum, $50,000 maximum deductible. The Subcontractor shall furnish evidence of professional liability coverage to the Tenant for review and acceptance.

F.

All required equipment shall be seismically restrained as required by code. Seismic restraint calculations shall be performed and sealed by a structural engineer licensed in the State of the project and incorporated into the Subcontractor’s design and installation.

1.6	GUARANTEE

A.

Submit a single guarantee stating that all portions of the work are in accordance with contract requirements. Guarantee all work against faulty and improper material and workmanship for a period of one (1) year from Tenant’s acceptance, except where guarantees or warranties for longer terms are specified, such longer term to apply. Within 24 hours after notification, correct any deficiencies which occur during the guarantee period at no additional cost to the Tenant, to the satisfaction of the Tenant and Architect. Obtain similar guarantees from sub-subcontractors, manufacturers, suppliers and sub-trade specialists.

1.7	SYSTEM DESCRIPTION

A.

Central System: The main system at 870 Brannan consists of cooling only VAV packaged rooftop units with air side economizers serving the office areas and a condenser water system for Retail areas and after hour supplemental cooling. A central boiler system provides heating hot water for space heating in tenant-provided VAV boxes. There are three risers with ducts and piping stubs at each floor.

1.8	DESIGN PARAMETERS

A.	The following are design temperatures upon which the shell and core HVAC system was designed. Tenant systems shall be designed in a manner that is compatible with shell and core systems.

Design Parameters

Outside air drvbulb temoerature	79°F cooling / 38°F heating
Inside air drybulb temperature interior spaces	75°F cooling/ 70°F heating
Supply Air temperature entering zone	55°F
Reset Temperature	60°F
Design hot water temperature	180°F supply / 150°F return
Design condenser water temperature	85°F supply/ 95°F return
Lighting (Office)	1.0 watts/occupied sq ft
Other electrical (Office)	2.0 watts/occupied sq ft
People density (Office)	100 sq ft per person
Lighting (Retail)	1.6 watts/occupied sq ft
Other electrical (Retail)	1.0 watts/occupied sq ft
People density (Retail)	60 sq ft per person
Outside air rate	20 cfm per person

Schedule 3-4

B.	The following design parameters shall be used for heating and cooling loads.

1.	Heat Transfer Conductances of Building Envelope (Btu/ft2/hr/°F).

Component	Winter	Summer
Exterior walls	0.67	0.67
Roof	0.08	0.08
Glass type 1 - Solarban 60 (SHC =0.44)	0.29	0.29
Glass type 2 - Existina clear (SHC =0 .57)	1.1	1.1

C.

Aux Tower Systems: The auxiliary cooling system consists of a closed circuit tower and variable speed pumps. Building has a 240-ton fluid cooler installed. There are three risers from the roof to first floor. Water taps for floors 1 to 5 are ·1.5 inches at each riser sized for 5 tons. Water taps for Basement are 2.5-inch at each riser sized for 30 tons. All tenant auxiliary condenser water requests are to be approved by Owner’s engineer.

D.	The return air may be non-ducted. and the plenum used as the return air.

1.9	ZONING

A.

All areas of the building shall be zoned as required to prevent non-uniform temperatures in a space due to variable heat gain from outdoor exposure. variation in people density, etc. Each zone shall have its own thermostat and terminal unit. The following zoning criteria shall be followed:

1.	Exterior and interior spaces shall be separately zoned.

2.	Spaces with different exposures shall be separately zoned .

3.	All enclosed corner rooms shall be separately zoned.

4.	Rooms shall be grouped onto the same zone only if space functions are similar.

5.	Each conference room shall be separately zoned.

6.	No more than 3 meeting rooms (each with 4 persons or less) shall be served by a single zone.

7.	No more than 4 private exterior offices shall be served by a single zone.

8.	No more than 5 private interior offices shall be served by a single zone.

9.	Private offices shall be zoned separately from open offices.

10.	Copyicoffee kitchenette area shall be served by separate zones.

11.	Corridors. storage, and non-critical spaces may be served by any adjacent zone.

12.

No zone shall serve more than approximately 1500 square feet of conditioned space (excluding non-critical spaces such as corridors and storage rooms) for interior zones and 900 square feet for perimeter zones.

B.VAV Box Type

1.	The following are tenant standards and shall be followed unless permission is given otherwise by the Owner.

2.	Exterior zones: VAV Reheat Boxes with 2-row reheat coils.

3.	Interior zones: Cooling-Only VAV Boxes

Schedule 3-5

4.	Conference rooms and other densely occupied zones subject to CO2 demand control ventilation: VAV Reheat Boxes with 2-row reheat coils to suit the heating requirement.

C.	VAV Box Setpoints.

1.

Maximum primary airflow setpoints shall be determined from cooling load calculations. Note: Interior zones shall be sized for the fully reset supply air temperature (see interior zone supply air temperature above) so that they are not under-cooled in winter operation.

2.	Minimum primary airflow set points shall be per Title 24.

3.	Heating maximum airflow set point shall be per Title 24.

4.	Select boxes to meet noise criteria and for no greater than 0.5 inches total pressure drop (total pressure drop is static pressure drop plus velocity pressure drop).

a.	The following are suggested maximum primary air flow rates (cfm) for each box size (based on Titus, NC 30, 0.5" ATP).

Inlet Size	Cooling Only & Fan-Powered	Reheat (2-row)
6	415	370
8	785	655
10	1200	980
12	1500	1380
14	2325	1920
16	3000	2400

D.	Auxiliary Cooling.

1.

Use of condenser water system requires approval by building management. Supplemental units are subject to monthly charges for electrical, water, and chemical treatment consumption. If the intent is to charge the tenant for condenser water, then emon dmon for electrical and water meter tied to EMS will be required.

2.

Provide hydronic heat pumps or water-cooled AC units connected to the condenser water system for spaces requiring air conditioning during hours other than normal offices hours (e.g. 24-hour computer rooms).

E.	Maintenance Access.

1.

Space shall be provided around all equipment for routine maintenance and inspection in strict accordance with recommendations of the manufacturer. Where these requirements are not met, equipment shall be relocated at no cost to the Tenant prior to system acceptance.

2.	VAV boxes and AC units/heat pumps.

a.

Equipment shall be located where readily accessed for maintenance, not over light fixtures, ceiling height partitions, or large, difficult-to-move furniture such as cabinets and desks. Where possible, locate in corridors or over entry doors to rooms where it is assured no furniture will be located below.

Schedule 3-6

b.

Do not locate over inaccessible ceilings unless there are no practical options. If required, access doors shall be provided to allow for complete and ready access to filters, valves, and all components requiring routine maintenance.

c.	Service and maintenance access and access doors shall not be blocked by conduit, sprinkler lines, cable trays, ceiling hangers, etc.

3.	Installations of new equipment shall be reviewed and approved by Building Engineer prior to closing up ceilings.

F.	Air System Design.

1	Ductwork downstream of VAV boxes and heat pumps and all return air and exhaust air ducts:

a.	Flexible duct shall be limited to 5 feet in length and used for supply ducts only.

b.	Duct sizing.

1)	Sheet metal ducts shall be sized for average friction rates below 0.1" per 100 feet.

2)

Lined ducts and flex ducts shall be sized for no more than an equivalent of 0.08" per 100 feet friction rate (i.e., select size assuming a smooth duct using a ductilator at 0.08"/100 ft; actual pressure drop will be higher due to roughness.)

3)	Medium pressure supply and exhaust mains no greater than 2000 FPM, return mains no greater than 1500 FPM.

2.

Air outlet balancing shall be through volume dampers located at the upstream end of the flex duct connection to the outlet or duct/plenum tap or at spin-ins at VAV box plenum. Where dampers are inaccessible, such as at drywall ceilings, use remote control devices (e.g. Young’s Regulator). Access doors shall not be used for access to balancing dampers.

3.	Diffusers and return air grilles.

a.	Perimeter zones.

1)	Either perforated face or linear diffusers along perimeter where there are ceilings.

2)	Duct-mounted double deflection for perimeter zones with no ceilings.

b.	Interior zones.

1)	Perforated face where there are ceilings.

2)	Duct-mounted double deflection or wall mounted for interior zones with no ceilings.

3)	No return or makeup air grille or transfer duct or other than normal door undercut is required for the following rooms with supply air rates less than that indicated:

4)	Rooms with full height walls or drywall ceilings: 75 cfm.

5)	Rooms with tee-bar ceilings and non-full height walls: 50 cfm per door plus 0.15 cfm/ft2.

4.	Return air through full height (slab-to-slab) partitions. Transfer ducts shall be provided to ensure return air paths remain open from each space to the main return air shafts.

Schedule 3-7

a.	Acoustical partitions: Provide lined transfer ducts or boots.

b.	Rated corridors: Extend return air duct over corridor without openings so no fire/smoke dampers are required.

c.	Velocity through unducted plenum return/transfer elements shall not exceed 500 fpm.

G.	Hydronic System Design.

1.	Hot water system.

a.	Heating water risers with valved stubs for tenant connection are located at each mechanical shaft.

b.	Hot water system shall be variable flow using two-way modulating control valves. Three-way valves are not desired nor allowed except at end of loops.

c.	Reheat coils flow rates shall be selected based on design temperatures above.

2.	Condenser water system.

a.	Condenser water risers with valved stubs for tenant connection are located at each mechanical shaft.

b.	Condenser water systems shall be variable flow using two-way two-position auto-isolation valves factory mounted in AC units.

c.	Condenser water flow rates shall be selected based on design temperatures above with available differential pressures to be confirmed with the Building Engineer.

3.	Piping shall be sized as follows:

Size	Max GPM
1/2"	1.5
3/4	4.0
1	8.0
1-1/4	15
1-1/2"	24
2	48

4.	Routing.

a.	Piping shall not be run over server rooms, telecomm rooms, etc. where leaks can damage electronic equipment.

b.	Piping shall not be run through electrical rooms even where above ceilings.

c.	Piping shall not block service access or electrical clearances to equipment and shall not run under equipment.

Schedule 3-8

5.	Flexible hose kits shall be used on water-cooled AC units/heat pumps for vibration isolation. Hose kits are not allowed on hot water coil connections.

6.	Piping details shall be as shown in figures below unless otherwise authorized by Owner.

a.	HW reheat coil piping:

b.	AC unit/heat pump piping:

Schedule 3-9

H.	Digital Controls.

1.	All building automation systems shall be Automated Logic Corp. to match operations and graphic interface of existing building.

2.	Temperature sensors shall have:

a.	Communications port for field service.

b.	No temperature display, no local control in public areas and open offices.

c.	LCD temperature display, setpoint adjustment, and override button in conference rooms, private offices, and suite entry lobby (for off-hour override).

PART 2 - PRODUCTS

2.1	EQUIPMENT AND MATERIALS

A.	Provide products and materials that are new, clean, free of defects, and free of damage and corrosion.

B.

If products and materials are specified or indicated herein for a specific item or system, use those products or materials as representative of quality implied and desired. If products and materials are not listed in either of the above, use first class, high quality, best available current technology products and materials, subject to review and acceptance by the Architect and Tenant.

C.

Ship, store, and install products and materials in a manner which will protect them from physical damage, water damage, weather and entry of debris. If items are damaged in the opinion of the Architect, take immediate steps to obtain replacement or repair.

D.	Products and materials shall not contain asbestos, PCB, or any other material which is considered hazardous by the Department of Environmental Protection or any other authority having jurisdiction.

E.	Statically and dynamically balance rotating equipment for minimum vibration and lowest operating noise level.

F.	Provide name/data plates on major components of equipment with manufacturer’s name; model number, serial number, capacity data and electrical characteristics attached in a conspicuous place.

G.	Install materials and equipment with qualified trades people.

H.	Maintain uniformity of manufacturer for equipment used in similar applications and sizes.

I.	Install floor mounted equipment on a 4 inch high concrete pad. Concrete work to be provided by another trade. Coordinate size and location with actual equipment used and accepted layout shop drawings.

J.

Secure equipment with bolts, washers and locknuts of ample size to support equipment. Embedded anchor bolts to have bottom plate and pipe sleeves. Grout machinery set in concrete under the entire bearing surface. After grout has set, remove wedges, shims and jack bolts and fill space with grout.

K.

Locate valves, traps, damper operators, dielectric unions, access doors, etc. to be easily accessible, either in mechanical spaces or through access panels specified. Obtain Architect’s approval of access panel locations.

L.	Follow manufacturers’ recommendations and instructions for installing, connecting, and adjusting equipment. Provide a copy of such instructions at the equipment during installation.

M.	Pressure vessels and relief valves shall be selected, built and labeled in accordance with ASME.

2.2	MATERIALS

A.	Ductwork:

1.	General: Medium pressure ductwork (upstream of the VAV box) and low pressure ductwork shall be galvanized sheet metal in accordance with latest edition of the SMACNA duct manual.

a.	Exposed ductwork shall be either round or oval.

b.	Seal transverse and longitudinal joints of ductwork to comply with current SMACNA manual.

c.	Seal duct joints using Hardcast Foil-Grip 1403-181 BFX tape and Flex-Grip 550 adhesive as recommended by manufacturer.

2.	Flexible Ducts: Thermaflex or Genflex flexible sound absorbing ducts with outer plastic liner, R-4 insulation, helical support wire and CPE inner liner. Liner shall be black.

a.

Flexible ducts shall be UL Class I air ducts shall comply with UL-181, NFPA 90A and 90B, and shall be approved by the City of San Francisco. Maximum flexible duct length shall be 7’-0” and no more than one long radius 90 degree elbows shall be allowed.

b.	Flexible duct may be used at end of runs only.

Schedule 3-10

3.	Kitchen Hood Exhaust Ducts: Grease ducts serving a Type I hood shall be 18 gauge stainless steel sized as required by current California mechanical code.

a.	Continuously weld longitudinal joints.

b.	Weld all transverse joints and reinforcing angles.

c.	Do not cross-break bottom panels of duct.

d.	Include all code (local and State) grease duct fire wrap or enclosures.

B.	Air Terminal Units:

1.	Single Duct, Variable Air Volume Terminal Units:

a.	Manufacturer:

1)	Titus Model DESV-3000 or approved equal.

b.	Casing: Minimum 22 gage galvanized steel, internally lined with 1 “thick dual density glass fiber insulation that complies with UL 181, NFPA 90A, and ASTM G21 and G22.

1)	Casing Air Leakage: Not more than 2% at 3” W.G. static pressure.

c.	Damper: Heavy gage steel with shaft rotating in Delrin or bronze oilite self-lubricating bearings.

1)	Shaft shall be clearly marked on end to indicate damper position.

2)	Damper shall have mechanical stops to prevent overstroking, and synthetic seal to limit close-off air leakage to maximum of 3% at 3” W.G. static pressure.

3)	Terminal units shall be capable of normal operation at minimum of 0.5’‘total pressure.

d.	Due to building capacity and systems, use or reuse of installed building VAV’s must be coordinated with Chief Engineer.

e.	Provide 5 feet minimum acoustically lined ( 1” duct liner) plenum downstream of all VAV terminal units.

2.	Actuators and Controls: Provide digital electronic actuators, flow analyzers and controls as required.

3.

Communication wiring to be routed to match existing. All new VAV terminal unit installations require a connection to an existing or new LAN trunk as well as a control power circuit. Field verify existing conditions and design to meet Tenant requirements.

4.

Reheat Coils: Reheat coils shall be made of seamless copper tube with aluminum fins mechanically bonded to coils and shall be rated for required working pressure at floor on which they are installed. Minimum 2 row coil is required at exterior zones and 1 row coil at interior zones.

5.	Install to meet manufacturer’s recommendations.

C.	Air Outlets:

1.	Supply Air Outlets:

a.	New air outlets shall be 24” by 24” perforated drop face ceiling diffusers with round neck Titus PSS-DF or equal for building standard tee ceiling system.

b.	Wall mounted shall be Titus 300 RL Series

c.	Duct mounted exposed shall be Titus S300 Series, double deflection

Schedule 3-11

d.	Interior of diffuser to be black.

e.	New linear slot diffusers shall be Titus Linear Diffusers with 1” slot.

2.	Return Air Outlets:

a.	New return air outlets shall be 24” by 24” perforated drop face ceiling grille with 22” by 22” neck Titus PXP-DF tee ceiling system.

b.

c.	New and reused perforated face grilles shall be provided with flex duct.

d.	Duct mounted exposed shall be Titus S300 Series, double deflection

e.	Interior of diffuser to be black.

3.	Kitchen Air Outlets:

a.	New supply, return and exhaust air outlets located within kitchen area shall be constructed of aluminum of same types as noted above.

D.	Duct Specialties:

1.	Flexible duct connections are to be Vent-Glas by Vent-Fabrics, Inc. Install at AC units or ceiling fans to maintain not less than 2” metal to metal separation.

2.	Duct Access Doors are to have Ruskin/Model ADH 22.

E.	Dampers:

1.	Balancing Dampers shall be as follows:

a.	Provide single or multi-blade balancing dampers constructed per SMACNA/ASHRAE recommendations.

b.	Provide hand locking quadrant and install where required for proper operation. Provide ribbon at each damper for easy identification.

2.	Fire Dampers to be UL listed and California State Fire Marshal approved and shall comply with the latest UL and Fire Marshal testing criteria.

a.	For supply Air, Fire Damper shall be Ruskin DIBD2 style B or approved equal.

b.	For Return Air, Fire Damper shall be Ruskin DIBD2 style A or approved equal.

3.	Combination Fire/Smoke Dampers (FSD) are to be as follows:

a.	California Fire Marshal approved, UL listed per UL 555 and UL 555S leakage Class I and 350F elevated temperature rating.

b.	Heavy 13 gauge equivalent frame construction.

c.	Low pressure drop airfoil blades.

d.	Firestat.

e.	Damper electric actuator, power open—fail close type, heavy duty, low noise and non-stall type.

f.	Manufacturers:

1)	For supply air, Ruskin FSD60 or approved equal.

2)	For return air, Ruskin FSD36 or approved equal.

g.	FSD shall be installed with remote position indicating contacts wired to report back to Life Safety Panel if damper affects floor pressurization.

Schedule 3-12

F	Water Source Heat Pump Units:

1.	Manufacturer:

a.	Carrier 50 PSH premium efficiency model with ECM motor or approved equal.

b.	Or Building Approved model.

2.	Units shall be horizontal mounted, suitable for 277V/1 Phase.

3.	Factory assembled packages to be completely piped, wired and charged with refrigerant requiring only power, control, and piping connections.

a.	Provide slow-closing automatic isolation valve interlocked to the unit’s compressor to close when compressor is off.

b.	Unit shall include a sound insulating liner around entire unit with 1 1/2 inch thick sectional panels for access. To meet all codes for fire rating.

4.	Ratings: UL Listed, ARI certified.

5.	Sound Power Levels: Selected to conform to ASHRAE guidelines for office occupancy.

6.

Where secondary drain pan is provided, route drain to conspicuous location. Pipe primary drain to nearest condensate drain riser, coordinate routing with Chief Engineer or designee. Provide condensate pump for primary drain and condensate overflow switch kit as part of manufacturer’s package when location of unit does not allow proper drainage to Risers.

a.	Coordinate pump location with Chief Engineer or designee.

b.	Overflow secondary drain shall be white with escutcheon where it penetrates ceiling.

G.	Fans: Cook, Greenheck, or Penn ceiling exhaust fans with ECM.

1.	Sound power levels shall be selected to conform to ASHRAE guidelines for office occupancy.

2.	Kitchen Hood Exhaust: UL 762 listed for grease removal. Provide drain connection with grease trap and vented roof curb.

H.	Pipe and Pipe Fittings: Piping shall conform to ASTM and be free of defects. Pipes and pipe fittings shall be manufactured domestically.

1.	For Condenser and Heating Water Use: Type “L” hard drawn pressure pipe copper with 95/5 or other lead free solder and wrought copper fittings.

2.	For Condensate Drain Pipe Use: Copper type M, ASTM B88, wrought copper fittings, soldered joints.

I.	Valve and Piping Specialties

1.	Dielectric Nipples and Unions:

a.	Minimum 6 inch long brass nipple; or

b.	EPCO Model FX or approved equal, rated for minimum 210 °F temperature.

2.	Valves: The use of gate valves is not permitted.

a.	Manufacturers:

1)	NIBCO.

2)	Crane.

Schedule 3-13

3)	Stockham.

4)	Grinnell.

b.	Hand valves 1/2” through 2” are to be full port ball valve, threaded, 2-1/2” and above are to be butterfly, lug type with infinite throttling and memory stop handle.

c.	Balance valves 1/2” through 2” are to be Ball valves, 2-1/2” and above are to be plug valves.

d.	Flow Balancing Device is to be Bell & Gossett or Building Standard circuit setter. (Pressure rating as required.)

e.	Condenser water loop shall be equipped with Griswold or equal pressure independent flow control valves.

f.	For Temperature and Pressure Test Station use Peterson Engineering Company, 1/4” or 1/2” MPT “Pete’s Plug” with solid brass fitting cap. (Pressure rating as required.)

g.	Air Vents are to be (e.g. Lunkenheimer #1778 - 3/8”) or Building Standard manual. (Pressure rating as required.)

h.	Strainers are to be (e.g. Muessco, Armstrong “Y”) or Building Standard pattern with blow-off hose valve and hose adapter. (Pressure rating as required.) Provide at open condenser water supplies only.

J.	Pipe and Ductwork Insulation:

1.	General: Comply with Title 24 regulations.

2.	Manufacturers:

a.	Owens-Coming Fiberglass.

b.	Knauf.

c.	Manville.

d.	Certain-Teed.

3.	Ductwork Insulation: Glass fiber, flexible, non-combustible blanket with vapor barrier jacket bonded to aluminized foil.

4.	Ductwork Liner: Glass fiber liner, flexible, non-combustible blanket with permacote coating, ASTM G21 and G22.

5.	Pipe: Fiberglass, rigid and pre-molded, non-combustible, with all-service jacket with self sealing longitudinal laps and butt strips.

6.	Pipe Insulation Protection Shield: Waterproofed hydrous calcium silicate insulation impregnated with silicon solution, incased in a 360 degree, 18 gauge by 6” long galvanized sheet metal shield.

K.	Identification:

1.	Self-Adhesive Markers: W. H. Brady Co. or Westline Products.

2.	Semi-Rigid Plastic Markers: Seton Name Plate Company.

3.	Or Building Approved model.

Schedule 3-14

SCHEDULE 4 TO

TENANT WORK LETTER

TI CONSTRUCTION CONDITIONS

1.

General Contractor reserves the right to continue to work on floors 3, 4 and 5 after the Delivery Date to complete the Base Building Improvements, subject to the final sentence of Section 1.1 (c) of the Work Letter. Should scheduling conflicts arise, General Contractor’s work will take precedence, but the parties will use diligent efforts to coordinate their respective contractors’ work so as to minimize any delay in the construction of the Base Building Improvements and the Tenant Improvements.

2.

General Contractor shall be allowed to complete the Base Building Improvements without disruption or completing work out of sequence (however, if a resequencing of General Contractor’s Base Building Improvements will not delay General Contractor’s work or increase the cost of construction of the Base Building Improvements and would serve to mitigate any potential delay in the construction of the Tenant Improvements, then, in accordance with the provisions of Section 1 above, Landlord will not unreasonably withhold its consent to any such resequencing).

3.

Access to electrical, teleco and FLS closets will need to be arranged through General Contractor until all Base Building Improvements have been completed, inspected and signed off by the required building official.

4.

Tenant and all Tenant construction personnel, Tenant’s agents and employees shall enter the Building from the 8th & Brannan entry via a temporary entrance (“Temporary Entry”) to be constructed by General Contractor, at Tenant’s cost, concurrently with the MEP Infrastructure work. The Temporary Entry shall therefore be included in the contract for the MEP Infrastructure, and the contract shall include the cost of removal of the Temporary Entry after the Atrium construction is complete.

5.	All deliveries will need to be scheduled in advance with General Contractor, CAC and SKS.

6.	Access for deliveries will need to be made from Decatur Street and utilize the rear entry of the Building.

7.	Elevators 2 and 3 will be shared by both General Contractor and Contractor. Should scheduling conflicts arise, General Contractor’s work will take precedence.

8.	Elevators 5 & 6 will not be made available for Tenant construction until after Atrium construction is complete.

Schedule 4-1

EXHIBIT D

Rules and Regulations

Tenant shall faithfully observe and comply with the following Rules and Regulations. Landlord shall not be responsible to Tenant for the nonperformance of any of said Rules and Regulations by or otherwise with respect to the acts or omissions of any other tenants or occupants of the Project.

1. The sidewalks, driveways, entrances, passages, courts, elevators, vestibules, stairways, corridors or halls shall not be obstructed or used for any purpose other than ingress and egress.

2. No awnings or other projection shall be attached to the outside walls of the Project without Landlord’s prior written consent.

3. The sashes, sash doors, skylights, windows and doors that reflect or admit light and air into the halls, passageways or other public places in the Project shall not be covered or obstructed, nor shall any bottles, parcels or other articles be placed on the windowsills. If Tenant desires window curtains, the same must be of such uniform shape, color, material and make as may be prescribed by Landlord. Neither the interior nor the exterior of any windows shall be coated or otherwise sunscreened without Landlord’s prior written consent.

4. No sign, advertisement or notice shall be exhibited, painted or affixed by Tenant on any part of, or so as to be seen from the outside of, its Premises or the Project without Landlord’s prior written consent. In the event of Tenant’s violation of the foregoing, Landlord may remove the same without any liability and may charge the expense incurred in such removal to Tenant. All signs whether on doors, directory tablets or elsewhere, shall be inscribed, painted or affixed for Tenant by Landlord at the expense of Tenant, and shall be of a size, color and style acceptable to Landlord.

5. The bulletin board or directory of the Project will be provided exclusively for the display of the name and location of Tenant only; and Landlord reserves the right to exclude any other names therefrom, and each and every name in addition to the name of Tenant placed upon such bulletin board or directory, shall be subject to Landlord’s prior written consent (and if approved by Landlord, all costs therefor shall be paid by Tenant). Any such listings or representations, once installed, shall be subject to relocation or removal upon Landlord’s written request for any reason (except that any such relocations or removals at Landlord’s request, unless such request is based upon Tenant’s breach of the Lease, of which these Rules and Regulations are a part, shall be paid for by Landlord), and Tenant shall pay for the removal of any such listings or representations upon its departure from its Premises.

6. All doors opening onto public corridors shall be kept closed, except when being used for ingress and egress.

7. Tenant shall not mark, pin, drill or bore into, cut or string wires in, lay linoleum or other floor coverings, in, or in any way deface any part of its Premises or the Project, except with Landlord’s prior written consent and as Landlord may direct.

8. All keys or access cards shall be obtained from Landlord. No additional locks or bolts of any kind shall be placed upon any of the doors or windows by Tenant, nor shall any changes be made in existing locks or the mechanisms thereof. Tenant must, upon the termination of its tenancy, give to Landlord all keys or access cards pertaining to the Premises and the Project, and in the event of the loss of any keys or access cards so furnished, Tenant shall pay Landlord the cost of replacing same or changing the lock or locks opened by such lost key(s) or access card(s) if Landlord shall deem it necessary to make such change.

9. No window or other air conditioning or heating units or other similar apparatus shall be installed or used by Tenant without Landlord’s prior written consent.

10. The water and wash closets and other plumbing fixtures shall not be used for any purpose other than those for which they were constructed and no sweepings, rubbish, rags or other substances shall be thrown therein. All damages resulting from any misuse of the fixtures by Tenant or its servants, employees, agents, visitors or licensees shall be borne by Tenant.

11. All removals from, or carrying in or out of, the Project of any safes, freight, furniture, heavy or bulky matter of any description, must take place only outside of Business Hours at a time reasonably designated by Landlord after written notice to Landlord and under its supervision. The persons employed by Tenant for such work must be acceptable to Landlord. Tenant shall be responsible for any damage to the Premises from any such activity. Landlord reserves the right to inspect all safes or other heavy or bulky equipment or articles to be brought into the Project and to exclude from the Project all such heavy or bulky equipment or articles, the weight of which may exceed the floor load for which the Project is designed, or such equipment or articles as may violate any of the provisions of the Lease of which these Rules and Regulations are a part. Tenant shall not use any machinery or other bulky articles in the Premises, even though its installation may have been permitted, which may cause any noise, or jar, or tremor to the floors or walks, or which by its weight might cause injury to the floor of the Project.

12. Neither Tenant nor its servants, employees, agents, visitors or licensees shall at any time bring or keep upon the Premises any flammable, combustible or explosive fluid, chemical or substance, except for a reasonable quantity of such material reasonably necessary for the conduct of Tenant’s business, and that are stored strictly in accordance with reasonable rules promulgated by Landlord from time to time, applicable local, state or federal laws, and manufacturers’ recommended practices.

EXHIBIT D

13. The Premises shall not be used for manufacturing or for the storage of merchandise except as such storage may be incidental to the permitted use of such Premises. Tenant shall not, without Landlord’s prior written consent, occupy or permit any portion of its Premises to be occupied or used for the manufacture or sale of liquor or tobacco in any form, or as a barber or manicure shop, or as an employment bureau. The Premises shall not be used for lodging or sleeping or for any objectionable, immoral or illegal purposes.

14. Tenant shall not make, or permit to be made, any unseemly or disturbing noises, or disturb or interfere with occupants of the Project or neighboring buildings or premises or those having business with it by the use of any musical instrument, radio, phonographs or unusual noise, or in any other way. Neither Tenant nor its servants, employees, agents, visitors or licensees shall throw anything out of doors, windows or skylights or down the passageways.

15. No bicycles, vehicles or animals of any kind shall be brought into or kept in or about Tenant’s Premises and no cooking shall be done or permitted by Tenant in its Premises, except that the preparation of coffee, tea, hot chocolate and similar items for Tenant, its employees and visitors shall be permitted provided such activities do not otherwise violate the Lease of which these Rules and Regulations are part. Tenant shall not cause or permit any unusual or objectionable odors to be produced in or emanate from its Premises.

16. There shall not be used in any space, or in the public halls of the building, any hand trucks except those equipped with rubber tires and side guards.

17. [Intentionally Omitted].

18. No person shall be employed by Tenant to do janitorial, maintenance, construction or similar work in any part of said Project without Landlord’s prior written consent. Any person employed by Tenant to do janitorial, maintenance or similar work with Landlord’s consent shall, while in the Project, be subject to and under the control and direction of Landlord or its agent or representative (but not as an agent or servant of Landlord) and Tenant shall be responsible for all acts of such persons.

19. Landlord shall have the right to prohibit any advertising by Tenant which, in Landlord’s reasonable opinion, tends to impair the reputation of the Project or its desirability as an office building, and upon written notice from Landlord, Tenant shall refrain from or discontinue such advertising.

20. Canvassing, soliciting and peddling in the Project are prohibited and Tenant shall cooperate to prevent same.

21. Landlord reserves the right to control access to the Project by all persons after reasonable hours of generally recognized business days and at all hours on Sundays and legal holidays. Tenant shall be responsible for all persons for whom it requests after hours access and shall be liable to Landlord for all acts of such persons. Landlord assumes no responsibility and shall not be liable for any damage resulting from the admission of any unauthorized person to the Project.

22. Landlord reserves the right to exclude or expel from the Project any person who, in the judgment of Landlord, is intoxicated or under the influence of liquor or drugs, or who shall in any manner do any act in violation of the Rules and Regulations of the Project.

23. It is understood and agreed between Landlord and Tenant that no assent or consent to any waiver of any part hereof by Landlord in spirit or letter shall be deemed or taken as made except if same is done in writing and attached to or endorsed hereon by Landlord. Any such waiver shall not constitute a waiver of any other rule or regulation or any subsequent application thereof to Tenant.

24. Landlord reserves the right at any time to reasonably change or rescind any one or more of these Rules and Regulations, or to make such other and further reasonable Rules and Regulations as in Landlord’s judgment may from time to time be necessary for the management, safety, care and cleanliness of the Premises and Project, and for the preservation of good order therein, as well as for the convenience of other occupants and tenants therein. Landlord shall not be responsible to Tenant herein or to any other person for the nonobservance of the Rules and Regulations by any other tenant or other person. Tenant shall be deemed to have read these Rules and Regulations and to have agreed to abide by them as a condition of its occupancy of the Premises.

25. Tenant shall not suffer or permit its employees, invitees or guests to smoke or carry lighted cigars or cigarettes in any part of the Project except in areas designated by Landlord in its sole discretion.

26. Tenant shall comply with all safety, fire protection and evacuation regulations established by Landlord or any applicable governmental agency.

27. Tenant assumes all risks from theft or vandalism and agrees to keep the Premises locked as may be required.

28. Neither Tenant nor its servants, employees, agents, visitors or licensees shall at any time bring or keep upon the Premises or the Common Areas any Weapon (as such term is defined in the following sentence). For purposes of this Lease, the term “Weapon” shall include, but not be limited to: any pistol, revolver, rifle, shotgun, handgun, machine gun, air gun, gas operated gun, spring gun, sling shot, blackjack, nunchaku, brass knuckles or artificial knuckles of any substance whatsoever, or any switchblade knife, gravity knife, or any knife having a blade greater than three and one-half (3 1/2) inches in length (other than in connection with Tenant’s operation of the Cafeteria), or any explosive device, incendiary device or bomb, or other dangerous or deadly weapon.

EXHIBIT D

PARKING RULES

1. Parking areas shall be used only for parking vehicles no longer than full size, passenger automobiles herein called “Permitted Size Vehicles.” Vehicles other than Permitted Size Vehicles are herein referred to as “Oversized Vehicles.”

2. The parking areas will not be used by Tenant, or its employees, for overnight or long term parking, storage of vehicles (including, without limitation, campers or boats) or vehicle repair (including, without limitation, changing of fluids or tires). Tenant shall not permit or allow any vehicles that belong to or are controlled by Tenant or Tenant’s employees, suppliers, shippers, customers, or invitees to be loaded, unloaded, or parked in areas other than those designated by Landlord for such activities.

3. Parking stickers, access cards and identification devices shall be the property of Landlord and be returned to Landlord by the holder thereof upon termination of the holder’s parking privileges. Tenant will pay such replacement charge as is reasonably established by Landlord for the loss of such devices.

4. Landlord reserves the right to refuse the sale of monthly identification devices to any person or entity that willfully refuses to comply with the applicable rules, regulations, laws and agreements.

5. Landlord reserves the right to relocate all or a part of the parking spaces on the Property from one location on the Property to another or to reasonably adjacent offsite location(s), and to reasonably allocate them between compact and standard size spaces, so long as the same complies with applicable laws, ordinances and regulations.

6. Users of the parking area will obey all posted signs and park only in the areas designated for vehicle parking.

7. Unless otherwise instructed, every person using the parking area is required to park and lock his own vehicle. Landlord will not be responsible for any damage to vehicles, injury to persons or loss of property, all of which risks are assumed by the party using the parking area.

8. Parking validation, if established, will be permissible only by such method or methods as Landlord and its licensee may establish at rates generally applicable to visitor parking.

9. The maintenance, washing, waxing or cleaning of vehicles in the parking structure or common areas of the Project is prohibited.

10. Tenant shall be responsible for seeing that all of its employees, agents and invitees comply with all applicable parking rules, regulations, laws and agreements.

11. Such parking use as is herein provided is intended only as a license and no bailment is intended or shall be created hereby.

12. Landlord reserves the right to modify these Rules and Regulations and to adopt such other reasonable and non-discriminatory rules and regulations as it may from time to time deem necessary for the proper operation and safety of the parking area. Tenant agrees to abide by these and such other rules and regulations.

13. Neither Tenant nor its servants, employees, agents, visitors or licensees shall at any time bring or keep upon the parking areas any Weapon (as such term is defined in the following sentence). For purposes of this Lease, the term “Weapon” shall include, but not be limited to: any pistol, revolver, rifle, shotgun, handgun, machine gun, air gun, gas operated gun, spring gun, sling shot, blackjack, nunchaku, brass knuckles or artificial knuckles of any substance whatsoever, or any switchblade knife, gravity knife, or any knife having a blade greater than three and one-half (3 1/2) inches in length, or any explosive device, incendiary device or bomb, or other dangerous or deadly weapon.

Landlord reserves the right at any time to reasonably change or rescind any one or more of these Rules and Regulations, or to make such other and further reasonable Rules and Regulations as in Landlord’s judgment may from time to time be necessary for the management, safety, care and cleanliness of the Premises and the Project, and for the preservation of good order therein, as well as for the convenience of other occupants and tenants therein. Landlord may waive any one or more of these Rules and Regulations for the benefit of any particular tenants, but no such waiver by Landlord shall be construed as a waiver of such Rules and Regulations in favor of any other tenant, nor prevent Landlord from thereafter enforcing any such Rules or Regulations against any or all tenants of the Project. Tenant shall be deemed to have read these Rules and Regulations and to have agreed to abide by them as a condition of its occupancy of the Premises.

EXHIBIT D

EXHIBIT E

Form of Tenant Estoppel Certificate

                .20

HSBC Bank USA, National Association, as Administrative Agent for Lenders

660 S. Figueroa Street, Suite 800

Los Angeles, CA 90017

Attn.: William E. Dehler, Vice President, Commercial Real Estate

Ladies and Gentlemen:

The undersigned certifies to and agrees with HSBC Bank USA, National Association and its successors and assigns, as Administrative Agent for lenders from time to time holding a loan made to Landlord (defined below) (collectively “Lender”), as of the date hereof as follows:

1. It is the tenant under a lease dated April _ , 2012 (the “Lease”) between 888 BRANNAN LP, a Delaware limited partnership, as landlord (together with its successors and assigns, “Landlord”), and the undersigned, as tenant (“Tenant”), for 169,538 square feet of Rentable Area (the “Leased Premises”) at 888 Brannan Street in San Francisco, California (the “Building”). All capitalized terms not otherwise defined herein shall have the meanings provided in the Lease.

2. The Lease is in full force and effect. The Lease has not been amended, modified or supplemented except as follows: __________________________________________ · There are no other agreements or understandings, whether written or oral, between Tenant and Landlord with respect to the Lease, the Leased Premises or the Building. [Note: need to include any side letters]

3. Tenant has accepted possession of and occupies the entire Leased Premises under the Lease. The term of the Lease commenced on                                         ,         , and expires on                         ,         , subject to the following renewal options:                                                      :

4. The monthly fixed, minimum or basic rent under the Lease is $                          and has been paid through the month of                         . All additional rent, Tenant’s proportionate share of real estate taxes, insurance and operating expenses and all other sums or charges due and payable under the Lease by Tenant have been paid in full and no such rents, additional rents, percentage rents or other sums or charges have been paid for more than one (1) month in advance of the due date thereof.

5. The amount of the security deposit is $______.

6. To the best of Tenant’s knowledge, both Tenant and Landlord have performed all of their respective obligations under the Lease and Tenant has no knowledge of any event which with the giving of notice, the passage of time or both would constitute a default by Landlord under the Lease.

7. Tenant has no current claim against Landlord and no offset or defense to enforcement of any of the terms of the Lease.

8. All improvements required to be completed by Landlord have been completed and there are no contributions, credits or other sums due to Tenant from Landlord.

9. Tenant has not assigned the Lease and has not subleased the Leased Premises or any part thereof.

10. Tenant has no right or option pursuant to the Lease or otherwise to purchase all or any part of the Leased Premises or the Building. Tenant does not have any right or option for additional space in the Building.

11. No voluntary actions or, to Tenant’s best knowledge, involuntary actions are pending against Tenant under the bankruptcy laws of the United States or any state thereof.

12. If Lender or its designee succeeds to Landlord’s interest in the Property or if a sale by power of sale or foreclosure occurs, the provided Lender, its designee or purchaser recognizes Tenant as its tenant pursuant to the terms of the Lease, Tenant shall attorn to Lender, its designee or a purchaser at such sale as its landlord.

13. Tenant has no right to terminate the Lease except, to the extent contained in the Lease, in connection with a casualty or condemnation and except, to the extent permitted by applicable law, in connection with an actual or constructive eviction of Tenant.

EXHIBIT E

[ADD ¶ 14 AND ¶ 15 FOR ALL MAJOR TENANTS IN TRANSACTION.)

14. Lender, its designee and any purchaser at a sale mentioned in paragraph 12 above will not be bound by any material modification of the Lease including, without limitation, any reduction in rent or term, unless Lender has consented thereto.

15. Attached hereto as Exhibit A is a true copy of the Lease and all amendments, modifications and supplements thereto.

The undersigned individual hereby certifies that he or she is duly authorized to sign, acknowledge and deliver this letter on behalf of Tenant.

Tenant acknowledges that Lender will rely on this letter in making a loan or otherwise extending credit to Landlord. The information contained in this letter shall be for the benefit of Lender.

Very truly yours,

Executed at _______ on the _______ day of ______, 20_.

TENANT:

,a

By:
Name:
Its:

EXHIBIT E

EXHIBIT F

FORM OF LETTER OF CREDIT

Date: ______, ___

IRREVOCABLE STANDBY LETTER OF CREDIT NUMBER:- ———

Beneficiary/Landlord	Applicant/Tenant	Issuing Bank
888 Brannan LP	Airbnb, Inc.
888 Brannan Street #609	888 Brannan Street 3rd Floor
San Francisco, CA 94103	San Francisco, CA 941023
Attn:____________________	Attention: ___________________________	Attention: ________________________________________
Facsimile No._____________	Facsimile No.: ______________	Facsimile No.: _________________________

Amount: Eight Million Seven Hundred Seven Thousand Four Hundred Seventy-One and 68/100 Dollars ($8,707,471.68)

Expiration Date: __________, at our counters.

We hereby establish in favor of 888 Brannan LP, a Delaware limited liability partnership (“Beneficiary”) our Irrevocable Letter of Credit No ..                  in the amount of Eight Million Seven Hundred Seven Thousand Four Hundred Seventy-One and 68/100 ($8,707,471.68) for the account of Airbnb, Inc., a Delaware corporation, or its affiliates, successors, assigns or subtenants (“Tenant”). Funds, up to the maximum aggregate amount available under this Letter of Credit, are payable by                  (“Bank”) within two (2) business days after Bank’s receipt on or prior to Bank’s close of business on the Expiration Date, of one or more draw statements purportedly signed by Beneficiary’s authorized officer or representative or, if this Letter of Credit is transferred, by an authorized officer or representative of any transferee beneficiary. Partial draws are expressly permitted hereunder.

Each draw statement should be addressed to Bank, reference this Letter of Credit by number, specify the amount of the draw request, set forth wire transfer instructions and state in substance (with the amount of the draw request and wire transfer instructions completed) the following: the Beneficiary is entitled to make a draw on Letter of Credit No.                  in the amount of $                  under the provisions of the Lease dated as of April _ , 2012 between Landlord and Tenant with respect to premises in the building located at 888 Brannan Street, San Francisco, California (the “Lease”) and that (1) an Event of Default by Tenant has occurred under the Lease, or in lieu of item (1) above, (2) an Event of Default would exist and be continuing under the Lease but Landlord is barred by applicable law from sending a notice of default to Tenant with respect thereto, or in lieu of item (1) or (2) above, (3) Tenant has failed to renew or replace this Letter of Credit at least thirty (30) days prior to any expiration date hereof, and Beneficiary hereby makes demand upon Bank for payment of US$                  per this Letter of Credit and the sum being drawn does not exceed the amount available on the date hereof to be drawn under this Letter of Credit. Funds in respect of this draw request should be wire transferred to                  bank, routing no.                  , account no.                  for credit to the account of _________.

This Letter of Credit shall expire on                  but such expiration date shall be automatically extended without notice or amendment for periods of one (I) year on each successive expiration date, but in no event later than the LC Expiration Date, as defined in lease Section 6(a) (estimated to be April I 0, 2024), unless at least sixty (60) days before any expiration date, we notify you by registered mail or overnight courier service at the above address, that this Letter of Credit is not extended beyond the current expiration date.

Draw requests need not be presented as originals and may be submitted in person, by courier, by mail or by facsimile to Bank’s address or facsimile number stated above not later than the LC Expiration Date, as defined in Lease Section 6(a) (estimated to be April 10, 2024).

Draw requests drawn hereunder must be marked: “Drawn under ______________________, Standby Letter of Credit Number                  issued ______ , __: ·

This Letter of Credit is transferable in its entirety without any limit on the number of such transfers upon Bank’s receipt of a transfer request in the form attached as Schedule 1 signed by the then current Beneficiary. The charge for each transfer is limited to $100. This Letter of Credit is transferable provided that such transfer would not violate any governmental rule, order or regulation applicable to Bank.

Except as expressly provided herein to the contrary, this Letter of Credit is subject to the International Standby Practices 1998 (ICC Publication No. 590). Bank hereby waives and disclaims rights of subrogation in respect of any draw made by Beneficiary, whether arising under the Uniform Commercial Code or otherwise.

If you require any assistance or have any questions regarding this transaction, please call                             .

Authorized Officer	Authorized Officer

EXHIBIT F

SCHEDULE 1

REQUEST FOR ENTIRE ABSOLUTE AND IRREVOCABLE TRANSFER OF LETTER OF CREDIT WITHOUT SUBSTITUTION OF INVOICES

Name	, 20

Address	Letter of Credit No. _ __________________________________

Issued By ——————————————————————

To: _________________________________________________

We request you to transfer all of our rights as beneficiary under the Letter of Credit referenced above to the new beneficiary named below:

—————————————————————————————————————————————

Name of New Beneficiary

—————————————————————————————————————————————

Address

By this transfer, all our rights as the original beneficiary, including all rights to make drawings under the Letter of Credit, go to the new beneficiary. The new beneficiary shall have sole rights as beneficiary, whether existing now or in the future, including sole rights to agree to any amendments, including increases or extensions or other changes. All amendments will be sent directly to the new beneficiary without the necessity of consent by or notice to us.

For your transfer fee:

The signature and title at the right conform with those shown in our files as authorized to sign for the beneficiary. Policies governing signature authorization as required for withdrawals from customer accounts shall also be applied to the authorization of signatures on this form.

Name of Bank

Authorized signature and title

Enclosed is our check for $ _ _ ______or

You may debit my/our account No . __—_

We also agree to pay you on demand any expenses which may be incurred by you in connection with this transfer.

Name of Beneficiary

Name of authorized signer and title

Authorized signature

EXHIBIT F

EXHIBIT G

HVAC SPECIFICATIONS

Heating, ventilating and air conditioning systems shall operate in conformance with the current edition ASHRAE standard 62 (-2001) and shall maintain temperatures which do not exceed 74 degrees in summer, or fall below 70 degrees in winter; and provide a cooling load of 1 ton per 435 square feet in 870 Brannan and 1 ton per 375 square feet in 850 Brannan.

EXHIBIT G

EXHIBIT H

FINANCIAL STANDARD

I. For purposes of the Lease, “Satisfied the Financial Standard” means that Tenant shall have provided Landlord with:

(A) A statement, certified as true and correct by Tenant’s auditors (which shall be a nationally or regionally recognized firm of certified public accountants reasonably acceptable to Landlord) (“Tenant’s Financial Standard Statement”) prepared on a basis consistent with Tenant’s annual audited financial statements (see paragraph (D) below) and consistent with Tenant’s Fiscal YE 2013 forecast income statement previously provided to Landlord, a copy of which is attached hereto as Exhibit H-1. It is the intent of Landlord and Tenant that in order to Satisfy the Financial Standard, Tenant shall have achieved material components of the pro forma financial results previously forecast for the fourth quarter of 2013. Accordingly, the Tenant’s Financial Standard Statement shall indicate that Tenant has met or exceeded the following financial criteria (collectively, the “Financial Criteria”):

1.	Gross Receipts of in excess of $680 million for the most recent fiscal quarter [1];

2.	Net Revenues of in excess of $80 million for the most recent fiscal quarter;

3.	Net Margin of in excess of $64 million for the most recent fiscal quarter;

4.	Operating income of in excess of $17 million for the most recent fiscal quarter;

5.	Unrestricted cash and cash equivalents of in excess of $75 million as of the end of the most recent fiscal quarter;

6.	Net current assets of in excess of $50 million as of the end of the most recent fiscal quarter; and

7.	Net assets of in excess of $75 million as of the end of the most recent fiscal quarter;

and

(B) Tenant’s quarterly projected financial data for the forthcoming two (2) fiscal years, prepared on a basis consistent with the Tenant’s Fiscal YE 2013 forecast income statement previously provided to Landlord and attached as Exhibit H-1;

and

(C) Tenant’s quarterly unaudited financial data (certified as correct by an authorized officer of Tenant) for the period from January 1, 2012 through the end of the most recent fiscal quarter, prepared on a basis consistent with Tenant’s annual audited financial statements (see paragraph (D) below) and consistent with Tenant’s Fiscal YE 2013 forecast income statement previously provided to Landlord and attached hereto as Exhibit H-1;

and

(D) Tenant’s audited financial statements (prepared in accordance with generally accepted accounting principles consistently applied by a nationally or regionally recognized firm of certified public accountants reasonably acceptable to Landlord) for the calendar years commencing January 1, 2012 through the end of the most recent fiscal year.

It is the intent of Landlord and Tenant that, in order for Tenant to have Satisfied the Financial Standard pursuant to paragraph (A) above, Tenant shall have demonstrated its ability to consistently generate operating income as indicated by paragraph (A)4 above, and its financial liquidity as indicated by paragraphs (A) 5, 6 and 7 above.

II. For purposes of Article 30 of the Lease, “Satisfied the Expansion Space Financial Standard” means that Tenant shall have either Satisfied the Financial Standard (as defined in Part I above) or Satisfied the Financial Standard (as defined in Part I above) with the following modified Financial Criteria:

1.	Gross Receipts of in excess of $680 million for the most recent fiscal quarter;

2.	Net Revenues of in excess of $80 million for the most recent fiscal quarter;

3.	Net Margin of in excess of $64 million for the most recent fiscal quarter; and

4.

Either (i) operating income of in excess of $3 million for the most recent fiscal quarter and unrestricted cash and cash equivalents and net current assets of in excess of $50 million as of the end of the most recent fiscal quarter; or (ii) operating income of in excess of $17 million for the most recent fiscal quarter.

[1]

As used in this Exhibit H, “fiscal” means the fiscal year used by Tenant ( currently January 1st through December 31st). The references in this Exhibit H to “most recent” mean the fiscal year or quarter, as applicable, which ended immediately prior to Tenant’s delivery of Tenant’s Financial Standard Statement to Landlord.

EXHIBIT H

Additionally, in order for Tenant to have Satisfied the Expansion Space Financial Standard, Tenant shall have delivered to Landlord an amendment to the existing LC which increases the LC Stated Amount by One Million Two Hundred Eighty-Four Thousand Dollars ($1,284,000) (herein, the “Expansion Space Increase Amount”). The amendment to the LC shall otherwise meet the requirements applicable to the LC under Article 6 of the Lease. The Expansion Space Increase Amount shall not be subject to reductions pursuant to Paragraph 6(b) of the Lease; however, if and when Tenant has Satisfied the Financial Standard pursuant to Part I above (i.e., without the foregoing modifications), Tenant’s obligation to provide Landlord with the Expansion Space Increase Amount shall terminate and Landlord will promptly return to Tenant the LC amendment which documented the Expansion Space

Increase Amount (and reasonably cooperate with Tenant in cancelling such amendment), unless an Event of Default is then in existence or an Event of Default would be in existence but Landlord is barred by applicable Law from sending a notice of default to Tenant with respect thereto (in which case Tenant’s obligation to provide Landlord with the Expansion Space Increase Amount shall not terminate until the curing of such default, subject, however, to Landlord’s draw on the LC as permitted under the Lease in connection with an Event of Default).

III. For purposes of Article 31 of the Lease, “Satisfied the ROFO Financial Standard” means that Tenant shall have Satisfied the Financial Standard (as defined in Part I above) with the following modified Financial Criteria:

1.	Gross Receipts of in excess of $680 million for the most recent fiscal quarter;

2.	Net Revenues of in excess of $80 million for the most recent fiscal quarter;

3.	Net Margin of in excess of $64 million for the most recent fiscal quarter; and

4.

Either (i) operating income of in excess of $3 million for the most recent fiscal quarter and unrestricted cash and cash equivalents and net current assets of in excess of $50 million as of the end of the most recent fiscal quarter; or (ii) operating income of in excess of $17 million for the most recent fiscal quarter.

Additionally, in order for Tenant to have Satisfied the ROFO Financial Standard, Tenant shall deliver to Landlord, concurrently with Tenant’s delivery of its Acceptance Notice, an amendment to the existing LC which increases the LC Stated Amount by an amount (herein, the “ROFO Space Increase Amount”) equal to the Rentable Area of the First Offer Space which is the subject to the Acceptance Notice, multiplied by $51.36. The amendment to the LC shall otherwise meet the requirements applicable to the LC under Article 6 of the Lease. The ROFO Space Increase Amount shall not be subject to reductions pursuant to Paragraph 6(b) of the Lease; however, if and when Tenant has Satisfied the Financial Standard pursuant to the Financial Criteria set forth in Part I above (i .e., without the foregoing modifications), Tenant’s obligation to provide Landlord with the ROFO Space Increase Amount shall terminate and Landlord will promptly return to Tenant the LC amendment which documented the ROFO Space Increase Amount (and reasonably cooperate with Tenant in cancelling such amendment), unless an Event of Default is then in existence or an Event of Default would be in existence but Landlord is barred by applicable Law from sending a notice of default to Tenant with respect thereto (in which case Tenant’s obligation to provide Landlord with the ROFO Space Increase Amount shall not terminate until the curing of such default, subject, however, to Landlord’s draw on the LC as permitted under the Lease in connection with an Event of Default). For purposes of clarification, the requirement that Tenant provide a ROFO Space Increase Amount applies to each square foot of Rentable Area of First Offer Space that Tenant is permitted to lease under Article 31 of the Lease during such time that Tenant has not Satisfied the Financial Standard. Therefore, the maximum total aggregate amount of all ROFO Space Increase Amount is One Million Two Hundred Eighty-Four Thousand Dollars ($1,284,000).

EXHIBIT H

EXHIBIT H-1 to EXHIBIT H

TENANT’S FISCAL YE 2013 FORECAST INCOME STATEMENT

PREVIOUSLY PROVIDED TO LANDLORD

Fiscal YE 2013 Forecast Original

***

EXHIBIT H-1

EXHIBIT I

DOG REQUIREMENTS

Dogs (referred to herein collectively as the “Approved Dogs”) shall be permitted in the Premises and at the Project, provided and on condition that:

(a)

the Approved Dogs shall be strictly controlled at all times and shall not be permitted to foul, damage or otherwise mar any part of the Project (including the Premises) or cause excessively loud noise outside of the Premises whether through barking, growling or otherwise;

(b)	the Approved Dogs shall not be left unattended in the Premises;

(c)	while outside the Premises (i.e., in any Common Areas of the Project), the Approved Dogs shall be kept on leashes at all times;

(d)

the Approved Dogs must have all required vaccinations and such vaccinations shall be kept current at all times. Upon Landlord’s reasonable request from time to time, Tenant shall provide Landlord with evidence of all current vaccinations for the Approved Dogs;

(e)

Tenant shall be responsible for any additional cleaning, repair and replacement costs and all other costs which may arise from the Approved Dogs’ presence in the Project in excess of the costs that would have been incurred had the Approved Dogs not been allowed in or around the Project;

(f)

Tenant shall be liable for, and hereby agrees to indemnify and hold the Landlord Parties harmless from any and all claims arising from any and all acts (including but not limited to biting and causing bodily injury to, or damage to the property of, another tenant, subtenant, occupant, licensee, invitee or an employee of any of the Landlord Parties) of, or the presence of, the Approved Dogs in or about the Premises, the Building or the Project. In the event that any Approved Dog bites or otherwise injures any person or any other Approved Dog, Tenant must immediately cause the employee whose dog caused the injury to remove its Approved Dog from the Project and in no event thereafter shall the Approved Dog which caused the injury ever be brought to or kept at the Premises or Project;

(g)

Tenant shall immediately remove any dog waste including, without limitation, excrement from the Premises, the Building and the Project. If Landlord reasonably determines that Landlord has incurred or is incurring increased janitorial (interior or exterior) maintenance costs as a result of the Approved Dogs’ presence, Landlord shall give Tenant written notice thereof, and if the matters giving rise to such increased costs are not remedied within thirty (30) days after such notice to Tenant, Tenant shall reimburse Landlord for such costs as Additional Rent within thirty (30) days after receipt of Landlord’s invoice therefor and reasonable evidence of such costs;

(h)

The Approved Dogs shall be appropriately treated to prevent fleas, ticks and other parasites. If Tenant has reason to believe that one or more of the Approved Dogs is infested with fleas, ticks or other parasites, such Approved Dog(s) shall not be brought into the Premises until it is no longer infested with fleas, ticks or other parasites;

(i)

Tenant shall be responsible for, and indemnify, defend, protect and hold the Landlord Parties harmless from and against any and all costs to remedy any and all damages caused to the Building, the Project or any portion thereof or to the premises or subpremises or property of any occupant or visitor to the Building or the Project by an Approved Dog; and

(j)

Tenant shall comply with all Applicable Laws associated with or governing the presence of a dog within the Premises and/or the Building and such presence shall not violate the certificate of occupancy.

EXHIBIT I

EXHIBIT J

FORM OF ROOFTOP LICENSE AGREEMENT

(ANTENNAE)

This ROOFTOP LICENSE AGREEMENT (ANTENNAE) (this “Agreement”) is entered into as of             , 20     by and between 888 BRANNAN LP, a Delaware limited partnership (“Landlord”), and AIRBNB, INC., a Delaware corporation (“Tenant”).

RECITALS:

This Agreement is made with regard to the following facts:

A. Landlord and Tenant are parties to that certain Office Lease dated as of                 , 2012 (the “Lease”), for Premises in a building in San Francisco, California commonly known as 888 Brannan. Capitalized terms not otherwise defined herein have the meanings set forth in the Lease. Landlord is the “licensor” hereunder and Tenant is the “licensee.”

B. In connection with the Lease, Tenant desires to use an area located on the roof of the Building for the purpose of installing, operating, repairing, replacing (subject to Section 3 of this Agreement) and maintaining [two (2) satellite dish antennae of up to twenty-four (24) inches in diameter, together with associated conduit and wiring, as set forth on Schedule 1 attached hereto—modify description as applicable] (collectively, the “Equipment”). Landlord has agreed to permit Tenant to use those areas and to install, operate, repair, replace, and maintain the Equipment at Tenant’s sole cost and expense, upon and subject to the terms and conditions of this Agreement.

AGREEMENT:

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1. License of Rooftop Area.

1.1 Designation. Landlord has designated an area on the roof of the Building as shown on Exhibit “A” attached hereto (the “Rooftop Area”) that Tenant may use for the purpose of installing, operating, repairing, replacing (subject to Section 3 of this Agreement), and maintaining the Equipment.

1.2 Effectiveness. This Agreement shall be effective upon the mutual execution of this Agreement (the “Effective Date”) and shall continue in effect until the expiration or earlier termination of this Agreement as set forth in Section 1.3.

1.3 License to use the Rooftop Area: Term. Tenant’s license to use the Rooftop Area to install, operate, repair, replace (subject to Section 3 of this Agreement) and maintain the Equipment shall commence on the Effective Date and shall continue until the earlier of (i) the expiration or earlier termination of the Term of the Lease, (ii) any termination of this Agreement required by Law, governmental authority or quasi-governmental authority or due to a default as provided in Article 6 below, or (iii) the effective date set forth in a written notice from Tenant to Landlord electing to terminate this Agreement (which such effective date must be at least thirty (30) days after the date of such written notice). Landlord shall have the right to use, and to grant to third parties the right to use, the Building riser system, and portions of the roof of the Building, other than the Rooftop Area and the Roof Deck (if Tenant has constructed the Roof Deck. Notwithstanding anything to the contrary set forth herein, Tenant acknowledges the existence of the easement and other associated rights of the grantee, and obligations of Landlord, under the Wells Agreement (as defined in the Lease). This Agreement is subject and subordinate to the Wells Agreement, and Tenant shall not take any actions pursuant to this Agreement which would cause Landlord to be in violation of the Wells Agreement.

1.4 Access to Equipment. During the term of this Agreement, Tenant, its agents, employees and contractors, will have the right of access to the Equipment and the Rooftop Area, upon at least one (1) business day’s prior notice to Landlord’s property manager (which notice may be telephonic). In the event of an emergency, Tenant shall notify Landlord of such emergency and, thereafter, Landlord shall use its commercially reasonable efforts to respond to the access needs of Tenant.

1.5 Ownership and Removal of Equipment. The Equipment shall at all times remain the property of Tenant. Tenant shall have the right to remove the Equipment, or any material part thereof, at any reasonable time upon at least ten (10) days’ prior written notice to Landlord; provided that in the event of an emergency, Landlord shall use its commercially reasonable efforts to allow Tenant to remove such Equipment upon less notice. At Landlord’s option, to be exercised by at least thirty (30) days prior written notice to Tenant, Landlord may require Tenant, at Tenant’s sole cost and expense, to remove the Equipment and all related facilities on or serving the Rooftop Area (specifically including, but not limited to, any fencing and barriers securing the Equipment, and any connections installed by or on behalf of Tenant) upon the expiration or earlier termination of this Agreement, and repair any damage to the Rooftop Area and the Project caused by such removal and return the Rooftop Area to its condition existing prior to Tenant’s installation of the Equipment (except for normal wear and tear), and if Tenant fails to perform any such required removal or restoration, Landlord shall have the right, but not the obligation, to do so itself in which case Tenant shall be responsible for Landlord’s cost thereof, as an obligation which shall expressly survive termination of this Agreement.

EXHIBIT J

1.6 Leaks. Without limiting any other provision of this Agreement, Tenant hereby agrees that it shall be solely responsible for, and in accordance with the provisions of Section 5 agrees to indemnify, defend, protect, and hold Landlord and the “Landlord Parties” (as that term is defined in Section 11.1 of the Lease) harmless from, any leaks which occur in the roof or roof membrane at or adjacent to the Rooftop Area, and which are reasonably attributable, as determined by Landlord, to the installation of the Equipment and/or Tenant’s acts or omissions with respect to the Equipment and which occur during the term of this Agreement and during the five (5) year period immediately following this Agreement’s termination.

2. Payments. Tenant shall not be obligated to pay a monthly base rent or other fee for use of the Rooftop Area. Tenant shall be responsible for all costs related to the Equipment and installation, operation, maintenance, repair, replacement and insurance thereof, including without limitation, costs of any Landlord-approved modification to the Base Building Improvements, Building Systems and Building structure and costs of subsequent maintenance in connection therewith and any increases in Operating Expenses related thereto. Landlord may separately meter the electricity supplied to the Equipment and in such event Tenant shall pay the cost thereof directly to Landlord, within thirty (30) days of billing therefor, including the cost of such additional metering devices. Amounts payable by Tenant to Landlord pursuant to this Article 2 shall be Additional Rent hereunder and shall be payable on a monthly basis.

3. Installation, Maintenance and Operation of Equipment.

3.1 Approvals and Permits. During the term of this Agreement and subject to the terms of Section 3.2, below, Tenant may install and operate the Equipment (and install all equipment ancillary to and necessary for the operation of the Equipment) in the Rooftop Area, in the location as indicated on Schedule 1 for the Equipment, provided that: (a) Tenant has obtained Landlord’s prior written approval, which approval shall be in Landlord’s reasonable discretion, of the plans and specifications for the Equipment and all working drawings for the installation of the Equipment (in connection therewith, Tenant shall be responsible, at Tenant’s cost, for coordinating Tenant’s plans for the Equipment and the installation thereof with Landlord’s roofing contractor, and obtaining the approval of Landlord’s roofing contractor with respect to same), (b) Tenant has obtained all required permits and governmental or quasi-governmental approvals (including satisfying any applicable Federal Communications Commission and Federal Aviation Administration requirements) to install and operate the Equipment, (c) Tenant complies with all applicable governmental and quasi-governmental laws, regulations and building codes in connection with the Rooftop Area and the Equipment, and (d) Tenant utilizes a contractor reasonably approved by Landlord as the contractor for such installation. Without limiting the generality of the foregoing, Tenant shall, at Tenant’s expense, cause all slab penetrations consented to by Landlord which Tenant desires to carry out in connection with the installation, maintenance and/or operation of the Equipment, or which are required by Landlord’ engineers, to be X-rayed and the films submitted to the chief engineer of the Building for review and approval before the Equipment may be installed. Landlord shall have the right to condition its approval of any Equipment proposed to be installed by Tenant on Tenant, among other things, erecting fencing or other barriers to secure such devices. With regard to Tenant obtaining all required permits and approvals set forth in Section 3.l(b) above, Landlord shall reasonably cooperate, at Tenant’s sole cost, with Tenant; provided, however, that Landlord shall not be responsible for any such approvals and Landlord makes no representation or warranty that Tenant will be able to obtain such approvals. Once Landlord has given its requisite approval, Tenant may not materially alter or modify the working drawings, or the actual installation of the Equipment without Landlord’s prior written approval, which approval shall be in Landlord’s reasonable discretion.

3.2 Compatibility with Building Systems and Operations. The Equipment shall be compatible with the Building Systems and equipment and the antennae and other telecommunications devices of Landlord, Landlord’s licensees and other tenants located in the Project, and shall not impair window washing or the use of chiller units, the cooling tower, the emergency generator, elevators, machine rooms, ventilation shafts, if any, or any other parts of the Building. At Tenant’s cost, all conduit and hardware penetrations shall be sealed with elastomeric caulking of the same color as the wall/roof, and all conduit work shall be performed using Landlord’s designated electrician. Conduit will be required from the roof of the Building to the 3rd floor phone room, and Tenant shall be responsible for the cost of purchase and installation thereof. The rooftop conduits must be painted, at Tenant’s cost, to match the existing wall color. If the installation, maintenance, repair, operation or removal of the Equipment requires any changes or modifications to any structural systems or components of the Building or any of the Building’s Systems or equipment and Landlord has consented thereto, Landlord shall have the right to either (i) perform such changes or modifications and Tenant shall pay for the actual costs thereof upon demand or (ii) require Tenant to perform such changes or modifications at Tenant’s sole cost and expense. If required by Landlord, in its reasonable discretion, or any governmental agency or authority, Tenant shall fully secure the Rooftop Area with suitable fencing or other required enclosures (including enclosures that shield the visibility of the Rooftop Area), subject to the terms of Section 3.1, above. Landlord shall have the right to post notices of non-responsibility in connection with any work performed by Tenant or its agents or contractors in connection with this Agreement. The terms and conditions of Sections 10.1 through 10.4 of the Lease shall specifically be applicable in connection with any work performed by Tenant or its agents or contractors in connection with the Equipment or this Agreement.

4. Use of Rooftop Area. Tenant shall have the right to use the Building electricity located on the roof of the Building for the operation of the Equipment. Tenant will not store any materials in the Rooftop Area. Tenant will use the Rooftop Area solely for the Equipment and ancillary equipment and to run all necessary cabling and wires to the Equipment (through conduits or in areas designated by Landlord) and not for any other purpose. Tenant will not interfere with the mechanical, electrical, heating, ventilation and air conditioning, or plumbing systems of the Building or the operation, reception, or transmission of any other antenna, satellite, microwave, or other broadcasting or receiving devices that are, or will be, located on the roof of, or in, the Project. Landlord and its agents may enter and inspect the Rooftop Area at any time upon reasonable prior notice to Tenant. Concurrently with Tenant’s installation of any locks for the Rooftop Area, Tenant will deliver to Landlord a key for any such lock.

EXHIBIT J

5. Indemnification and Insurance. Tenant agrees and acknowledges that it shall use the Rooftop Area at its sole risk, and Tenant absolves and fully releases Landlord and Landlord Parties, from (i) any and all cost, loss, damage, expense, liability, and cause of action, whether foreseeable or not, arising from any cause, that Tenant may suffer to its personal property located in the Rooftop Area, or (ii) that Tenant or Tenant’s officers, agents, employees, or independent contractors Landlord or the Landlord Parties may suffer as a direct or indirect consequence of Tenant’s use of the Rooftop Area, the Equipment or access areas to the Rooftop Area, or (iii) any other cost, loss, damage, expense, liability, or cause of action arising from or related to this Agreement (including any leaks in the roof or roof membrane caused by the Equipment or removal thereof), excluding that caused by the negligence or willful misconduct of Landlord or the Landlord Parties or Landlord’s default under the Lease. In addition, subject to the provisions of Section 11.5 of the Lease, which are incorporated herein by reference, Tenant agrees to indemnify, defend, protect, and hold Landlord and the Landlord Parties harmless from and against any loss, cost, damage, liability, expense, claim, action or cause of action of any third party (including, but not limited to, reasonable attorneys’ fees and costs), whether foreseeable or not, resulting as a direct or indirect consequence of Tenant’s use of the Rooftop Area, the Equipment or access to the Rooftop Area, except when such cost, loss, damage, expense, or liability is due to the negligence or willful misconduct of Landlord or Landlord’s default under the Lease. In addition, Tenant will procure and maintain, at Tenant’s sole expense, insurance in connection with the Rooftop Area, the Equipment and the obligations assumed by Tenant under this Agreement, in the same amounts and with the same types of coverage as required to be procured by Tenant under the Lease. The provisions of this Article 5 shall survive expiration or earlier termination of this Agreement.

6. Defaults. If Tenant fails to cure the breach of any of the covenants set forth in this Agreement within ten (10) business days following written notice from Landlord, Landlord shall have the right to terminate this Agreement upon written notice to Tenant. In addition, at the option of Landlord, a breach of any of the covenants under this Agreement by Tenant which continues for an additional ten (10) business days beyond the above-referenced notice and cure period will also constitute an Event of Default by Tenant under the Lease, and an Event of Default by Tenant under the Lease will also constitute a default by Tenant under this Agreement (in which event Landlord may terminate this Agreement upon notice to Tenant).

7. Notices. Any notice required or permitted to be given under this Agreement by Tenant or Landlord will be given under the terms of Article 26 of the Lease.

8. Incorporation of Lease Provisions. All applicable provisions of the Lease apply to Tenant’s payment of amounts pursuant to this Agreement and are incorporated into this Agreement by this reference as though fully set forth in this Agreement. In the event of any conflicts between the provisions of this Agreement and the Lease, in connection with the interpretation of this Agreement only, the provisions of this Agreement shall govern.

9. No Warranty. Landlord has made no warranty or representation that the Equipment is permitted by Laws and Tenant assumes all liability and risk in obtaining all permits and approvals necessary for the installation and use of the Equipment. Landlord does not warrant or guaranty that Tenant will receive unobstructed transmission or reception to or from the Equipment and Tenant assumes the liability for the transmission and reception to and from the Equipment.

10. Assignment. Notwithstanding any contrary provision set forth in this Agreement, this Agreement, and Tenant’s rights contained herein, may not be transferred or assigned to any other person or entity, and no person or entity other than Tenant and its employees shall be entitled to use the Equipment or the Rooftop Area; provided however, the rights hereunder may be transferred or assigned to an Affiliate or Successor of Tenant or any other permitted Transferee under Article 15 of the Lease in conjunction with an assignment or sublease of all of the Premises for all or substantially all of the remainder of the Term.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

“Landlord”:

888 BRANNAN LP, a Delaware limited partnership

	By:	888 GP, LLC,
a Delaware limited liability company, its General Partner

By:
Stuart S.J. Gulland
President

“Tenant”:

AIRBNB, INC., a Delaware corporation

EXHIBIT J

By:
Name
Title:

EXHIBIT J

SCHEDULE 1

EQUIPMENT

EXHIBIT J

EXHIBIT “A”

ROOFTOP AREA

EXHIBIT J

EXHIBIT K

FORM OF ROOFTOP LICENSE AGREEMENT

(SUPPLEMENTAL HVAC EQUIPMENT)

This ROOFTOP LICENSE AGREEMENT (SUPPLEMENTAL HVAC EQUIPMENT) (this “Agreement”) is entered into as of                      , 20         by and between 888 BRANNAN LP, a Delaware limited partnership (“Landlord”), and AIRBNB, INC., a Delaware corporation (“Tenant”).

R E C I T A L S:

This Agreement is made with regard to the following facts:

A. Landlord and Tenant are parties to that certain Office Lease dated as of                      , 2012 (the “Lease”), for Premises in a building in San Francisco, California commonly known as 888 Brannan. Capitalized terms not otherwise defined herein have the meanings set forth in the Lease. Landlord is the “licensor” hereunder and Tenant is the “licensee.”

B. In connection with the Lease, Tenant desires to use an area located on the roof of the Building for the purpose of installing, operating, repairing, replacing (subject to Section 3 of this Agreement) and maintaining [two (2)] condensing unit(s), the exhaust fans and horizontal/vertical riser pipes and conduits connecting the condensing unit(s) and exhaust fans to the Premises, as depicted on Schedule 1 attached hereto - modify description as applicable] (collectively, the “Equipment”). Landlord has agreed to permit Tenant to use those areas and to install, operate, repair, replace, and maintain the Equipment at Tenant’s sole cost and expense, upon and subject to the terms and conditions of this Agreement.

A G R E E M E N T:

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1. License of Rooftop Area.

1.1 Designation. Landlord has designated an area on the roof of the Building as shown on Exhibit “A” attached hereto (the “Rooftop Area”) that Tenant may use for the purpose of installing, operating, repairing, replacing (subject to Section 3 of this Agreement), and maintaining the Equipment.

1.2 Effectiveness. This Agreement shall be effective upon the mutual execution of this Agreement (the “Effective Date”) and shall continue in effect until the expiration or earlier termination of this Agreement as set forth in Section 1.3.

1.3 License to use the Rooftop Area; Term. Tenant’s license to use the Rooftop Area to install, operate, repair, replace (subject to Section 3 of this Agreement) and maintain the Equipment shall commence on the Effective Date and shall continue until the earlier of (i) the expiration or earlier termination of the Term of the Lease, (ii) any termination of this Agreement required by Law, governmental authority or quasi-governmental authority or due to a default as provided in Article 6 below, or (iii) the effective date set forth in a written notice from Tenant to Landlord electing to terminate this Agreement (which such effective date must be at least thirty (30) days after the date of such written notice). Landlord shall have the right to use, and to grant to third parties the right to use, the Building riser system, and portions of the roof of the Building, other than the Rooftop Area and the Roof Deck (if Tenant has constructed the Roof Deck. Notwithstanding anything to the contrary set forth herein, Tenant acknowledges the existence of the easement and other associated rights of the grantee, and obligations of Landlord, under the Wells Agreement (as defined in the Lease). This Agreement is subject and subordinate to the Wells Agreement, and Tenant shall not take any actions pursuant to this Agreement which would cause Landlord to be in violation of the Wells Agreement.

1.4 Access to Equipment. During the term of this Agreement, Tenant, its agents, employees and contractors, will have the right of access to the Equipment and the Rooftop Area, upon at least one (1) business day’s prior notice to Landlord’s property manager (which may be telephonic). In the event of an emergency, Tenant shall notify Landlord of such emergency and, thereafter, Landlord shall use its commercially reasonable efforts to respond to the access needs of Tenant.

1.5 Ownership and Removal of Equipment. The Equipment shall at all times remain the property of Tenant. Tenant shall have the right to remove the Equipment, or any material part thereof, at any reasonable time upon at least ten (10) days’ prior written notice to Landlord; provided that in the event of an emergency, Landlord shall use its commercially reasonable efforts to allow Tenant to remove such Equipment upon less notice. At Landlord’s option, to be exercised by at least thirty (30) days prior written notice to Tenant, Landlord may require Tenant, at Tenant’s sole cost and expense, to remove the Equipment and all related facilities on or serving the Rooftop Area (specifically including, but not limited to, any fencing and barriers securing the Equipment, and any connections installed by or on behalf of Tenant) upon the expiration or earlier termination of this Agreement, and repair any damage to the Rooftop Area and the Project caused by such removal and return the Rooftop Area to its condition existing prior to Tenant’s installation of the Equipment (except for normal wear and tear), and if Tenant fails to perform any such required removal or restoration, Landlord shall have the right, but not the obligation, to do so itself in which case Tenant shall be responsible for Landlord’s cost thereof, as an obligation which shall expressly survive termination of this Agreement.

EXHIBIT K - 1

1.6 Leaks. Without limiting any other provision of this Agreement, Tenant hereby agrees that it shall be solely responsible for, and in accordance with the provisions of Section 5 agrees to indemnify, defend, protect, and hold Landlord and the “Landlord Parties” (as that term is defined in Section 11.1 of the Lease) harmless from, any leaks which occur in the roof or roof membrane at or adjacent to the Rooftop Area, and which are reasonably attributable, as determined by Landlord, to the installation of the Equipment and/or Tenant’s acts or omissions with respect to the Equipment and which occur during the term of this Agreement and during the five (5) year period immediately following this Agreement’s termination.

2. Payments. Tenant shall not be obligated to pay a monthly base rent or other fee for use of the Rooftop Area. Tenant shall be responsible for all costs related to the Equipment and installation, operation, maintenance, repair, replacement and insurance thereof, including without limitation, costs of any Landlord-approved modification to the Base Building Improvements, Building Systems and Building structure and costs of subsequent maintenance in connection therewith and any increases in Operating Expenses related thereto. Landlord may separately meter the utilities supplied to the HVAC Equipment and in such event Tenant shall pay the cost thereof directly to Landlord, within thirty (30) days of billing therefor, including the cost of such additional metering devices. Amounts payable by Tenant to Landlord pursuant to this Article 2 shall be Additional Rent hereunder and shall be payable on a monthly basis.

3. Installation, Maintenance and Operation of Equipment.

3.1 Approvals and Permits. During the term of this Agreement and subject to the terms of Section 3.2, below, Tenant may install and operate the Equipment (and install all equipment ancillary to and necessary for the operation of the Equipment) in the Rooftop Area, in the location as indicated on Schedule 1 for the Equipment, provided that: (a) Tenant has obtained Landlord’s prior written approval, which approval shall be in Landlord’s reasonable discretion, of the plans and specifications for the Equipment and all working drawings for the installation of the Equipment (in connection therewith, Tenant shall be responsible, at Tenant’s cost, for coordinating Tenant’s plans for the Equipment and the installation thereof with Landlord’s roofing contractor, and obtaining the approval of Landlord’s roofing contractor with respect to same), (b) Tenant has obtained all required permits and governmental or quasi-governmental approvals (including satisfying any applicable Federal Communications Commission and Federal Aviation Administration requirements) to install and operate the Equipment, (c) Tenant complies with all applicable governmental and quasi-governmental laws, regulations and building codes in connection with the Rooftop Area and the Equipment, and (d) Tenant utilizes a contractor reasonably approved by Landlord as the contractor for such installation. Landlord shall have the right to condition its approval of any Equipment proposed to be installed by Tenant on Tenant, among other things, erecting fencing or other barriers to secure such devices. With regard to Tenant obtaining all required permits and approvals set forth in Section 3.l(b) above, Landlord shall reasonably cooperate, at Tenant’s sole cost, with Tenant; provided, however, that Landlord shall not be responsible for any such approvals and Landlord makes no representation or warranty that Tenant will be able to obtain such approvals. Once Landlord has given its requisite approval, Tenant may not materially alter or modify the working drawings, or the actual installation of the Equipment without Landlord’s prior written approval, which approval shall be in Landlord’s reasonable discretion.

3.2 Compatibility with Building Systems and Operations. The Equipment shall be compatible with the Building Systems and equipment and the antennae and other telecommunications devices of Landlord, Landlord’s licensees and other tenants located in the Project, and shall not impair window washing or the use of chiller units, the cooling tower, the emergency generator, elevators, machine rooms, ventilation shafts, if any, or any other parts of the Building. If the installation, maintenance, repair, operation or removal of the Equipment requires any changes or modifications to any structural systems or components of the Building or any of the Building’s Systems or equipment and Landlord has consented thereto, Landlord shall have the right to either (i) perform such changes or modifications and Tenant shall pay for the actual costs thereof upon demand or (ii) require Tenant to perform such changes or modifications at Tenant’s sole cost and expense. If required by Landlord, in its reasonable discretion, or any governmental agency or authority, Tenant shall fully secure the Rooftop Area with suitable fencing or other required enclosures (including enclosures that shield the visibility of the Rooftop Area), subject to the terms of Section 3.1, above. Landlord shall have the right to post notices of non-responsibility in connection with any work performed by Tenant or its agents or contractors in connection with this Agreement. The terms and conditions of Sections 10.1 through 10.4 of the Lease shall specifically be applicable in connection with any work performed by Tenant or its agents or contractors in connection with the Equipment or this Agreement.

4. Use of Rooftop Area. Tenant shall have the right to use the Building electricity located on the roof of the Building for the operation of the Equipment. Tenant will not store any materials in the Rooftop Area. Tenant will use the Rooftop Area solely for the Equipment and not for any other purpose. Tenant will not interfere with the mechanical, electrical, heating, ventilation and air conditioning, or plumbing systems of the Building. Landlord and its agents may enter and inspect the Rooftop Area at any time upon reasonable prior notice to Tenant. Concurrently with Tenant’s installation of any locks for the Rooftop Area, Tenant will deliver to Landlord a key for any such lock.

5. Indemnification and Insurance. Tenant agrees and acknowledges that it shall use the Rooftop Area at its sole risk, and Tenant absolves and fully releases Landlord and Landlord Parties, from (i) any and all cost, loss, damage, expense, liability, and cause of action, whether foreseeable or not, arising from any cause, that Tenant may suffer to its personal property located in the Rooftop Area, or (ii) that Tenant or Tenant’s officers, agents, employees, or independent contractors Landlord or the Landlord Parties may suffer as a direct or indirect consequence of Tenant’s use of the Rooftop Area, the Equipment or access areas to the Rooftop Area, or (iii) any other cost, loss, damage, expense, liability, or cause of action arising from or related to this Agreement (including any leaks in the roof or roof membrane caused by the Equipment or removal thereof), excluding that caused by the

EXHIBIT K - 2

negligence or willful misconduct of Landlord or the Landlord Parties or Landlord’s default under the Lease. In addition, Tenant agrees to indemnify, defend, protect, and hold Landlord and the Landlord Parties harmless from and against any loss, cost, damage, liability, expense, claim, action or cause of action of any third party (including, but not limited to, reasonable attorneys’ fees and costs), whether foreseeable or not, resulting as a direct or indirect consequence of Tenant’s use of the Rooftop Area, the Equipment or access to the Rooftop Area, except when such cost, loss, damage, expense, or liability is due to the negligence or willful misconduct of Landlord or Landlord’s default under the Lease. In addition, subject to the provisions of Section 11.5 of the Lease, which is incorporated herein by reference, Tenant will procure and maintain, at Tenant’s sole expense, insurance in connection with the Rooftop Area, the Equipment and the obligations assumed by Tenant under this Agreement, in the same amounts and with the same types of coverage as required to be procured by Tenant under the Lease. The provisions of this Article 5 shall survive expiration or earlier termination of this Agreement.

6. Defaults. If Tenant fails to cure the breach of any of the covenants set forth in this Agreement within ten (10) business days following written notice from Landlord, Landlord shall have the right to terminate this Agreement upon written notice to Tenant. In addition, at the option of Landlord, a breach of any of the covenants under this Agreement by Tenant which continues for an additional ten (10) business days beyond the above-referenced notice and cure period will also constitute an Event of Default by Tenant under the Lease, and an Event of Default by Tenant under the Lease will also constitute a default by Tenant under this Agreement (in which event Landlord may terminate this Agreement upon notice to Tenant).

7. Notices. Any notice required or permitted to be given under this Agreement by Tenant or Landlord will be given under the terms of Article 26 of the Lease.

8. Incorporation of Lease Provisions. All applicable provisions of the Lease apply to Tenant’s payment of amounts pursuant to this Agreement and are incorporated into this Agreement by this reference as though fully set forth in this Agreement. In the event of any conflicts between the provisions of this Agreement and the Lease, in connection with the interpretation of this Agreement only, the provisions of this Agreement shall govern.

9. No Warranty. Landlord has made no warranty or representation that the Equipment is permitted by Laws and Tenant assumes all liability and risk in obtaining all permits and approvals necessary for the installation and use of the Equipment.

10. Assignment. Notwithstanding any contrary provision set forth in this Agreement, this Agreement, and Tenant’s rights contained herein, may not be transferred or assigned to any other person or entity, and no person or entity other than Tenant and its employees shall be entitled to use the Equipment or the Rooftop Area; provided however, the rights hereunder may be transferred or assigned to an Affiliate or Successor of Tenant or any other permitted Transferee under Article 15 of the Lease in conjunction with an assignment or sublease of all of the Premises for all or substantially all of the remainder of the Term.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

“Landlord”:

888 BRANNAN LP, a Delaware limited partnership

By:	888 GP, LLC,
a Delaware limited liability company, its General Partner

By:
Stuart S.J. Gulland
President

“Tenant”:
AIRBNB, INC., a Delaware corporation

By:
Name:
Title:

EXHIBIT K - 3

SCHEDULE 1

EQUIPMENT

EXHIBIT K - 4

EXHIBIT “A”

ROOFTOP AREA

EXHIBIT K - 5

SCHEDULE 1.6

APPROXIMATE ROOF DECK LOCATION

Schedule 1.6 - 1